As filed with the Securities and Exchange Commission on November 17, 2014

Registration No. 333-198393

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

Under

the Securities Act of 1933

LendingClub Corporation

(Exact name of Registrant as specified in its charter)

Delaware	6199	51-0605731
(State or Other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

LendingClub Corporation

71 Stevenson Street, Suite 300

San Francisco, California 94105

(415) 632-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Renaud Laplanche

Chief Executive Officer

LendingClub Corporation

71 Stevenson Street, Suite 300

San Francisco, California 94105

(415) 632-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cynthia C. Hess, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Jason Altieri, Esq. General Counsel and Compliance Officer LendingClub Corporation 71 Stevenson Street, Suite 300 San Francisco, California 94105 (415) 632-5600	Kurt J. Berney, Esq. Eric C. Sibbitt, Esq. O’Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, California 94111 (415) 984-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued November 17, 2014

             Shares

COMMON STOCK

LendingClub Corporation is offering              shares of its common stock and the selling stockholders are offering             shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares of common stock. We anticipate that the initial public offering price will be between $         and $         per share.

Our common stock has been authorized for listing on the New York Stock Exchange under the symbol “LC.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14.

PRICE $         A SHARE

	Price to Public		Underwriting Discounts and Commissions(1)		Proceeds to LendingClub		Proceeds to Selling Stockholders
Per share		$		$		$		$
Total	$		$		$		$

(1)	See “Underwriters” for a description of the compensation payable to the underwriters.

We have granted the underwriters the option to purchase up to an additional              shares of common stock.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2014.

MORGAN STANLEY	GOLDMAN, SACHS & CO.

CREDIT SUISSE	CITIGROUP

ALLEN & COMPANY LLC

STIFEL	BMO CAPITAL MARKETS	WILLIAM BLAIR	WELLS FARGO SECURITIES

                    , 2014

More than $6.2 billion in loans facilitated[1]

"I chose to invest with Lending Club because the openness and transparency of the platform empowers both borrowers and investors."

—Pamela,
Petaluma, CA

"An excellent way to diversify my portfolio."

—Adam,
Brooklyn, NY

"With Lending Club I feel empowered as an investor."

—Edward,
West Palm Beach, FL

"The entire process from applying online to my loan being fully funded took less than 48 hours."

—Phuong,
Salt Lake City, UT

"Easy to use online platform, a knowledgeable client advisor and affordable rates."

—Darrin,
Business owner,
Norman, OK

"...Allowed me to achieve something that I thought was going to take many more years with an APR that is a third of my credit cards."

—Jessica,
Harrisburg, IL

"So much better than the traditional way of getting business loans – a real game changer for my business."

—Paul,
Trucking company owner,
Lawrenceville, GA

Delivering exceptional value and a superior experience to both borrowers and investors

INVESTORS

Historical returns by Grade A-C of 4.74% to 7.98%[2]

Invest in loans in increments as low as $25

Quickly and easily build a portfolio to fit investment objectives

BORROWERS

Personal loans up to $35,000; business loans up to $100,000[3]

Borrowers reduce their rates by an average of 660 basis points, representing a 31% savings[4]

Net Promoter Score in the 70s

A+ from Better Business Bureau

$4.8 Million
$24.8 Million
$76.6 Million
$202.9 Million
$460.3 Million
$1.2 Billion
$3.2 Billion
$6.2 Billion[1]
2007
2008
2009
2010
2011
2012
2013
2014

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we, the selling stockholders nor the underwriters have done anything that would permit our initial public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

LENDINGCLUB CORPORATION

Our Mission

Transforming the banking system to make credit more affordable and investing more rewarding.

Overview

Lending Club is the world’s largest online marketplace connecting borrowers and investors. Our marketplace has facilitated over $6 billion in loan originations since it first launched in 2007, of which approximately $1.8 billion were invested in through notes issued pursuant to a shelf registration statement (Note Registration Statement), $2.5 billion were invested in through certificates issued by an independent trust (Trust) and $1.7 billion were invested in through whole loan sales. In the third quarter of 2014, our marketplace facilitated nearly $1.2 billion in loan originations, of which approximately $0.2 billion were invested in through notes issued pursuant to the Note Registration Statement, $0.3 billion were invested in through certificates issued by the Trust and $0.5 billion were invested in through whole loan sales. We believe a technology-powered online marketplace is a more efficient mechanism to allocate capital between borrowers and investors than the traditional banking system. Consumers and small business owners borrow through Lending Club to lower the cost of their credit and enjoy a better experience than traditional bank lending. Investors use Lending Club to earn attractive risk-adjusted returns from an asset class that has generally been closed to many investors and only available on a limited basis to institutional investors. We have built a trusted brand with a track record of delivering exceptional value and satisfaction to both borrowers and investors.

Key advantages we have relative to traditional banks include:

•	an innovative marketplace model that efficiently connects the supply and demand of capital;

•	online operations that substantially reduce the need for physical infrastructure and improve convenience; and

•	automation that increases efficiency, reduces manual processes and improves borrower and investor experience.

For consumers and small business borrowers, we leverage our cost advantages and marketplace model to provide borrowers with affordable credit. We utilize our technology to provide a better experience, offering borrowers a convenient, simple and fast online application that improves the often time-consuming and frustrating loan application process. We design our products to be fair, transparent and borrower-friendly. All of the installment loans offered through our marketplace feature fixed rates, fixed monthly payments, no hidden fees and no prepayment penalties.

For individual and institutional investors, we deliver value by providing them with the opportunity to earn attractive risk-adjusted returns through equal access to standard program loans offered through our marketplace. Our marketplace provides investors with the transparency and flexibility to quickly and easily tailor or modify their portfolio by utilizing specific investment criteria, such as credit attributes, financial data and loan characteristics. We use proprietary credit decisioning and scoring models and extensive historical loan performance data to provide investors with tools to construct loan portfolios confidently and model targeted returns. Our technology-powered marketplace enables broad diversification by allowing investors to invest in individual loans in increments as low as $25.

Our marketplace is where borrowers and investors engage in transactions relating to standard or custom program loans. Standard program loans are three- or five-year personal loans made to borrowers with a FICO score of at least 660 and that meet other strict credit criteria. These loans can be invested in through the purchase of notes issued pursuant to the Note Registration Statement, which are only available through our website. Separately, qualified investors may also invest in standard program loans in private transactions with a separate issuer not facilitated through our website. Custom program loans are only invested in through private transactions with qualified investors and cannot be invested in through notes and are not visible through our public website. Custom program loans are generally new offerings, and currently include loans that do not meet the requirements of the standard program and loans with longer maturities than we believe to be attractive to most note investors. Small business loans, personal loans that do not meet the requirements of the standard program and education and patient finance loans are all part of our custom loan program.

We have developed our proprietary technology platform to support our marketplace and make available a variety of loan products to interested investor channels. Our proprietary technology automates key aspects of our operations, including the borrower application process, data gathering, credit decisioning and scoring, loan funding, investing and servicing, regulatory compliance and fraud detection. Our extensible technology platform has allowed us to expand our offerings from personal loans to include small business loans, and to expand investor classes from individuals to institutions and create various investment vehicles. Our platform also ensures that custom program loans are invested in through private transactions with a separate issuer and only with qualified investors, while at the same time allowing standard program loans to be available for investment through our notes and also through separate, private transactions with a separate issuer.

To further enhance our offerings, we make our marketplace and platform available to complementary partners, such as banks, asset managers, insurance companies and technology companies, to offer new investment and borrower products and develop new tools for use on our platform. For example, leveraging our publicly available application program interface and downloadable data files, our technology partners, with whom we have no compensation arrangements, have developed applications to facilitate programmatic investing controlled by their clients and to build credit models and filters in addition to those provided by us to investors. We do not pay for the development of these additional models and filters, which are only available to the developer’s clients and are not made publicly available by us. Our financial ecosystem partners provide additional financial products and opportunities for their own clients, such as pooled-investment vehicles with a variety of investment strategies. We believe that the opportunities and technology provided by these ecosystem partners complement our marketplace and that our partners will help expand the attractiveness and availability of our marketplace.

We generate revenue from transaction fees from our marketplace’s role in matching borrowers with investors to enable loan originations, servicing fees from investors and management fees for investment funds and other managed accounts. We do not assume credit risk or use our own capital to invest in loans facilitated by our marketplace, except in limited circumstances and in amounts that are not material. The capital to invest in the loans enabled through our marketplace comes directly from a wide range of investors, including retail investors, high-net-worth individuals and family offices, banks and finance companies, insurance companies, hedge funds, foundations, pension plans and university endowments, and through a variety of channels, such as borrower payment dependent investment securities and whole loan purchases. We believe our strategy of pursuing a diverse investor base will continue to strengthen our marketplace and improve our ability to facilitate a wide variety of loans through a range of business and economic conditions.

We have experienced significant growth since our marketplace launched in 2007. For the years ended December 31, 2012 and 2013, we facilitated loan originations through our marketplace of $717.9 million and $2.1 billion, respectively, representing an increase of 188%. For the nine months ended September 30, 2013 and

2014, we facilitated loan originations through our marketplace of $1.4 billion and $3.0 billion, respectively, representing an increase of 117%. For the years ended December 31, 2012 and 2013, our total net revenue was $33.8 million and $98.0 million, respectively, representing an increase of 190%. For the nine months ended September 30, 2013 and 2014, our total net revenue was $64.5 million and $143.0 million, respectively, representing an increase of 122%. As our business has grown, we have achieved increasing levels of operational efficiency while continuing to invest in our business. For the years ended December 31, 2012 and 2013, our adjusted EBITDA was $(4.9) million and $15.2 million, respectively. For the nine months ended September 30, 2013 and 2014, our adjusted EBITDA was $8.7 million and $13.4 million, respectively, representing an increase of 54%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliations of Non-GAAP Financial Measures” for a description of adjusted EBITDA and its limitations. See “—Loan Volume” for more information regarding the volume of our loan originations.

Industry Background and Trends

There is an opportunity for the online marketplace model to transform the traditional banking system. We believe a transparent and open marketplace where borrowers and investors have access to information, complemented by technology and tools, can make credit more affordable, redirect existing pools of capital trapped inside the banking system and attract new sources of capital to a new asset class. We believe online marketplaces have the power to facilitate more efficient deployment of capital and improve the global economy.

•	Personal and Small Business Lending Is Essential to the Economy. We believe the ability of individuals and small businesses to access affordable credit is essential to stimulating and sustaining a healthy, diverse and innovative economy. According to the Board of Governors of the Federal Reserve System, as of August 2014, the balance of outstanding consumer credit in the United States totaled $3.2 trillion. This amount included $880 billion of revolving consumer credit, which many consumers seek to refinance. According to the Federal Deposit Insurance Corporation (FDIC), as of June 30, 2014, there were $298 billion of commercial and industrial loans outstanding under $1 million.

•	Borrowers Are Inadequately Served by the Current Banking System. We believe that traditional banks have higher fixed costs of underwriting and servicing, are ill-suited to meet personal and small business demand for small balance loans and have instead relied heavily on issuing credit cards, which require less personalized underwriting and have higher interest rates. While credit cards are convenient as a payment mechanism, they are an expensive long-term financing solution. Borrowers who carry a balance on their cards are often subject to high, variable interest rates and the possibility of incurring additional fees and penalties.

•	Investors Have Limited Options to Participate in Personal and Small Business Credit. We believe many investors generally lack the size and access to invest in structured products directly and are unable to invest in personal and small business credit in a meaningful way. While institutional investors have had some access to this market, most have lacked the tools to customize portfolios to their specific risk tolerance, which is a feature of our marketplace and products. Additionally, banks accessing this market generally hold the loans they generate on their balance sheet. As a result, we believe additional capital that could be invested in personal and small business loans has largely been locked out of the market.

Our Solution

We are the world’s largest online marketplace connecting borrowers and investors. Our technology platform supports this innovative marketplace model to efficiently connect the supply and demand of capital. Our marketplace also substantially reduces the need for physical infrastructure and improves convenience and automation, increasing efficiency, reducing manual processes and improving the overall borrower and investor experience.

Benefits to Borrowers

•	Access to Affordable Credit. Our innovative marketplace model, online delivery and process automation enable us to offer borrowers interest rates that are generally lower on average than the rates charged by traditional banks on credit cards or installment loans. Based on responses from 23,499 borrowers in a survey of 103,439 randomly selected borrowers conducted by us during the nine months ended September 30, 2014, borrowers who received a loan to consolidate existing debt or pay off their credit card balance reported that the interest rate on the loan they received through our marketplace was, on average, 660 basis points lower than the rate on their outstanding debt or credit card balances, representing a 31% savings.

•	Superior Borrower Experience. We offer a fast and easy-to-use online application process and provide borrowers with access to live support and online tools throughout the process and for the lifetime of the loan. Based on a review of the credit performance of borrowers who received a loan from January 2013 through May 2014 to consolidate existing debt or pay off their credit card balance, such borrowers experienced an average increase of 23 points in their FICO score within three months after obtaining their loan, which we believe is in part attributable to a reduction in interest rate and a reduction in the borrower’s total revolving balance. Our goal is to form long-term relationships with borrowers, facilitating their access to an array of financial products that meet their evolving needs over time.

•	Transparency and Fairness. All of the installment loans offered through our marketplace feature a fixed rate that is clearly disclosed to the borrower during the application process, with fixed monthly payments, no hidden fees and the ability to prepay the balance at any time without penalty. Our platform utilizes a computerized, rules-based engine for credit decisioning, which removes the human bias associated with reviewing applications.

•	Fast and Efficient Decisioning. We leverage online data and technology to quickly assess risk, determine a credit rating and assign appropriate interest rates. Qualified applicants receive offers in just minutes and can evaluate loan options without impacting their credit score.

Benefits to Investors

•	Access to a New Asset Class. All investors can invest in personal loans originated through our standard program. Additionally, qualified investors can invest in loans originated through our custom program, including small business loans, in private transactions. These asset classes have historically been entirely funded and held by financial institutions or large institutional investors on a limited basis.

•	Attractive Risk-Adjusted Returns. We have historically offered investors attractive risk-adjusted returns across loans offered through our marketplace. We screen loan applicants based on proprietary credit decisioning and scoring models and also factor in historical borrower performance in setting interest rates.

•	Transparency. We provide investors with transparency and choice in building their loan portfolios. For each standard program loan, investors can examine credit attributes from the borrower’s credit report and borrower-reported attributes prior to investing in a loan and can monitor ongoing loan performance. We also provide access to credit profile data on each approved loan as well as all of the historical performance data for every loan ever invested in through our marketplace. We specifically indicate the information that is verified on our website.

•	Easy-to-Use Tools. We provide investors with tools to easily build or modify customized and diversified portfolios by selecting loans tailored to their investment objectives to assess the returns on their portfolios and, if desired, to enroll in automated investing.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and provide us with competitive advantages in realizing the potential of our market opportunity:

•	Leading Online Marketplace. We are the world’s largest online marketplace connecting borrowers and investors, based on over $6 billion in loan originations, of which approximately $1.8 billion were invested in through notes issued pursuant to the Note Registration Statement, $2.5 billion were invested in through certificates issued by the Trust, and $1.7 billion were invested in through whole loan sales. We believe that our brand, reputation and scale allow us to attract top talent, quickly develop and deploy new products, attract marketplace participants and leverage a lower cost structure to benefit borrowers and investors.

•	Robust Network Effects. We believe the attractiveness of our online marketplace will continue to grow to the extent the number of participants and investments enabled through our marketplace increases. We refer to this as a “network effect.” Additionally, increased participation also results in the generation of substantial data that is used to improve the effectiveness of our credit decisioning and scoring models, enhancing our performance record and generating increasing trust in our marketplace. As trust increases, we believe investors will continue to demonstrate a willingness to accept lower risk premiums that will allow us to offer lower interest rates and attract additional high-quality borrowers. We believe that these network effects reinforce our market leadership position.

•	High Borrower and Investor Satisfaction. Borrowers have validated our approach with a net promoter score (NPS)(1) in the 70s since we began surveying borrowers in January 2013, which places us at the upper end of customer satisfaction ratings for traditional financial services companies. Additionally, investors are confident transacting on our marketplace, as evidenced by their high reinvestment rates.

•	Technology Platform. Our technology platform automates our operations and, we believe, provides a significant time and cost advantage over traditional banks that run on legacy systems that are inflexible and slow to evolve.

•	Sophisticated Risk Assessment. We use proprietary algorithms that leverage behavioral data, transactional data and employment information to supplement traditional risk assessment tools. We have built our technology platform to automate the application of these proprietary algorithms to each individual borrower’s application profile at scale. This approach allows us to evaluate and segment each potential borrower’s risk profile and price it accordingly.

•	Efficient and Attractive Financial Model. We generate revenue from transaction fees from our marketplace’s role in matching borrowers with investors to enable loan originations, servicing fees from investors and management fees for investment funds and other managed accounts. We do not assume credit risk or use our own capital to invest in loans facilitated by our marketplace, except in limited circumstances and in amounts that are not material. Our technology platform significantly reduces the need for physical infrastructure and lowers our costs, which provides us with significant operating leverage.

As described in “Risk Factors” and elsewhere in this prospectus, maintaining these strengths is subject to a number of risks. For example, we may experience a decline in the network effect of our marketplace or in borrower and investor satisfaction if we are unable to maintain borrower and investor trust, promote and maintain our brand in a cost-effective manner or introduce new loan products or marketplace enhancements that achieve acceptance by borrowers and investors. We may be unable to maintain the strength of our technology platform or sophisticated risk assessment tools if we experience errors, inaccuracies or fraud in the technology or data

(1)	NPS is a commonly used measure of customer loyalty and satisfaction, ranging from negative 100 to positive 100, based on direct questions to borrowers.

underlying our platform or are unable to effectively use new data generated through participation in our marketplace to enhance our credit decisioning and scoring models, which could also adversely affect the efficiency of our financial model. Therefore, we cannot assure you that we will maintain these competitive strengths in the future.

Our Strategy for Growth

Key elements of our growth strategy include:

•	Execute in Our Core Markets. We believe we have substantial opportunities for future growth, and we estimate that in September 2014, approximately $390 billion in outstanding consumer credit would meet our marketplace’s standard program credit policy.

•	Broaden Our Loan Product Offerings. We intend to continue to enhance our marketplace’s existing loan products and add new loan products to attract a greater number and broader variety of consumers and small business owners.

•	Widen the Spectrum of Borrowers Served. We have a diverse set of investors, some of which seek to invest in loans that are different from the loans currently offered through our standard program loans, such as loans with longer maturities, lower returns, shorter credit history or higher risk. Given the lack of performance data on many of these custom loan types, we only make them available through limited private transactions to qualified investors to allow us to gather data to assess the future viability of these loans. Because our technology can efficiently assess risk and set efficient pricing for individual borrowers, we plan to extend our marketplace to widen the spectrum of borrowers to meet this investor demand over time.

•	Increase Supply of Capital Available to Borrowers. As confidence in our marketplace’s performance increases, we are able to attract additional investors with different thresholds for risk, yield and maturity. We plan to leverage this increasing confidence to increase our depth and breadth within each investor category, capture a larger proportion of total investible capital by introducing new products, offer our products in additional states and expand the channels through which our marketplace is available.

•	Grow Our Ecosystem. We plan to foster existing relationships and develop new relationships with complementary partners to our marketplace and platform in order to create, or help create, new tools and products for investors and borrowers.

•	Continue to Invest in Our Innovative Technology Platform. We believe that investing in our technology platform and continuing to build our data sources will enable us to connect an increasing number of borrowers and investors, continue to identify new borrowers, detect and prevent fraud and maintain the security of our marketplace.

•	Enter New Geographies. While we believe our largest near-term growth opportunity is domestic, over time we intend to expand our marketplace to address similar banking system inefficiencies, market dislocations, investor needs and borrower dissatisfaction globally.

If we are unable to timely and successfully execute the key elements of our growth strategy, our business and results of operations could be harmed.

Loan Volume

For the year ended December 31, 2013, our marketplace facilitated approximately $2.1 billion in loans, comprised of approximately $2.0 billion in standard program and $0.1 billion in custom program loans. Of the standard program loans, notes issued pursuant to the Note Registration Statement accounted for $543 million, or 28%, of investments during the period, certificates issued by the Trust accounted for $1.1 billion, or 54%, and whole loan sales accounted for $364 million, or 18%. For the year ended December 31, 2013, of the capital invested in standard program loans, $1.2 billion, or 59%, was invested by individuals through investment vehicles or managed accounts, $569 million, or 29%, was invested by self-managed, individual investors and $245 million, or 12%, was invested by institutional investors. During the year ended December 31, 2013, all of the custom program loans were invested in through whole loan sales to institutional investors.

For the three months ended September 30, 2014, our marketplace facilitated nearly $1.2 billion in loans, comprised of approximately $0.9 billion in standard program and $0.3 billion in custom program loans. Of the standard program loans, notes issued pursuant to the Note Registration Statement accounted for $223 million, or 26%, of investments during the period, certificates issued by the Trust accounted for $284 million, or 32%, and whole loan sales accounted for $367 million, or 42%. For the three months ended September 30, 2014, of the capital invested in standard program loans, $383 million, or 44%, was invested by individuals through investment vehicles or managed accounts, $226 million, or 26%, was invested by self-managed, individual investors and $262 million, or 30%, was invested by institutional investors. Of the custom program loans, certificates issued by the Trust accounted for $25 million, or 9%, whole loan sales accounted for $150 million, or 51%, and education and patient finance loans facilitated through Springstone Financial LLC’s (Springstone) platform, a company we acquired in April 2014, accounted for $116 million, or 40%, of the investments during the three months ended September 30, 2014. Of the capital invested in custom program loans during this period, $22 million, or 8%, was invested by individuals through investment vehicles or managed accounts and $269 million, or 92%, was invested by institutional investors. Loans facilitated through the custom program are not invested in through notes and are invested in through private transactions or are loans facilitated through Springstone’s platform.

Selected Risks Related to Our Business

Our business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	We have a relatively limited operating history at our current scale.

•	We may continue to incur net losses.

•	We may be unable to maintain or increase loan originations facilitated through our marketplace.

•	We may be unable to maintain a relationship with an issuing bank.

•	Our quarterly results may fluctuate significantly.

•	We may not compete effectively in our target markets.

•	We may be subject to negative publicity.

•	We may fail to promote and maintain our brand in a cost-effective manner.

•	Our marketing efforts may be unsuccessful.

•	Our new loan products and enhancements may not achieve sufficient market acceptance.

•	We and our issuing bank partners may fail to comply with federal and state consumer protection laws.

See “Risk Factors” beginning on page 14.

Corporate Information

We were incorporated in Delaware as SocBank Corporation in October 2006 and changed our name to LendingClub Corporation in November 2006. Unless expressly indicated or the context requires otherwise, the terms “Lending Club,” “company,” “we,” “us,” and “our” in this prospectus refer to LendingClub Corporation, a Delaware corporation, and, where appropriate, its wholly owned subsidiaries. Our principal executive offices are located at 71 Stevenson Street, Suite 300, San Francisco, California 94105, and our telephone number is (415) 632-5600. Our website address is www.lendingclub.com. The information on or that can be accessed through our website is not part of this prospectus.

LendingClub Corporation, the Lending Club logo and other Lending Club formative marks are trademarks of LendingClub Corporation in the United States. This prospectus also includes other trademarks of Lending Club and trademarks of other persons. Other trademarks, service marks or trade names appearing in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after our initial public offering	shares

Option to purchase additional shares from us

Use of proceeds	We estimate that the net proceeds to us from the sale of common stock in this offering will be approximately $ million, based upon the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to us from this offering to repay indebtedness outstanding under our term loan. Additionally, we may use a portion of the net proceeds to us to acquire businesses, products, services or assets. We will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Conflict of interest	Genesis VC Partners X, LLC (Genesis) is the general partner of Norwest Venture Partners X, L.P., a beneficial owner of more than 10% of our outstanding common stock. The managing member of Genesis is NVP Associates, LLC, which is a subsidiary of an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering.

Proposed New York Stock Exchange symbol	“LC”

The number of shares of common stock to be outstanding after this offering is based on 310,272,201 shares of common outstanding as of September 30, 2014 and includes (i)                      shares that we expect to issue upon the automatic net exercise of warrants upon the completion of this offering, based upon the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and (ii) an additional 795,792 shares that we expect to issue upon the exercise of warrants immediately prior to the completion of this offering that would otherwise expire, and excludes:

•	54,587,814 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2014, with a weighted-average exercise price of $2.63 per share;

•	2,549,000 shares of common stock issuable upon the exercise of options granted after September 30, 2014, with an exercise price of $10.435 per share;

•	1,815,380 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2014, with a weighted-average exercise price of $0.30 per share, reduced by shares that we expect to issue upon the automatic net exercise of warrants upon the completion of this offering, based upon the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an additional 795,792 shares that we expect to issue upon the exercise of warrants immediately prior to the completion of this offering that would otherwise expire; and

•	shares of common stock reserved for future issuance under our equity compensation plans, consisting of (i) 3,359,320 shares of common stock available for issuance under our 2007 Stock Incentive Plan (2007 Plan) as of September 30, 2014 and an additional 1,400,000 shares of common stock reserved for issuance on October 31, 2014, which shares will be added to the shares to be reserved under our 2014 Equity Incentive Plan (2014 Plan) upon its effectiveness, (ii) shares of common stock reserved for future issuance under our 2014 Plan, which will become effective on the date immediately prior to the date of this prospectus, and (iii) shares of common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan (ESPP), which will become effective on the date of this prospectus.

Our 2014 Plan and ESPP each provide for annual automatic increases in the number of shares reserved under such plans. In addition, our 2014 Plan provides for increases in the number of shares that may be granted under the plan based on shares granted under our 2007 Plan that expire, are forfeited or otherwise repurchased by us at cost. On the date of this prospectus, any remaining shares available for issuance under our 2007 Plan will be added to the shares reserved under our 2014 Plan, and we will cease granting awards under our 2007 Plan. See “Executive Compensation—Employee Benefit Plans.”

Except as otherwise indicated, all information in this prospectus assumes:

•	a two-for-one stock split of our common stock, which became effective on September 5, 2014;

•	the conversion of all outstanding shares of our convertible preferred stock as of September 30, 2014 into an aggregate of 249,351,011 shares of common stock in connection with this offering;

•	the filing and effectiveness of our restated certificate of incorporation in Delaware and the adoption of our restated bylaws, each of which will occur upon the completion of this offering;

•	no exercise by the underwriters of their option to purchase from us up to an additional shares of our common stock; and

•	no exercise of options or warrants outstanding on the date of this prospectus, except for shares that we expect to issue upon the automatic net exercise of warrants upon the completion of this offering, based upon the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an additional 795,792 shares that we expect to issue upon the exercise of warrants immediately prior to the completion of this offering that would otherwise expire.

Summary Consolidated Financial and Other Data

We have derived the selected consolidated statement of operations data for the year ended December 31, 2013 from the audited consolidated financial statements included in this prospectus. We have derived the selected consolidated statement of operations data for the nine months ended September 30, 2013 and 2014, and our selected consolidated balance sheet data as of September 30, 2014, from the unaudited interim consolidated financial statements included in this prospectus. We have derived the selected consolidated statement of operations data for the years ended December 31, 2011 and 2012 from unaudited consolidated financial statements not included in this prospectus. In December 2012, we changed our fiscal year end from March 31 to December 31. The change was effective as of December 31, 2012, and the nine months ended December 31, 2012 represent the transition period. The historical financial information presented for the years ended December 31, 2011 and 2012 (i) combines the unaudited interim consolidated financial statements for the three months ended March 31 and the nine months ended December 31 in each year and (ii) is unaudited and has been prepared by management for illustrative purposes only. The unaudited consolidated financial statements and unaudited historical financial information have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results in the nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the full year or any other period. The following selected consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this prospectus.

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2012	2013	2013	2014
	(in thousands, except share and per share data and percentages)
	(unaudited)		(audited)	(unaudited)
Consolidated Statement of Operations Data:
Operating revenue:
Transaction fees(1)	$10,981	$30,576	$85,830	$55,214	$133,835
Servicing fees	951	1,929	3,951	2,485	6,301
Management fees	103	824	3,083	2,083	4,163
Other revenue (expense)	495	716	5,111	4,708	(438)

Total operating revenue	12,530	34,045	97,975	64,490	143,861
Net interest income (expense) and other adjustments	222	(238)	27	15	(854)

Total net revenue	12,752	33,807	98,002	64,505	143,007

Operating expenses(2):
Sales and marketing	11,402	18,201	39,037	26,577	60,808
Origination and servicing	4,758	7,589	17,217	11,044	26,135
General and administrative:
Engineering and product development(3)	2,289	4,855	13,922	9,140	22,987
Other	6,572	10,024	20,518	13,294	55,875

Total operating expenses	25,021	40,669	90,694	60,055	165,805

Income (loss) before income taxes	(12,269)	(6,862)	7,308	4,450	(22,798)
Income tax expense	—	—	—	—	1,059

Net income (loss)	$(12,269)	$(6,862)	$7,308	$4,450	$(23,857)

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2012	2013	2013	2014
	(in thousands, except share and per share data and percentages)
	(unaudited)		(audited)	(unaudited)
Net income (loss) per share attributable to common stockholders(4):
Basic	$(0.35)	$(0.17)	$0.00	$0.00	$(0.41)

Diluted	$(0.35)	$(0.17)	$0.00	$0.00	$(0.41)

Weighted-average shares of common stock used in computing net income (loss) per common share(4):
Basic	34,744,860	39,984,876	51,557,136	50,457,948	57,958,838

Diluted	34,744,860	39,984,876	81,426,976	79,153,912	57,958,838

Pro forma net income (loss) per share(4)(5) (unaudited):
Basic			$0.03		$(0.08)

Diluted			$0.02		$(0.08)

Weighted-average shares outstanding used to calculate pro forma net income (loss) per common share(4)(5) (unaudited):
Basic			291,766,192		303,608,800

Diluted			323,331,550		303,608,800

Other Data(6) (unaudited):
Loan originations	$257,364	$717,943	$2,064,626	$1,366,253	$2,962,520
Contribution	$(3,591)	$8,632	$43,458	$27,806	$63,374
Contribution margin	(28.7)%	25.4%	44.4%	43.1%	44.1%
Adjusted EBITDA	$(12,067)	$(4,924)	$15,227	$8,713	$13,384
Adjusted EBITDA margin	(96.3)%	(14.5)%	15.5%	13.5%	9.3%

(1)	Previously referred to as Origination Fees.
(2)	Includes stock-based compensation expense as follows:

	Years Ended December 31,			Nine Months Ended September 30,
	2011	2012	2013	2013	2014
	(in thousands)
Stock-Based Compensation Expense:
Sales and marketing	$30	$302	$1,313	$767	$5,029
Origination and servicing	9	75	424	170	1,427
General and administrative:
Engineering and product development	71	449	2,171	1,019	3,487
Other	181	586	2,375	1,390	15,946

Total stock-based compensation expense	$291	$1,412	$6,283	$3,346	$25,889

(3)	Previously referred to as Technology.
(4)	In April 2014, our board of directors approved a two-for-one stock split of our outstanding capital stock and in August 2014, our board of directors approved another two-for-one stock split of our outstanding capital stock, which became effective in September 2014. All share and per share data in this table has been adjusted to reflect these stock splits. See Note 3 to consolidated financial statements included in this prospectus for a description of how we compute basic and diluted net income (loss) per share attributable to common stockholders and pro forma basic and diluted net income (loss) per share.

(5)	For additional information regarding the pro forma presentation, see the unaudited pro forma condensed combined statements of operations beginning on page F-67, which include both the acquisition of Springstone and the conversion of all of the outstanding shares of our convertible preferred stock.
(6)	For more information regarding loan originations, contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics.” Contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For more information regarding our use of these measures and a reconciliation of these measures to the most comparable GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliations of Non-GAAP Financial Measures.”

	As of September 30, 2014
	Actual	As Adjusted(1)(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$82,674	$
Loans(3)	2,533,671
Total assets	2,814,846
Notes and certificates(3)	2,551,640
Total liabilities	2,673,306
Total stockholders’ equity	141,540

(1)	The as adjusted consolidated balance sheet data gives effect to (i) the conversion of all of our outstanding shares of convertible preferred stock into 249,351,011 shares of common stock, (ii) the sale and issuance of shares of common stock by us in this offering at the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, (iii) the issuance of shares of common stock upon the automatic net exercise of warrants upon the completion of this offering, based upon the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and (iv) the issuance of 795,792 shares of common stock that we expect to issue upon the exercise of warrants that would expire if not exercised prior to the completion of this offering.
(2)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase (decrease) our as adjusted cash and cash equivalents total assets and total stockholders’ equity by approximately $ million, assuming that the number of shares offered by us, as set forth on the front cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us.
(3)	Loans represent unsecured obligations of borrowers originated through our marketplace. Notes and certificates are issued to investors and represent repayment obligations dependent upon receipt of borrower payments as to a corresponding loan. For more information regarding notes and certificates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.” Period-end differences between the two line items are largely driven by timing of applying and distributing loan payments to investors.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes, before making a decision to invest in our common stock. While we believe the risks and uncertainties described below include all material risks currently known by us, it is possible that these may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

As a rapidly growing company with a relatively limited operating history at our current scale, we face increased risks, uncertainties, expenses and difficulties.

We have a limited operating history at our current scale, and we have encountered and will continue to encounter risks, uncertainties, expenses and difficulties, including:

•	navigating complex and evolving regulatory and competitive environments;

•	increasing the number of borrowers and investors utilizing our marketplace;

•	increasing the volume of loans facilitated through our marketplace and transaction fees received for matching borrowers and investors through our marketplace;

•	entering into new markets and introducing new loan products;

•	continuing to revise our marketplace’s proprietary credit decisioning and scoring models;

•	continuing to develop, maintain and scale our platform;

•	effectively using limited personnel and technology resources;

•	effectively maintaining and scaling our financial and risk management controls and procedures;

•	maintaining the security of our platform and the confidentiality of the information provided and utilized across our platform; and

•	attracting, integrating and retaining an appropriate number of qualified employees.

If we are not able to timely and effectively address these requirements, our business and results of operations may be harmed.

We have incurred net losses in the past and may incur net losses in the future.

As of September 30, 2014, our accumulated deficit was $74.2 million. We anticipate that our operating expenses will increase in the foreseeable future as we seek to continue to grow our business, attract borrowers, investors and partners and further enhance and develop our loan products, marketplace and platform. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We may incur additional net losses in the future and may not maintain profitability on a quarterly or annual basis.

If we are unable to maintain or increase loan originations facilitated through our marketplace or if existing borrowers or investors do not continue to participate on our marketplace, our business and results of operations will be adversely affected.

We have experienced rapid revenue and origination growth through our marketplace in recent periods, with loan originations through our marketplace more than doubling each year from 2008 through 2013 and with originations totaling $2.1 billion for the year ended December 31, 2013 and $3.0 billion for the nine months ended September 30, 2014. To continue to grow our business, we must continue to increase loan originations through our marketplace by attracting a large number of new borrowers who meet our platform’s lending standards and new and existing investors interested in investing in these loans. The number of unique borrowers on our marketplace increased over the prior year by 104%, 125% and 151% for the years ending December 31, 2011, 2012 and 2013, respectively. The number of unique investors on our marketplace increased over the prior year by 32%, 37% and 44% for the years ending December 31, 2011, 2012 and 2013, respectively. There can be no assurance that this increase in the number of unique borrowers and investors will continue to increase. Furthermore, we have experienced a high number of inquiries from potential borrowers who do not meet the criteria for loan application approval. If there are not sufficient qualified loan requests, investors may be unable to deploy their capital in a timely or efficient manner and may seek other investment opportunities. If there are insufficient investor commitments, borrowers may be unable to obtain investment capital for their loans and may stop using our marketplace for their borrowing needs.

A relatively small number of investors account for a large dollar amount of investment in loans funded through our marketplace.

A relatively small number of investors account for a large dollar amount of investment in loans funded through our marketplace. Although we believe there is substantial excess investor demand to replace any investors who may choose not to continue to invest through our marketplace, if we are unable to attract sufficient investor commitments or investors do not continue to participate in our marketplace at the current rates, we may be unable to increase our loan originations and our revenue may grow more slowly than expected or decline over the short term. In addition, if a large number of our existing investors ceased utilizing our marketplace over a short period of time, our business could be temporarily interrupted as new investors complete the administrative and diligence updating processes necessary to enable their investments.

If we are unable to maintain a relationship with an issuing bank, our business will suffer.

We rely on issuing banks to originate all loans and to comply with various federal, state and other laws. Our primary issuing bank is WebBank, a Utah-chartered industrial bank that handles a variety of consumer and commercial financing programs. Springstone Financial, LLC (Springstone), which we acquired in April 2014, relies on NBT Bank and Comenity Bank as issuing banks for its education and patient finance loans.

Our agreements with WebBank are non-exclusive and do not prohibit WebBank from working with our competitors or from offering competing services. Our current agreements with WebBank have initial terms ending in November 2018, with the possibility of two, one-year renewal terms, subject to certain early termination provisions as set forth in the agreements. WebBank currently offers loan programs through another online marketplace. WebBank could decide that working with us is not in its interest, could make working with it cost prohibitive or could decide to enter into exclusive or more favorable relationships with our competitors. In addition, WebBank may not perform as expected under our agreements. We could in the future have disagreements or disputes with WebBank, which could negatively impact or threaten our relationship.

WebBank is subject to oversight by the FDIC and the State of Utah and must comply with complex rules and regulations, licensing and examination requirements, including requirements to maintain a certain amount of regulatory capital relative to its outstanding loans. We are a service provider to WebBank, and as such, we are subject to audit by WebBank in accordance with FDIC guidance related to management of third-party vendors. We may also be subject to the examination and enforcement authority of the FDIC as a bank service company covered by the Bank Service Company Act. If WebBank were to suspend, limit or cease its operations or our relationship with WebBank were to otherwise terminate, we would need to implement a substantially similar arrangement with another issuing bank, obtain additional state licenses or curtail our operations. Although we currently have a non-exclusive arrangement with Cross River Bank, another issuing bank, to date Cross River Bank has not originated any loans through our platform. If we need to enter into alternative arrangements with a different issuing bank to replace our existing arrangements, we may not be able to negotiate a comparable alternative arrangement. Transitioning loan originations to a new issuing bank is untested and may result in delays in the issuance of loans or, if our platform becomes inoperable, may result in our inability to facilitate loans through our platform. If we were unable to enter in an alternative arrangement with a different issuing bank, we would need to obtain a state license in each state in which we operate in order to enable us to originate loans, as well as comply with other state and federal laws, which would be costly and time-consuming. If we are unsuccessful in maintaining our relationships with WebBank or other issuing banks, our ability to provide loan products could be materially impaired and our operating results would suffer.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our operating revenue, expenses, contribution margin and other key metrics, may vary significantly in the future and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Our quarterly financial results may fluctuate due to a variety of factors, some of which are outside of our control and, as a result, may not fully reflect the underlying performance of our business. Fluctuation in quarterly results may adversely affect the price of our common stock. Factors that may cause fluctuations in our quarterly financial results include:

•	our ability to attract new investors or borrowers and maintain relationships with existing borrowers and investors;

•	loan volumes, loan grades, loan mix and the channels through which the loans and corresponding investors are sourced;

•	the amount and timing of operating expenses related to acquiring borrowers and investors and the maintenance and expansion of our business, operations and infrastructure;

•	network outages or security breaches;

•	general economic, industry and market conditions;

•	our emphasis on borrower and investor experience instead of near-term growth; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired technologies or businesses.

In addition, we experience some seasonality in demand for personal loans, which is generally lower in the first and fourth quarters. While our growth has somewhat masked this seasonality, our operating results could be affected by such seasonality in the future.

If we do not compete effectively in our target markets, our operating results could be harmed.

The personal and small business lending market is competitive and evolving. We compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as banks, credit unions, credit card issuers and other consumer finance companies. With respect to investors, we primarily compete with other investment vehicles and asset classes, such as equities, bonds and short-term fixed income securities. We also compete with other online credit marketplaces.

Many of our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and brand loyalty and broader customer and partner relationships than we have. For example, more established Internet companies that possess large, existing customer bases, substantial financial resources and established distribution channels could enter the market. Additionally, a current or potential competitor may acquire one of our existing competitors or form a strategic alliance with one of our competitors. Our competitors may be better at developing new products, responding quickly to new technologies and undertaking more extensive marketing campaigns. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our marketplace could stagnate or substantially decline, we could experience reduced revenue or our marketplace could fail to achieve or maintain more widespread market acceptance, any of which could harm our business.

Negative publicity could adversely affect our business and operating results.

Negative publicity about our industry or our company, including the quality and reliability of our marketplace, effectiveness of the credit decisioning and scoring models used in the marketplace, changes to our marketplace, our ability to effectively manage and resolve borrower and investor complaints, privacy and security practices, litigation, regulatory activity and the experience of borrowers and investors with our marketplace or services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our marketplace, which could harm our business and operating results. Harm to our reputation can arise from many sources, including employee misconduct, misconduct by our partners, outsourced service providers or other counterparties, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of borrower and investor information and compliance failures and claims.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of our brand in a cost-effective manner is critical to attracting new and retaining existing borrowers and investors to our marketplace. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the experience of borrowers and investors in our marketplace. Our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expense. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. If we fail to successfully promote and maintain our brand or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing borrowers and investors to our competitors or be unable to attract new borrowers and investors.

Our success and future growth depend significantly on our successful marketing efforts, and if we are unable to attract borrowers and investors to our marketplace, our business and financial results may be harmed.

We intend to continue to dedicate significant resources to our marketing efforts, particularly as we continue to grow our marketplace, introduce new loan products and expand into new states. Our ability to attract qualified borrowers and sufficient investors depends in large part on the success of these marketing efforts and the success of the marketing channels we use to promote our marketplace. Our marketing channels include social media and the press, online partnerships, search engine optimization, search engine marketing, offline partnerships, mail-to-web and radio and television advertising. If any of our current marketing channels become less effective, if we are unable to continue to use any of these channels, if the cost of using these channels were to significantly increase or if we are not successful in generating new channels, we may not be able to attract new borrowers and investors in a cost-effective manner or convert potential borrowers and investors into active borrowers and investors in our marketplace. As a result, our revenue and results of operations would be adversely affected, which may impair our ability to grow our business.

If new loan products and enhancements do not achieve sufficient market acceptance, our financial results and competitive position will be harmed.

We incur expenses and expend resources upfront to develop, acquire and market new loan products and platform enhancements to incorporate additional features, improve functionality or otherwise make our marketplace more desirable to borrowers and investors. New loan products or marketplace or platform enhancements must achieve high levels of market acceptance in order for us to recoup our investment in developing and bringing them to market.

Any new loan products and changes to our marketplace or platform could fail to attain sufficient market acceptance for many reasons, including:

•	our failure to predict market demand accurately and supply loan products that meet this demand in a timely fashion;

•	borrowers and investors using our marketplace may not like, find useful or agree with any changes;

•	defects, errors or failures in our platform;

•	negative publicity about our loan products or our marketplace or platform’s performance or effectiveness;

•	delays in releasing to the market new loan products or marketplace or platform enhancements; and

•	the introduction or anticipated introduction of competing products by our competitors.

If our new loan products or marketplace or platform enhancements do not achieve adequate acceptance in the market, our competitive position, revenue and operating results could be harmed. The adverse effect on our financial results may be particularly acute because of the significant development, marketing, sales and other expenses we will have incurred in connection with the new loan products or enhancements.

If we are unable to successfully expand our marketplace to new markets, we may not succeed in growing our business.

Although historically we have focused on the personal loan market, we recently expanded our marketplace to include small business borrowers and have also introduced education and patient finance loans through our acquisition of Springstone. We plan to address additional markets and loan products and expand the types of borrowers and investors to further grow our business. Any failure to successfully address additional market segments and loan products or develop a broader base of borrowers and investors could result in loss of market share or slower growth, which would harm our business, financial condition and results of operations.

Successful strategic relationships with ecosystem partners are important for our future success.

We anticipate that we will continue to depend on relationships with ecosystem partners to grow our business. We continue to pursue additional relationships with ecosystem partners, such as banks, asset managers and insurance companies. For example, we intend to enter into strategic relationships with community banks and other financial partners to facilitate co-branded loan offerings to their borrower customers through our marketplace. Identifying, negotiating and documenting relationships with ecosystem partners require significant time and resources as does integrating third-party data and services. Our current agreements with ecosystem partners often do not prohibit them from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to ecosystem partners to favor their products or services or in reducing the volume of loans facilitated through our marketplace. In addition, these ecosystem partners may not perform as expected under our agreements with them, and we may have disagreements or disputes with such partners, which could adversely affect our brand and reputation. If we cannot successfully enter into and maintain effective strategic relationships with ecosystem partners, our business will be harmed.

If the credit decisioning and scoring models we use contain errors or are otherwise ineffective, our reputation and relationships with borrowers and investors could be harmed and our market share could decline.

Our ability to attract borrowers and investors to, and build trust in, our marketplace is significantly dependent on our ability to effectively evaluate a borrower’s credit profile and likelihood of default. To conduct this evaluation, we utilize credit decisioning and scoring models that assign each loan offered on our marketplace a grade and a corresponding interest rate. Our marketplace’s credit decisioning and scoring models are based on algorithms that evaluate a number of factors, including behavioral data, transactional data and employment information, which may not effectively predict future loan losses. If we are unable to effectively segment borrowers into relative risk profiles, we may be unable to offer attractive interests rates for borrowers and returns for investors. We refine these algorithms based on new data and changing macro and economic conditions. If any of these credit decisioning and scoring models contain programming or other errors, are ineffective or the data provided by borrowers or third parties is incorrect or stale, our loan pricing and approval process could be negatively affected, resulting in mispriced or misclassified loans or incorrect approvals or denials of loans. While we have not incurred any material liabilities to date, if these errors were to occur in the future, investors may try to rescind their affected investments or decide not to invest in loans or borrowers may seek to revise the terms of their loans or reduce the use of our marketplace for loans.

Credit and other information that we receive from third parties about a borrower may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause us to inaccurately price loans facilitated through our marketplace.

We obtain borrower credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and assign loan grades to loan requests based on our marketplace’s credit decisioning and scoring models that take into account reported credit score, other information reported by the consumer reporting agencies and the requested loan amount, in addition to a variety of other factors. A credit score or loan grade assigned to a borrower may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have:

•	become delinquent in the payment of an outstanding obligation;

•	defaulted on a pre-existing debt obligation;

•	taken on additional debt; or

•	sustained other adverse financial events.

If borrowers default on loans that are not priced correctly, investors may try to rescind their affected investments in these loans and our reputation may be harmed.

Our reputation may be harmed if information supplied by borrowers is inaccurate, misleading or incomplete.

Borrowers supply a variety of information that is included in the loan listings on our marketplace. Other than as described below, we do not verify this information, and it may be inaccurate or incomplete. For example, we often do not verify a borrower’s stated tenure, job title, home ownership status or intention for the use of loan proceeds. Moreover, investors do not, and will not, have access to financial statements of borrowers or to other detailed financial information about borrowers. If investors invest in loans through our marketplace based on information supplied by borrowers that is inaccurate, misleading or incomplete, those investors may not receive their expected returns and our reputation may be harmed.

Fraudulent activity associated with our marketplace could negatively impact our operating results, brand and reputation and cause the use of our loan products and services to decrease and our fraud losses to increase.

We are subject to the risk of fraudulent activity associated with our marketplace, issuing banks, borrowers, investors and third parties handling borrower and investor information. Our resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud. Under our agreements with investors, we are obligated to repurchase loans in cases of confirmed identity theft. The level of our fraud charge-offs and results of operations could be materially adversely affected if fraudulent activity were to significantly increase. High profile fraudulent activity or significant increases in fraudulent activity could lead to regulatory intervention, negatively impact our operating results, brand and reputation and lead us to take steps to reduce fraud risk, which could increase our costs.

We rely on data from third parties for the successful operation of our platform.

Our ability to review and select qualified borrowers and sufficient investors depends on credit, identification, employment and other relevant information that we receive from third parties, including credit bureaus. If this information becomes unavailable or becomes more expensive to access, it could increase our costs as we seek alternative sources of information. If this third-party data is incorrect, our ability to identify qualified borrowers and investors or approve and price loans may suffer and our business may be harmed.

Fluctuations in interest rates could negatively affect transaction volume.

All personal and small business loans facilitated through our marketplace are issued with fixed interest rates, and education and patient finance loans facilitated by Springstone are issued with fixed or variable rates, depending on the type of loan. If interest rates rise, investors who have already committed capital may lose the opportunity to take advantage of the higher rates. Additionally, potential borrowers could seek to defer loans as they wait for interest rates to settle, and borrowers of variable rate loans through Springstone’s platform may be subject to increased interest rates. If interest rates decrease after a loan is made, borrowers through our marketplace may prepay their loans to take advantage of the lower rates. Investors through our marketplace would lose the opportunity to collect the above-market interest rate payable on the corresponding loan and may delay or reduce future loan investments. As a result, fluctuations in the interest rate environment may discourage investors and borrowers from participating in our marketplace and may reduce our loan originations, which may adversely affect our business.

If loan default rates are in excess of the expected default rates, we may be unable to collect our entire servicing fee.

Personal loans facilitated through our marketplace are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way. We are therefore limited in our ability to collect on the loans if a borrower is unwilling or unable to repay. A borrower’s ability to repay us can be negatively impacted by increases in their payment obligations to other lenders under mortgage, credit card and other loans, including student loans and home equity lines of credit. These changes can result from increases in base lending rates or structured increases in payment obligations and could reduce the ability of our borrowers to meet their payment obligations to other lenders and to us. If a borrower defaults on a loan, we typically outsource subsequent servicing efforts to third-party collection agencies, which may be unsuccessful in their efforts to collect the amount of the loan. Because our servicing fees depend on the collectability of the loans, if we experience an unexpected significant increase in the number of borrowers who fail to repay their loans or an increase in the principal amount of the loans that are not repaid, we will be unable to collect our entire servicing fee for such loans and our revenue could be adversely affected.

If we experience an increase in defaults on loans facilitated through our marketplace, the return on investment for investors in those loans would be adversely affected and investors may not find investing through our marketplace desirable.

We make payments ratably on an investor’s investment only if we receive the borrower’s payments on the corresponding loan. If we do not receive payments on the corresponding loan related to an investment, the investor will not be entitled to any payments under the terms of the investment. Further, investors may have to pay us an additional servicing fee of up to 35% of any amount recovered by our third-party collection agencies assigned to collect on the loan. An investor may become dissatisfied with our marketplace if a loan underlying its investment is not repaid and it does not receive full payment. As a result, our reputation may suffer and we may lose investor confidence, which could adversely affect investor participation on our marketplace.

Our business and operating results may be impacted by adverse economic conditions.

General economic factors and conditions in the United States or worldwide, including the general interest rate environment, unemployment rates and residential home values, may affect borrower willingness to seek loans and investor ability and desire to invest in loans. For example, during the 2008 financial crisis, banks severely constrained lending activities, which caused a decline in loan issuances. A similar crisis could negatively impact the willingness of investors and borrowers to participate on our marketplace. Although the U.S. and global economies have shown improvement, the recovery remains modest and uncertain. If present U.S. and global economic uncertainties persist, many of our investors may delay or reduce their investment in the loans facilitated through our marketplace. Adverse economic conditions could also reduce the number of individuals seeking to invest in loans facilitated on our marketplace, reduce the number of qualified borrowers seeking loans on our marketplace and result in borrowers being unable to make payments. Should any of these situations occur, our revenue and transactions on our marketplace would decline and our business would be negatively impacted.

Limited liquidity for investments facilitated through our marketplace may make these investments less attractive to investors.

No trading market currently exists for the certificates issued by the Trust or for the limited partnership interests issued by separate investment funds in which LC Advisors, LLC (LCA) acts as the general partner, each of which are privately placed. Note investors can only sell their notes through the resale trading platform operated by FOLIOfn Investments, Inc. (FOLIOfn), an unaffiliated registered broker-dealer. During 2013, it took an average of approximately four days to sell a note on FOLIOfn with an offer price at or below par. We cannot assure you that FOLIOfn will continue to maintain a market for the trading of notes or that another market may arise. Given the lack of liquidity for certificates and the limited liquidity for notes, investors and potential investors may consider these investments to be less appealing and demand for these investments may decrease, which may adversely affect our business.

Borrowers may prepay a loan at any time without penalty and investors may stop investing in loans, which could reduce our servicing or management fees.

A borrower may decide to prepay all or a portion of the remaining principal amount on a loan at any time without penalty. If the entire remaining unpaid principal amount of a loan is prepaid, we will not receive a servicing fee on the anticipated future loan payments and investors will not receive related payments. If a significant volume of prepayments occurs, investors may stop investing in loans and the amount of our servicing or management fees would decline, either of which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

The highly automated nature of our marketplace may make it an attractive target and potentially vulnerable to cyber attacks, computer viruses, physical or electronic break-ins or similar disruptions. Our marketplace processes certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our marketplace could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers, investors and ecosystem partners and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a platform outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available on our marketplace would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors. Much of our system hardware is hosted in a facility located in Las Vegas, Nevada that is owned and operated by SwitchNet. We also maintain a real-time backup system at a third-party owned and operated facility located in Santa Clara, California. Our operations depend on SwitchNet’s ability to protect its and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If our arrangement with SwitchNet is terminated or if there is a lapse of service or damage to SwitchNet facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as strikes and terrorism.

A significant natural disaster, such as an earthquake, fire, power outage, flood or other catastrophic event, or interruptions by strikes, terrorism or other made-made problems, could have a material adverse effect on our business, operating results and financial condition. Our headquarters and our real-time disaster recovery data center are located in the San Francisco Bay Area, a region known for seismic activity. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our data centers could result in lengthy interruptions in our services. In addition, acts of strikes, terrorism and other geo-political unrest could cause disruptions in our business and lead to interruptions, delays or loss of critical data. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. We have implemented a disaster recovery program that allows us to move production to a back-up data center in the event of a catastrophe. Although this program is functional, we do not currently serve network traffic equally from each data center. If our primary data center shuts down, there will be a period of time that our loan products or services, or certain of our loan products or services, will remain inaccessible to our users or our users may experience severe issues accessing our loan products and services.

We do not currently maintain business interruption insurance to compensate us for potentially significant losses, including potential harm to our business that may result from interruptions in our ability to provide our loan products and services.

Our platform and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for borrowers and investors, delay introductions of new features or enhancements, result in errors or compromise our ability to protect borrower or investor data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of borrowers or investors, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

Misconduct and errors by our employees and third-party service providers could harm our business and reputation.

We are exposed to many types of operational risk, including the risk of misconduct and errors by our employees and other third-party service providers. Our business depends on our employees and third-party service providers to process a large number of increasingly complex transactions, including treasury transactions that involve significant dollar amounts and loan transactions that involve the use and disclosure of personal and business information. We could be materially adversely affected if treasury transactions were redirected, misappropriated or otherwise improperly executed, personal and business information was disclosed to unintended recipients or an operational breakdown or failure in the processing of other transactions occurred, whether as a result of human error, a purposeful sabotage or a fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with borrowers and investors is governed by various federal and state laws. If any of our employees or third-party service providers take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and investors, we could be liable for damages and subject to regulatory actions and penalties. We could also be perceived to have facilitated or participated in the illegal misappropriation of funds, documents or data, or the failure to follow protocol, and therefore be subject to civil or criminal liability. It is not always possible to identify and deter misconduct or errors by employees or third-party service providers, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. Any of these occurrences could result in our diminished ability to operate our business, potential liability to borrowers and investors, inability to attract future borrowers and investors, reputational damage, regulatory intervention and financial harm, which could negatively impact our business, financial condition and results of operations.

We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.

Our success depends on not infringing on the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on such rights. In the future, others may claim that our applications and underlying technology infringe or violate their intellectual property rights. We may, however, be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our loan products or operating our platform or require that we comply with other unfavorable terms. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Any failure to protect our own intellectual property rights could impair our brand, negatively impact our business or both.

Our success and ability to compete also depend in part on protecting our own intellectual property. We rely on a combination of copyright, trade secret, trademark and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate. Third parties may seek to challenge, invalidate or circumvent our copyright, trade secret, trademark and other rights or applications for any of the foregoing. In order to protect our intellectual property rights, we may be required to spend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.

Some aspects of our platform include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Aspects of our platform include software covered by open source licenses, which may include, by way of example, GNU General Public License and the Apache License. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our platform. If portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and loan products. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with use of open source software cannot be eliminated, and could adversely affect our business.

If we fail to manage the integration of Springstone effectively, our results of operations and business could be harmed.

We are in the process of integrating Springstone into our business. Risks associated with any such integration include:

•	our inability to integrate smoothly Springstone’s technologies and loan products with our current technologies and products;

•	possible changes to Springstone’s loan products and sales and operational processes; and

•	our inability to assimilate and retain the management and other personnel, culture and operations of Springstone, including back-office functions and systems, such as accounting, human resources, internal controls and others.

This integration may be difficult and unpredictable. We may invest resources in the acquisition and integration efforts would have been better utilized developing technology and loan products for our marketplace or on other strategic development initiatives.

Further, this acquisition may disrupt our ongoing operations, divert management’s attention from their primary responsibilities and our other strategic initiatives, subject us to additional liabilities, increase our expenses and otherwise adversely affect our business, financial condition, operating results and cash flows.

From time to time we may evaluate and potentially consummate acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic transactions, combinations, acquisitions or alliances to enhance our existing business or develop new loan products and services. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Any acquisition will involve risks commonly encountered in business relationships, including:

•	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

•	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

•	difficulties in retaining, training, motivating and integrating key personnel;

•	diversion of management’s time and resources from our normal daily operations;

•	difficulties in successfully incorporating licensed or acquired technology and rights into our platform;

•	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

•	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

•	risks of entering markets in which we have no or limited direct prior experience;

•	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•	failure to successfully further develop the acquired technology;

•	liability for activities of the acquired business before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•	potential disruptions to our ongoing businesses; and

•	unexpected costs and unknown risks and liabilities associated with the acquisition.

We may not make any acquisitions, or any future acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenue to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future acquisition of new businesses or technology will lead to the successful development of new or enhanced loan products and services or that any new or enhanced loan products and services, if developed, will achieve market acceptance or prove to be profitable.

Expanding our operations internationally could subject us to new challenges and risks.

Although we currently only operate in the United States, we may seek to expand our business internationally. Managing any international expansion will require additional resources and controls. Any expansion internationally could subject our business to risks associated with international operations, including:

•	adjusting the proprietary risk algorithms that we use to account for the differences in information available on borrowers;

•	conformity with applicable business customs, including translation into foreign languages and associated expenses;

•	potential changes to our established business model;

•	the need to support and integrate with local third-party service providers;

•	competition with service providers that have greater experience in the local markets than we do or that have pre-existing relationships with potential borrowers and investors in those markets;

•	difficulties in staffing and managing foreign operations in an environment of diverse culture, laws and customers, and the increased travel, infrastructure and legal and compliance costs associated with international operations;

•	compliance with multiple, potentially conflicting and changing governmental laws and regulations, including banking, securities, employment, tax, privacy and data protection laws and regulations, such as the EU Data Privacy Directive;

•	compliance with U.S. and foreign anti-bribery laws, including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;

•	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•	restrictions on repatriation of earnings;

•	compliance with potentially conflicting and changing laws of taxing jurisdictions where we conduct business and applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws and potentially adverse tax consequences due to changes in such tax laws; and

•	regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful.

We have incurred substantial debt and may issue debt securities or otherwise incur substantial debt in the future, which may adversely affect our financial condition and negatively impact our operations.

We have in the past incurred, and may in the future incur, substantial debt. The incurrence of debt could have a variety of negative effects, including:

•	default and foreclosure on our assets if our operating revenue is insufficient to repay debt obligations;

•	acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

•	creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

The occurrence of any of these risks could adversely affect our operations or financial condition.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

We believe our success depends on the efforts and talents of our employees, including software engineers, financial personnel and marketing professionals. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled technical and financial personnel, particularly in the San Francisco Bay Area, is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and investors could diminish, resulting in a material adverse effect on our business.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

In addition to attracting and retaining highly skilled employees in general, our future performance depends, in part, on our ability to attract and retain key personnel, including our executive officers, senior management team and other key personnel, all of whom would be difficult to replace. In particular, Mr. Laplanche, our founder and Chief Executive Officer, is critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Laplanche, our other executive officers or members of our senior management team, and the process to replace any of them, would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, collaboration and focus that contribute to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork and cultivates creativity. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

If we discover a material weakness in our internal control over financial reporting that we are unable to remedy or otherwise fail to maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to report our financial results on a timely and accurate basis and the market price of our common stock may be adversely affected.

The Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act) requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Although we did not discover any material weaknesses in internal control over financial reporting at December 31, 2013, subsequent testing by us or our independent registered public accounting firm, which has not performed an audit of our internal control over financial reporting, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. To comply with Section 404A, we may incur substantial cost, expend significant management time on compliance-related issues and hire additional accounting, financial and internal audit staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404A in a timely manner or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the Securities and Exchange Commission (SEC) or other regulatory authorities, which would require additional financial and management resources. Any failure to maintain effective disclosure controls and procedures or internal control over financial reporting could have a material adverse effect on our business and operating results, and cause a decline in the price of our common stock.

Our ability to use our deferred tax assets to offset future taxable income may be subject to certain limitations that could subject our business to higher tax liability.

We may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. At December 31, 2013, we had federal and state net operating loss carry-forwards (NOLs) of approximately $43.9 million and $40.7 million, respectively, to offset future taxable income. These federal and state net operating loss carry-forwards will begin expiring in 2027 and 2016, respectively. A lack of future taxable income would adversely affect our ability to utilize these

NOLs. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (Code), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Future changes in our stock ownership, including this or future offerings, as well as other changes that may be outside of our control, could result in additional ownership changes under Section 382 of the Code. Our NOLs may also be impaired under similar provisions of state law. Additionally, at December 31, 2013, we had federal and state research and development tax credit carry-forwards of approximately $0.6 million and $0.5 million, respectively. We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, a full valuation allowance has historically been recorded to recognize only deferred tax assets that are more likely than not to be realized. Our deferred tax assets may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

Risks Related to Compliance and Regulation

We and our issuing bank partners are subject to borrower protection laws and federal and state consumer protection laws.

We and our issuing bank partners must comply with regulatory regimes, including those applicable to consumer credit transactions, various aspects of which are untested as applied to our marketplace. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other federal and state laws may apply to the origination and servicing of loans originated through our marketplace. In particular, through our marketplace, we may be subject to laws, such as:

•	state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices;

•	the Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions;

•	the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law;

•	the Fair Credit Reporting Act, which promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies;

•	the Fair Debt Collection Practices Act and similar state debt collection laws, which provide guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts;

•	the Gramm-Leach-Bliley Act, which includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information, and other privacy laws and regulations;

•	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

•	the Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties;

•	the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide disclosure requirements, guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts;

•	the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and

•	the Bank Secrecy Act, which relates to compliance with anti-money laundering policies and procedures.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these laws is also costly, time-consuming and limits our operational flexibility.

Failure to comply with these laws and regulatory requirements applicable to our business may, among other things, limit our or a collection agency’s ability to collect all or part of the principal of or interest on loans. As a result, we may not be able to collect our servicing fee with respect to the uncollected principal or interest, and investors may be discouraged from investing in loans. In addition, non-compliance could subject us to damages, revocation of required licenses, class action lawsuits, administrative enforcement actions, rescission rights held by investors in securities offerings and civil and criminal liability, which may harm our business and our ability to maintain our marketplace and may result in borrowers rescinding their loans.

Where applicable, we will seek to comply with state small loan, loan broker, servicing and similar statutes. Currently, we do not facilitate loans to borrowers in Idaho, Iowa, Maine, Nebraska and North Dakota. In all other U.S. jurisdictions with licensing or other requirements that we believe may be applicable to us, we comply with the relevant requirements through the operation of our marketplace with issuing banks or we will be seeking to obtain required licenses. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions or be required to obtain a license in such jurisdiction, which may have an adverse effect on our ability to continue to facilitate loans through our marketplace, perform our servicing obligations or make our marketplace available to borrowers in particular states, which may harm our business.

If our marketplace was found to violate a state’s usury laws, we may have to alter our business model and our business could be harmed.

The interest rates that are charged to borrowers and that form the basis of payments to investors through our marketplace are based upon the ability under federal law of the issuing bank that originates the loan to export the interest rates of its jurisdiction of incorporation to provide uniform rates to all borrowers in all states that have not opted out. WebBank, our primary issuing bank, exports the interest rates of Utah, which allows parties to generally agree by contract to any interest rate. The current annual percentage rates offered by WebBank through our marketplace for personal loans range from 6.78% to 29.99%, which equate to interest rates for investors that range from 6.03% to 26.06%. Of the forty-six jurisdictions whose residents may obtain loans (including the District of Columbia), certain states, including Utah, have no statutory interest rate limitations on personal loans, while other jurisdictions have a maximum rate less than the current maximum rate offered by WebBank through our platform. If a borrower were to successfully bring claims against us for state usury law violations, and the rate on that borrower’s personal loan was greater than that allowed under applicable state law, we could be subject to fines and penalties. Further, if we were unable to partner with another issuing bank, we would have to substantially modify our business operations from the manner currently contemplated and would be required to maintain state-specific licenses and only provide a limited range of interest rates for personal loans, all of which would substantially reduce our operating efficiency and attractiveness to investors and possibly result in a decline in our operating results.

Several lawsuits have sought to re-characterize certain loan marketers and other originators as lenders. If litigation on similar theories were successful against us, loans facilitated through our marketplace could be subject to state consumer protection laws in a greater number of states.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks. These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought to re-characterize the loan marketer as the lender for purposes of state consumer protection law and usury restrictions. Similar civil actions have been brought in the context of gift cards and retail purchase finance. Although we believe that our activities are generally distinguishable from the activities involved in these cases, a court or regulatory authority could disagree.

Additional state consumer protection laws would be applicable to the loans facilitated through our marketplace if we were re-characterized as a lender, and the loans could be voidable or unenforceable. In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us.

The increased scrutiny of third-party medical financing by governmental agencies may lead to increased regulatory burdens on Springstone and adversely affect our consolidated revenue or results of operations.

Springstone, through its issuing bank partners, provides education and patient finance loans, including for elective medical procedures. Recently, regulators increased scrutiny of third-party providers of financing for medical procedures that are generally not covered by health insurance. For example, in December 2013, the Consumer Financial Protection Bureau (CFPB) fined GE Capital Retail Bank $34.1 million for insufficient training, disclosures and practices related to their medical financing services. In addition, attorneys general in New York and Minnesota have conducted investigations on alleged abusive lending practices or exploitation regarding third-party medical financing services.

In June 2014, Springstone received a civil investigative demand from the CFPB for documents and other tangible items related to its programs that provide healthcare financing. If Springstone’s practices are ultimately found to be deficient, resulting in fines, penalties or increased burdens on Springstone’s activities, our consolidated operating costs could increase. Additionally, such regulatory inquiries or actions could damage Springstone’s and our reputations and limit Springstone’s ability to conduct operations, which could adversely affect our consolidated financial statements.

The adoption of any law, rule or regulation affecting this industry may also increase Springstone’s administrative costs, modify its practices to comply with applicable requirements and reduce its ability to participate competitively, which could have a material adverse effect on our consolidated revenue or results of operations.

The CFPB is a new agency, and there continues to be uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business or that of our issuing banks.

The CFPB, which commenced operations in July 2011, has broad authority over the businesses in which we engage. This includes authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine large financial institutions, such as our issuing banks, for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB’s jurisdiction, including its enforcement authority, as a servicer and acquirer of consumer credit. The CFPB may request reports concerning our organization, business conduct, markets and activities. The CFPB may also conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, through its complaint system, that we were engaging in activities that pose risks to consumers.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Although we have committed resources to enhancing our compliance programs, actions by the CFPB or other regulators against us, our issuing banks or our competitors that discourage the use of the marketplace model or suggest to consumers the desirability of other loan products or services could result in reputational harm and a loss of borrowers or investors. Our compliance costs and litigation exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

The collection, processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

We receive, transmit and store a large volume of personally identifiable information and other user data. There are federal, state and foreign laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous U.S. and international jurisdictions, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. This regulatory framework for privacy issues worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

Our failure to comply with applicable privacy policies or federal, state or foreign laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage our reputation, discourage potential borrowers or investors from using our marketplace or result in fines or proceedings brought against us, our issuing banks or other third parties by governmental agencies, borrowers, investors or other third parties, one or all of which could adversely affect our business, financial condition and results of operations. In addition to laws, regulations and other applicable common law rules regarding privacy and privacy advocacy, industry groups or other private parties may propose new and different privacy standards. We could also be subject to liability for the inappropriate use of information made available by us. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with our practices. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability for us, damage our reputation, inhibit use of our marketplace and harm our business.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our common stock.

Although we have been a reporting company under the Securities Exchange Act of 1934, as amended (Exchange Act), since 2008, we will incur additional legal, accounting and other expenses that we did not incur as a private reporting company. For example, we will be required to comply with additional requirements of the rules and regulations of the SEC and requirements of the New York Stock Exchange, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Our ability to offer our notes depends upon our compliance with requirements under federal or state securities laws.

All notes publicly offered through our marketplace are offered and sold pursuant to a registration statement filed with the SEC. We also qualify as a “well-known seasoned issuer,” which allows us to file automatically effective registration statements with the SEC. Under SEC rules, for certain material updates, we must file post-effective amendments, which, if we do not qualify as a “well-known seasoned issuer,” do not become effective until declared effective by the SEC. We may fail to maintain our “well-known seasoned issuer” status if we do not file SEC reports on a timely manner or for other reasons. In addition, if we fail to file our annual reports on Form 10-K or quarterly reports on Form 10-Q on a timely basis or are otherwise required to suspend use of a registration statement for the notes, we could be required to suspend offering of our notes until such deficiency is resolved. Because we offer notes on a continuous basis, securities law restrictions may also limit our ability to market or advertise to potential investors.

We are also currently required to register or qualify for an exemption in every state in which we offer securities. Qualification in a state can be a time-consuming process, often requiring periodic renewals. Failure to timely renew these registrations may require us to pay penalties, suspend further offerings until we regain compliance and make rescission offers in connection with previously completed investments. Certain states also impose special suitability standards and other conditions for operation in their states, restricting the persons and conditions under which we may make offerings in these states. We do not offer our notes in all states due to the restrictions of certain states. While we believe that upon the completion of this offering we may rely on federal preemption of state registration and qualification requirements, states may interpret federal law as applied to our notes differently, possibly requiring us to continue to make filings in or limit operations in those states. Regardless of any such registration, qualification or preemption, we are subject to both state and federal antifraud rules of each state in which we operate. Although we seek to verify information provided to us by borrowers, we cannot verify all such information and may be liable for any material misstatements or omissions in such information received from borrowers or from other third parties.

As a result of these requirements, actual or alleged non-compliance with federal or state laws or changes in federal or state law or regulatory policy or could limit our ability to offer notes in certain states, require us to pay fines or penalties, or curtail our operations.

We may have to constrain our business activities to avoid being deemed an investment company under the Investment Company Act.

In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the Investment Company Act of 1940, as amended (Investment Company Act). The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. To avoid being deemed an investment company, we may not be able to broaden our offerings, which could require us to forego attractive opportunities. We also plan to apply for formal exemptive relief to provide additional clarity on our status under the Investment Company Act. We may not receive such relief on a timely basis, if at all, and such relief may require us to modify or curtail our operations. If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations.

If our registered investment advisor, LC Advisors, LLC, were found to have violated the Investment Advisers Act, our ability to raise sufficient investor commitments to meet borrower demand could be impaired.

Our subsidiary LCA acts as an advisor to certain private funds and accredited investors, including those that invest in managed accounts that rely on a third-party adviser or manager to manage their investment through our marketplace. Registered investment advisers are subject to a number of regulatory and legal requirements, including conflicts of interest, advertising restrictions and custody requirements. We believe we have conducted, and we intend to continue to conduct, the business of LCA in substantial compliance with the Investment Advisers Act of 1940, as amended (Investment Advisers Act) and applicable fiduciary duties. If, however, we are deemed to have breached any of our obligations under the Investment Advisers Act, the activities of LCA could be restricted, suspended or even terminated. If this were to occur, our ability to provide investors with the opportunity to invest through managed accounts could be severely curtailed, and we may not be able to sufficiently meet borrower and investor demand for loans, which could harm our business.

If we were required to register as a broker-dealer under federal or state law, our costs could significantly increase or our operations could be impaired.

The securities offered to investors are offered directly by us. We do not operate as a registered broker-dealer in any jurisdiction. Although we do not believe we are obligated to do so, if a regulatory body were to find that our activities require us to register as a broker-dealer or to sell the investment securities only through a registered broker-dealer, we could be subject to fines, rescission offers or other penalties, and our compliance costs and other costs of operation could increase significantly. Further, our ability to issue and distribute the securities could be significantly impaired or curtailed.

Because we may have issued stock options and underlying shares of common stock in violation of federal and state securities laws, we may be required to offer to repurchase those securities and incur other costs.

We have been a reporting company under the Exchange Act since October 2008. As a result, subsequent to that time, we were no longer entitled to rely on the exemption provided under Rule 701 under the Securities Act of 1933, as amended (Securities Act), and other exemptions from state securities laws for grants of certain equity awards to, and exercises of such awards by, some of our employees, directors and consultants. Therefore, it is possible that some current or former employees, directors and consultants could assert that the options and issuance of shares prior to filing our Form S-8 in July 2014 may have violated U.S. federal and state securities laws, and that such persons could have the right to require us to repurchase those securities.

In connection with such issuances of options and shares, we were recently required by the California Department of Business Oversight (Department) to undertake a rescission offer in accordance with applicable California securities laws to (i) grantees of options to purchase shares of common stock and (ii) to stockholders who acquired their shares of common stock upon exercise of stock options, each during the past two years. Once the Department approves our application, we intend to register this rescission offer on a separate registration statement on Form S-1. Eligible participants in this rescission offer might not accept our offer. The weighted average option exercise price for eligible option grants in respect of 39,480,568 shares was $3.68 per share, and the weighted average purchase price for sales of 3,593,295 shares was $0.79 per share. As it is unclear if a rescission offer under federal securities laws will terminate a purchaser’s right to rescind a transaction that was not registered or exempt from such registration requirements, we may be required to honor such rescission rights in future periods. Our aggregate liability may be up to $31.9 million. We believe that any remedies a person might have after the rescission offer expires would not be greater than the amount that person would have received in the rescission offer.

We have not reviewed our compliance with foreign laws regarding the participation of non-U.S. residents on our marketplace.

From time to time, non-U.S. residents invest in loans directly through our marketplace. Through September 30, 2014, the percentage of notes purchased (based upon dollar amounts) by such persons since inception was less than 2% of all loans issued. We are not experts with respect to all applicable laws in the various foreign jurisdictions, and we cannot be sure that we are complying with applicable foreign laws. Failure to comply with such laws could result in fines and penalties payable by us, which could reduce our profitability or cause us to modify or delay planned expansions and expenditures, including investments in our growth. In addition, any such fines and penalties could create negative publicity, result in additional regulatory oversight that could limit our operations and ability to succeed, or otherwise hinder our plans to expand our business internationally.

Recent legislative and regulatory initiatives have imposed restrictions and requirements on financial institutions that could have an adverse effect on our business.

The Dodd-Frank Act and other legislation and regulations relating to financial institutions and markets, including alternative asset management funds, has resulted in increased oversight and taxation. There has been, and may continue to be, a related increase in regulatory investigations of the trading and other investment activities of alternative investment funds. Such investigations may impose additional expenses by us, may require the attention of senior management and may result in fines if any of our funds are deemed to have violated any regulations.

The Dodd-Frank Act is extensive and significant legislation that, among other things:

•	created a liquidation framework under which the FDIC may be appointed as receiver following a “systemic risk determination” by the Secretary of Treasury (in consultation with the President) for the resolution of certain nonbank financial companies and other entities, defined as “covered financial companies,” and commonly referred to as “systemically important entities,” in the event such a company is in default or in danger of default and the resolution of such a company under other applicable law would have serious adverse effects on financial stability in the United States, and also for the resolution of certain of their subsidiaries;

•	strengthened the regulatory oversight of securities and capital markets activities by the SEC; and

•	increased regulation of the securitization markets through, among other things, a mandated risk retention requirement for securitizers, which, if applied to our business, would change our business model, and a direction to the SEC to regulate credit rating agencies and adopt regulations governing these organizations and their activities.

With respect to the new liquidation framework for systemically important entities, we cannot assure you that such framework would not apply to us. Guidance from the FDIC indicates that such new framework will largely be exercised in a manner consistent with the existing bankruptcy laws, which is the insolvency regime that would otherwise apply to us. The SEC has proposed significant changes to the rules applicable to issuers and sponsors of asset-backed securities under the Securities Act and the Exchange Act. With the proposed changes, our access to the asset-backed securities capital markets could be affected and our financing programs could be less effective. Compliance with such legislation or regulation may significantly increase our costs, limit our product offerings and operating flexibility, require significant adjustments in our internal business processes and potentially require us to maintain our regulatory capital at levels above historical practices.

As the regulatory framework for our business evolves, federal and state governments may draft and propose new laws to regulate online marketplaces such as ours, which may negatively affect our business.

The regulatory framework for Internet commerce, including online marketplaces such as ours, is evolving, and it is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect the operation of our marketplace and the way in which we interact with borrowers and investors. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass those costs on to our borrowers and investors in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet or by online marketplaces. These taxes could discourage the use of our marketplace, which would adversely affect the viability of our business.

Risks Related to Our Initial Public Offering and Ownership of Our Common Stock

The stock price of our common stock may be volatile or may decline regardless of our operating performance.

The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets;

•	our operating performance and the performance of other similar companies;

•	changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our common stock;

•	regulatory developments;

•	announcements of innovations, new loan products or acquisitions, strategic alliances or significant agreements by our competitors;

•	disruptions in our platform due to computer hardware, software or network problems;

•	recruitment or departure of key personnel;

•	the economy as a whole or market conditions in our industry;

•	trading activity by stockholders who beneficially own large amounts of our outstanding common stock;

•	the expiration of market standoff or contractual lock-up agreements; and

•	the size of our market float.

In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.

Substantial blocks of our total outstanding shares may be sold into the market when “lock-up” or “market standoff” periods end. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale. Upon completion of this offering, we will have outstanding              shares of common stock, based on the number of shares outstanding as of September 30, 2014. All of the shares of common stock sold in this offering will be available for sale in the public market. Substantially all of our security holders have entered into market standoff agreements with us restricting the sale of any shares of our common stock or will enter into lock-up agreements with the underwriters under which they will agree, subject to certain exceptions, not to sell any shares of our common stock until at least 180 days after the date of this prospectus, as described in “Shares Eligible for Future Sale.” Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. Morgan Stanley & Co. LLC may, in its discretion, permit our stockholders to sell shares prior to the expiration of the restrictive provisions contained in these lock-up agreements.

After our initial public offering, certain of our stockholders will have rights, subject to some conditions, to require us to file registration statements covering their shares that we may file for ourselves or our stockholders. All of these shares are subject to market standoff or lock-up agreements restricting their sale until at least 180 days after the date of this prospectus. In addition, shares issued or issuable upon exercise of options or warrants vested as of the expiration of the lock-up agreements will be eligible for sale at that time.

The price of our common stock could decline as a result of the sale of a substantial number of shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

There has been no prior market for our common stock and an active market may not develop or be sustained, and you may not be able to resell your shares at or above the initial public offering price, if at all.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations among the underwriters, the selling stockholders and us and may vary from the market price of our common stock following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. An active or liquid market in our common stock may not develop upon completion of this offering or, if it does develop, it may not be sustainable, which could adversely affect your ability to sell your shares and could depress the market price of our common stock.

We may invest or spend the net proceeds to us from this offering in ways with which you may not agree or in ways which may not yield a return or increase the price of our common stock.

We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to us to repay indebtedness outstanding under our term loan. Additionally, we may use a portion of the net proceeds to us to acquire businesses, products, services or assets. We do not, however, have agreements or commitments for any material acquisitions at this time. Our management will have discretion in the application of the net proceeds to us from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds to us are being used appropriately. Until the net proceeds to us are used, they may be placed in investments that do not yield a favorable return. See “Use of Proceeds.”

Our directors, executive officers and principal stockholders will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.

Upon the completion of this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate,     % of our outstanding common stock. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution of $         per share, based on the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of capital stock. You will experience additional dilution upon exercise of options to purchase common stock under our equity incentive plans or if we otherwise issue additional shares of our common stock. See “Dilution.”

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new loan products or enhance our marketplace, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired and our business may be harmed.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends for the foreseeable future.

Anti-takeover provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company.

Our restated certificate of incorporation and restated bylaws, as we expect they will be in effect upon the completion of this offering, contain provisions that may have the effect of delaying or preventing a change in control of us or changes in our management. The provisions, among other things:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•	permit only our board of directors to establish the number of directors and fill vacancies on the board;

•	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•	require two-thirds vote to amend some provisions in our restated certificate of incorporation and restated bylaws;

•	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan (also known as a “poison pill”);

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which will require that all stockholder actions must be taken at a stockholder meeting;

•	prohibit cumulative voting; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us in certain circumstances.

Any provision of our restated certificate of incorporation or restated bylaws, as we expect they will be in effect upon the completion of this offering, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this prospectus in determining whether to purchase our shares.

You should carefully evaluate all of the information in this prospectus. We have in the past received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees. We cannot confirm the accuracy of such coverage. You should rely only on the information contained in this prospectus in determining whether to purchase our shares of common stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will depend, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who may in the future cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

If we were to become subject to a bankruptcy or similar proceeding, the right of payment of investors in our notes may be senior to the right of payment of our stockholders and there may not be value recoverable by our stockholders.

Under the terms of the notes offered through our marketplace, we are obligated to pay principal and interest on each note on a non-recourse basis only if and to the extent that we receive principal, interest or late fee payments from the borrower on the corresponding loan, but the notes become fully recourse to us if we fail to pay such obligation, which would include being prohibited from making such payments as a result of a bankruptcy or similar proceeding, or if we breach a covenant under the indenture governing the notes. In a bankruptcy or similar proceeding due to a default under current or future indebtedness, an action for repurchase or rescission of securities or other event, there is uncertainty regarding whether a holder of a note has any right of payment from our assets other than the corresponding loan. It is possible that a note holder could be deemed to have a right of payment from both the corresponding loan and from some or all of our other assets, in which case the note holder would have a claim to the proceeds of our assets that is senior to any right of payment of the holders of our common stock, regardless of whether we have received any payments from the underlying borrower, making it highly unlikely that there would be any value recoverable by our stockholders.

LETTER FROM RENAUD LAPLANCHE

I believe Lending Club has the potential to profoundly improve people’s financial lives over the coming decades. Our mission of transforming the banking system is both audacious and achievable. Technology has successfully disrupted many industries to the benefit of society at large, and I believe banking is next.

It all started in the summer of 2006 when I opened a credit card statement charging me a 16.99% interest rate, and a savings account statement from the same bank where I was earning a 0.48% interest rate on my deposits. The extreme difference between these two rates – one paid by me to the bank and the other paid by the bank to me – made me wonder whether the existing banking system was indeed the most efficient mechanism to allocate capital from savers and depositors into the hands of people and businesses looking for affordable credit. At that point, I considered the idea that an online marketplace could be a far more cost-efficient solution. Now, with a seven-year track record and billions of dollars of credit extended, we have clear evidence that our platform delivers extraordinary value and a considerably better experience to borrowers and investors than traditional banks.

Affordable capital provides more financial flexibility to consumers and gives small businesses an opportunity to drive growth and create jobs. Our model furthermore lowers systemic risk, because our marketplace has at all times a perfect match of assets and liabilities: loans and investments are in equal amount and identical terms at any point in time.

I believe we can transform the current banking system into a frictionless, transparent and highly efficient online marketplace that provides affordable credit to borrowers and creates great investment opportunities for investors, helping millions of people achieve their financial goals.

Cutting out the Middleman

To understand the transformation we are proposing, it is useful to understand the way banks operate today. A bank can be summarized as a combination of operations and capital. Operations are performed through thousands of branches staffed by tens of thousands of employees, while capital comes from deposits and borrowed money. When a bank takes deposits and then later extends a loan using those deposits, it acts as an intermediary. An online marketplace directly and simultaneously accessible to both borrowers and investors essentially cuts out the middleman and lowers intermediation costs.

Building Confidence

We are not only bringing cost efficiency to the credit markets but also a more transparent and customer-friendly experience. Unlike traditional banks, we do not build confidence by establishing a branch at every street corner. Instead, we earn the trust of our customers by offering maximum transparency into our products’ terms and performance.

We offer responsible credit products with a fixed rate, fixed monthly payment, no prepayment penalty and no hidden fees, at a lower interest rate than prevailing alternatives, and disclose all terms upfront in a manner that is easy for borrowers to understand.

We have established investor confidence by demonstrating the effectiveness of our risk ranking technology, as well as through the accuracy, transparency and granularity of our reporting. We post on our platform the detailed performance of every single loan offered publicly to investors since inception, along with more aggregated performance statistics.

We are continuing to earn investor confidence every day by providing equal access and with a level playing field with the same tools, data and access for all investors, small and large, within a fair and efficient marketplace.

People and Technology Matter

The idea of people lending money to other people is not new – it goes back thousands of years and predates the banks. We are now able to advance that idea and implement it at scale given technological innovation, processing capabilities, the evolution of consumer behavior and the greater availability of online data. Our platform allows investors to diversify their investment across hundreds or thousands of loans within seconds. That same technology enables us to service loans at a lower cost and distribute millions of payments each day to borrowers and investors in a seamless manner.

While we build highly sophisticated and complex products, we strive to shelter our customers from that complexity and make our products intuitive and easy to use.

As important and sophisticated as our technology is, Lending Club would not be what it is today without the hundreds of team members and their devotion to delivering a great customer experience. Our team is passionate about innovation and energized by our mission. We have created a culture that fosters learning and innovation, and encourages team members to constantly question the status quo and relentlessly drive improvements. Everything from our recruiting process to our operating mechanisms and the way our workspace is designed encourages open communication, collaboration and innovation.

It Feels Good to Share

The sharing economy that emerged after the 2008 financial crisis was initially motivated by financial considerations and the economic efficiency derived from putting underutilized assets to better use. I believe the sharing economy has now given birth to a socially desirable way of life that is gaining ground in every aspect of our lives from transportation and hospitality to financial transactions, with money being one of the most underutilized assets. I believe the reason our users choose Lending Club goes beyond the desire to obtain a better deal or a better experience than they’re getting from their bank. There is strong satisfaction in investing in people and having them invest in you.

The Long Run

Over time we plan to address a wide range of credit needs for a broad population of consumers and businesses globally. We are building a very big company and it’s going to take a very long time.

Transforming the banking system will not happen overnight, and we will not do it alone. We are building a large ecosystem of partners and marketplace participants and are planning to lead the transformation over the span of a decade or two. There are over 6,000 banks in the United States; I believe many of them will join our ecosystem and participate in the transformation, guided by a desire to operate more efficiently and better serve their customers. Some may resist but the history of technology-powered innovation has shown how unlikely it is for incumbents to successfully lower their cost structure and enhance their customer experience to the level of a technology disruptor like Lending Club.

As we go through the important milestone of offering our shares to the public, I am hoping to build long term relationships with shareholders who believe in our mission, share our long term perspective, and are excited at the prospect of transforming an industry in dire need of transformation. As a public company, I believe we will be even better positioned to continue to deliver great value to both investors and borrowers, make credit more affordable and fuel economic growth and prosperity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including statements regarding our future operating results, future growth and statements other than statements of historical fact, in the sections titled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “predict,” “plan” and “expect,” and similar expressions that convey uncertainty of future events or outcomes, are intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of common stock in this offering will be approximately $         million, based upon the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of common stock from us is exercised in full, we estimate that the net proceeds to us would be approximately $         million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholders.

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1,000,000 shares in the number of shares of common stock offered by us would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $         million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock and enable access to the public equity markets for us and our stockholders. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Currently, we intend to use the net proceeds to us from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. We may also use a portion of the net proceeds to us to repay indebtedness outstanding under our term loan with several lenders led by Morgan Stanley Senior Funding, Inc., which we entered into to fund a portion of the cash purchase price of Springstone. As of September 30, 2014, we had an outstanding balance of approximately $49.2 million under this term loan with an interest rate of 2.57% per annum. This term loan matures in April 2017. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Term Loan.”

Additionally, we may use a portion of the net proceeds to us to acquire businesses, products, services or assets. We do not, however, have agreements or commitments for any material acquisitions at this time. Accordingly, our management will have discretion in the application of the net proceeds to us from this offering, and investors will be relying on the judgment of our management regarding the use of these net proceeds. Pending the use of the net proceeds to us as described above, we plan to invest the net proceeds to us in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, contractual restrictions and other factors that our board of directors considers relevant. In addition, the agreements governing our term loan contain restrictions on our ability to declare and pay cash dividends on our capital stock.

CAPITALIZATION

The following table sets forth cash and cash equivalents, as well as our capitalization, as of September 30, 2014 as follows:

•	on an actual basis;

•	on a pro forma basis to give effect to (i) the conversion of all of our outstanding shares of convertible preferred stock into 249,351,011 shares of common stock, (ii) the automatic exercise of warrants to purchase a maximum of 27,848 shares of common stock, which, based on an assumed initial public offering price of $ per share, the midpoint of the offering price range set forth on the cover page of this prospectus, will result in the issuance of an aggregate of shares of common stock upon the automatic net exercise of these warrants upon completion of this offering, and (iii) the filing of our restated certificate of incorporation; and

•	on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above, (ii) the sale and issuance of shares of common stock by us in this offering at the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the issuance of 795,792 shares of common stock that we expect to issue upon the exercise of warrants that would expire if not exercised prior to the completion of this offering.

You should read this table together with the consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included in this prospectus.

	As of September 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted(1)(2)
	(in thousands, except share data)
	(unaudited)
Cash and cash equivalents	$82,674	$82,674	$

Term loan	$49,219	$49,219	$
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,614,174 shares authorized, 249,351,011 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma; shares authorized, no shares issued and outstanding, pro forma as adjusted	177,300	—		—
Common stock, $0.01 par value; 372,000,000 shares authorized, 60,921,190 shares issued and outstanding, actual; shares authorized, 310,300,049 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	609	3,103
Additional paid-in capital	37,817	212,623
Accumulated deficit	(74,186)	(74,186)

Total stockholders’ equity	141,540	141,540

Total capitalization	$190,759	$190,759	$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

(2)	The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

The table above excludes the following shares:

•	54,587,814 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2014, with a weighted-average exercise price of $2.63 per share;

•	2,549,000 shares of common stock issuable upon the exercise of options granted after September 30, 2014, with an exercise price of $10.435 per share;

•	1,815,380 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2014, with a weighted-average exercise price of $0.30 per share, reduced by shares that we expect to issue upon the automatic net exercise of warrants upon the completion of this offering, based upon the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an additional 795,792 shares that we expect to issue upon the exercise of warrants immediately prior to the completion of this offering that would otherwise expire; and

•	shares of common stock reserved for future issuance under our equity compensation plans, consisting of (i) 3,359,320 shares of common stock available for issuance under our 2007 Plan as of September 30, 2014 and an additional 1,400,000 shares of common stock reserved for issuance on October 31, 2014, which shares will be added to the shares to be reserved under our 2014 Plan upon its effectiveness, (ii) shares of common stock reserved for future issuance under our 2014 Plan, which will become effective on the date immediately prior to the date of this prospectus, and (iii) shares of common stock reserved for future issuance under our ESPP, which will become effective on the date of this prospectus.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of common stock outstanding. Our historical net tangible book value as of September 30, 2014 was $         million, or $         per share. Our pro forma net tangible book value as of September 30, 2014 was $         million, or $         per share, based on the total number of shares of common stock outstanding as of September 30, 2014, after giving effect to the conversion of all outstanding shares of convertible preferred stock into 249,351,011 shares of common stock.

After giving effect to (i) the sale and issuance of             shares of common stock by us in this offering at the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, (ii) the issuance of              shares of common stock upon the automatic net exercise of warrants upon the completion of this offering, based upon the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and (iii) the issuance of 795,792 shares of common stock that we expect to issue upon the exercise of warrants that would expire if not exercised prior to the completion of this offering, our pro forma as adjusted net tangible book value as of September 30, 2014 would have been $        , or $         per share. This represents an immediate increase in pro forma net tangible book value of $         per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $         per share to investors purchasing shares of our common stock in this offering at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$

Pro forma net tangible book value per share as of September 30, 2014	$

Increase in pro forma net tangible book value per share attributable to new investors in this offering

Pro forma as adjusted net tangible book value per share immediately after this offering

Dilution in pro forma net tangible book value per share to new investors in this offering		$

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $        , and would increase or decrease, as applicable, dilution per share to new investors in this offering by $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1,000,000 shares in the number of shares of common stock offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $         per share and increase or decrease, as applicable, the dilution to new investors by $         per share, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

If the underwriters’ option to purchase additional shares of common stock from us is exercised in full, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to our sale of common stock in this offering, would be $         per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $         per share.

The following table presents, as of September 30, 2014, after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock, the differences between the existing stockholders and the new investors purchasing shares of common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of our common stock and preferred stock, cash received from the exercise of stock options and warrants and the average price per share paid or to be paid to us at the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors							$

Total		100%		$	100%

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

Sales of shares of common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to             , or approximately     % of the total shares of common stock outstanding after this offering, and will increase the number of shares held by new investors to             , or approximately     % of the total shares of common stock outstanding after this offering.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of common stock from us. If the underwriters’ option to purchase additional shares of common stock were exercised in full, our existing stockholders would own     % and our new investors would own     % of the total number of shares of common stock outstanding upon completion of this offering.

The number of shares of our common stock outstanding at September 30, 2014 excludes:

•	54,587,814 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2014, with a weighted-average exercise price of $2.63 per share;

•	2,549,000 shares of common stock issuable upon the exercise of options granted after September 30, 2014, with an exercise price of $10.435 per share;

•	1,815,380 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2014, with a weighted-average exercise price of $0.30 per share, reduced by shares that we expect to issue upon the automatic net exercise of warrants upon the completion of this offering, based upon the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an additional 795,792 shares that we expect to issue upon the exercise of warrants immediately prior to the completion of this offering that would otherwise expire; and

•	shares of common stock reserved for future issuance under our equity compensation plans, consisting of (i) 3,359,320 shares of common stock available for issuance under our 2007 Plan as of September 30, 2014 and an additional 1,400,000 shares of common stock reserved for issuance on October 31, 2014, which shares will be added to the shares to be reserved under our 2014 Plan upon its effectiveness, (ii) shares of common stock reserved for future issuance under our 2014 Plan, which will become effective on the date immediately prior to the date of this prospectus, and (iii) shares of common stock reserved for future issuance under our ESPP, which will become effective on the date of this prospectus.

To the extent that any outstanding options or other outstanding warrants are exercised or new awards are granted under our equity compensation plans, there will be further dilution to investors.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

We have derived the selected consolidated statement of operations data for the year ended December 31, 2013 and the consolidated balance sheet data as of December 31, 2012 and 2013 from the audited consolidated financial statements included in this prospectus. We have derived the selected consolidated statement of operations data for the nine months ended September 30, 2013 and 2014, and our selected consolidated balance sheet data as of September 30, 2014, from the unaudited interim consolidated financial statements included in this prospectus. We have derived the selected consolidated statement of operations data for the calendar years ended December 31, 2009, 2010, 2011 and 2012 and the consolidated balance sheet data as of December 31, 2009, 2010 and 2011 from unaudited consolidated financial statements not included in this prospectus. In December 2012, we changed our fiscal year end from March 31 to December 31. The change was effective as of December 31, 2012, and the nine months ended December 31, 2012 represent the transition period. The historical financial information presented for the years ended December 31, 2009, 2010, 2011 and 2012 (i) combines the unaudited interim consolidated financial statements for the three months ended March 31 and the nine months ended December 31 in each year and (ii) is unaudited and has been prepared by management for illustrative purposes only. The unaudited interim consolidated financial statements and unaudited historical financial information have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results in the nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the full year or any other period. The following selected consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands, except share and per share data)
	(unaudited)				(audited)	(unaudited)
Consolidated Statement of Operations Data:
Operating revenue:
Transaction fees	$1,307	$4,975	$10,981	$30,576	$85,830	$55,214	$133,835
Servicing fees	31	459	951	1,929	3,951	2,485	6,301
Management fees	—	—	103	824	3,083	2,083	4,163
Other revenue (expense)	34	289	495	716	5,111	4,708	(438)

Total operating revenue	1,372	5,723	12,530	34,045	97,975	64,490	143,861
Net interest income (expense) and other adjustments	(1,550)	(708)	222	(238)	27	15	(854)

Total net revenue	(178)	5,015	12,752	33,807	98,002	64,505	143,007

Operating expenses(1):
Sales and marketing	3,561	7,751	11,402	18,201	39,037	26,577	60,808
Origination and servicing	1,320	2,790	4,758	7,589	17,217	11,044	26,135
General and administrative:
Engineering and product development	1,766	1,951	2,289	4,855	13,922	9,140	22,987
Other	3,430	3,330	6,572	10,024	20,518	13,294	55,875

Total operating expenses	10,077	15,822	25,021	40,669	90,694	60,055	165,805

Income (loss) before income taxes	(10,255)	(10,807)	(12,269)	(6,862)	7,308	4,450	(22,798)
Income tax expense	—	—	—	—	—	—	1,059

Net income (loss)	$(10,255)	$(10,807)	$(12,269)	$(6,862)	$7,308	$4,450	$(23,857)

	Years Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands, except share and per share data)
	(unaudited)				(audited)	(unaudited)
Net income (loss) per share attributable to common stockholders(2):
Basic	$(0.31)	$(0.32)	$(0.35)	$(0.17)	$0.00	$0.00	$(0.41)

Diluted	$(0.31)	$(0.32)	$(0.35)	$(0.17)	$0.00	$0.00	$(0.41)

Weighted-average shares of common stock used in computing net income (loss) per common share(2):
Basic	33,093,296	34,200,300	34,744,860	39,984,876	51,557,136	50,457,948	57,958,838

Diluted	33,093,296	34,200,300	34,744,860	39,984,876	81,426,976	79,153,912	57,958,838

Pro forma net income (loss) per share(2)(3) (unaudited):
Basic					$0.03		$(0.08)

Diluted					$0.02		$(0.08)

Weighted-average shares outstanding used to calculate pro forma net income (loss) per common share(2)(3) (unaudited):
Basic					291,766,192		303,608,800

Diluted					323,331,550		303,608,800

(1)	Includes stock-based compensation expense as follows:

	Years Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
Stock-Based Compensation Expense:
Sales and marketing	$28	$94	$30	$302	$1,313	$767	$5,029
Origination and servicing	5	15	9	75	424	170	1,427
General and administrative:
Engineering and product development	51	60	71	449	2,171	1,019	3,487
Other	50	150	181	586	2,375	1,390	15,946

Total stock-based compensation expense	$134	$319	$291	$1,412	$6,283	$3,346	$25,889

(2)	In April 2014, our board of directors approved a two-for-one stock split of our outstanding capital stock and in August 2014, our board of directors approved another two-for-one stock split of our outstanding capital stock, which became effective in September 2014. All share and per share data in this table has been adjusted to reflect these stock splits. See Note 3 to consolidated financial statements included in this prospectus for a description of how we compute basic and diluted net income (loss) per share attributable to common stockholders and pro forma basic and diluted net income (loss) per share.
(3)	For more information regarding the pro forma presentation, see the unaudited pro forma condensed combined statements of operations beginning on page F-67, which include both the acquisition of Springstone and the conversion of all of the outstanding shares of our convertible preferred stock.

	As of December 31,					As of September 30, 2014
	2009	2010	2011	2012	2013
	(in thousands)
	(unaudited)			(audited)		(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,730	$17,265	$24,712	$52,551	$49,299	$82,674
Loans(1)	48,797	128,241	296,100	781,215	1,829,042	2,533,671
Total assets	55,304	146,743	326,797	850,830	1,943,395	2,814,846
Notes and certificates(1)	39,718	122,532	290,768	785,316	1,839,990	2,551,640
Total liabilities	50,698	128,221	294,262	798,620	1,875,301	2,673,306
Total stockholders’ equity	4,606	18,522	32,535	52,210	68,094	141,540

(1)	Loans represent unsecured obligations of borrowers originated through our marketplace. Notes and certificates are issued to investors and represent repayment obligations dependent upon receipt of borrower payments as to a corresponding loan. For more information regarding notes and certificates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.” Period-end differences between the two line items are largely driven by timing of applying and distributing loan payments to investors.

Key Operating and Financial Metrics

We regularly review a number of metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions.

	Years Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands, except percentages)
			(unaudited)
Loan originations	$51,815	$126,351	$257,364	$717,943	$2,064,626	$1,366,253	$2,962,520
Contribution	$(3,476)	$(4,709)	$(3,591)	$8,632	$43,458	$27,806	$63,374
Contribution margin	(253.4)%	(82.3)%	(28.7)%	25.4%	44.4%	43.1%	44.1%
Adjusted EBITDA	$(8,498)	$(9,693)	$(12,067)	$(4,924)	$15,227	$8,713	$13,384
Adjusted EBITDA margin	(619.4)%	(169.4)%	(96.3)%	(14.5)%	15.5%	13.5%	9.3%

For more information regarding loan originations, contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics.” Contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For more information regarding our use of these measures and a reconciliation of these measures to the most comparable GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliations of Non-GAAP Financial Measures.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in this prospectus, particularly in the section titled “Risk Factors.”

Overview

Lending Club is the world’s largest online marketplace connecting borrowers and investors. We believe a technology-powered marketplace is a more efficient mechanism to allocate capital between borrowers and investors than the traditional banking system. Consumers and small business owners borrow through Lending Club to lower the cost of their credit and enjoy a better experience than traditional bank lending. Investors use Lending Club to earn attractive risk-adjusted returns from an asset class that has generally been closed to many investors and only available on a limited basis to institutional investors.

Since beginning operations in 2007, our marketplace has facilitated over $6 billion in loan originations. These loans were facilitated through the following investment channels: (i) the issuance of notes pursuant to the Note Registration Statement or (ii) the sale of loans to the Trust, which acquires capital through the sale of certificates, or the sale of whole loans to qualified investors through private transactions. Approximately $1.8 billion of our loan originations since inception were invested in through notes pursuant to the Note Registration Statement, $2.5 billion were invested in through certificates issued by the Trust and $1.7 billion were invested in through whole loan sales. In the third quarter of 2014, our marketplace facilitated nearly $1.2 billion of loan originations, of which approximately $220 million were invested in through notes issued pursuant to the Note Registration Statement, $310 million were invested in through certificates issued by the Trust and $520 million were invested in through whole loan sales.

The following graphic highlights key milestones in our history and illustrates the total amount of loans originated through our marketplace cumulatively on a quarterly basis.

Our trusted brand, scale and network effect drives significant borrowing and investing activity on our marketplace. We generate revenue from transaction fees from our marketplace’s role in matching borrowers with investors to enable loan originations, servicing fees from investors and management fees for investment funds and other managed accounts. We do not assume credit risk or use our own capital to invest in loans facilitated by our marketplace, except in limited circumstances and in amounts that are not material. The capital to invest in the loans enabled through our marketplace comes directly from investors. From time to time, we may make limited investments in loans; however, such amounts have been, and we expect to continue to be, immaterial. Our proprietary technology automates key aspects of our operations, including the borrower application process, data gathering, credit decisioning and scoring, loan funding, investing and servicing, regulatory compliance and fraud detection. We operate with a lower cost structure than traditional banks due to our innovative model, online delivery and process automation, without the physical branches, legacy technology or high overhead associated with the traditional banking system.

Our marketplace is where borrowers and investors engage in transactions relating to standard or custom program loans. Standard program loans are unsecured, fixed rate, three or five-year personal loans in amounts ranging from $1,000 to $35,000 made to borrowers meeting strict credit criteria, including a FICO score of at least 660. Custom program loans are generally new offerings and loans that do not meet the requirements of the standard program or loans with longer maturities than we believe to be attractive to most note investors. Currently, custom program loans include small business and education and patient finance loans. Small business loans are fixed rate loans in amounts ranging from $15,000 to $100,000, with various maturities of between one and five years. Education and patient finance loans are issued in amounts ranging from $499 to $40,000 with various maturities between 24 and 84 months for term loans as well as a revolving product with a promotional period ranging from six to 24 months that is interest free if the loan balance is paid in full during that period. Standard program loans are visible through our public website and can be invested in through notes. Separately, qualified investors may also invest in standard or custom program loans in private transactions not facilitated through our website. Custom program loans cannot be invested in through notes and are not visible through our website. Securities issued in these private transactions are not offered by us and have different terms than notes.

The transaction fees we receive from issuing banks in connection with our marketplace’s role in enabling loan originations range from 1% to 6% of the initial principal amount of the loan as of September 30, 2014. In addition, for education and patient finance loans, transaction fees may exceed 6% as they include fees earned from issuing banks and service providers. Servicing fees paid to us vary based on investment channel. Note investors pay us a servicing fee equal to 1% of each payment amount received from the borrower; whole loan purchasers pay a monthly servicing fee up to 1.3% per annum on the month-end principal balance of loans serviced; and certificate holders generally pay a monthly management fee typically ranging from 0.7% to 1.2% per annum of the month-end balance of assets under management.

Loans to qualified borrowers are originated by our issuing banks. Investors can invest in loans that are offered through our marketplace in one or all of the following channels:

•	Notes. Pursuant to an effective shelf registration statement, investors who meet the applicable financial suitability requirements and have completed our investor account opening process may purchase unsecured, borrower payment dependent notes that correspond to payments received on an underlying standard program loan selected by the investor.

•	Certificates and Funds. Accredited investors and qualified purchasers who have established a relationship with LC Advisors, LLC (LCA), a registered investment advisor and our wholly owned subsidiary, can purchase certificates from the Trust or interests in separate limited partnership entities that purchase certificates from the Trust. The certificates are settled with cash flows from underlying standard or custom program loans selected by the investor. Neither certificates nor limited partnership interests can be purchased through our website.

•	Whole Loan Purchases. Certain institutional investors, such as banks, seek to hold the actual loan on their balance sheet. To meet this need, we sell entire standard or custom program loans to these investors. In connection with these sales, the investor owns all right, title and interest in each loan. For regulatory purposes, the investor also has access to the underlying borrower information, but is prohibited from contacting or marketing to the borrower in any manner and agrees to hold such borrower information in compliance with all applicable privacy laws. We continue to service these loans after they are sold and can only be removed as the servicer in limited circumstances.

Our note channel consists of the notes that we issue. When an investor registers, the investor enters into an investor agreement with us that governs the investor’s purchases of notes. Our note channel is supported by our website knowledge base and our investor services group who provide basic customer support to these investors.

Our certificate channel consists of funds and accounts managed by LCA, a registered investment advisor with operations distinct from those of Lending Club. Certificate investors typically seek to invest larger amounts as compared to the average note investor and desire a more “hands off” approach to investing. Certificates are sold in private transactions by the Trust, which acquires and holds loans for the sole benefit of certificate investors. Investors in certificates generally pay an asset-based management fee instead of the cash flow-based servicing fee paid by investors in notes.

LCA manages several funds that purchase certificates. Each fund provides a passive investment strategy around target loan grade and term allocation, such as 36-month 60% A and 40% B loans, and allows investors to more easily deploy large investment amounts and reinvest payments of principal and investment returns. LCA also manages separately managed accounts (SMAs). Investors who utilize SMAs often have investment criteria that differ from the LCA funds’ investment strategies and desire more control over their investment strategies. LCA’s management practices are guided by a three-member investment policy committee. Day-to-day operations are conducted by LCA employees and by certain personnel who have been engaged to provide specific services to LCA and its clients.

Our whole loan channel consists of the whole loans that we or our issuing banks sell in their entirety to investors through private transactions. Our institutional group is the primary point of contact for whole loan purchasers throughout the life of the relationship, from sourcing and establishing the relationship, negotiating the purchase and servicing agreement, undertaking diligence and ultimately managing the ongoing relationship. Under the whole loan purchase agreements, we establish the investors’ accounts and set out the procedures for the purchase of loans, including any purchase amount limitations, which we control in our discretion. We and the purchaser also make limited representations and warranties and agree to indemnify each other for breaches of the purchase agreement. The purchaser also agrees to simultaneously enter into a servicing agreement with us acting as servicer.

For all investment channels, we agree to repurchase loans in cases of confirmed identity theft.

Our unit economics are attractive given our low cost of borrower and investor acquisition, low capital costs and high operational leverage from automation. We optimize borrower acquisition channels by understanding risk profiles to maximize conversion of potential loan applicants. Investor acquisitions come mostly from referrals, due to our historical ability to provide attractive risk-adjusted returns. We measure contribution margin as a way to evaluate the unit economics of loans originated through our marketplace. As our marketplace has become more efficient, our contribution margin has generally increased over time and, for the nine months ended September 30, 2014, was 44.1%.

We have experienced significant growth since our marketplace launched in 2007. For the years ended December 31, 2012 and 2013, we facilitated loan originations through our marketplace of $717.9 million and $2.1 billion, respectively, representing an increase of 188%. For the nine months ended September 30, 2013 and 2014, we facilitated loan originations through our marketplace of $1.4 billion and $3.0 billion, respectively, representing an increase of 117%. For the years ended December 31, 2012 and 2013, our total net revenue was $33.8 million and $98.0 million, respectively, representing an increase of 190%. For the nine months ended September 30, 2013 and

2014, our total net revenue was $64.5 million and $143.0 million, respectively, representing an increase of 122%. Our historical growth rates in facilitating loan originations through our marketplace reflect a deliberate strategy that allowed us to build and develop the various enterprise functions to support our scale, including customer support, operations, risk controls, compliance and technology. Borrower and investor demand will continue to inform our business and loan product decisions, but we will not compromise the long-term viability of our marketplace to pursue excessive near-term growth rates that we believe would result in borrower or investor experiences below our standards.

Change in Fiscal Year

In December 2012, we changed our fiscal year end from March 31 to December 31. The change was effective as of December 31, 2012, and the nine months ended December 31, 2012 represent the transition period.

Springstone

In April 2014, we acquired all of the outstanding limited liability company interests of Springstone, a company that facilitates education and patient finance loans through two issuing banks. For its role in loan facilitation, Springstone earns transaction fees paid by the issuing bank and service provider at the time of origination, which averaged approximately 5.0% of the initial loan balance as of September 30, 2014. Currently, Springstone does not earn any servicing fees, as loans are originated, retained and serviced by the respective issuing bank. We currently intend to continue to have these loans funded and serviced through existing issuing banks while we develop plans to integrate these loans into our standard program over time.

Key Operating and Financial Metrics

We regularly review a number of metrics to evaluate our business, measure our performance, identify trends, formulate financial projections and make strategic decisions.

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(in thousands, except percentages)
	(unaudited)
Loan originations	$321,010	$608,348	$2,064,626	$1,366,253	$2,962,520
Contribution(1)	$15,536	$28,927	$43,458	$27,806	$63,374
Contribution margin(1)	(12.6)%	28.9%	44.4%	43.1%	44.1%
Adjusted EBITDA(1)	$(11,395)	$(2,557)	$15,227	$8,713	$13,384
Adjusted EBITDA margin(1)	(73.3)%	(8.8)%	15.5%	13.5%	9.3%

(1)	Contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For more information regarding our use of these measures and a reconciliation of these measures to the most comparable GAAP measure, see “—Reconciliations of Non-GAAP Financial Measures.”

Loan Originations

Loans to qualified borrowers are originated by our issuing bank partners. We generate revenue from transaction fees paid by issuing banks for our role in matching borrowers with investors to enable loan originations. Loan originations consist of loans acquired by us, which are either retained by us and financed primarily by the issuance of notes pursuant to the Note Registration Statement or loans sold to the Trust, which acquires capital through the sale of certificates, or are sold to unrelated third parties, and other loan originations by our issuing bank partners that we facilitated but did not purchase. We believe originations are a key indicator of the adoption rate of our marketplace, growth of our brand, scale of our business, strength of our network effect, economic competitiveness of our products and future growth. Loan originations have increased significantly over time due to the increased awareness of our brand, our high borrower and investor satisfaction rates, the effectiveness of our borrower acquisition channels, a strong track record of loan performance and the expansion of our capital sources. Factors that could affect loan originations include the interest rate and economic environment, the competitiveness of our products, the success of our operational efforts to balance investor and borrower demands, any limitations on the ability of our issuing banks to originate loans, our ability to develop new products or enhance existing products for borrowers and investors, the success of our sales and marketing initiatives and the success of borrower and investor acquisition and retention.

Contribution and Contribution Margin

Contribution is a non-GAAP financial measure that we calculate as net income (loss), excluding net interest income (expense) and other adjustments, general and administrative expense, stock-based compensation expense and income tax expense (benefit). Contribution margin is calculated by dividing contribution by total operating revenue. Contribution and contribution margin are measures used by our management and board of directors to understand and evaluate our core operating performance and trends. Contribution and contribution margin have varied from period to period and have generally increased over time. Factors that affect our contribution and contribution margin include revenue mix, variable marketing expenses and origination and servicing expenses. For more information regarding the limitations of contribution and contribution margin and a reconciliation of net income (loss) to contribution, see “—Reconciliations of Non-GAAP Financial Measures.”

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), excluding net interest income (expense) and other adjustments, acquisition and related expense, depreciation and amortization, amortization of intangible assets, stock-based compensation expense and income tax expense (benefit). Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total operating revenue. Adjusted EBITDA is a measure used by our management and board of directors to understand and evaluate our core operating performance and trends. Adjusted EBITDA has generally improved over time due to our increased revenue and efficiencies in the scale of our operations. For more information regarding the limitations of adjusted EBITDA and adjusted EBITDA margin and a reconciliation of net income (loss) to adjusted EBITDA, see “—Reconciliations of Non-GAAP Financial Measures.”

Factors Affecting Our Results

Economic Environment

The demand for our loan products from borrowers and investors is dependent upon interest rates offered and the return earned relative to other comparable or substitute products. While borrower appetite for consumer and small business credit has typically remained strong in most economic environments, general economic factors and conditions, including the general interest rate environment and unemployment rates, may affect borrower willingness to seek loans and investor ability and desire to invest in loans. For example, a significant interest rate increase could cause potential borrowers to defer seeking loans as they wait for rates to settle. Additionally, if weakness in the economy emerges and actual or expected default rates increase, our investors may delay or reduce their loan investments. However, we believe our marketplace will continue to offer an attractive value proposition to borrowers and investors in all economic and interest rate environments relative to other alternatives.

Effectiveness of Scoring Models

Our ability to attract borrowers and investors to our marketplace is significantly dependent on our ability to effectively evaluate a borrower’s credit profile and likelihood of default. Our ability to effectively segment borrowers into relative risk profiles impacts our ability to offer attractive interest rates for borrowers as well as our ability to offer investors attractive returns, both of which directly relate to our users’ confidence in our marketplace. We utilize credit decisioning and scoring models that assign each loan offered on our marketplace a corresponding interest rate and origination fee. Our investors’ returns are a function of the assigned interest rates for each particular loan invested in less any defaults over the term of the applicable loan. We believe we have a history of effectively evaluating borrower’s credit profiles and likelihood of defaults, as evidenced by the performance of various loan vintages facilitated through our marketplace. The following charts display the historical lifetime cumulative net charge-off rates through September 30, 2014, by booking year, for all grades and 36- and 60-month terms of standard program loans for each of the years shown.

We evaluate our marketplace’s credit decisioning and scoring models on a regular basis and leverage the additional data on loan history experience, borrower behavior, economic factors and prepayment trends that we accumulate to continually improve the models. If we are unable to effectively evaluate borrowers’ credit profiles, borrowers and investors may lose confidence in our marketplace.

Product Innovation

We have made and intend to continue to make substantial investments and incur expenses to research and develop or otherwise acquire new financial products for borrowers and investors. Our revenue growth to date has been a function of, and our future success will depend in part on, successfully meeting borrower and investor demand with new and innovative loan and investment options. For example, in early 2014, we began offering small business loans to qualified investors in private transactions, bringing the benefit of our innovative marketplace model, online delivery and process automation to small business owners. For investors, we have introduced automated investing, an application programming interface (API), investment funds and other separately managed accounts that make investing in loans easier. We also recently acquired Springstone and plan to incorporate its education and patient finance loans into our standard program over time. Failure to successfully develop and offer innovative products could adversely affect our operating results and we may not recoup the costs of new products.

Marketing Effectiveness and Strategic Relationships

We intend to continue to dedicate significant resources to our marketing and brand advertising efforts and strategic relationships. Our marketing efforts are designed to build awareness of Lending Club and attract borrowers and investors to our marketplace. We use a diverse array of marketing channels and are constantly seeking to improve and optimize our experience both on- and offline to achieve efficiency and a high level of borrower and investor satisfaction. We also continue to invest in our strategic relationships to raise awareness of our platform and attract borrowers and investors to our marketplace. Our operating results and ability to sustain and grow loan volume will depend, in part, on our ability to continue to make effective investments in marketing and the effectiveness of our strategic relationships.

Regulatory Environment

The regulatory environment for credit is complex and evolving, creating both challenges and opportunities that could affect our financial performance. We expect to continue to spend significant resources to comply with various federal and state laws and various licensing requirements designed to, among other things, protect borrowers (such as truth in lending, equal credit opportunity, fair credit reporting and fair debt collections practices) and investors. Our marketplace incorporates a number of automated features to help comply with these laws in an efficient and cost effective manner. While new laws and regulations or changes under existing laws and regulations could make facilitating loans or investment opportunities more difficult to achieve on acceptable terms, or at all, these events could also provide new product and market opportunities. To the extent we seek to grow internationally, we would become subject to additional foreign regulation and related compliance requirements and expense.

Components of Results of Operations

Total Net Revenue

Our primary sources of revenue consist of fees charged for transactions through or related to our marketplace. Our fees include transaction, servicing and management fees.

Transaction Fees

Transaction fees are fees paid by the issuing banks to us for the work we perform through our marketplace in facilitating originations. The amount of these fees is based upon the terms of the loan, including grade, rate, term and other factors. As of September 30, 2014, these fees ranged from 1% to 6% of the initial principal amount of a loan. In addition, for education and patient finance loans, transaction fees may exceed 6% as they include fees earned from issuing banks and service providers. These fees are recognized as a component of operating revenue at the time of loan issuance.

Effective July 1, 2013, we elected to account for loans we intend to sell to whole loan purchasers at fair value. Under this election, the purchase of such loans is recorded at fair value and all related transaction fees and costs are recorded when earned or incurred, respectively. Prior to this change, from December 1, 2012 through June 30, 2013, transaction fees and costs were included in the computation of the gain or loss on the sale of the loan, which was recorded in other revenue on the consolidated statement of operations. As such, transaction fees are now reflected in transaction fees and not in other revenue on the statement of operations. In accordance with GAAP, for this type of accounting change, we are not permitted to reclassify the prior period amounts to conform to this current presentation.

Servicing Fees

Servicing fees paid to us vary based on investment channel. Note investors pay us a servicing fee equal to 1% of each payment amount received from the borrower and whole loan purchasers pay a monthly servicing fee up to 1.3% per annum on the month-end principal balance of loans serviced. The servicing fee compensates us for the costs we incur in servicing the related loan, including managing payments from borrowers, payments to investors and maintaining investors’ account portfolios.

We record servicing assets and liabilities at their estimated fair values when we sell whole loans to unrelated third parties or when the servicing contract commences. Over the life of the loan, changes in the estimated fair value of servicing assets and liabilities are included in servicing fees in the period in which the changes occur.

The following table provides the outstanding principal balance of loans that we serviced at the end of the periods indicated, by the method that the loans were financed.

Loans Serviced by Method Financed	March 31, 2012	December 31, 2012	December 31, 2013	September 30, 2014
	(in millions)
	(unaudited)
Notes	$273.7	$397.1	$688.3	$983.3
Certificates	93.2	398.7	1,171.7	1,601.1
Whole loans sold	—	9.6	406.5	1,372.1
Financed by Lending Club	5.2	0.5	0.4	0.3

Total	$372.1	$805.9	$2,266.9	$3,956.8

Management Fees

Accredited investors and qualified purchasers can invest in limited partner interests in investment funds managed by LCA. LCA typically charges these interest holders a monthly management fee based on the month-end balance of their assets under management, ranging from 0.7% to 1.2% per annum. This fee may be waived or reduced for individual limited partners at the discretion of the general partner. LCA does not earn any carried interest from the investment funds. For separately managed account certificate holders, LCA earns a management fee ranging from 0.7% to 1.2% per annum of the month-end principal balance of loans serviced.

Other Revenue

Other revenue consists of revenue from gains and losses on sales of whole loans and referral revenue. Certain investors investing through our marketplace acquire standard or custom program loans in their entirety. In connection with these whole loan sales, in addition to the transaction fee earned in respect of the corresponding loan, we recognize a gain or loss on the sale of that loan based on the degree to which the contractual loan servicing fee is above or below an estimated market rate loan servicing fee (loans are typically sold at par). From December 1, 2012 through June 30, 2013, we included in the gain calculation on whole loan sales the amount of the transaction fees earned in respect of those loans, resulting in higher gains on sale and lower transaction fees.

Net Interest Income (Expense) and Other Adjustments

Net Interest Income (Expense). We do not assume principal or interest risk on loans originated through our marketplace as it matches borrowers and investors. We only make principal and interest payments on notes issued pursuant to the Note Registration Statement to the extent we receive borrower payments. We are only required to deliver payments as a servicer on loans held by third parties and to the Trust for certificates issued by it related to the corresponding loans only to the extent we actually receive borrower payments. As a result, on our statement of operations for any period and balance sheet as of any date (i) interest income on loans corresponds to the interest expense on notes and certificates and (ii) loan balances correspond to note and certificate balances, with any variations largely resulting from timing differences between the crediting of principal and interest payments on loans versus the disbursement of those payments to investors.

From time to time, however, we may make limited loan investments without us issuing a corresponding note to investors, resulting in differences between total interest income and expense amounts on our statement of operations and total loan and notes and certificates balances on our balance sheets. These loan investments have been related primarily to customer accommodations and have been insignificant. We do not anticipate that such investments will be material in the foreseeable future.

Additionally, interest income (expense) includes interest income earned on cash and cash equivalents and interest expense incurred on the term loan.

Other Adjustments: Fair Value Adjustments on Loans, Notes and Certificates and Benefit (Provision) for Losses on Loans at Amortized Cost. We estimate the fair value of loans and their related notes and certificates using a discounted cash flow valuation methodology. The discounted cash flow valuation methodology uses the historical defaults and losses and recoveries on our loans over the past several years to project future losses and net cash flows on loans. The changes in the fair values of loans, notes and certificates are shown on our consolidated statement of operations on a gross basis. Due to the payment dependent feature of the notes and certificates, fair value adjustments on the loans offset the effect of fair value adjustments on the notes and certificates, resulting in no net effect on our earnings. As discussed above, we invest in a limited amount of loans for customer accommodation purposes. These loans are included on our balance sheet with no corresponding note or certificate, and as such the change in fair value of these loans are recorded through the statement of operations with no offsetting affect. These fair value adjustments have been immaterial for the periods presented, and we do not anticipate that such investments will be material in the foreseeable future.

We previously financed certain loans using sources of funds other than our issuance of notes or sales of loans to the Trust or unaffiliated third parties and accounted for those loans at amortized cost, reduced by a valuation allowance for loan losses incurred as of the balance sheet date. All loans acquired and held after September 2011 have been accounted for at fair value. The balance of loans at amortized cost declined to zero during the quarter ended December 31, 2012.

Operating Expenses

Our primary operating expenses consist of sales and marketing expense, origination and servicing expense and general and administrative expense, including engineering and product development and other general and administrative expense.

Sales and Marketing

Sales and marketing expense consists primarily of variable marketing expenses, including those related to borrower and investor acquisition and retention and general brand and awareness building, and salaries, benefits and stock-based compensation expense related to our sales and marketing staff.

Origination and Servicing

Origination and servicing expense consists primarily of salaries, benefits and stock-based compensation expense related to our credit, collections, customer support and payment processing staff and vendor costs associated with facilitating and servicing loans.

General and Administrative

Engineering and Product Development. Engineering and product development expense consists primarily of salaries, benefits and stock-based compensation expense for our engineering and product development team and the cost of subcontractors who work on the development and maintenance of our platform. Engineering and product development expense also includes non-capitalized hardware and software costs and depreciation and amortization of technology assets.

Other. Other general and administrative expense consists primarily of salaries, benefits and stock-based compensation expense for our accounting and finance, business development, legal, human resources and facilities staff, professional fees related to legal and accounting, facilities expense and compensation expense related to the acquisition of Springstone. The amount of this compensation expense that we expect to record during the years ended December 31, 2014, 2015, 2016 and 2017 is $10.8 million, $10.6 million, $3.7 million and $0.5 million, respectively, which assumes satisfaction of vesting and other obligations.

Income Tax

Provision for income taxes consists of federal and state income taxes in the United States and deferred income taxes and changes in the related valuation allowance reflecting the net tax effects of temporary difference between the carrying amounts of assets and liabilities for financial reporting purpose and the amounts used for income tax purposes.

At December 31, 2013, we had federal and state net operating loss carry-forwards of approximately $43.9 million and $40.7 million, respectively, to offset future taxable income. These federal and state net operating loss carry-forwards will begin expiring in 2027 and 2016, respectively. Additionally, at December 31, 2013, we had federal and state research and development tax credit carry-forwards of approximately $0.6 million and $0.5 million, respectively. The federal credit carry-forwards will begin expiring in 2016 and the state credits may be carried forward indefinitely. We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, a full valuation allowance has historically been recorded to recognize only deferred tax assets that are more likely than not to be realized.

Results of Operations

The following tables set forth the consolidated statement of operations data for each of the periods presented:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(in thousands)
	(audited)			(unaudited)
Consolidated Statement of Operations Data:
Operating revenues:
Transaction fees	$13,701	$26,013	$85,830	$55,214	$133,835
Servicing fees	1,222	1,474	3,951	2,485	6,301
Management fees	206	720	3,083	2,083	4,163
Other revenue (expense)	407	720	5,111	4,708	(438)

Total operating revenue	15,536	28,927	97,975	64,490	143,861
Net interest income (expense) and other adjustments	261	(334)	27	15	(854)

Total net revenue	15,797	28,593	98,002	64,505	143,007

Operating expenses(1):
Sales and marketing	12,571	14,723	39,037	26,577	60,808
Origination and servicing	5,099	6,134	17,217	11,044	26,135
General and administrative:
Engineering and product development	2,712	3,994	13,922	9,140	22,987
Other	7,359	7,980	20,518	13,294	55,875

Total operating expenses	27,741	32,831	90,694	60,055	165,805

Income (loss) before income taxes	(11,944)	(4,238)	7,308	4,450	(22,798)
Income tax expense	—	—	—	—	1,059

Net income (loss)	$(11,944)	$(4,238)	$7,308	$4,450	$(23,857)

(1)	Includes stock-based compensation expense as follows:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(in thousands)
Stock-Based Compensation Expense:
Sales and marketing	$152	$216	$1,313	$767	$5,029
Origination and servicing	31	60	424	170	1,427
General and administrative:
Engineering and product development	95	406	2,171	1,019	3,487
Other	382	428	2,375	1,390	15,946

Total stock-based compensation expense	$660	$1,110	$6,283	$3,346	$25,889

The following table sets forth the consolidated statement of operations data for each of the periods presented as a percentage of total net revenue:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
Consolidated Statement of Operations Data:
Operating revenue:
Transaction fees	87%	91%	88%	86%	94%
Servicing fees	8	5	4	4	4
Management fees	1	2.5	3	3	3
Other revenue (expense)	2	2.5	5	7	0

Total operating revenue	98	101	100	100	101
Net interest income (expense) and other adjustments	2	(1)	0	0	(1)

Total net revenue	100	100	100	100	100

Operating expenses(1):
Sales and marketing	80	52	40	41	43
Origination and servicing	32	21	18	17	18
General and administrative:
Engineering and product development	17	14	14	14	16
Other	47	28	21	21	39

Total operating expenses	176	115	93	93	116

Income (loss) before income taxes	(76)	(15)	7	7	(16)
Income tax expense	0	0	0	0	1

Net income (loss)	(76)%	(15)%	7%	7%	(17)%

(1)	Include stock-based compensation expense as follows:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
Stock-Based Compensation Expense:
Sales and marketing	1%	1%	1%	1%	4%
Origination and servicing	0	0	1	0	1
General and administrative:
Engineering and product development	1	1	2	2	2
Other	2	2	2	2	11

Total stock-based compensation expense	4%	4%	6%	5%	18%

Nine months ended September 30, 2014 and 2013

Total Net Revenue

	Nine Months Ended September 30,		Change ($)	Change (%)
	2013	2014
	(in thousands, expect percentages)
	(unaudited)
Transaction fees	$55,214	$133,835	$78,621	142%
Servicing fees	2,485	6,301	3,816	154
Management fees	2,083	4,163	2,080	100
Other revenue (expense)	4,708	(438)	(5,146)	N/M

Total operating revenue	64,490	143,861	79,371	123%

Net interest income (expense) and other adjustments	15	(854)	(869)	N/M

Total net revenue	$64,505	$143,007	$78,502	122%

Transaction Fees. Transaction fees were $133.8 million and $55.2 million for the nine months ended September 30, 2014 and 2013, respectively, an increase of 142%. This increase was primarily due to an increase in loan originations through our marketplace. Originations were $2,962.5 million and $1,366.3 million for the nine months ended September 30, 2014 and 2013 respectively, an increase of 117%. In addition, during the nine months ended September 30, 2013, $4.9 million in transaction fees were included in the gain on sale of whole loans, which was included in other revenue. The average transaction fees as a percentage of the initial principal amount of the loan, including the $4.9 million in other revenue, were 4.5% and 4.4% for the nine months ended September 30, 2014 and 2013, respectively. This increase was primarily due to higher percentages of 60-month loans and loans with higher risk grades, each of which have higher corresponding transaction fees, and the addition of education and patient finance loans.

Servicing Fees. Servicing fees were $6.3 million and $2.5 million for the nine months ended September 30, 2014 and 2013, respectively, an increase of 154%. The increase was primarily due to increased loan payments and balances of notes and certain certificates and sold loans outstanding serviced by us for the nine months ended September 30, 2014, as compared to the nine months ended September 30, 2013, partially offset by changes in the fair value of servicing assets and liabilities.

Management Fees. Management fees were $4.2 million and $2.1 million for the nine months ended September 30, 2014 and 2013, respectively, an increase of 100%. The increase in management fees was primarily due to an increase in assets under management and outstanding certificate balances.

Other Revenue (Expense). Other revenue (expense) was $(0.4) million and $4.7 million for the nine months ended September 30, 2014 and 2013, respectively, a decrease of 109%. The decrease was primarily due to a $6.0 million decrease in gain on sale of whole loans to unrelated purchasers, which was partially offset by an increase in referral commissions. From January 1, 2013 through June 30, 2013, we included $4.9 million of transaction fees that were earned in respect of those loans in the gain on whole loan sales, which resulted in higher gains on sale and lower transaction fees.

Components of Net Interest Income (Expense) and Other Adjustments

	Nine Months Ended September 30,
	2013	2014
	(in thousands)
	(unaudited)
Interest income:
Loans	$124,760	$252,293
Cash and cash equivalents	11	5

Total interest income	124,771	252,298

Interest expense:
Notes and certificates	(124,727)	(252,212)
Term loan	—	(842)

Total interest expense	(124,727)	(253,054)

Net interest income (expense)	44	(756)
Fair value adjustments on loans, notes and certificates, net	(29)	(98)

Net interest income (expense) and other adjustments	$15	$(854)

Average outstanding balances:
Loans	$1,138,193	$2,246,575
Notes and certificates	$1,144,528	$2,258,254

Interest Income on Loans. Interest income from loans was $252.3 million and $124.8 million for the nine months ended September 30, 2014 and 2013, respectively. The increase in interest income was primarily due to the increase in the outstanding balances of loans.

Interest Expense on Notes and Certificates. Interest expense for notes and certificates was $252.2 million and $124.7 million for the nine months ended September 30, 2014 and 2013, respectively. The increase in interest expense was primarily due to the increase in the outstanding balances of notes and certificates.

Interest Expense on Term Loan. Interest expense on term loan was $0.8 million for the nine months ended September 30, 2014, which was related to the borrowing incurred in April 2014 related to the Springstone acquisition. We did not have any term loans outstanding during the nine months ended September 30, 2013 and did not incur any interest expense for that period.

Fair Value Adjustments on Loans, Notes and Certificates. The fair value adjustments on loans were largely offset by the fair value adjustments on the notes and certificates at fair value due to the borrower payment dependent design of the notes and certificates and to the principal balances of the loans being similar to the combined principal balances of the notes and certificates. Accordingly, the net fair value adjustment losses on loans and notes and certificates were immaterial for the nine months ended September 30, 2014 and 2013.

Net Interest Income (Expense) and Other Adjustments. Net interest income (expense) and other adjustments were $(0.9) million and $15,000 for the nine months ended September 30, 2014 and 2013, respectively. The decrease in net interest income (expense) and other adjustments was primarily due to the interest expense incurred on the term loan.

Operating Expenses

	Nine Months Ended September 30,		Change ($)	Change (%)
	2013	2014
	(in thousands, except percentages)
	(unaudited)
Sales and marketing	$26,577	$60,808	$34,231	129%
Origination and servicing	11,044	26,135	15,091	137
General and administrative:
Engineering and product development	9,140	22,987	13,847	151
Other	13,294	55,875	42,581	320

Total operating expenses	$60,055	$165,805	$105,750	176%

Sales and Marketing. Sales and marketing expense was $60.8 million and $26.6 million for the nine months ended September 30, 2014 and 2013, respectively, an increase of 129%. The increase was due to a $29.1 million increase in variable marketing expenses.

Origination and Servicing. Origination and servicing expense was $26.1 million and $11.0 million for the nine months ended September 30, 2014 and 2013, respectively, an increase of 137%. The increase was primarily due to a $10.3 million increase in compensation expense as we expanded our credit and customer support teams due to increasing loan applications and a $4.2 million increase in consumer reporting agency and loan processing costs, which was primarily driven by higher loan volume.

General and Administrative

Engineering and Product Development. Engineering and product development expense was $23.0 million and $9.1 million for the nine months ended September 30, 2014 and 2013, respectively, an increase of 151%. The increase was primarily due to a $9.7 million increase in personnel-related expenses resulting from increased headcount and contract labor expense as we enhanced our website tools and functionality and a $3.8 million increase in expensed equipment and software, support and maintenance and depreciation expense reflecting our continued investment in technology infrastructure.

We capitalized $8.2 million and $2.0 million of software development costs for the nine months ended September 30, 2014 and 2013, respectively. These costs generally are amortized over a three year period.

Other. Other general and administrative expense was $55.9 million and $13.3 million for the nine months ended September 30, 2014 and 2013, respectively, an increase of 320%. The increase was primarily due to a $26.7 million increase in compensation expense, $6.4 million of which was the amortization of the compensation arrangement related to certain key continuing employees of Springstone, with the remainder primarily related to an increase in headcount and stock-based compensation expense, an $8.3 million increase in professional services and amortization of intangibles and a $2.1 million increase in contingent legal liabilities.

Income Taxes

For the nine months ended September 30, 2014, we recorded $1.1 million of income tax expense. The $1.1 million of income tax expense related to the amortization of tax-deductible goodwill from the acquisition of Springstone, which gives rise to an indefinite-lived deferred tax liability. There was no income tax benefit recorded on the pretax loss due to an increase in the deferred tax asset valuation allowance. We recorded no income tax expense for the nine months ended September 30, 2013 because the corporate income tax liabilities due on our taxable income were offset by usage of prior years’ net operating losses and tax credit carry-forwards.

Fiscal Year Ended December 31, 2013, Nine Months Ended December 31, 2012 and Fiscal Year Ended March 31, 2012

Total Net Revenue

	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Change ($)	Change (%)
	(in thousands, except percentages)
Transaction fees	$26,013	$85,830	$59,817	230%
Servicing fees	1,474	3,951	2,477	168
Management fees	720	3,083	2,363	328
Other revenue	720	5,111	4,391	610

Total operating revenue	28,927	97,975	69,048	239

Net interest income (expense) and other adjustments	(334)	27	361	108

Total net revenue	$28,593	$98,002	$69,409	243%

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Change ($)	Change (%)
	(in thousands, except percentages)
Transaction fees	$13,701	$26,013	$12,312	90%
Servicing fees	1,222	1,474	252	21
Management fees	206	720	514	250
Other revenue	407	720	313	77

Total operating revenue	15,536	28,927	13,391	86

Net interest income (expense) and other adjustments	261	(334)	(595)	(228)

Net revenue	$15,797	$28,593	$12,796	81%

Transaction Fees. Transaction fees were $85.8 million and $26.0 million for the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, respectively, an increase of 230%. The increase in these fees was primarily due to an increase in loans originated through our marketplace from $608.2 million for the nine months ended December 31, 2012 to $2,064.6 million for the fiscal year ended December 31, 2013, an increase of 239%. In addition, during the six months ended June 30, 2013, $4.9 million in transaction fees were included in the gain on sale of whole loans, which was included in other revenue. The average transaction fees as a percentage of the initial principal balance of the loan, including the $4.9 million in other revenue, were 4.4% and 4.3% for the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, respectively. The increase was primarily due to a higher percentage of 60-month loans and loans with higher risk grades, each of which have higher corresponding transaction fees.

Transaction fees were $26.0 million and $13.7 million for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, respectively, an increase of 90%. The increase in these fees was primarily due to an increase in loans originated through our marketplace from $321.1 million for the fiscal year ended March 31, 2012 to $608.2 million for the nine months ended December 31, 2012, an increase of 90%.

Servicing Fees. Servicing fees were $4.0 million and $1.5 million for the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, respectively, an increase of 168%. The increase in servicing fees was primarily due to increased balances of notes and certain certificates and sold loans outstanding serviced by us for the fiscal year ended December 31, 2013 as compared to the nine months ended December 31, 2012.

Servicing fees were $1.5 million and $1.2 million for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, respectively, an increase of 21%. The increase in servicing fees was primarily due to an increase in the aggregate amount of outstanding note and certain certificate balances for the fiscal year ended December 31, 2012 as compared to the fiscal year ended March 31, 2012.

Management Fees. Management fees were $3.1 million and $0.7 million for the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, respectively, an increase of 328%. The increase in management fees was due primarily to an increase in the total assets under management and outstanding certificate balances.

Management fees were $0.7 million and $0.2 million for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, respectively. The increase in management fees was due primarily to an increase in the total assets under management and outstanding certificate balances.

Other Revenue. Other revenue was $5.1 million and $0.7 million for the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, respectively, an increase of 610%. The increase in other revenue was primarily due to a $3.5 million increase in gain on sale of whole loans to unrelated purchasers. The $3.5 million increase included $4.9 million in transaction fees, which are included in the gain on sale of whole loans from January 1, 2013 to June 30, 2013.

Other revenue was $0.7 million and $0.4 million for the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012, respectively, an increase of 77%. The increase in other revenue was primarily due to an increase in gain on sale of whole loans to unrelated purchasers.

Components of Net Interest Income (Expense) and Other Adjustments

	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Change ($)	Change (%)
	(in thousands, except percentages)
Interest income:
Loans	$56,829	$187,495	$130,666	230%
Cash and cash equivalents	32	12	(20)	(63)

Total interest income	56,861	187,507	130,646	230

Interest expense:
Notes and certificates	(56,631)	(187,447)	(130,816)	231
Loans payable	(11)	—	11	(100)

Total interest expense	(56,642)	(187,447)	(130,805)	231

Net interest income (expense)	219	60	(159)	(73)
Fair value adjustments on loans, notes and certificates, net	(595)	(33)	562	(94)
Benefit from loss reversal on loans at amortized cost	42	—	(42)	(100)

Net interest income (expense) and other adjustments	$(334)	$27	$361	(108%)

Average outstanding balances:
Loans	$551,923	$1,278,631	$726,708	132%
Notes and certificates	$552,523	$1,285,764	$733,241	133%

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Change ($)	Change (%)
	(in thousands, except percentages)
Interest income:
Loans	$32,636	$56,829	$24,193	74%
Cash and cash equivalents	24	32	8	33

Total interest income	32,660	56,861	24,201	74

Interest expense:
Notes and certificates	(31,777)	(56,631)	(24,854)	78
Loans payable	(253)	(11)	242	(96)

Total interest expense	(32,030)	(56,642)	(24,612)	77

Net interest income (expense)	630	219	(411)	(65)
Fair value adjustments on loans, notes and certificates, net	(1)	(595)	(594)	N/M
Benefit (provision) for losses on loans at amortized cost	(368)	42	410	(111)

Net interest income (expense) and other adjustments	$261	$(334)	$(595)	(228%)

Average outstanding balances:
Loans	$255,281	$551,923	$296,642	116%
Notes and certificates	$250,291	$552,523	$302,232	121%

Interest Income on Loans. For the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, interest income from loans was $187.5 million and $56.8 million, respectively. The increase in interest income was primarily due to the increase in the outstanding balances of loans.

For the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012, interest income from loans was $56.8 million and $32.6 million, respectively. The increase in interest income was primarily due to the increase in the outstanding balances of loans.

Interest Expense on Notes and Certificates. For the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, we recorded interest expense for notes and certificates of $187.4 million and $56.6 million, respectively. The increase in interest expense was primarily due to the increase in the outstanding balances of notes and certificates.

For the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, we recorded interest expense for notes and certificates of $56.6 million and $31.8 million, respectively. The increase in interest expense was primarily due to the increase in the outstanding balances of notes and certificates.

Interest Expense on Loans Payable. We did not incur any interest expense for loans payable for the fiscal year ended December 31, 2013. For loans payable that were paid in full in July 2012, we recorded interest expense for loans payable of $11,000 and $0.3 million, for the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012, respectively.

Fair Value Adjustments on Loans, Notes and Certificates. The fair value adjustment losses on loans were largely offset by the fair value adjustment gains on the notes and certificates at fair value due to the borrower payment dependent design of the notes and certificates and due to the principal balances of the loans being similar to the combined principal balances of the notes and certificates. Accordingly, the net fair value adjustment losses for loans, notes and certificates were $33,000, $0.6 million and $1,000 for the fiscal year ended December 31, 2013, the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012, respectively.

Benefit (Provision) for Losses on Loans at Amortized Cost. We formerly financed certain loans using sources of funds other than notes and certificates and accounted for those loans at amortized cost, reduced by a valuation allowance for loan losses incurred as of the balance sheet date. All loans acquired and held after September 2011 have been accounted for at fair value. The balance of loans at amortized cost declined to zero during the quarter ended December 31, 2012.

There was no provision or benefit related to loans at amortized cost for the year ended December 31, 2013 because there were no such loans outstanding during that period. We recorded provisions (benefits) for losses on loans at amortized cost of $(42,000) and $0.4 million during the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012, respectively. The reduction in the loan loss provision was due to the roll-off of the remaining balance of loans at amortized cost.

Net Interest Income (Expense) and Other Adjustments. Net interest income (expense) and other adjustments were $27,000 and $(0.3) million for the year ended December 31, 2013 and nine months ended December 31, 2012, respectively. The increase was primarily due to a reduction in the net fair value adjustment losses on loans, notes and certificates of $0.6 million, which was partially offset by a decline in net interest income of $0.2 million.

Net interest income (expense) and other adjustments were $(0.3) million and $0.3 million for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, respectively. The net decline was primarily due to a decline in net interest income of $0.4 million and an increase in the net fair value adjustment losses on loans, notes and certificates of $0.6 million, which was partially offset by a decline in provision for losses on loans at amortized cost of $0.4 million.

Operating Expenses

	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Change ($)	Change (%)
	(in thousands, except percentages)
Sales and marketing	$14,723	$39,037	$24,314	165%
Origination and servicing	6,134	17,217	11,083	181
General and administrative:
Engineering and product development	3,994	13,922	9,928	249
Other	7,980	20,518	12,538	157

Total operating expenses	$32,831	$90,694	$57,863	176%

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Change ($)	Change (%)
	(in thousands, except percentages)
Sales and marketing	$12,571	$14,723	$2,152	17%
Origination and servicing	5,099	6,134	1,035	20
General and administrative:
Engineering and product development	2,712	3,994	1,282	47
Other	7,359	7,980	621	8

Total operating expenses	$27,741	$32,831	$5,090	18%

Sales and Marketing. Sales and marketing expense was $39.0 million and $14.7 million for the fiscal year ended December 31, 2013 and nine months ended December 31, 2012, respectively, an increase of 165%. The increase was primarily due to an $18.7 million increase in variable marketing expenses driven by higher loan originations and a $5.1 million increase in personnel-related expenses.

Sales and marketing expense was $14.7 million and $12.6 million for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, respectively, an increase of 17%. The increase was primarily due to a $1.4 million increase in variable marketing expenses driven by higher loan originations and a $1.3 million increase in personnel-related expenses.

Origination and Servicing. Origination and servicing expense was $17.2 million and $6.1 million for the fiscal year ended December 31, 2013 and nine months ended December 31, 2012, respectively, an increase of 181%. The increase was primarily due to a $7.3 million increase in personnel-related expenses and a $3.9 million increase in consumer reporting agency and loan processing costs, both driven by higher loan volumes.

Origination and servicing expense was $6.1 million and $5.1 million for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, respectively, an increase of 20%. The increase was primarily due to a $0.6 million increase in personnel-related expenses.

General and Administrative

Engineering and Product Development. Engineering and product development expense was $13.9 million and $4.0 million for the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, respectively, an increase of 249%. The increase was primarily driven by continued investment in our platform, which included a $7.1 million increase in personnel-related expenses resulting from increased headcount and contract labor expense and a $2.1 million increase in expensed equipment and software and depreciation expense.

Engineering and product development expense was $4.0 million and $2.7 million for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, respectively, an increase of 47%. The increase was primarily driven by continued investment in our platform, which included an $0.8 million increase in personnel-related expenses resulting from increased headcount and contract labor expense and a $0.2 million increase in expensed equipment and software and depreciation expense.

We capitalized $3.8 million and $0.4 million in software development costs for the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, respectively.

Other. Other general and administrative expense was $20.5 million and $8.0 million for the fiscal year ended December 31, 2013 and the nine months ended December 31, 2012, respectively, an increase of 157%. The increase was primarily due to a $7.3 million increase in personnel-related expenses from increased headcount and a $2.3 million increase in rent and facilities expenses.

Other general and administrative expense was $8.0 million and $7.4 million for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, respectively, an increase of 8%. The increase was primarily due to a $0.3 million increase in personnel-related expenses from increased headcount.

Income Taxes

We recorded no income tax expense related to the pre-tax income for the fiscal year ended December 31, 2013 due to the availability of deferred tax assets subject to a full valuation to offset current year income. We recorded no tax benefit related to our pre-tax losses for the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012 because the tax benefit on such losses were offset by increases in the valuation allowance. Deferred tax assets, such as the future benefit of net operating loss deductions against future taxable income, can be recognized if realization of such tax-related assets is more likely than not. Given our history of operating losses, it is difficult to accurately forecast when and in what amounts future results will be affected by the realization, if any, of the tax benefits of future deductions for our net operating loss carry-forwards. Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets.

Quarterly Results of Operations

The following table sets forth our unaudited consolidated statement of operations data for each of the seven quarters ended September 30, 2014. The unaudited quarterly statement of operations data set forth below have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited quarterly statement of operations data. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended
	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014	Sep. 30, 2014
	(in thousands, except percentages)
	(unaudited)
Consolidated Statement of Operations Data:
Operating revenue:
Transaction fees	$13,582	$16,393	$25,239	$30,616	$35,412	$45,801	$52,622
Servicing fees	715	882	888	1,466	1,780	1,468	3,053
Management fees	494	720	869	1,000	1,094	1,461	1,608
Other revenue (expense), net	1,452	2,847	409	403	416	(109)	(745)

Total operating revenue	16,243	20,842	27,405	33,485	38,702	48,621	56,538
Net interest income (expense) and other adjustments	8	(3)	10	12	16	(396)	(474)

Total net revenue	16,251	20,839	27,415	33,497	38,718	48,225	56,064

Operating expenses(1):
Sales and marketing	7,707	8,410	10,460	12,460	20,582	19,225	21,001
Origination and servicing	2,634	3,414	4,996	6,173	7,402	8,566	10,167
General and administrative:
Engineering and product development	2,248	3,043	3,849	4,782	5,722	8,030	9,235
Other	3,622	4,190	5,482	7,224	12,311	20,951	22,613

Total operating expenses	16,211	19,057	24,787	30,639	46,017	56,772	63,016

Income (loss) before income taxes	40	1,782	2,628	2,858	(7,299)	(8,547)	(6,952)
Income tax expense (benefit)	—	85	(85)	—	—	640	419

Net income (loss)	$40	$1,697	$2,713	$2,858	$(7,299)	$(9,187)	(7,371)

Other Data(2):
Loan originations	$352,885	$446,225	$567,142	$698,373	$791,348	$1,005,946	$1,165,226
Contribution(3)	$6,015	$9,231	$12,560	$15,654	$14,578	$21,915	$26,881
Contribution margin(3)	37.0%	44.3%	45.8%	46.7%	37.7%	45.1%	47.5%
Adjusted EBITDA(3)	$732	$3,054	$4,927	$6,514	$1,866	$4,002	$7,517
Adjusted EBITDA margin(3)	4.5%	14.7%	18.0%	19.5%	4.8%	8.2%	13.3%

(1)	Includes stock-based compensation as follows:

	Three Months Ended
	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014	Sep. 30, 2014
	(in thousands)
Stock-Based Compensation Expense:
Sales and marketing	$87	$174	$506	$547	$3,502	$615	$912
Origination and servicing	26	39	105	255	358	470	599
General and administrative:
Engineering and product development	174	326	519	1,151	737	1,258	1,492
Other	239	410	741	983	2,436	5,976	7,534

Total stock-based compensation expense	$526	$949	$1,871	$2,936	$7,033	$8,319	$10,537

(2)	For more information about loan originations, contribution margin, adjusted EBITDA and adjusted EBITDA margin, see “—Key Operating and Financial Metrics.”
(3)	Contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For more information regarding our use of these measures and a reconciliation of these measures to the most comparable GAAP measure, see “—Reconciliations of Non-GAAP Financial Measures.”

Quarterly Trends

Our total net revenue has generally increased since our inception, including the seven quarters ended September 30, 2014. This increase has been driven primarily from an increase in loan originations and an increase in the outstanding principal balances of loans, notes and certificates. There is some seasonality in demand for personal loans, which is generally lower in the first and fourth quarters. While our growth has somewhat masked this seasonality, our operating results could be affected by such seasonality in the future.

Beyond growth in originations, revenues have also fluctuated due to changes in the mix of loans, notes and certificates. Historically, mix changes within our loan grades, which have differing transaction fees by loan grade, have driven some variability within transaction fees when measured as a percentage of originations. Mix changes in notes, certificates and loan sales drive changes in servicing fees and management fees. Net revenue for the quarter ended September 30, 2014 included $5.7 million of revenue from Springstone, which was acquired in April 2014. Effective July 1, 2013, we changed our accounting for loans sold, which resulted in transaction fees associated with loans sold being recorded in transactions fees in the statement of operations. In the future, we expect grade mix changes, product mix changes and mix changes in notes, certificates and loan sales to continue to drive variability in our revenues.

Operating expenses have increased over the last seven quarters primarily due to an increase in loan originations and an increase in the outstanding principal balances of loans that we service. Sales and marketing expenses have generally increased sequentially from quarter-to-quarter, primarily due to increases in originations and headcount-related growth, which includes stock-based compensation expense. Specifically in the quarter ended March 31, 2014, sales and marketing expense increased due to higher marketing expenditures on a new product, sales and marketing channel testing and seasonality. Origination and servicing expenses have increased sequentially from quarter-to-quarter, primarily due to increases in originations, in the total outstanding principal balances of loans that we service and in headcount-related growth, which includes stock-based compensation expense.

For the three months ended September 30, 2014, our marketplace facilitated $1,165 million in loans, comprised of $874 million in standard program and $291 million in custom program loans. Of the standard program loans, notes issued pursuant to the Note Registration Statement accounted for $223 million, or 26%, of investments during the period, certificates issued by the Trust accounted for $284 million, or 32%, and whole loan sales accounted for $367 million, or 42%. For the three months ended September 30, 2014, of the capital invested in standard program loans, $383 million, or 44%, was invested by individuals through investment vehicles or managed accounts, $226 million, or 26%, was invested by self-managed, individual investors and $262 million, or 30%, was invested by institutional investors. Of the custom program loans, certificates issued by the Trust accounted for $25 million, or 9%, whole loan sales accounted for $150 million, or 51%, and education and patient finance loans facilitated through Springstone’s platform accounted for $116 million, or 40%, of the investments during the three months ended September 30, 2014. Of the capital invested in custom program loans during this period, $22 million, or 8%, was invested by individuals through investment vehicles or managed accounts and $269 million, or 92%, was invested by institutional investors.

As a result of these quarterly trends and fluctuations in revenue, sales and marketing and origination and servicing expenses, our contribution margin has fluctuated over the periods and will continue to fluctuate quarterly based on continued investment in the business.

Engineering and product development expenses have increased quarterly due to headcount-related growth, which includes stock-based compensation expense, and increases in hardware and software investments, including amortization of capitalized software. Specifically, we increased hiring in 2014, which increased our personnel-related expenses in 2014.

Other general and administrative expense has increased quarterly primarily due to headcount-related expenses, including accounting, finance, risk management, business development, legal, human resources and facilities staff as well as external legal, audit and facilities expenses. In addition, expenses increased in 2014 due to the acquisition of Springstone, which increased compensation expense, acquisition-related expenses and amortization of intangibles. Stock-based compensation expense also increased in 2014 due to increased hiring and as a result of retention stock option grants to key employees.

Reconciliations of Non-GAAP Financial Measures

Contribution is a non-GAAP financial measure that we calculate as net income (loss), excluding net interest income (expense) and other adjustments, general and administrative expense, stock-based compensation expense and income tax expense (benefit). Contribution margin is calculated by dividing contribution by total operating revenue. Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss), excluding net interest income (expense) and other adjustments, acquisition and related expense, depreciation and amortization, amortization of intangible assets, stock-based compensation expense and income tax expense (benefit). Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total operating revenue.

Our non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. Contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin should not be viewed as substitutes for, or superior to, net income (loss) as prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure. Contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin do not consider the potentially dilutive impact of stock-based compensation. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA and adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements. Adjusted EBITDA and adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In evaluating contribution, contribution margin, adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation.

The following tables present a reconciliation of net income (loss) to contribution for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands, except percentages)
	(unaudited)
Reconciliation of Net Income (Loss) to Contribution:
Net income (loss)	$(10,255)	$(10,807)	$(12,269)	$(6,862)	$7,308	$4,450	$(23,857)
Net interest expense (income) and other adjustments.	1,550	708	(222)	238	(27)	(15)	854
General and administrative expense:
Engineering and product development	1,766	1,951	2,289	4,855	13,922	9,140	22,987
Other	3,430	3,330	6,572	10,024	20,518	13,294	55,875
Stock-based compensation expense(1)	33	109	39	377	1,737	937	6,456
Income tax expense	—	—	—	—	—	—	1,059

Contribution	$(3,476)	$(4,709)	$(3,591)	$8,632	$43,458	$27,806	$63,374

Total operating revenue	$1,372	$5,723	$12,530	$34,045	$97,975	$64,490	$143,861
Contribution margin	(253.4)%	(82.3)%	(28.7)%	25.4%	44.4%	43.1%	44.1%

(1)	Consists of stock-based compensation expense not included in general and administrative expense as follows:

	Years Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands)
Stock-Based Compensation Expense:
Sales and marketing	$28	$94	$30	$302	$1,313	$767	$5,029
Origination and servicing	5	15	9	75	424	170	1,427

Total	$33	$109	$39	$377	$1,737	$937	$6,456

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(in thousands, except percentages)
	(unaudited)
Reconciliation of Net Income (Loss) to Contribution:
Net income (loss)	$(11,944)	$(4,238)	$7,308	$4,450	$(23,857)
Net interest expense (income) and other adjustments	(261)	334	(27)	(15)	854
General and administrative expense:
Engineering and product development	2,712	3,994	13,922	9,140	22,987
Other	7,359	7,980	20,518	13,294	55,875
Stock-based compensation expense(1)	183	276	1,737	937	6,456
Income tax expense	—	—	—	—	1,059

Contribution	$(1,951)	$8,346	$43,458	$27,806	$63,374

Total operating revenue	$15,536	$28,927	$97,975	$64,490	$143,861
Contribution margin	(12.6)%	28.9%	44.4%	43.1%	44.1%

(1)	Consists of stock-based compensation expense not included in general and administrative expense as follows:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(in thousands)
Stock-Based Compensation Expense:
Sales and marketing	$152	$216	$1,313	$767	$5,029
Origination and servicing	31	60	424	170	1,427

Total	$183	$276	$1,737	$937	$6,456

	Three Months Ended
	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014	Sep. 30, 2014
	(in thousands, except percentages)
	(unaudited)
Reconciliation of Net Income (Loss) to Contribution:
Net income (loss)	$40	$1,697	$2,713	$2,858	$(7,299)	$(9,187)	$(7,371)
Net interest expense (income) and other adjustments.	(8)	3	(10)	(12)	(16)	396	474
General and administrative expense:
Engineering and product development	2,248	3,043	3,849	4,782	5,722	8,030	9,235
Other	3,622	4,190	5,482	7,224	12,311	20,951	22,613
Stock-based compensation expense(1)	113	213	611	802	3,860	1,085	1,511
Income tax expense (benefit)	—	85	(85)	—	—	640	419

Contribution	$6,015	$9,231	$12,560	$15,654	$14,578	$21,915	$26,881

Total operating revenue	$16,243	$20,842	$27,405	$33,485	$38,702	$48,621	$56,538
Contribution margin	37.0%	44.3%	45.8%	46.7%	37.7%	45.1%	47.5%

(1)	Consists of stock-based compensation expense not included in general and administrative expense as follows:

	Three Months Ended
	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014	Sep. 30, 2014
	(in thousands)
Stock-Based Compensation Expense:
Sales and marketing	$87	$174	$506	$547	$3,502	$615	$912
Origination and servicing	26	39	105	255	358	470	599

Total	$113	$213	$611	$802	$3,860	$1,085	$1,511

The following tables present a reconciliation of net income (loss) to adjusted EBITDA for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30,
	2009	2010	2011	2012	2013	2013	2014
	(in thousands, except percentages)
	(unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(10,255)	$(10,807)	$(12,269)	$(6,862)	$7,308	$4,450	$(23,857)
Net interest expense (income) and other adjustments.	1,550	708	(222)	238	(27)	(15)	854
Acquisition and related expense	—	—	—	—	—	—	2,819
Depreciation and amortization	73	87	133	288	1,663	932	4,110
Amortization of intangible assets	—	—	—	—	—	—	2,510
Stock-based compensation expense	134	319	291	1,412	6,283	3,346	25,889
Income tax expense	—	—	—	—	—	—	1,059

Adjusted EBITDA	$(8,498)	$(9,693)	$(12,067)	$(4,924)	$15,227	$8,713	$13,384

Total operating revenue	$1,372	$5,723	$12,530	$34,045	$97,975	$64,490	$143,861
Adjusted EBITDA margin	(619.4)%	(169.4)%	(96.3)%	(14.5)%	15.5%	13.5%	9.3%

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(in thousands, except percentages)
	(unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(11,944)	$(4,238)	$7,308	$4,450	$(23,857)
Net interest expense (income) and other adjustments.	(261)	334	(27)	(15)	854
Acquisition and related expense	—	—	—	—	2,819
Depreciation and amortization	150	237	1,663	932	4,110
Amortization of intangible assets	—	—	—	—	2,510
Stock-based compensation expense	660	1,110	6,283	3,346	25,889
Income tax expense	—	—	—	—	1,059

Adjusted EBITDA	$(11,395)	$(2,557)	$15,227	$8,713	$13,384

Total operating revenue	$15,536	$28,927	$97,975	$64,490	$143,861
Adjusted EBITDA margin	(73.3)%	(8.8)%	15.5%	13.5%	9.3%

	Three Months Ended
	Mar. 31, 2013	Jun. 30, 2013	Sep. 30, 2013	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014	Sep. 30, 2014
	(in thousands, except percentages)
	(unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$40	$1,697	$2,713	$2,858	$(7,299)	$(9,187)	$(7,371)
Net interest expense (income) and other adjustments.	(8)	3	(10)	(12)	(16)	396	474
Acquisition and related expense	—	—	—	—	1,141	1,378	301
Depreciation and amortization	174	320	438	732	1,007	1,333	1,769
Amortization of intangible assets	—	—	—	—	—	1,123	1,388
Stock-based compensation expense	526	949	1,871	2,936	7,033	8,319	10,537
Income tax expense (benefit)	—	85	(85)	—	—	640	419

Adjusted EBITDA	$732	$3,054	$4,927	$6,514	$1,866	$4,002	$7,517

Total operating revenue	$16,243	$20,842	$27,405	$33,485	$38,702	$48,621	$56,538
Adjusted EBITDA margin	4.5%	14.7%	18.0%	19.5%	4.8%	8.2%	13.3%

Springstone Acquisition

In April 2014, we acquired all of the outstanding limited liability company interests of Springstone, which offers education and patient finance loans. Springstone utilizes two issuing banks and a network of providers. The financial results of Springstone are included in our consolidated financial statements from April 17, 2014, the date of acquisition.

Under the terms of the purchase agreement, the sellers received at the closing an aggregate of $113 million in cash and $25 million worth of shares of our Series F convertible preferred stock. In connection with the acquisition, we also paid $2.4 million for transaction costs incurred by Springstone. For accounting purposes, the purchase price was $111.8 million, which was comprised of $109.0 million in cash and shares of Series F convertible preferred stock with an aggregate value of $2.8 million. To secure the retention of certain key employees, a total of $25.6 million comprised of $22.1 million of shares of Series F convertible preferred stock (Escrow Shares) and $3.5 million of cash were placed in a third-party escrow and are subject to certain vesting and forfeiture conditions applicable to these employees continuing employment over a three-year period from the closing. These amounts will be accounted for as a compensation arrangement and expensed over the three-year vesting period. Additionally, $19.0 million of the cash consideration and certain Escrow Shares were placed in a third-party escrow for 15 months from the closing date to secure, in part, the indemnification obligations of the sellers under the purchase agreement. We funded the cash portion of the purchase price with proceeds from our Series F convertible preferred stock financing and a $50.0 million term loan with a syndicate of lenders led by Morgan Stanley Senior Funding, Inc.

Liquidity and Capital Resources

From inception through September 30, 2014, we have raised approximately $168.0 million, net of issuance costs, through preferred stock financings. Historically, we have funded our operations with proceeds from debt financing, preferred stock issuances and common stock issuances. For the fiscal year ended December 31, 2013 and the nine months ended September 30, 2014, we generated positive cash flows from operations.

At September 30, 2014, we had $82.7 million in available cash and cash equivalents. We primarily hold our excess unrestricted cash in short-term interest-bearing money market funds at highly-rated financial institutions. We believe that our current cash position is sufficient to meet our current liquidity needs for at least the next 12 months.

At September 30, 2014, we also had $25.2 million in restricted cash that consisted primarily of pledged cash of $3.0 million as security for our primary issuing bank, $3.4 million for an investor as part of a credit support agreement, $16.8 million of cash received from investors and not yet applied to their accounts and $1.5 million as security for a correspondent bank that clears our borrowers’ and investors’ cash transactions.

The following table sets forth certain cash flow information for the periods presented:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(in thousands)
	(audited)			(unaudited)
Cash provided by (used in)
Operating activities	$(11,086)	$(393)	$1,139	$16,202	$35,395
Investing activities(1)	(218,806)	(441,145)	(1,120,615)	(782,338)	(925,478)
Financing activities(1)	247,800	462,845	1,116,224	775,771	923,458

Net increase (decrease) in cash	$17,908	$21,307	$(3,252)	$9,635	$33,375

(1)	Cash used in investing activities includes the purchase of loans and repayment of loans originated through our marketplace. Cash provided by financing activities includes our issuance of notes and the Trust’s issuance of certificates to investors and the repayment of those notes and certificates. These amounts generally correspond to each other.

Net Cash Provided by Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2014 was $35.4 million. Cash flow provided by operating activities was primarily driven by changes in certain components of our working capital, including a decrease in other assets of $13.2 million that was primarily related to payments of receivables due from investors and an increase in accrued expenses and other liabilities of $10.8 million. Additionally, $10.4 million of net cash provided by operating activities was generated by the net loss for the nine months ended September 30, 2014 of $23.9 million, adjusted for non-cash stock-based compensation and warrant expense of $25.9 million, depreciation and amortization expense of $6.6 million and non-cash changes in the fair values of servicing assets and liabilities of $1.8 million, net. Also included in cash flows from operations were the purchases and sales of loans that we intended to sell, along with the gain or loss on such sales, and changes in accrued interest receivable and payable, which largely offset one another.

Net cash provided by operating activities for the year ended December 31, 2013 was $1.1 million. Cash flow from operating activities was generated primarily by net income for the year ended December 31, 2013 of $7.3 million, adjusted for non-cash stock-based compensation and warrant expense of $6.5 million, depreciation and amortization expense of $1.7 million and net non-cash changes in the fair values of servicing assets and liabilities of $0.4 million. Additionally, operating cash flows were generated due to changes in certain components of our working capital, including increases in accrued expenses and other liabilities of $4.1 million and accounts payable of $1.8 million. These cash inflows were largely offset by increases in other assets of $21.1 million that were related to increases in receivables due from investors. Also included in cash flows from operations were the purchases and sales of loans that we intended to sell, along with the gain or loss on such sales, and changes in accrued interest receivable and payable, which largely offset one another.

Net cash used in operating activities for the nine months ended December 31, 2012 was $0.4 million. The cash used in operating activities primarily related to the net loss for the nine months ended December 31, 2012 of $4.2 million, adjusted for non-cash stock-based compensation and warrant expense of $1.1 million, depreciation and amortization expense of $0.2 million and net non-cash changes in the fair values of loans, note and certificates of $0.6 million, as well as an increase in other assets of $0.6 million. This cash outflow was partially offset by net operating cash inflows from changes in certain components of our working capital, including an increase in accrued expenses and other liabilities of $1.6 million and a net increase in accrued interest receivable and accrued interest payable of $0.9 million. Also included in cash flows from operations were the purchases and sales of loans that we intended sell along, with the gain or loss on such sales, which largely offset one another.

Net cash used in operating activities for the year ended March 31, 2012 was $11.1 million. The cash used in operating activities primarily related to the net loss for the year ended March 31, 2012 of $11.9 million, adjusted for non-cash stock-based compensation and warrant expense of $0.7 million, depreciation and amortization expense of $0.2 million and a non-cash provision for losses on loans at amortized cost of $0.4 million. Additionally, net uses of operating cash flow resulted in changes in certain components of our working capital, including an increase in other assets of $1.5 million, which was partially offset by increases in accounts payable of $0.6 million and accrued expenses and other liabilities of $0.4 million.

Net Cash Used in Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2014 was $925.5 million. Cash used in investing activities primarily resulted from $1.5 billion of cash used to purchase loans at fair value, $109.5 million for the Springstone acquisition, $15.0 million of purchases of property, equipment and software and a $11.4 million increase in restricted cash, partially offset by $739.5 million of principal payments received on loans at fair value.

Net cash used in investing activities for the year ended December 31, 2013 was $1.1 billion, which primarily resulted from $1.6 billion of cash used to purchase loans at fair value, $10.4 million of purchases of property, equipment and software and a $4.7 million increase in restricted cash, partially offset by $511.2 million of principal payments received on loans at fair value.

Net cash used in investing activities for the nine months ended December 31, 2012 was $441.1 million, which primarily resulted from $598.6 million of cash used to purchase loans at fair value, a $2.6 million increase in restricted cash and $1.3 million of purchases of property, equipment and software, partially offset by $160.8 million of principal payments received on loans at fair value.

Net cash used in investing activities for the year ended March 31, 2012 was $218.8 million, which primarily resulted from $320.0 million of cash used to purchase loans at fair value and a $4.0 million increase in restricted cash, partially offset by $105.3 million of cash received as principal payments on loans at fair value.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2014 was $923.5 million. Cash provided by financing activities primarily resulted from $1.5 billion of proceeds from our issuance of notes and sale of loans to the Trust in connection with its issuance of certificates, $64.8 million net proceeds from our sale of Series F convertible preferred stock in connection with the Springstone acquisition, $49.8 million of net proceeds from the issuance of a term loan and an $12.9 million increase in the amount payable to investors, partially offset by $732.3 million in principal payments made on notes and certificates.

Net cash provided by financing activities for the year ended December 31, 2013 was $1.1 billion, which primarily resulted from $1.6 billion of proceeds from our issuance of notes and sale of loans to the Trust in connection with its issuance of certificates, which was partially offset by $504.3 million of principal payments made on notes and certificates.

Net cash provided by financing activities for the nine months ended December 31, 2012 was $462.8 million, which primarily resulted from $606.9 million of proceeds from our issuance of notes and sale of loans to the Trust in connection with its issuance of certificates and $17.3 million net proceeds from our sale of Series E convertible preferred stock, partially offset by $163.9 million of principal payments made on notes and certificates.

Net cash provided by financing activities for the year ended March 31, 2012 was $247.8 million, which primarily resulted from $319.7 million in proceeds from our issuance of notes and sale of loans to the Trust in connection with its issuance of certificates and $31.9 million in net proceeds from our sale of Series D convertible preferred stock, partially offset by $101.9 million of principal payments made on notes and certificates and $2.6 million of payments on loans payable.

Term Loan

In connection with the Springstone acquisition, we entered into a Credit and Guaranty Agreement with several lenders in April 2014, under which the lenders made a $50.0 million term loan to us. At September 30, 2014, the net outstanding balance on the term loan was $49.2 million. In connection with our entry into the credit agreement, we entered into a Pledge and Security Agreement with Morgan Stanley Senior Funding, Inc.

The term loan matures in April 2017 and requires principal payments of $0.3 million per quarter plus interest, with the remaining then-unpaid principal amount payable at maturity. The term loan can be prepaid at any time without premium or penalty, subject to a minimum prepayment of $1.0 million. The term loan is required to be prepaid in certain circumstances, including upon sales of assets other than loans and upon the issuance of debt or redeemable capital stock. Borrowings under the credit agreement accrued interest at a weighted-average rate of 2.65% per annum for the nine months ended September 30, 2014.

The term loan is also guaranteed by Springstone and LCA and is secured by a first priority lien and security interest in substantially all of our and our subsidiaries’ assets, not otherwise pledged or restricted, subject to certain exceptions.

The credit and pledge agreements contain certain affirmative and negative covenants applicable to us and our subsidiaries. These include restrictions on our ability to make certain restricted payments, including restrictions on our ability to pay dividends, incur indebtedness, place liens on assets, merge or consolidate, make investments and enter into certain transactions with our affiliates. The credit agreement also requires us to maintain a maximum total leverage ratio (as defined in the credit agreement) of 5.50:1 initially, and decreasing to 3.50:1 after September 30, 2015 (on a consolidated basis). The total leverage ratio as of September 30, 2014 was 2.25:1.

The credit agreement also contains customary events of default, including nonpayment of principal when due, nonpayment of interest, fees or other amounts after a grace period, material inaccuracies of representations and warranties and breaches of covenants, subject in certain cases to a grace period, cross-default to defaults in indebtedness in excess of $25.0 million, bankruptcy, judgments, change in control and other material events. The credit agreement and ancillary agreements provide customary remedies upon an event of default.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements in the fiscal year ended March 31, 2012, the nine months ended December 31, 2012, the fiscal year ended December 31, 2013 or the nine months ended September 30, 2014.

Contingencies

Loan Funding Commitments

For loans listed in the marketplace as a result of direct marketing efforts, we have committed to invest in such loans if investors do not provide funding for all or a portion of such loans. At September 30, 2014, there were 722 such loans in the marketplace with an unfunded balance of $9.0 million. All of these loans were fully funded by investors by October 8, 2014.

In connection with transitional activities following our acquisition of Springstone, in June 2014, we entered into a contingent loan purchase agreement with an issuing bank that originates loans facilitated by Springstone and a third-party investor that has agreed to purchase certain of those loans from such bank. The contingent loan purchase commitment provides that we will purchase such loans from the bank if the third-party investor defaults on its loan purchase obligations through December 31, 2014. The contingent loan purchase commitment limits the aggregate amount of such loan originations from inception of the contingent loan purchase commitment through December 31, 2014 to a maximum of $5.0 million. As of September 30, 2014, the amount remaining under the overall limit on the cumulative amount of such loan originations through December 31, 2014 was $2.2 million. We were not required to purchase any such loans pursuant to the contingent loan purchase commitment in the quarter ended September 30, 2014. We do not expect we will be required to purchase any such loans under the contingent loan purchase commitment through its expiration on December 31, 2014.

Credit Support Agreement

We are subject to a credit support agreement with a certificate investor. The credit support agreement requires us to pledge and restrict cash in support of our contingent obligation to reimburse the investor for credit losses on loans underlying the investor’s certificate that are in excess of a specified aggregate loss threshold. We are contingently obligated to pledge cash, not to exceed $5.0 million, to support this contingent obligation, which cash balance is premised upon the investor’s certificate purchase volume. As of September 30, 2014, approximately $3.4 million was pledged and restricted to support this contingent obligation.

As of September 30, 2014, the credit losses pertaining to the investor’s certificate have not exceeded the specified threshold, nor are future credit losses expected to exceed the specified threshold, and no expense or liability has been recorded. We currently do not anticipate recording losses resulting from our contingent obligation under this credit support agreement. If losses related to the credit support agreement are later determined to be likely to occur and are estimable, our results of operations could be affected in the period in which such losses are recorded.

Commitments

Our principal commitments consist of obligations under our loan funding operation in connection with direct marketing efforts, operating leases for office space and contractual commitments for other support services. The following table summarizes our contractual obligations as of December 31, 2013:

	Payments Due by Period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(in thousands)
	(unaudited)
Purchase obligations	$2,267	$546	$—	$—	$2,813
Loan funding obligations(1)	1,188	—	—	—	1,188
Operating lease obligations(2)	2,748	6,672	7,406	1,925	18,751

Total contractual obligations(3)	$6,203	$7,218	$7,406	$1,925	$22,752

(1)	For loans listed in our marketplace as a result of direct marketing efforts, we have committed to invest in such loans if investors do not provide funding for all or a portion of such loans. At December 31, 2013, there were 145 of such loans listed in our marketplace with an unfunded balance of $1.2 million. All of these loans were fully invested in by investors as of January 4, 2014.
(2)	Subsequent to December 31, 2013, we entered into additional operating lease agreements for office space. The total payments due in less than 1 year, 1 to 3 years, 3 to 5 years, more than 5 years and total, as a result of these additional leases are $0.6 million, $6.0 million, $7.6 million, $20.6 million and $34.8 million, respectively.
(3)	The notes and certificates, special purpose limited obligations of us and the Trust, a consolidated variable-interest entity, have been excluded from the table of contractual obligations shown above because payments on those liabilities are only required to be made by us if and when we receive the related loan payments from borrowers. Our own liquidity resources are not required to make any contractual payments on the notes or certificates, except in limited instances of proven identity fraud on a related loan.

Critical Accounting Policies and Estimates

The accounting policies which are more fully described in Note 2 to the consolidated financial statements reflect our most significant judgments, assumptions and estimates which we believe are critical in understanding and evaluating our reported financial results, including (i) fair value estimates for loans, notes and certificates;

(ii) stock-based compensation expense; (iii) provision for income taxes, net of valuation allowance for deferred tax assets; (iv) consolidation of variable interest entities; and (v) fair value estimates for servicing assets and liabilities. These judgments, estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.

Fair Value of Loans, Notes and Certificates

We have elected fair value accounting for loans and our related notes and the Trust’s certificates. The fair value election for these loans, notes and certificates allows symmetrical accounting for the timing and amounts recognized for both expected unrealized losses and charge-off losses on the loans and the related notes and certificates, consistent with the borrower payment dependent design of the notes and certificates.

We estimate the fair values of loans and their related notes and certificates using a discounted cash flow valuation methodology. The fair valuation methodology considers projected prepayments, if significant, and uses the historical actual defaults, losses and recoveries on our loans over the past several years to project future losses and net cash flows on loans.

We include in earnings the estimated unrealized fair value gains or losses during the period of loans, and the offsetting estimated fair value losses or gains attributable to the expected changes in future payments on notes and certificates. See Note 4 to consolidated financial statements included in this prospectus.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. As a result, we are required to estimate the amount of stock-based compensation we expect to be forfeited based on our historical experience. If actual forfeitures differ significantly from our estimates, stock-based compensation expense and our results of operations could be materially impacted.

Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of variables. These variables include the fair value of our common stock, our expected common stock price volatility over the expected life of the options, expected term of the stock option, risk-free interest rates and expected dividends, which are estimated as follows:

•	Fair Value of Our Common Stock. The fair value of the shares of common stock underlying stock options has historically been established by our board of directors primarily based upon a valuation provided by an independent third-party valuation firm. Because there has been no public market for our common stock, our board of directors has relied upon this independent valuation and other factors, including, but not limited to, the current status of the technical and commercial success of our operations, our financial condition, the stage of our development and competition to establish the fair value of our common stock at the time of grant of the option.

•	Expected Life. The expected term was estimated using the simplified method allowed under SEC guidance.

•	Volatility. The expected stock price volatility for our common stock was estimated by taking the average historical price volatility for industry peers based on daily price observations. Industry peers consist of several public companies in the technology industry similar in size, stage of life cycle and financial leverage.

•	Risk-Free Rate. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

•	Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

The following table presents the range of assumptions used to estimate the fair value of stock-based awards granted during the periods presented:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
		(audited)		(unaudited)
Assumed forfeiture rate (annual %)	8.00%	5.00%	5.00%	5.00%	5.00%
Expected dividend yield	—	—	—	—	—
Weighted-average assumed stock price volatility	63.5%	63.5%	59.1%	63.5%	54.0%
Weighted-average risk-free rate	1.15%	1.01%	1.46%	1.10%	1.90%
Weighted-average expected life (years)	6.26	6.28	6.30	6.25	6.38

Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our common stock, including the following:

•	unrelated third party valuations of our common stock;

•	the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions;

•	the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	our results of operations, financial position and capital resources;

•	current business conditions and projections;

•	the lack of marketability of our common stock;

•	the hiring of key personnel and the experience of our management;

•	the introduction of new products;

•	the risk inherent in the development and expansion of our loan products;

•	our stage of development and material risks related to our business;

•	the fact that the option grants involve illiquid securities in a private company;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;

•	industry trends and competitive environment;

•	trends in consumer spending, including consumer confidence;

•	overall economic indicators, including gross domestic product, employment, inflation and interest rates; and

•	the general economic outlook.

We performed valuations of our common stock that took into account the factors described above and used a combination of financial and market-based methodologies to determine our business enterprise value (BEV) including the following approaches:

•	Public Traded Company Method (PTCM). PTCM is a market approach methodology and assumes that businesses operating in the same industry will share similar characteristics and that the subject business’s value will correlate to those characteristics. Therefore, by comparing the subject business to similar businesses whose financial information and public market value are available may provide a reasonable basis to estimate the subject business’s value. The PTCM provides an estimate of BEV using financial multiples derived from the stock prices of publicly traded companies. In selecting guideline public companies for this analysis, we focused primarily on size, business model and industry. In the selection of the appropriate multiples to apply to our financial metrics, we incorporated any differences between us and the comparable companies around certain characteristics, such as differences in growth, profitability and risk.

•	Market Transaction Method (MTM). MTM is a market approach methodology and considers transactions in the equity securities of the business being valued. Preferred stock issuances by us and private preferred and common stock sale transactions were considered if they occurred with or among willing and unrelated parties. We evaluated these transactions with particular focus on whether the transaction was relatively close to the valuation date. We choose the weighting for the MTM at each valuation date based on factors such as the volume of transactions, the timing of these transactions and whether the transactions involved investors with access to our financial information.

We used both of these valuation methodologies at each valuation date and weighted the methodologies based on the facts and circumstances on such date. The resulting value was then allocated to shares of preferred stock, common stock, warrants and options using an option pricing model (OPM) or a probability weighted expected return model (PWERM). Additionally, we have applied a discount for lack of marketability to the value of the common stock to account for a lack of access to an active public market.

Based on an assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, the intrinsic value of stock options outstanding as of September 30, 2014 was $         million, of which $         million and $         million related to stock options that were vested and unvested, respectively.

Goodwill and Intangible Assets

Goodwill represents the fair value of acquired businesses in excess of the aggregate fair value of the identified net assets acquired. Goodwill is not amortized but is tested for impairment annually or whenever indications of impairment exist. Our annual impairment testing date is April 1. We can elect to qualitatively assess goodwill for impairment if it is more likely than not that the fair value of a reporting unit (defined as a business for which financial information is available and reviewed regularly by our management) exceeds its carrying value. A qualitative assessment may consider macroeconomic and other industry-specific factors, such as trends in short-term and long-term interest rates and the ability to access capital, or company-specific factors, such as market capitalization in excess of net assets, trends in revenue generating activities and merger or acquisition activity.

If we elect to bypass qualitatively assessing goodwill or it is not more likely than not that the fair value of a reporting unit exceeds its carrying value, our management will estimate the fair values of our reporting units and compare them to their carrying values. The estimated fair values of the reporting units are generally established using an income approach based on a discounted cash flow model or a market approach, which compares each reporting unit to comparable companies in its respective industry.

Intangible assets are amortized over their useful lives in a manner that best reflects their economic benefit. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We do not have any indefinite-lived intangible assets.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized.

Consolidation of Variable Interest Entities

The determination of whether to consolidate a variable interest entity (VIE) in which we have a variable interest requires a significant amount of analysis and judgment whether we are the primary beneficiary of a VIE via a controlling financial interest in the VIE. A controlling financial interest in a VIE exists if we have both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance and a potentially significant economic interest in the VIE. The determination of whether an entity is a VIE considers factors, such as (i) whether the entity’s equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support or (ii) when a holder’s equity investment at risk lacks any of the following characteristics of a controlling financial interest: the direct or indirect ability through voting rights or similar rights to make decisions about a legal entity’s activities that have a significant effect on the entity’s success, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the legal entity.

We established the Trust in February 2011 to acquire and hold loans for the benefit of investors who have invested in certificates issued by the Trust. The Trust conducts no other business other than purchasing and retaining loans or portions thereof for the benefit of the funds and their underlying limited partners. The Trust holds loans, the cash flows of which are used to repay obligations under the certificates invested in by the funds, but does not hold any portions of loans that are financed by us directly or through the purchase and sale of notes.

In the event of our insolvency, it is anticipated that the assets of the Trust would not become part of the bankruptcy estate, but that outcome is uncertain. As a result of this risk and uncertainty and in connection with the formation of the funds, it was determined that in order to achieve any reasonable success in raising investment capital, the assets to be invested in by the funds must be held by an entity that was separate and distinct from us (i.e. bankruptcy remote) in order to reduce this risk and uncertainty.

Our capital contributions have been insufficient to allow the Trust to finance its purchase of any significant amount of loans without the issuance of certificates to investors. The Trust’s capitalization levels and structure, wherein investors’ have beneficial interests in loans via the certificates, qualifies the Trust as a VIE. That is, the Trust’s equity investment at risk is not sufficient. We believe we are the primary beneficiary of the Trust because of our controlling financial interest in the Trust. Further the Trust is designed to pass along interest rate risk and credit risk to investors in the certificates. Our exposure to the Trust includes our servicing fee revenue from the Trust, the Trust’s right to a portion of default collections and our obligation to repurchase loans from the Trust in certain instances. We perform or direct activities that significantly affect the Trust’s economic performance through (i) operation of the platform that enables borrowers to apply for loans purchased by the Trust; (ii) credit underwriting and servicing of loans purchased by the Trust; and (iii) LCA’s role to source investors that ultimately purchase certificates that supply the funds for the Trust to purchase loans. Collectively, the activities described above allow us to fund more loans, and to collect the related loan transaction fees, and for LCA to collect the management fees on the investors’ capital used to purchase certificates, than would be the case without the existence of the Trust. Therefore, we receive significant economic benefits from the existence and activities conducted by the Trust. Accordingly, because we have concluded that capital contributions to the Trust qualify as equity investments in a VIE in which we are the primary beneficiary, we have consolidated the Trust’s operations and all intercompany accounts have been eliminated.

We reviewed our relationship with the funds in which LCA is the general partner but in which neither we nor LCA has contributed capital. We concluded that LCA’s contractual relationship to the funds does not meet the requirements for consolidation of the funds into the consolidated financial statements. Further we determined that our interest as general partner does not represent a variable interest in the funds. As of September 30, 2014, we did not have any controlling interests in funds, other than our interest in the Trust discussed above, that would require inclusion in the consolidated financial statements. Management regularly reviews and reconsiders its previous conclusion regarding the status of an entity as a VIE and whether we are required to consolidate such VIE in the consolidated financial statements.

Servicing Assets and Liabilities

We record servicing assets and liabilities at their estimated fair values when we sell whole loans to unrelated third-party whole loan buyers or when the servicing contract commences. The gain or loss on a loan sale is recorded in “Other Revenue” while the component of the gain or loss that is based on the degree to which the contractual loan servicing fee is above or below an estimated market rate loan servicing fee is recorded as an offset in servicing assets or liabilities. Servicing assets and liabilities are recorded in “Other Assets” and “Accrued Expenses and Other Liabilities,” respectively, on the consolidated balance sheets. Over the life of the loan, changes in the estimated fair value of servicing assets and liabilities are reported in “Servicing Fees” on the consolidated statement of operations in the period in which the changes occur.

We use a discounted cash flow model to estimate the fair value of the loan servicing asset or liability, which considers the contractual servicing fee revenue we earn on the loans, estimated market rate servicing fee to service such loans, the current principal balances of the loans and projected servicing revenues over the remaining terms of the loans.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and interest rates.

Interest Rate Sensitivity

We had cash and cash equivalents of $82.7 million as of September 30, 2014. These amounts were held primarily in cash on deposit with banks and interest-bearing money market accounts, which are short-term. Cash and cash equivalents are held for working capital purposes. Due to their short-term nature, we believe that we do not have any material exposure to changes in the fair value of these liquid investments as a result of changes in interest rates. Decreases in short-term interest rates will not reduce interest income because of the low rates currently earned on the liquid investments. Increases in short-term interest rates will modestly increase the interest income earned on the investments.

Because the amounts, interest rates and maturities of loans are almost completely matched and offset by an equal amount of notes and certificates with the exact same interest rates and maturities, we believe that we do not have any material exposure to changes in the net fair value of the combined loan, note and certificate portfolios as a result of changes in interest rates.

We do not hold or issue financial instruments for trading purposes.

Fair Value of Financial Instruments

We use fair value measurements to record fair value adjustments to loans and the related notes and certificates that are recorded at fair value on a recurring basis. Loans and the related notes and certificates do not trade in an active market with readily observable prices. Accordingly, the fair value of loans and the related notes and certificates are determined using a discounted cash flow methodology utilizing assumptions market participants use for credit losses, changes in the interest rate environment and other factors. The fair value adjustments for loans are largely offset by the fair value adjustments of the notes and certificates due to the borrower payment dependent design of the notes and certificates and due to the total principal balances of the loans being very close to the combined principal balances of the notes and certificates. Accordingly, we do not have material exposure to market risk with respect to the fair value of these financial instruments.

We also use fair value measurements to record fair value adjustments to loan servicing rights that are recorded at fair value on a recurring basis. Loan servicing rights do not trade in an active market with readily observable prices. Accordingly, the fair value of loan servicing assets and liabilities are determined using a discounted cash flow methodology utilizing assumptions market participants use for adequate servicing compensation, credit losses, discount rates and contractual fee income. We do not have a material exposure to market risk with respect to the fair value of these financial instruments.

BUSINESS

Our Mission

Transforming the banking system to make credit more affordable and investing more rewarding.

Overview

Lending Club is the world’s largest online marketplace connecting borrowers and investors. Our marketplace has facilitated over $6 billion in loan originations since it first launched in 2007, of which approximately $1.8 billion were invested in through notes issued pursuant to the Note Registration Statement, $2.5 billion were invested in through certificates issued by the Trust and $1.7 billion were invested in through whole loan sales. In the third quarter of 2014, our marketplace facilitated nearly $1.2 billion in loan originations, of which approximately $0.2 billion were invested in through notes issued pursuant to the Note Registration Statement, $0.3 billion were invested in through certificates issued by the Trust and $0.5 billion were invested in through whole loan sales. We believe a technology-powered online marketplace is a more efficient mechanism to allocate capital between borrowers and investors than the traditional banking system. Consumers and small business owners borrow through Lending Club to lower the cost of their credit and enjoy a better experience than traditional bank lending. Investors use Lending Club to earn attractive risk-adjusted returns from an asset class that has generally been closed to many investors and only available on a limited basis to institutional investors. We have built a trusted brand with a track record of delivering exceptional value and satisfaction to both borrowers and investors.

Key advantages we have relative to traditional banks include:

•	an innovative marketplace model that efficiently connects the supply and demand of capital;

•	online operations that substantially reduce the need for physical infrastructure and improve convenience; and

•	automation that increases efficiency, reduces manual processes and improves borrower and investor experience.

For consumers and small business borrowers, we leverage our cost advantages and marketplace model to provide borrowers with affordable credit. We utilize our technology to provide a better experience, offering borrowers a convenient, simple and fast online application that improves the often time-consuming and frustrating loan application process. We design our products to be fair, transparent and borrower-friendly. All of the installment loans offered through our marketplace feature fixed rates, fixed monthly payments, no hidden fees and no prepayment penalties.

For individual and institutional investors, we deliver value by providing them with the opportunity to earn attractive risk-adjusted returns through equal access to standard program loans offered through our marketplace. Our marketplace provides investors with the transparency and flexibility to quickly and easily tailor or modify their portfolio by utilizing specific investment criteria, such as credit attributes, financial data and loan characteristics. We use proprietary credit decisioning and scoring models and extensive historical loan performance data to provide investors with tools to construct loan portfolios confidently and model targeted returns. We provide investors access to data on each listed loan and all of the historical performance data for every loan ever invested in through our marketplace. Our technology-powered marketplace enables broad diversification by allowing investors to invest in individual loans in increments as low as $25. Investors can be as active as they wish to be in loan selection and investment decisions. For less active investors, we provide investment funds, managed accounts and automated investment tools that offer the same access and diversification but do not require any active involvement beyond the initial account setup, review and ongoing reporting.

Our marketplace is where borrowers and investors engage in transactions relating to standard or custom program loans. Standard program loans are three- or five-year personal loans made to borrowers with a FICO score of at least 660 and that meet other strict credit criteria. These loans can be invested in through the purchase of notes issued pursuant to the Note Registration Statement, which are only available through our website. Separately, qualified investors may also invest in standard program loans in private transactions with a separate issuer not facilitated through our website. Custom program loans are only invested in through private transactions with qualified investors and cannot be invested in through notes and are not visible through our public website. Custom program loans are generally new offerings, and currently include loans that do not meet the requirements of the standard program and loans with longer maturities than we believe to be attractive to most note investors. Small business loans, personal loans that do not meet the requirements of the standard program and education and patient finance loans are all part of our custom loan program.

We have developed our proprietary technology platform to support our marketplace and make available a variety of loan products to interested investor channels. Our proprietary technology automates key aspects of our operations, including the borrower application process, data gathering, credit decisioning and scoring, loan funding, investing and servicing, regulatory compliance and fraud detection. Our platform offers sophisticated analytical tools and data to enable investors to make informed decisions and assess their portfolios. Our extensible technology platform has allowed us to expand our offerings from personal loans to include small business loans, and to expand investor classes from individuals to institutions and create various investment vehicles. Our platform also ensures that custom program loans are invested in through private transactions with a separate issuer and only with qualified investors, while at the same time allowing standard program loans to be available for investment through our notes and also through separate, private transactions with a separate issuer. Our API provides investors and partners access to publicly available loan attributes and allows them to analyze the data and place orders meeting their criteria without visiting our website.

To further enhance our offerings, we make our marketplace and platform available to complementary partners, such as banks, asset managers, insurance companies and technology companies, to offer new investment and borrower products and develop new tools for use on our platform. These ecosystem partners can transact directly with our marketplace as investors or serve as a source of referrals for borrowers. Our platform and tools have been leveraged by technology partners to build and provide additional investment filters and tools for investors in our marketplace and by financial partners, such as registered investment advisors, to provide additional financial products and opportunities to potential investors. For example, leveraging our publicly available application program interface and downloadable data files, our technology partners have developed applications to facilitate programmatic investing controlled by their clients and to build credit models and filters in addition to those provided by us to investors. We do not pay for the development of these additional models and filters, which are only available to the developer’s clients, are not made publicly available by us, and we have no compensation arrangements with these technology providers for the services or tools they provide; moreover, many of these partners provide their tools for free. In addition to the tools and models provided by technology ecosystem partners, our financial ecosystem partners provide additional financial products and opportunities for their own clients, such as pooled-investment vehicles with a variety of investment strategies or products that incorporate leverage to the vehicle to enhance returns, and separately managed accounts. We believe that the opportunities and technology provided by these ecosystem partners complement our marketplace and that our partners will help expand the attractiveness and availability of our marketplace.

We generate revenue from transaction fees from our marketplace’s role in matching borrowers with investors to enable loan originations, servicing fees from investors and management fees for investment funds and other managed accounts. We do not assume credit risk or use our own capital to invest in loans facilitated by our marketplace, except in limited circumstances and in amounts that are not material. The capital to invest in the loans enabled through our marketplace comes directly from a wide range of investors, including retail investors, high-net-worth individuals and family offices, banks and finance companies, insurance companies, hedge funds, foundations, pension plans and university endowments.

We have experienced significant growth since our marketplace launched in 2007. For the years ended December 31, 2012 and 2013, we facilitated loan originations through our marketplace of $717.9 million and $2.1 billion, respectively, representing an increase of 188%. For the nine months ended September 30, 2013 and 2014, we facilitated loan originations through our marketplace of $1.4 billion and $3.0 billion, respectively, representing an increase of 117%. For the years ended December 31, 2012 and 2013, our total net revenue was $33.8 million and $98.0 million, respectively, representing an increase of 190%. For the nine months ended September 30, 2013 and 2014, our total net revenue was $64.5 million and $143.0 million, respectively, representing an increase of 122%. As our business has grown, we have achieved increasing levels of operational efficiency while continuing to invest in our business. For the years ended December 31, 2012 and 2013, our adjusted EBITDA was $(4.9) million and $15.2 million, respectively. For the nine months ended September 30, 2013 and 2014, our adjusted EBITDA was $8.7 million and $13.4 million, respectively, representing an increase of 54%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliations of Non-GAAP Financial Measures” for a description of adjusted EBITDA and its limitations.

For the year ended December 31, 2013, our marketplace facilitated approximately $2.1 billion in loans, comprised of approximately $2.0 billion in standard program and $0.1 billion in custom program loans. Of the standard program loans, notes issued pursuant to the Note Registration Statement accounted for $543.4 million, or 28%, of investments during the period, certificates issued by the Trust accounted for $1.1 billion, or 54%, and whole loan sales accounted for $364 million, or 18%. For the year ended December 31, 2013, of the capital invested in standard program loans, $1.2 billion, or 59%, was invested by individuals through investment vehicles or managed accounts, $569 million, or 29%, was invested by self-managed, individual investors and $245 million, or 12%, was invested by institutional investors. During the year ended December 31, 2013, all of the custom program loans were invested in through whole loan sales to institutional investors.

For the three months ended September 30, 2014, our marketplace facilitated nearly $1.2 billion in loans, comprised of approximately $0.9 billion in standard program and $0.3 billion in custom program loans. Of the standard program loans, notes issued pursuant to the Note Registration Statement accounted for $223 million, or 26%, of investments during the period, certificates issued by the Trust accounted for $284 million, or 32%, and whole loan sales accounted for $367 million, or 42%. For the three months ended September 30, 2014, of the capital invested in standard program loans, $383 million, or 44%, was invested by individuals through investment vehicles or managed accounts, $226 million, or 26%, was invested by self-managed, individual investors and $262 million, or 30%, was invested by institutional investors. Of the custom program loans, certificates issued by the Trust accounted for $25 million, or 9%, whole loan sales accounted for $150 million, or 51%, and education and patient finance loans facilitated through Springstone’s platform accounted for $116 million, or 40%, of the investments during the three months ended September 30, 2014. Of the capital invested in custom program loans during this period, $22 million, or 8%, was invested by individuals through investment vehicles or managed accounts and $269 million, or 92%, was invested by institutional investors. Loans facilitated through the custom program are not invested in through notes and are invested in through private transactions or are loans facilitated through Springstone’s platform.

Industry Background and Trends

There is an opportunity for the online marketplace model to transform the traditional banking system. We believe a transparent and open marketplace where borrowers and investors have access to information, complemented by technology and tools, can make credit more affordable, redirect existing pools of capital trapped inside the banking system and attract new sources of capital to a new asset class. We believe that online marketplaces have the power to facilitate more efficient deployment of capital and improve the global economy.

Personal and Small Business Lending Is Essential to the Economy

We believe the ability of individuals and small businesses to access affordable credit is essential to stimulating and sustaining a healthy, diverse and innovative economy. Lending to consumers can provide them financial flexibility and give households better control over when and how to purchase goods and services. While borrower appetite for consumer and small business credit has typically remained strong in most economic environments, general economic factors and conditions, including the general interest rate environment and unemployment rates, may affect borrower willingness to seek loans and investor ability and desire to invest in loans. According to the Board of Governors of the Federal Reserve System, as of August 2014, the balance of outstanding consumer credit in the United States totaled $3.2 trillion. This amount included $880 billion of revolving consumer credit, which many consumers seek to refinance. Small businesses generated 63% of net new jobs in the United States between 1993 and the first quarter of 2014 according to the U.S. Small Business Administration, Office of Advocacy. According to the FDIC, as of June 30, 2014, there were $298 billion of commercial and industrial loans outstanding under $1 million. The market for personal and small business credit in the United States also includes an additional several trillion dollars in mortgages and other categories of secured and unsecured loans, such as those for education and motor vehicles. International markets offer similarly large opportunities.

Borrowers Are Inadequately Served by the Current Banking System

We believe the traditional banking system generally is burdened by its high fixed cost of underwriting and services, in part due to its physical infrastructure and labor- and paper-intensive business processes, compounded by an increasingly complex regulatory environment. As a result, we believe the traditional banking system is ill-suited to meet personal and small business demand for small balance loans and has instead relied heavily on issuing credit cards, which require less personalized underwriting and have higher interest rates. While credit cards are convenient as a payment mechanism, they are an expensive long-term financing solution. Borrowers who carry a balance on their cards are often subject to high, variable interest rates and the possibility of incurring additional fees and penalties. Additionally, many borrowers are charged the same high interest rates on their balances, regardless of an individual’s specific risk profile, so lower risk borrowers often subsidize higher risk borrowers. In the limited instances when traditional banks make personal loans available, the loan application process is often opaque, frustrating and time consuming.

Investors Have Limited Options to Participate in Personal and Small Business Credit

Historically, access to most personal and small business loans as an investment product was limited to the banks that hold loans on their balance sheet or to structured securitized products that were syndicated to large institutional investors. Depositors effectively fund the loans made by the banking system, but they share little in the direct returns of these loans as evidenced by the low yields on various fixed income investment or deposit products offered by banks. We believe many investors generally lack the size and access to invest in structured products directly and are unable to invest in personal and small business credit in a meaningful way. While institutional investors have had some access to this market, most have lacked the tools to customize portfolios to their specific risk tolerance, which is a feature of our marketplace and products. As a result, we believe additional capital that could be invested in personal and small business loans has largely been locked out of the market.

Online Marketplaces Have Proliferated Throughout the Economy

Online marketplaces have emerged to connect buyers and sellers across many industries to increase choice, improve quality, accelerate the speed of decision making and lower costs. We believe a successful online marketplace must act as a trusted intermediary providing transparency, security, supply and demand balance and ease of use to give marketplace participants an incentive to interact and the confidence to do business together. Initial online marketplaces connected buyers and sellers of goods and services—primarily moving demand from offline to online and making the transaction process more efficient. Online marketplaces have more recently evolved to unlock supply and demand that could not previously be matched in an efficient manner offline. The “sharing economy,” a term that describes this new marketplace trend, enables a better use of resources by allowing owners of underutilized assets to offer them to people who want them while capturing an economic benefit.

Our Solution

We are the world’s largest online marketplace connecting borrowers and investors. Our technology platform supports this innovative marketplace model to efficiently connect the supply and demand of capital. Our marketplace also substantially reduces the need for physical infrastructure and improves convenience and automation, increasing efficiency, reducing manual processes and improving the overall borrower and investor experience.

Our borrowers consist of consumers and small businesses seeking to obtain loans for one of the many uses allowed under our product offerings. Our goal is to form long-term relationships with consumers and small businesses, facilitating their access to an array of financial products that meet their evolving needs over time.

Benefits to Borrowers

•	Access to Affordable Credit. Our innovative marketplace model, online delivery and process automation enable us to offer borrowers interest rates that are generally lower on average than the rates charged by traditional banks on credit cards or installment loans. Based on responses from 23,499 borrowers in a survey of 103,439 randomly selected borrowers conducted by us during the nine months ended September 30, 2014, borrowers who received a loan to consolidate existing debt or pay off their credit card balance reported that the interest rate on the loan they received through our marketplace was on average 660 basis points lower than the rate on their outstanding debt or credit card balances, representing a 31% savings.

•	Superior Borrower Experience. We offer a fast and easy-to-use online application process and provide borrowers with access to live support and online tools throughout the process and for the lifetime of the loan. Based on a review of the credit performance of borrowers who received a loan from January 2013 through May 2014 to consolidate existing debt or pay off their credit card balance, such borrowers experienced an average increase of 23 points in their FICO score within three months after obtaining their loan, which we believe is in part attributable to a reduction in interest rate and a reduction in the borrower’s total revolving balance. Our goal is to form long-term relationships with borrowers, facilitating their access to an array of financial products that meet their evolving needs over time.

•	Transparency and Fairness. All of the installment loans offered through our marketplace feature a fixed rate that is clearly disclosed to the borrower during the application process, with fixed monthly payments, no hidden fees and the ability to prepay the balance at any time without penalty. Our platform utilizes a computerized, rules-based engine for credit decisioning, which removes the human bias associated with reviewing applications. We also keep borrowers informed throughout the process.

•	Fast and Efficient Decisioning. We leverage online data and technology to quickly assess risk, determine a credit rating and assign appropriate interest rates. Qualified applicants receive offers in just minutes and can evaluate loan options without impacting their credit score.

Benefits to Investors

•	Access to a New Asset Class. All investors can invest in personal loans originated through our standard program. Additionally, qualified investors can invest in loans originated through our custom program, including small business loans, in private transactions. These asset classes have historically been entirely funded and held by financial institutions or large institutional investors on a limited basis. We offer all investors equal access to standard program loans through our marketplace and offer qualified private investors access to custom program loans.

•	Attractive Risk-Adjusted Returns. We have historically offered investors attractive risk-adjusted returns across loans offered through our marketplace. We screen loan applicants based on proprietary credit decisioning and scoring models and also factor in historical borrower performance in setting interest rates. We also segment loans into $25 increments to enable diversification across different borrowers and investment criteria.

•	Transparency. We provide investors with transparency and choice in building their loan portfolios. For each standard program loan, investors can examine credit attributes from the borrower’s credit report and borrower-reported attributes prior to investing in a loan and can monitor ongoing loan performance. We also provide access to credit profile data on each approved loan as well as all of the historical performance data for every loan ever invested in through our marketplace. We specifically indicate the information that is verified on our website.

•	Easy-to-Use Tools. We provide investors with tools to easily build or modify customized and diversified portfolios by selecting loans tailored to their investment objectives and assess the returns on their portfolios. Additionally, investors can enroll in automated investing, a free service that automatically invests any available cash in loans according to investor-specified criteria and allocation targets.

How Our Marketplace Works

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and provide us with competitive advantages in realizing the potential of our market opportunity:

•	Leading Online Marketplace. We are the world’s largest online marketplace connecting borrowers and investors, based on over $6 billion in loan originations through September 30, 2014, of which approximately $1.8 billion were invested in through notes issued pursuant to the Note Registration Statement, $2.5 billion were invested in through certificates issued by the Trust and $1.7 billion were invested in through whole loan sales. We have built a trusted brand with a track record of delivering exceptional satisfaction and value to both borrowers and investors. We believe that our brand, reputation and scale allow us to attract top talent, quickly develop and deploy new products, attract marketplace participants and leverage a lower cost structure to benefit borrowers and investors.

•	Robust Network Effects. Our online marketplace exhibits network effects that are driven by the number of participants and investments enabled through our marketplace. More participation leads to greater potential to match borrowers with investors. Additionally, increased participation also results in the generation of substantial data that is used to improve the effectiveness of our credit decisioning and scoring models, enhancing our performance record and generating increasing trust in our marketplace. As trust increases, we believe investors will continue to demonstrate a willingness to accept lower risk premiums that will allow us to offer lower interest rates and attract additional high-quality borrowers, thereby reinforcing our track record and fueling a virtuous cycle for our business. We believe that these network effects reinforce our market leadership position.

•	High Borrower and Investor Satisfaction. Our online marketplace is designed to eliminate the customary pain points a borrower encounters while applying for a loan and provides investors access to a new asset class with attractive risk-adjusted returns. Borrowers have validated our approach with an NPS in the 70s since we began surveying borrowers in January 2013, which places us at the upper end of customer satisfaction ratings for traditional financial services companies. Additionally, investors are confident transacting on our marketplace, as evidenced by their high reinvestment rates.

•	Technology Platform. Our technology platform powers our online marketplace and enables us to deliver innovative solutions to borrowers and investors. Our technology platform automates our operations and, we believe, provides a significant time and cost advantage over traditional banks that run on legacy systems that are inflexible and slow to evolve.

•	Sophisticated Risk Assessment. We use proprietary algorithms that leverage behavioral data, transactional data and employment information to supplement traditional risk assessment tools, such as FICO scores. We have built our technology platform to automate the application of these proprietary algorithms to each individual borrower’s application profile at scale. This approach allows us to evaluate and segment each potential borrower’s risk profile and price it accordingly. In contrast, traditional lenders aggregate borrowers into large pools of risk profiles, which for some borrowers results in higher interest rates despite a more favorable credit profile.

•	Efficient and Attractive Financial Model. Our trusted brand, scale and network effect drives significant borrowing and investing activity on our marketplace. We generate revenue from transaction fees from our marketplace’s role in matching borrowers with investors to enable loan originations, servicing fees from investors and management fees for investment funds and other managed accounts. We do not assume credit risk or use our own capital to invest in loans facilitated by our marketplace, except in limited circumstances and in amounts that are not material. Our technology platform significantly reduces the need for physical infrastructure and lowers our costs, which provides us with significant operating leverage.

Our Strategy for Growth

Our historical growth rates reflect a deliberate strategy of balancing loan originations in a manner that allowed us to build and develop the various enterprise functions to support our scale, including customer support, operations, risk controls, compliance and technology. Borrower and investor demand will continue to inform our business and loan product decisions, but we will not compromise the long-term viability of our marketplace to pursue excessive near-term growth rates that we believe would result in borrower or investor experiences below our standards.

Key elements of our growth strategy include:

•	Execute in Our Core Markets. According to the Board of Governors of the Federal Reserve System, as of August 2014, the balance of outstanding consumer credit in the United States totaled $3.2 trillion. This amount included $880 billion of revolving consumer credit, which many consumers are seeking to refinance. We estimate that in September 2014 approximately $390 billion in outstanding consumer credit would meet our marketplace’s standard program credit policy based on proprietary models. We believe we have opportunities for substantial future growth in our core market.

•	Broaden Our Loan Product Offerings. We believe that the introduction of new products will increase our ability to attract new and repeat borrowers by providing them with more options and increased financial flexibility over time. For example, in 2010, we broadened our personal loan offering through our standard program to include five-year terms, in 2011, we increased the size of our maximum loan amount to $35,000 and, in 2014, we introduced small business loans and began offering education and patient finance loans as a result of our acquisition of Springstone. We intend to continue to enhance our marketplace’s existing loan products and add new loan products to attract a greater number and broader variety of consumers and small business owners.

•	Widen the Spectrum of Borrowers Served. We have a diverse set of investors, some of which seek to invest in loans that are different from the loans currently offered through our standard program loans, such as loans with longer maturities, lower returns, shorter credit history or higher risk. Given the lack of performance data on many of these custom loan types, we only make them available through limited private transactions to qualified investors to allow us to gather data to assess the future viability of these loans. Because our technology can efficiently assess risk across a wide range of borrower classes and assign interest rates tailored to each individual borrower, we plan to extend our marketplace to widen the spectrum of borrowers to meet this investor demand over time.

•	Increase Supply of Capital Available to Borrowers. We have attracted a diverse set of investors having a wide range of investment strategies and thresholds for risk, yield and maturity, including retail investors, high-net-worth individuals and family offices, bank and finance companies, and institutional investors, such as insurance companies, hedge funds, foundations, pension plans and university endowments, to participate through our marketplace. As confidence in our marketplace’s performance increases, we are able to attract additional investors with different risk thresholds. We plan to leverage this increasing confidence to increase our depth and breadth within these categories, capture a larger proportion of total investable capital by introducing new products, offer our products in additional states and expand the channels through which our marketplace is available.

•	Grow Our Ecosystem. To continue to grow our marketplace, we need to create a vibrant ecosystem to further drive innovation and deepen supply and demand on our marketplace. We plan to foster existing relationships and develop new relationships with complementary partners to our marketplace and platform in order to create, or help create, new tools and products for investors and borrowers.

•	Continue to Invest in Our Innovative Technology Platform. We have made, and will continue to make, significant investments in our proprietary technologies, algorithms and data sources to increase the precision, speed and scale at which we can make capital and investments available to the market. We believe that these investments will enable us to connect an increasing number of borrowers and investors, continue to identify new borrowers, detect and prevent fraud and maintain the security of our marketplace.

•	Enter New Geographies. Since launching our marketplace in 2007, we have focused on developing an online marketplace and growing our business in the United States. While we believe our largest near-term growth opportunity is domestic, over time we intend to expand our marketplace to address similar banking system inefficiencies, market dislocations, investor needs and borrower dissatisfaction globally.

Products

Borrowers

Our marketplace facilitates several types of loan products for consumers and small businesses.

Standard Program Personal Loans. Our marketplace enables personal loans through our standard program that can be used to make major purchases, refinance credit card balances or other uses, at generally lower rates than other alternatives. Personal loan terms include amounts from $1,000 to $35,000, terms of three or five years and no prepayment penalties or fees. We believe that these loans are simple, fair and responsible credit products that make it easier for consumers to budget for monthly repayment and meet their financial goals.

Simple Application Process

To apply for a loan, a consumer completes a short application that allows us to obtain a credit report from a credit bureau. The application and report data is then analyzed with the marketplace’s proprietary credit decisioning and scoring models to decide whether to approve the applicant based upon the issuing bank’s underwriting guidelines. An approved applicant then sees loan offers with a variety of amounts, terms and rates. After selecting an offer, the applicant completes one more page of information, submits bank account information and then is able to list the loan on our marketplace. While the loan is listed and attracting investment interest, we have verification processes and teams to verify an applicant’s identity, income or employment. Once the verification and fraud checks are completed and sufficient investor commitments are received, the issuing bank issues the loan and pays us a transaction fee. We also service the loans and earn a management fee or a servicing fee.

Personal loans that are approved through the standard program are offered to all investors on our marketplace. These loans must meet certain minimum credit requirements, including a FICO score of at least 660, satisfactory debt-to-income ratios, 36 months of credit history and a limited number of credit inquiries in the last six months. These and many other elements contribute to our proprietary credit decisioning and scoring models that process over 50 data points. Loans that do not meet the requirements in terms of credit criteria, maturity or longevity of track record might qualify as a custom program loan. Custom program loans are offered to private investors only and are not made available to all investors on the marketplace. These custom program loans include new offerings, such as small business and education and patient finance, loans that fall outside of the credit criteria of the standard program or loans with a longer maturity than we believe to be attractive to most note investors. We expect to migrate some of these custom program loans into our standard program over time as they gain a longer performance record.

Education and Patient Finance Loans. In April 2014, we acquired Springstone, which facilitates education and patient finance loans. Installment loans through Springstone are in amounts ranging from $2,000 to $40,000, have terms from 24 to 84 months, fixed rates from 3.99% to 17.99%, fixed monthly payments and no prepayment penalties. The deferred interest loan option are in amounts ranging from $499 to $32,000 and provides for no interest if the balance is paid in full during the promotional period, which can be six, 12, 18 or 24 months. If the loan is not paid in full during the promotional period, interest is imposed from the issuance date at a variable rate based upon the prime rate. There is no prepayment penalty and borrowers have the flexibility to pay as much or as little, subject to applicable minimums, of the outstanding balance per month during the promotional period as they chose. To apply for an education or patient finance loan, the borrower completes a short application that allows us to obtain a credit report from a credit bureau. The application and report data is then analyzed by the respective issuing bank’s credit decisioning and scoring models to decide whether to approve the applicant based upon the issuing bank’s underwriting guidelines. An approved applicant then sees offers with a variety of terms and rates. While we plan to integrate these loans into our standard program over time, we currently intend to continue to have these loans originated, held and serviced through the existing issuing banks for the foreseeable future.

Small Business Loans. In March 2014, we began facilitating small business loans through our marketplace in private transactions with qualified investors. These loans enable small business owners to expand their business, purchase equipment or inventory, or meet other obligations at an affordable rate. Small business loans are fixed rate loans in amounts ranging from $15,000 to $100,000, with various maturities of between one and five years. To apply for a small business loan, a company completes a short application that allows us to obtain a credit report from a credit bureau. The application and report data is then analyzed with the marketplace’s proprietary small business credit decisioning and scoring models to decide whether to approve the applicant based upon the issuing bank’s underwriting guidelines. An approved applicant then sees offers with a variety of amounts, terms and rates. After selecting an offer, the applicant completes one more page of information, submits bank account information and then is able to list the loan through our marketplace for investment or purchase in a private transaction. Similar to personal loans, we perform verification of revenue, good standing and other matters, as well as fraud checks. Once the verification and fraud checks are completed and sufficient investor interest is received, the issuing bank issues the loan and pays us a transaction fee. We also service the loan and earn a management fee or a servicing fee. Small business loans are currently not included in our standard loan program.

Investors

Through our marketplace, investors have the opportunity to invest in a wide range of loans based on term and credit characteristics. Investors receive monthly cash flow and attractive risk-adjusted returns. Investors are provided with a proprietary credit grade and access to credit profile data on each approved loan as well as access to data on each listed loan and all of the historical performance data for every loan ever invested in through our marketplace. The marketplace enables broad diversification by allowing distribution of investments in loans in increments as small as $25.

We attract a wide range of investors, including retail investors, high-net-worth individuals and family offices, banks and finance companies, insurance companies, hedge funds, foundations, pension plans and university endowments. We provide these investors with access to a variety of tools and products that seek to address their level of sophistication and desired level of interaction, which can range from low-touch self-directed accounts to high-touch funds and managed accounts. We believe our strategy of pursuing a diverse investor base will continue to strengthen our marketplace and improve our ability to facilitate a wide variety of loans through a range of business and economic conditions.

We provide several investment options depending on investor type.

Self-Directed Accounts. Self-directed investors use tools provided on our website to help them conduct research and make ongoing investments:

•	Filters. The marketplace provides filters based on credit and application data, such as credit rating, interest rate, term, verified income, debt-to-income ratio and other data. These filters create a subset of loans that the investor can then further review for potential investment. Filters can be combined to create a custom, savable query that can be used repeatedly.

•	Portfolio Tool. This tool allows a note investor to input a variety of individualized investment criteria, including aggregate amount to invest, amount per note, grade, term, debt-to-income ratio and other factors, which are used to quickly sort the marketplace’s available inventory and create a subset of available loans matching the criteria. After the list is generated, the note investor can modify the list as the investor sees fit and then continue on to invest in those loans.

•	Automated Investing. Note investors can enroll in automated investing, a free service that automatically invests any available cash in loans according to investor-specified criteria and allocation targets. This service enables the note investor to speed reinvestment of cash flows without having to continually revisit the site. Note investors may update their investing criteria, pause or cancel this service at any time.

Funds and Managed Accounts. Our marketplace offers investors several fund and managed account options.

•	LCA Investment Funds. Accredited investors and qualified purchasers can invest in limited partner interests in funds managed by LCA, a registered investment advisor and our wholly owned subsidiary. Each fund provides a passive investment strategy around loan grade and term allocation and allows investors to more easily deploy large investment amounts and reinvest returns through the marketplace.

•	Separately Managed Accounts. Accredited investors may also invest through LCA’s SMAs. Investors who utilize SMAs often have investment criteria that differ from the LCA funds’ investment strategies and desire more control over their investment strategies.

In addition, external parties can access our marketplace to provide fund and managed account services to their clients.

In connection with the creation of LCA, in February 2011, the Trust was established and entered into a purchase and servicing agreement for loans with us. The trust purchases loans from us as directed by the funds, SMAs or third-party advisors. The Trust funds these purchases by using investment proceeds from its sale of certificates to qualified investors in private transactions.

Whole Loan Purchases. We or our issuing banks also sell loans in their entirety to certain investors in private transactions. After the sale of the asset, we continue to service the loan. Whole loan purchases are attractive for some banks as it enables them to account for the loan as an asset, which can offer favorable financial reporting and capital reserve treatment.

Marketplace Mechanics

Technology

Key elements of our technology include:

•	Highly Automated. Our borrower and investor acquisition process, registration, credit decisioning and scoring, servicing and payment systems are highly automated using our internally developed software. We developed our own cash management software to process electronic cash movements, record book entries and calculate cash balances in our borrower and investor fund accounts. In nearly all payment transactions, Automated Clearing House (ACH) is used to disburse loan proceeds, pull borrower payments on outstanding loans, receive funds from investors and disburse payments to investors.

•	Scalable Platform. Our scalable infrastructure utilizes standard techniques, such as virtualization, load-balancing and high-availability platforms. Our application and database tiers are designed to be scaled horizontally by adding servers as needed.

•	Proprietary Fraud Detection. We use a combination of third-party data, sophisticated analytical tools and current and historical data obtained during the application process to help determine an application’s fraud risk. High-risk applications are subject to further investigation. In cases where we confirm fraud, the application is cancelled, and we identify and flag characteristics of the loan to help refine our fraud detection efforts.

•	Data Integrity and Security. We maintain an effective information security program based on well-established security standards and best practices, such as ISO2700x and NIST 800 series. The program establishes policies and procedures to safeguard the confidentiality, integrity and availability of borrower and investor information. The program also addresses risk assessment, training, access control, encryption, service provider oversight, an incident response program and continuous monitoring and review.

•	Application Programming Interface. Our API provides investors and partners access to publicly available loan attributes and allows them to analyze the data and place orders meeting their criteria without visiting our website. Investors and partners may create their own software that uses the API or they may use a variety of third-party services that invest via our API on behalf of their members.

Our engineering and product development expense was $2.7 million, $4.0 million, $13.9 million and $23.0 million for the year ended March 31, 2012, the nine months ended December 31, 2012, the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

Credit Decisioning and Scoring Process

Our marketplace provides an integrated and automated application and credit decisioning and scoring process that is extensible to a variety of loan products. Borrowers come to our marketplace to apply online for a loan. During the simple application process, our marketplace uses proprietary risk algorithms that leverage behavioral data, transactional data and employment information to supplement traditional risk assessment tools, such as FICO scores, to assess the borrower’s risk profile. The marketplace then presents an approved borrower with various loan options, including term, rate and amount, for which they qualify. After the borrower selects their desired loan terms and the rest of the application is completed, our verification processes and teams verify an applicant’s identity, income or employment by connecting to various data sources, directly or through third-party service providers, or by contacting the human resources department of the borrower’s stated employer to ultimately approve the loan request.

As of September 30, 2014, the minimum credit standards for standard program loans were:

•	minimum FICO score of 660 (as reported by a consumer reporting agency);

•	debt-to-income ratio (excluding mortgage) below 40%;

•	acceptable debt-to-income ratio (including mortgage and the requested standard program loan amount); and

•	credit report (as reported by a consumer reporting agency) reflecting:

•	at least two revolving accounts currently open;

•	five or fewer inquiries (or recently opened accounts) in the last six months (excluding mortgages and auto loans); and

•	a minimum credit history of 36 months.

Effective as of October 29, 2014, the LC Scores, which are the scores derived from our proprietary credit-scoring algorithm and corresponding interest rates, for standard program loans were as follows:

LC Score	Base Risk Grade	Interest Rate
1	A1	6.03
2	A2	6.49
3	A3	6.99
4	A4	7.49
5	A5	8.19
6	B1	8.67
7	B2	9.49
8	B3	10.49
9	B4	11.44
10	B5	11.99
11	C1	12.39
12	C2	12.99
13	C3	13.66
14	C4	14.31
15	C5	14.99
16	D1	15.59
17	D2	15.99
18	D3	16.49
19	D4	17.14
20	D5	17.86
21	E1	18.54
22	E2	19.24
23	E3	19.99
24	E4	20.99
25	E5	21.99

Risk grades from F1-G5 are modified from an E5 base risk grade based upon channel, term, amount and other factors. These loans have interest rates that range from 22.99%-26.06%. Our 1% service fee charged to note holders results in a decrease in return on a note ranging from 0.42% to 0.76% depending on the original term and interest rate of the associated loan.

Certain of the criteria that impact a borrower’s loan grade include:

Loan Term	FICO Score
Revolving Balance	Public Records
Average Bankcard Line	Referral Source
Number of Installment Loans	Average Non-Mortgage Balance
Loan Amount	Number of Open Trade Lines
Number of Inquiries	Number and Term of Delinquencies

In addition to identity, we may also verify a borrower’s income or employment. Income and employment is verified by connecting to various data sources, directly or through third-party service providers, or by contacting the human resources department of the borrower’s stated employer.

For standard program loans, the following credit profile information is provided for each borrower:

Credit Score Range	Delinquent Amount
Earliest Credit Line	Delinquencies (last two years)
Open Credit Lines	Months Since Last Delinquency
Total Credit Lines	Public Records on File
Revolving Credit Balance	Months Since Last Record
Revolving Line Utilization	Months Since Last Major Derogatory
Inquiries in Last Six Months	Collections Excluding Medical
Accounts Now Delinquent

Regulatory and Compliance Framework

Our marketplace provides a compliance framework that allows investors to participate in consumer and commercial credit as an asset class. We believe that our relationship with an issuing bank is a key component of the compliance framework that we provide to investors. The bank issues loans to borrowers that apply on our marketplace, and we subsequently purchase these loans with funds provided by investors through a variety of investment channels, thereby enabling investors to capture the interest rate return on each loan. Our primary issuing bank is WebBank, a Utah-chartered industrial bank that handles a variety of consumer and commercial financing programs. We also executed an agreement with Cross River Bank, a New Jersey chartered bank, to operate as our back-up issuing bank in the event WebBank can no longer be an issuing bank.

We have entered into a loan account program agreement with WebBank that governs the terms and conditions between us and WebBank with respect to loans facilitated through our marketplace and issued by WebBank, including our obligations for servicing the loans during the period of time that the loans are owned by WebBank. Under the terms of the loan account program agreement, we pay WebBank a monthly service fee based on the amount of loans issued by WebBank in each month, subject to a minimum monthly fee. WebBank also retains ownership of all loans for two business days and earns any interest received on the loans during that time. WebBank pays us a transaction fee for our marketplace’s role in processing loan applications. Under a loan sale agreement that we entered into with WebBank, two business days after a loan is closed, WebBank sells the loan to us, including all rights related to the loan, without recourse. The loan sale agreement prohibits us from securitizing the loans without prior written consent of WebBank. The initial terms of the loan account program agreement and the loan sale agreement end in November 2018, with the possibility of two, one-year renewal terms, subject to certain early termination provisions as set forth in the agreements.

As part of our ongoing compliance program, we also have customer identification processes in place to enable us to identify user identification fraud and compare user identity against applicable governmental lists, such as the Office of Foreign Assets Control (OFAC) and the Financial Crimes Enforcement Network. We compare all users’ identities against these lists at least twice a month for continued compliance and oversight. If a user were to appear on a list, we would take appropriate action to resolve the issue. In addition to our continued identification compliance program, we use our robust technology to assist in identifying and stopping potential money laundering schemes. See “—Regulations and Licensing” for more information regarding our regulatory framework.

Loan Issuance Mechanism

We have developed an extensible, automated platform that allows us to work with issuing banks to originate and issue a variety of loan products to an array of applicants. Our service is provided in a seamless fashion to the applicant. A borrower comes to our website and completes a simple application for a loan product. We then use proprietary risk algorithms to analyze an applicant’s risk profile based upon the issuing bank’s underwriting guidelines. Once an application is approved, we present the borrower with various loan options. After the applicant selects its personalized financing option and completes the application process, the loan is then listed on our marketplace to attract investor commitments. Simultaneously to listing the loan on our marketplace, we perform additional verifications on the borrower. Once the verifications are completed and sufficient investor commitments are received, the issuing bank originates and issues the loan to the borrower, net of the origination fee. After the loan is issued, we use the proceeds from these investors to purchase the loan. Investor cash balances (excluding payments in process) are held in a segregated bank or custodial accounts and are not commingled with our monies. We receive a transaction fee from the issuing bank for our marketplace’s role in originating the loan. We also earn a recurring servicing or management fee from the investors for the subsequent servicing of loans.

Loan Servicing

We service all personal and small business loans originated through our marketplace. Servicing is comprised of account maintenance, collections, processing payments from borrowers and distributions to investors.

For September 2014, approximately 99% of loan payments were made through an ACH withdrawal from the borrower’s bank account. Loan repayments are remitted utilizing ACH to segregated bank accounts maintained for the benefit of investors or custodial or other accounts designated by our investors. This automated process allows us to avoid the time and expense of processing a significant volume of mailed payments and provides a higher degree of certainty for timely payments. This process also provides us with prompt notice in the event of a missed payment, which allows us to react quickly to resolve the issue with the borrower. Generally, in the first 30 days that a loan is delinquent, our in-house collection team works to bring the account current. After that time, we typically outsource subsequent servicing efforts to third-party collection agencies.

The servicing fee paid by investors is designed to cover the day-to-day processing costs of loans. If a loan needs more intensive collection focus, whether internal or external, we may charge investors an additional fee to compensate for the costs of this collection activity. This fee varies, with a maximum of up to 35% of the amount recovered. There is no fee charged if there is no recovery, and the fee cannot exceed the proceeds collected. For loans that are ultimately charged-off, we may sell the account to a third party. All proceeds received on this sale are subject to the standard servicing fee, and the net balance goes to investors.

Springstone Acquisition

In April 2014, we acquired all of the outstanding limited liability company interests of Springstone, which offers education and patient finance loans. Springstone utilizes two issuing banks and a network of providers. Springstone facilitates two loan products:

•	An installment loan with amounts ranging from $2,000 to $40,000, terms from 24 to 84 months, fixed rates from 3.99% to 17.99%, fixed monthly payments and no prepayment penalties.

•	A deferred interest loan with amounts ranging from $499 to $32,000 that provides for no interest if the balance is paid in full during the promotional period, which can be six, 12, 18 or 24 months. If the loan is not paid in full during the promotional period, interest is imposed from the issuance date at variable rate based upon the prime rate. There is no prepayment penalty and borrowers have the flexibility to pay as much or as little, subject to applicable minimums, of the outstanding balance per month during the promotional period as they chose.

Currently, each of Springstone’s issuing banks originates, holds and services each issued loan. For its role in loan facilitation, Springstone earns transaction fees paid by the issuing bank and service provider at the time of origination, which averaged approximately 5% of the initial loan balance as of September 30, 2014. Currently, Springstone does not earn any servicing fees, as loans are originated, retained and serviced by the issuing bank. We currently intend to continue to have these loans funded and serviced through existing issuing banks while we develop plans to integrate these loans into our standard program over time.

Competition

We compete with financial products and companies that attract borrowers, investors or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as banks, credit unions, credit card issuers and other consumer finance companies. We believe our innovative marketplace model, online delivery and process automation enable us to operate more efficiently and with more competitive rates and higher borrower satisfaction than these competitors.

With respect to investors, we primarily compete with other investment vehicles and asset classes, such as equities, bonds and short-term fixed income securities. We believe that our diverse and customizable investment options give us the flexibility to offer attractive risk-adjusted returns that are uncorrelated with other asset classes.

We compete with other online credit marketplaces, such as Prosper Marketplace, Inc. and Funding Circle Limited. We are the world’s largest online marketplace connecting borrowers to investors, which we believe provides us with a major competitive advantage. We believe that our network effects and marketplace dynamics at play make us more attractive and efficient to both borrowers and investors. We anticipate that more established internet, technology and financial services companies that possess large, existing customer bases, substantial financial resources and established distribution channels may enter the market in the future. We believe that our brand, scale, network effect, historical data and performance record provide us with significant competitive advantages over current and future competitors.

Sales and Marketing

Our marketing efforts are designed to attract and retain borrowers and investors and build brand awareness and reputation. Currently, we believe reputation and word of mouth drives continued organic growth in our investor base. We believe most marketplace investors are satisfied with their experience, often adding funds to their account and referring their friends and colleagues to us.

We use a diverse array of online and offline marketing channels to attract borrowers, including:

•	Social Media and Press. We leverage social media outlets and the press to help drive brand awareness.

•	Online Partnerships. We work with companies that sell products or services that are suitable for financing or that help potential borrowers manage their finances, manage their credit or find the best lending options.

•	Search Engine Optimization. We seek to ensure that our marketplace is optimized to achieve meaningful organic traffic from search engines.

•	Search Engine Marketing. We also use paid placement on major online search engines.

•	Offline Partnerships. We work with companies that sell products offline that often require affordable financing, such as pools, home improvement providers and furniture sellers.

•	Mail-to-Web. We have developed a highly-targeted direct marketing program that selects from a given population of consumers and small business owners who would benefit from our products.

•	Radio and Television Advertising. We utilize radio and television advertising to enhance the impact of our other marketing channels.

Regulations and Licensing

The lending and securities industries are highly regulated. However, we are regulated very differently than a bank. While a bank has capital risk from both credit and interest rate risk, investor capital and borrower loans through our marketplace are almost completely matched. Additionally, we do not take deposits and are therefore not regulated by the FDIC in that respect. An issuing bank originates all the loans offered through our marketplace and is subject to regulation by the FDIC.

However, we and the loans made through our marketplace are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities. For example, our primary issuing bank, WebBank, is subject to oversight by the FDIC and the State of Utah. These authorities impose obligations and restrictions on our activities and the loans made through our marketplace. In particular, these rules limit the fees that may be assessed on the loans, require extensive disclosure to, and consents from, the borrowers and lenders, prohibit discrimination and may impose multiple qualification and licensing obligations on our activities. Failure to comply with any of these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the loan contracts, class action lawsuits, administrative enforcement actions and civil and criminal liability. While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations.

State Licensing Requirements

In most states we believe that WebBank, as originator of loans made through our marketplace, satisfies any relevant licensing requirements with respect to loans applicable to our operations. In addition, we hold licenses in a number of states and, as needed will seek authorizations, to conduct activities on a uniform basis in all other states and the District of Columbia, with the exceptions of Idaho, Iowa, Maine, Nebraska and North Dakota. State licensing statutes impose a variety of requirements and restrictions on us, including:

•	recordkeeping requirements;

•	restrictions on servicing practices, including limits on finance charges and fees;

•	disclosure requirements;

•	examination requirements;

•	surety bond and minimum net worth requirements;

•	financial reporting requirements;

•	notification requirements for changes in principal officers, stock ownership or corporate control;

•	restrictions on advertising; and

•	review requirements for loan forms.

The statutes also subject us to the supervisory and examination authority of state regulators in certain cases.

Consumer Protection Laws

State Usury Limitations. Section 521 of the Depository Institution Deregulation and Monetary Control Act of 1980 (DIDA) and Section 85 of the National Bank Act (NBA), federal case law interpreting the NBA such as Tiffany v. National Bank of Missouri and Marquette National Bank of Minneapolis v. First Omaha Service Corporation and FDIC advisory opinion 92-47 permit FDIC-insured depository institutions, such as WebBank, to “export” the interest rate permitted under the laws of the state or U.S. territory where the bank is located, regardless of the usury limitations imposed by the state law of the borrower’s residence unless the state has chosen to opt out of the exportation regime. WebBank is located in Utah, and Title 70C of the Utah Code does not limit the amount of fees or interest that may be charged by WebBank on loans of the type offered through our marketplace. Only Iowa and Puerto Rico have opted out of the exportation regime under Section 525 of DIDA and we do not operate in either jurisdiction. We believe, however, if a state or U.S. territory in which we operate opted out of rate exportation, judicial interpretations support the view that such opt outs would apply only to loans “made” in those states. We believe that the “opt-out” of any state would not affect the ability of our marketplace to benefit from the exportation of rates. If a loan made through our marketplace were deemed to be subject to the usury laws of a state or U.S. territory that had opted-out of the exportation regime, we could become subject to fines, penalties and possible forfeiture of amounts charged to borrowers, and we could decide not to originate loans in that jurisdiction, which could adversely impact our growth.

State Disclosure Requirements and Other Substantive Lending Regulations. We are subject to state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices. Our ongoing compliance program seeks to comply with these requirements.

Truth in Lending Act. The Truth in Lending Act (TILA), and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These rules apply to WebBank as the creditor for loans facilitated through our marketplace, but because the transactions are carried out on our hosted website, we facilitate compliance. For closed-end credit transactions of the type provided through our marketplace, these disclosures include providing the annual percentage rate, the finance charge, the amount financed, the number of payments and the amount of the monthly payment. The creditor must provide the disclosures before the loan is closed. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and the treatment of credit balances. Our marketplace provides borrowers with a TILA disclosure at the time a borrower posts a loan request on the marketplace. If the borrower’s request is not fully funded and the borrower chooses to accept a lesser amount offered, we provide an updated TILA disclosure. We also seek to comply with TILA’s disclosure requirements related to credit advertising.

Equal Credit Opportunity Act. The federal Equal Credit Opportunity Act (ECOA) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. These requirements apply both to a lender such as WebBank as the creditor for loans facilitated through our marketplace as well as to a party such as ourselves that regularly participates in a credit decision. Investors may also be subject to the ECOA in their capacity as purchasers of notes if they are deemed to regularly participate in credit decisions. In the underwriting of loans offered through our marketplace, and in all aspects of operations, both WebBank and we seek to comply with ECOA’s provisions prohibiting discouragement and discrimination. ECOA also requires creditors to provide consumers with timely notices of adverse action taken on credit applications. WebBank and we provide prospective borrowers who apply for a loan through our marketplace but are denied credit with an adverse action notice in compliance with applicable requirements.

Fair Credit Reporting Act. The federal Fair Credit Reporting Act (FCRA), administered by the CFPB, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report and requires persons to report loan payment information to credit bureaus accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a credit report. WebBank and we have a permissible purpose for obtaining credit reports on potential borrowers, and we also obtain explicit consent from borrowers to obtain such reports. As the servicer for the loan, we accurately report loan payment and delinquency information to appropriate consumer reporting agencies. We provide an adverse action notice to a rejected borrower on WebBank’s behalf at the time the borrower is rejected that includes all the required disclosures. We also have processes in place to ensure that consumers are given “opt-out” opportunities, as required by the FCRA, regarding the sharing of their personal information. We have implemented an identity theft prevention program.

Fair Debt Collection Practices Act. The federal Fair Debt Collection Practices Act (FDCPA) provides guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third-party debt collectors, debt collection laws of certain states impose similar requirements on creditors who collect their own debts. Our agreement with its investors prohibits investors from attempting to collect directly on the loan. Actual collection efforts in violation of this agreement are unlikely given that investors do not learn the identity of borrowers. We use our internal collection team and a professional third-party debt collection agent to collect delinquent accounts. They are required to comply with the FDCPA and all other applicable laws in collecting delinquent accounts of our borrowers.

Privacy and Data Security Laws. The federal Gramm-Leach-Bliley Act (GLBA) includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information. We have a detailed privacy policy, which complies with GLBA and is accessible from every page of our website. We maintain consumers’ personal information securely, and we do not sell, rent or share such information with third parties for marketing purposes unless previously agreed to by the consumer. In addition, we take measures to safeguard the personal information of our borrowers and investors and protect against unauthorized access to this information.

Servicemembers Civil Relief Act. The federal Servicemembers Civil Relief Act (SCRA) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires us to adjust the interest rate of borrowers who qualify for and request relief. If a borrower with an outstanding loan qualifies for SCRA protection, we will reduce the interest rate on the loan to 6% for the duration of the borrower’s active duty. During this period, the investors who have invested in such a loan will not receive the difference between 6% and the loan’s original interest rate. For a borrower to obtain an interest rate reduction on a loan due to military service, we require the borrower to send us a written request and a copy of the borrower’s mobilization orders. We do not take military service into account in assigning loan grades to borrower loan requests and we do not disclose the military status of borrowers to investors.

The Dodd-Frank Wall Street Reform and Consumer Protection Act. In July 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act is extensive and significant legislation that, among other things:

•	created a liquidation framework under which the FDIC may be appointed as receiver following a “systemic risk determination” by the Secretary of Treasury (in consultation with the President) for the resolution of certain nonbank financial companies and other entities, defined as “covered financial companies,” and commonly referred to as “systemically important entities,” in the event such a company is in default or in danger of default and the resolution of such a company under other applicable law would have serious adverse effects on financial stability in the United States, and also for the resolution of certain of their subsidiaries;

•	strengthened the regulatory oversight of securities and capital markets activities by the SEC; and

•	increased regulation of the securitization markets through, among other things, a mandated risk retention requirement for securitizers, which, if applied to our business, would change our business model, and a direction to the SEC to regulate credit rating agencies and adopt regulations governing these organizations and their activities.

With respect to the new liquidation framework for systemically important entities, no assurances can be given that such framework would not apply to us. Guidance from the FDIC indicates that such new framework will largely be exercised in a manner consistent with the existing bankruptcy laws, which is the insolvency regime which would otherwise apply to us.

Other Regulations

Electronic Fund Transfer Act and NACHA Rules. The federal Electronic Fund Transfer Act (EFTA) and Regulation E that implements it provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. In addition transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (NACHA). Most transfers of funds in connection with the origination and repayment of loans are performed by ACH. We obtain necessary electronic authorization from borrowers and investors for such transfers in compliance with such rules. We also comply with the requirement that a loan cannot be conditioned on the borrower’s agreement to repay the loan through automatic fund transfers. Transfers of funds through our platform are executed by Wells Fargo and conform to the EFTA, its regulations and NACHA guidelines.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act. The federal Electronic Signatures in Global and National Commerce Act (ESIGN) and similar state laws, particularly the Uniform Electronic Transactions Act (UETA), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions and provide disclosures to consumers, to obtain the consumer’s consent to receive information electronically. When a borrower or investor registers on our platform, we obtain his or her consent to transact business electronically, receive electronic disclosures and maintain electronic records in compliance with ESIGN and UETA requirements.

Bank Secrecy Act. In cooperation with WebBank, we have implemented various anti-money laundering policy and procedures to comply with applicable federal law. With respect to new borrowers, we apply the customer identification and verification program rules and screen names against the list of specially designated nationals maintained by the U.S. Department of the Treasury and OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act and its implementing regulation.

New Laws and Regulations. From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our novel business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.

In addition, see “Risk Factors—Risks Related to Compliance and Regulation.”

Foreign Laws and Regulations. We do not permit non-U.S. based individuals to register as borrowers on the platform and the lending platform does not operate outside the United States. It is, therefore, not subject to foreign laws or regulations for borrowers.

Intellectual Property

We rely on a combination of copyright, trade secret and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. Although the protection afforded by copyright, trade secret and trademark law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage: technological skills and focus on innovation of our software development team and other team members across the organization; frequent enhancements to our platform; and borrower and investor satisfaction. Our competitors may develop products that are similar to our technology. We enter into agreements with our employees, consultants and partners and through these agreements we attempt to control access to and distribution of our other proprietary technology and information. Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solution. Policing all unauthorized use of our intellectual property rights is nearly impossible. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

Employees

At September 30, 2014, we had 742 employees and contractors. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Legal Proceedings

In the second quarter of 2014, we offered to settle a dispute with a consultant that previously performed work for us. The dispute arose over how much compensation for the work performed was to be provided in cash and in equity and as to equity what valuations were to be used. We offered the claimant 80,000 shares of common stock, options to purchase 40,000 shares of common stock and cash consideration of $215,000. Based upon an assumed stock price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, the total value of the consideration offered to the claimant was $        .

During the second quarter of 2014, we also received notice from the California Employment Development Department (EDD) that it had commenced an examination of our records concerning the employment relationship of certain individuals who performed services for us from 2011 through 2014. Based on the EDD’s preliminary determination, certain of these individuals should have been classified as employees with appropriate tax withholding and employer-related taxes incurred and paid. EDD has completed its examination and issued a Final Notice of Assessment, which serves as the EDD’s official notice of the EDD’s determination relating to this matter. We intend to pay the assessment in full for the payroll taxes related to the misclassified workers during the fourth quarter of 2014.

We received a Civil Investigative Demand from the CFPB dated June 5, 2014 related to the operations of Springstone. The purpose of the investigation is to determine whether the Springstone is engaging in unlawful acts or practices in connection with the marketing, issuance and servicing of loans for healthcare related financing. As of September 2014, we had provided all of the documents requested by the CFPB. We are continuing to evaluate this matter. As of September 30, 2014, there are no probable or estimable losses related to this matter.

In addition to the foregoing, we may be subject to legal proceedings and regulatory actions in the ordinary course of business. We do not anticipate that the ultimate liability, if any, arising out of any such matter will have a material effect on our financial condition, results of operations or cash flows.

Facilities

Our corporate headquarters is located in San Francisco, California and consists of approximately 141,000 square feet of space under lease agreements that expire in February 2019 and June 2022. Under these lease agreements, we have an option to extend nearly all of the space under the leases for five years. We have additional office space in Westborough, Massachusetts. We also have data centers located in Las Vegas, Nevada and Santa Clara, California. We believe that our facilities are adequate for our current needs.

MANAGEMENT

Executive Officers, Key Employees and Directors

The following table sets forth information regarding our executive officers, key employees and directors as of November 1, 2014:

Name	Age	Position
Renaud Laplanche	44	Founder, Chief Executive Officer and Director
Chaomei Chen	56	Chief Risk Officer
Carrie Dolan	49	Chief Financial Officer
John MacIlwaine	45	Chief Technology Officer
Scott Sanborn	45	Chief Operating and Marketing Officer
Jason Altieri	49	General Counsel and Compliance Officer
Jeff Bogan	34	Head of Institutional Group
Angela Loeffler	37	Chief People Officer
Daniel Ciporin(1)(4)	56	Director
Jeffrey Crowe(1)	57	Director
Rebecca Lynn(1)(3)	41	Director
John J. Mack(1)(2)	69	Director
Mary Meeker(2)(3)	58	Director
John C. (Hans) Morris(3)(4)	55	Director
Lawrence Summers(2)(4)	59	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Risk Committee.

Executive Officers and Key Employees

Renaud Laplanche is our founder and has served as our Chief Executive Officer and as a member of our board of directors since October 2006. From June 2005 to October 2006, Mr. Laplanche served as Head of Product Management, Search Technologies, for Oracle Corporation, a computer technology corporation. From September 1999 to June 2005, Mr. Laplanche served as the founder and Chief Executive Officer of TripleHop Technologies, an enterprise software company, the assets of which were acquired by Oracle Corporation in June 2005. Mr. Laplanche holds a post-graduate DESS-DJCE degree (tax and corporate law) from the Université de Montpellier, Montpellier, France and an M.B.A. from HEC Business School, Paris, France. Mr. Laplanche was chosen to serve on our board of directors because of the perspective and experience he brings as our founder and Chief Executive Officer and his experience with high growth technology companies.

Chaomei Chen has served as our Chief Risk Officer since June 2011. From September 2008 to August 2009, Ms. Chen served as the Chief Risk Officer at JP Morgan Chase Card Services, a credit card company, where she was responsible for business and credit risk in the Washington Mutual portfolio. Ms. Chen holds a B.S. in mathematics from Southwestern Jiaotong University in China and an M.S.E. in mathematical science from The Johns Hopkins University.

Carrie Dolan has served as our Chief Financial Officer since August 2010. From May 2007 to January 2010, Ms. Dolan served as Treasurer for The Charles Schwab Corporation, a financial advisory company, where she also served as Schwab Bank Chief Financial Officer from January 2008 to January 2010. Ms. Dolan holds a B.S. in finance and accounting and an M.B.A. from the University of California, Berkeley’s Haas School of Business.

John MacIlwaine has served as our Chief Technology Officer since July 2012. From December 2011 to July 2012, Mr. MacIlwaine served as the Chief Information Officer at Green Dot Corporation, a provider of prepaid financial services. From April 2007 to November 2011, Mr. MacIlwaine served as head of global development at

Visa, Inc., a credit card company, where he led program management and information services, including web application development, data warehousing, business intelligence and mobile development, and oversaw all new technology initiatives. Mr. MacIlwaine holds a B.S.E. in computer engineering from the University of Michigan.

Scott Sanborn has served as our Chief Operating and Marketing Officer since April 2013 and served as our Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. in literature from Tufts University.

Jason Altieri has served as our General Counsel and Compliance Officer since October 2009. From October 2008 to October 2009, Mr. Altieri served as the General Counsel and VP, Partnerships for Corefino, Inc., an outsourced accounting solution and technology provider. Mr. Altieri has also been a corporate partner for the international law firms of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. and Sonnenschein Nath & Rosenthal, LLP (now Dentons) and an associate with Wilson Sonsini Goodrich & Rosati, PC. Mr. Altieri holds a B.A. (with honors) in economics from the University of California, Davis, an M.A. in international relations and public policy (China emphasis) from the University of California, San Diego and a J.D. (magna cum laude) from the University of San Francisco School of Law.

Jeff Bogan has served as our Head of Institutional Group since April 2013 and served as our Vice President of Corporate Development from April 2012 to March 2013. From January 2011 to February 2012, Mr. Bogan served as Vice President, and from June 2010 to January 2011 as an associate, at Morgan Stanley, a financial services company. Mr. Bogan has also served in financial advisory roles at Greenhill & Co. and SunTrust Robinson Humphrey. Mr. Bogan holds a B.B.A. in finance and management information systems from the University of Georgia and an M.B.A. from Harvard Business School.

Angela Loeffler has served as our Chief People Officer since November 2012. From February 2004 to May 2012, Ms. Loeffler served in various roles, including as the Chief Administrative Officer at Ask.com, an online brand for questions and answers. Ms. Loeffler has also served as the Senior Compensation Analyst at Openwave Systems Inc. and as a compensation analyst for William M. Mercer Human Resources Consulting. Ms. Loeffler holds an A.B. in psychology from the University of California, Berkeley.

Non-Employee Directors

Daniel Ciporin has been a member of our board of directors since August 2007. Mr. Ciporin joined Canaan Partners, an investment firm, in March 2007 and is currently a general partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab. From January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com. Mr. Ciporin currently serves on the board of directors of Borderfree, Inc. and several privately-held companies. Previously, Mr. Ciporin served on the board of directors of Primedia Inc. from 2006 to 2011 and Corel Corporation from 2007 to 2010. Mr. Ciporin holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and an M.B.A. from Yale University. Mr. Ciporin was chosen to serve on our board of directors because of his extensive experience in the technology and e-commerce industries and his investment and operational expertise.

Jeffrey Crowe has been a member of our board of directors since August 2007. Mr. Crowe joined Norwest Venture Partners, an investment firm, in 2004 and became managing partner in 2013. Mr. Crowe focuses on investments in the internet, consumer and software arenas and currently serves on the board of directors of RetailMeNot, Inc. and several privately held companies. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid. From May 1990 to November 1999, Mr. Crowe served as the Chief Executive Officer and director of Edify Corporation. Mr. Crowe holds a B.A. in history from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Crowe was chosen to serve on our board of directors because of his extensive experience advising internet and consumer companies.

Rebecca Lynn has been a member of our board of directors since March 2009. Ms. Lynn joined Morgenthaler Ventures, a venture capital firm, in 2007 and became a partner in 2010. She is also a partner at Canvas Venture Fund, a venture capital firm she co-founded in 2013. From 2003 to 2007, Ms. Lynn ran her own consulting business, Marengo Marketing. From 1998 to 2002, Ms. Lynn served as the Vice President of Marketing at NextCard, Inc., after beginning her career at Procter and Gamble. Ms. Lynn also serves on the board of directors of several private companies. Ms. Lynn holds a B.S. in chemical engineering from the University of Missouri and a J.D./M.B.A. from the Haas School of Business and the University of California, Berkeley School of Law at the University of California, Berkeley. Ms. Lynn was chosen to serve on our board of directors because of her extensive experience advising financial services and internet companies and her investment expertise.

John J. Mack joined our board of directors in April 2012. Mr. Mack served as Chairman of the Board of Morgan Stanley, a financial services company, from 2005 to 2011, and served as the Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and the President, Chief Executive Officer and a director of Credit Suisse First Boston from 2001 to 2004. He became the President, Chief Operating Officer and a director of Morgan Stanley Dean Witter & Co. in 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became Chairman of the Operating Committee in 1992 and became President in 1993. Mr. Mack is a senior advisor of both Morgan Stanley & Co. LLC and KKR & Co. L.P. Mr. Mack holds a B.A. in history from Duke University. Mr. Mack was chosen to serve on our board of directors because of his extensive experience advising and managing banking and financial services companies.

Mary Meeker joined our board of directors in June 2012. Ms. Meeker is a general partner at Kleiner Perkins Caulfield and Byers (KPCB), a venture capital firm. Ms. Meeker joined KPCB in December 2010. She focuses on investments in KPCB’s digital practice and helps lead KPCB’s Digital Growth Fund. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley, where she served as a managing director and research analyst. Ms. Meeker holds a B.A. in psychology and Honorary Doctor of Letters degree from DePauw University and an M.B.A. from Cornell University. Ms. Meeker was chosen to serve on our board of directors because of her extensive experience advising and analyzing technology companies.

John C. (Hans) Morris joined our board of directors in February 2013. Mr. Morris founded Nyca Partners, a venture capital and advisory company, in 2014 and is the managing partner. From January 2010 until January 2014, he also served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris previously served as the President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves as on the board of directors of KCG Holdings, Inc. and a privately held company. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our board of directors because of his extensive experience in the banking and financial services industry and his financial expertise.

Lawrence Summers joined our board of directors in December 2012. Mr. Summers is the Charles W. Eliot University Professor & President Emeritus of Harvard University and the Weil Director of the Mossavar-Rahmani Center for Business & Government at Harvard’s Kennedy School. He became a tenured member of Harvard University’s faculty in 1983, served as President from 2001 to 2006 and returned to Harvard in 2011. He has served in various senior policy positions in Washington, D.C., including Secretary of the Treasury from 1999 to 2001, Director of the National Economic Council for President Obama from 2009 to 2011 and Vice President of Development Economics and Chief Economist of the World Bank from 1991 to 1993. He holds a B.S. in economics from the Massachusetts Institute of Technology and a Ph.D. in economics from Harvard University. Mr. Summers was chosen to serve on our board of directors because of his extensive economic, financial and business experience.

Election of Officers

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition and Election of Directors

Our board of directors consists of eight members, all of whom were elected as directors pursuant to the terms of the amended and restated voting agreement, dated April 16, 2014, among us and certain of our stockholders and investors.

Our amended and restated voting agreement will terminate and the provisions of our current certificate of incorporation by which our directors were elected will be restated in connection with this offering. After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our restated certificate of incorporation and restated bylaws that we expect to be in effect upon the completion of this offering. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal.

Classified Board of Directors

Our restated certificate of incorporation and restated bylaws that we expect to be in effect upon the completion of this offering provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Our directors will be divided among the three classes as follows:

•	Class I directors, whose initial term will expire at the annual meeting of stockholders to be held in 2015, will consist of and ;

•	Class II directors, whose initial term will expire at the annual meeting of stockholders to be held in 2016, will consist of , and ; and

•	Class III directors, whose initial term will expire at the annual meeting of stockholders to be held in 2017, will consist of , and .

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal.

The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See “Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaws Provisions.”

Director Independence

Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Daniel Ciporin, Jeffrey Crowe, Rebecca Lynn, John J. Mack, Mary Meeker, John C. (Hans) Morris and Lawrence Summers, representing seven of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the New York Stock Exchange. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other committee of the board of directors (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Board of Directors’ Role in Risk Management

Our board of directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, improving long-term organizational performance and enhancing stockholder value. Risk management includes not only understanding our specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for us. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our board of directors and our Risk Committee review our business strategy and management’s assessment of the related risk and discuss with management our appropriate level of risk.

Our board of directors and our Audit Committee also oversee financial risk exposures, including monitoring the integrity of the consolidated financial statements, internal control over financial reporting and the independence of our independent registered public accounting firm. Our board of directors, through our Audit Committee, receives periodic internal controls and related assessments from our finance department. In fulfilling its oversight responsibility with respect to compliance matters, our board of directors, through our Audit Committee, meets at least quarterly with our finance department, independent registered public accounting firm and internal or external legal counsel to discuss risks related to our financial reporting function.

Board Leadership

Our board of directors has no formal chair and the duties are performed by our Chief Executive Officer who (i) works with our board of directors to schedule meetings and set meeting agendas; (ii) presides as the chair at executive sessions of directors; (iii) serves as the principal liaison between our board of directors and our executive officers; (iv) briefs our board of directors on issues or concerns arising between meetings of our board of directors, which are generally held monthly; (v) participates actively in corporate governance; and (vi) performs such other duties as our board of directors may, from time to time, delegate. Our board of directors believes that the performance of these duties by our Chief Executive Officer provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. Our board of directors further believes that this combination is important in unifying our strategy behind a single vision. We believe this structure provides consistent and effective oversight of our management and is optimal for us, our operations, stockholders and investors.

Code of Business Conduct and Ethics

In connection with this offering, our board of directors will adopt a new code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the code of business conduct and ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings.

Board Committees

Audit Committee

The members of our Audit Committee are Rebecca Lynn, Mary Meeker and John C. (Hans) Morris (chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the New York Stock Exchange. Our board of directors has determined that Mr. Morris is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the New York Stock Exchange.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm and our internal legal counsel to discuss risks related to our financial reporting function.

Compensation Committee

The members of our Compensation Committee are Daniel Ciporin, Jeffrey Crowe (chair), Rebecca Lynn and John J. Mack. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the New York Stock Exchange.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally, including issuance of stock options and other equity-based awards granted other than pursuant to a plan.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are John J. Mack (chair), Mary Meeker and Lawrence Summers. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the New York Stock Exchange.

Our Nominating and Corporate Governance Committee ensures that our board of directors is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our board of directors on corporate governance matters and board performance matters, including making recommendations regarding the structure and composition of our board of directors and board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of business conduct and ethics.

Risk Committee

The members of our Risk Committee are Daniel Ciporin, John C. (Hans) Morris (chair) and Lawrence Summers.

Our Risk Committee assists our board of directors in its oversight of our key risks, including credit, technology and security, strategic, legal and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chair of our Risk Committee assists our Audit Committee in its review of the risks that have been delegated to our Audit Committee in its charter. The chair of our Risk Committee also coordinates with the chair of our Compensation Committee to assist our Compensation Committee in its consideration of the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serves or in the past fiscal year has served as a member of our board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Director Compensation

The non-employee members of our board of directors who are not affiliated with our significant stockholders generally receive a stock option award upon commencement of their service as a director. During the year ended December 31, 2013, none of our directors received any cash compensation for services as a member of our board of directors. From time to time, we reimburse certain of our non-employee directors for travel and other expenses incurred in connection with attending our board and committee meetings.

The following table presents the total compensation for Mr. Morris in the year ended December 31, 2013. None of the other non-employee members of our board of directors earned any compensation in the year ended December 31, 2013. Mr. Laplanche, our Chief Executive Officer, receives no compensation for his service as a director.

Name of Director(1)	Option Awards(2)		Total
John C. (Hans) Morris	$1,251,593	(3)	$1,251,593

(1)	As of December 31, 2013, Mr. Mack held outstanding options to purchase 1,585,532 shares of our common stock at an exercise price of $0.18 per share, Mr. Morris held outstanding options to purchase 660,000 shares of our common stock at an exercise price of $0.70 per share and Mr. Summers held outstanding options to purchase 1,332,424 shares of our common stock at an exercise price of $0.70 per share. As of December 31, 2013, Messrs. Ciporin and Crowe and Mses. Lynn and Meeker did not hold any options to purchase shares of common stock.
(2)	The amounts reported in this column do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during 2013, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 13 to consolidated financial statements included in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received options will only realize compensation with regard to these options to the extent the price of our common stock is greater than the exercise price of such options.
(3)	Based on options to purchase 660,000 shares of common stock at an exercise price of $0.70 per share, granted on February 22, 2013. The options will vest in equal quarterly installments over sixteen quarters from the grant date, subject to continued service on our board of directors.

In July 2014, our Compensation Committee approved a non-employee director compensation policy, which will take effect following the completion of this offering. Pursuant to this policy, our non-employee directors will receive (i) an annual retainer of $40,000, (ii) an equity award upon initial election to our board of directors having a value equal to $574,000 and a four-year term, of which 25% will vest on the one-year anniversary of the grant date and the remaining will vest in equal monthly installments over the remaining three years and (iii) and an annual equity award having a value of $200,000 and a one-year term, of which 100% will vest on the one-year anniversary of the grant date. The first annual retainer payment and first annual equity award will be made following our 2015 annual meeting of stockholders. In the event of a change in control, the equity awards granted under our non-employee director compensation policy will immediately vest in full.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in 2013 and in the first half of 2014 for our named executive officers (NEOs), who were the following executive officers for the year ended December 31, 2013:

•	Renaud Laplanche, our founder and Chief Executive Officer;

•	Carrie Dolan, our Chief Financial Officer;

•	Scott Sanborn, our Chief Operating and Marketing Officer;

•	John MacIlwaine, our Chief Technology Officer; and

•	Chaomei Chen, our Chief Risk Officer.

The compensation provided to our NEOs for 2013 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes and narrative that follow this section.

Executive Compensation Philosophy, Objectives and Design

Philosophy. Our mission is to transform the banking system. To succeed, we must develop new products, update existing products, attract borrowers and investors, operate within an efficient cost structure and deliver a great borrower and investor experience. To achieve these objectives, we need a highly talented team of engineering, product, marketing and general and administrative professionals. We also expect our team to possess and demonstrate strong leadership and management capabilities.

We believe that to attract, retain and motivate highly talented employees, including our executives, we must foster our company culture and continue to review and, when necessary, make changes to our executive compensation program, which serves as the basis on which we hire, evaluate and reward the performance of our employees.

Objectives. The objectives of our executive compensation program are to:

•	recruit an exceptional executive team;

•	incentivize and reward the achievement of strategic and financial goals of the company, with an emphasis on long-term goals;

•	ensure each of our executive officers receives a total compensation package that encourages his or her long-term retention; and

•	align the interests of our executives with those of our stockholders.

Design. Our executive compensation has been principally weighted toward equity, in the form of stock options. Our board of directors believes that this form of compensation focuses our executives on achieving our strategic and financial goals. Our board of directors also believes that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of our stockholders. To maintain a competitive compensation program, we also offer cash compensation in the form of (i) base salaries to reward individual contributions and compensate our employees for their day-to-day responsibilities and (ii) annual bonuses to drive leadership and incentivize achievement of our shorter-term objectives.

As part of our planning for the transition to being a publicly-traded company, our management and board of directors engaged Compensia, a national compensation consulting firm, in October 2013 to assess our executive pay levels relative to public company market norms and, in December 2013, our board of directors formed a Compensation Committee. Our Compensation Committee, with the assistance of Compensia, evaluated our executive compensation program, including our mix of cash and equity compensation in 2014 and approved changes to our program.

We will continue to evaluate our executive compensation program at least annually or as circumstances require based on our business objectives and the competitive environment for talent. We anticipate continuing our emphasis on pay-for-performance and long-term incentive compensation for our executive officers. Our Compensation Committee has retained Compensia to provide executive compensation advisory services for 2014.

Compensation-Setting Process

Role of Our Board of Directors. Prior to the formation of our Compensation Committee in December 2013, our board of directors oversaw our executive officer (including our NEO) and director compensation arrangements, plans, policies and programs and administered our cash-based and equity-based compensation plans and arrangements for employees generally.

Role of Management. In setting compensation for 2013, our Chief Executive Officer, Chief Financial Officer and Chief People Officer worked closely with our board of directors in managing our executive compensation program. Our Chief Executive Officer made recommendations to our board of directors regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee, which was formed in December 2013, currently oversees our executive officer and director compensation. Our Compensation Committee is expected to meet at least twice a year or more frequently, as determined appropriate by our Compensation Committee.

Role of Compensation Consultant. Our board of directors selected Compensia to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. During the year ended December 31, 2013 and in the first half of 2014, Compensia provided the following services:

•	advised on our transitioning of executive pay from private company practices to those of a publicly-traded company compensation program;

•	assisted in the development of the peer group of companies we use to understand market competitive compensation practices;

•	reviewed and assessed our Chief Executive Officer and other executive officer base salaries, cash bonuses and equity compensation levels and plan structures relative to the market and our peers;

•	reviewed and assessed market and best practice with respect to executive severance and change in control arrangements;

•	assisted in the development of our equity compensation strategy, including the development of award guidelines and an aggregate spending budget; and

•	reviewed and assessed board of director compensation market practices.

Compensia does not provide any services to us other than the services described above. Our board of directors believes that Compensia does not have any conflicts of interest in advising our board of directors under applicable rules and regulations.

Use of Comparative Market Data. Prior to 2014, our management and board of directors used publicly available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand our competitive market for executive talent, but they did not specifically identify a peer group or seek to benchmark our executive compensation to any particular level.

In connection with our retention of Compensia, our board of directors directed management to conduct a market analysis for purposes of understanding the competitive market for executive talent and making executive compensation comparisons. As part of this undertaking, we formalized our process of identifying a peer group for comparative purposes. Following discussions with our management team, our board of directors and Compensia identified comparative peer group companies that they believed would be useful in determining a reference point for what we should consider to be “market” levels of cash and equity compensation.

In developing our compensation peer group, we focused primarily on public technology companies whose shares are listed in the United States. We considered the revenue, revenue growth, net income and market capitalization of these companies, and determined that selecting peer companies with levels both above and below our own financial metrics was appropriate. Our management, board of directors and Compensation Committee believed that including companies with higher revenues, an income and market capitalization was appropriate due to our historical and recent rapid growth. The compensation peer group includes a combination of internet and technology companies where, as a result of rapid growth, the scope and complexity of the peer companies’ senior executive positions were comparable to the scope and complexity of our executive positions.

In February 2014, our Compensation Committee determined to use the following peer group of companies:

Angie’s List	Pandora Media
CoStar Group	ServiceNow
Financial Engines	Splunk
HomeAway	Trulia
Linkedin	Workday
MarketAxess Holdings	Yelp
MercadoLibre	Zillow
OpenTable

Our Compensation Committee expects to periodically review and update this peer group.

Our management and our Compensation Committee also reviewed compensation data from a group of technology companies headquartered in the San Francisco Bay Area with revenues between $200 million and $1 billion in the Radford Global Technology and Global Sales Survey published by AON (Radford Survey).

In 2014, our Compensation Committee reviewed our executive compensation against our peer group and the Radford Survey to ensure that our executive officer compensation program is sufficient to achieve its objectives. Management provided our Compensation Committee with total compensation data at various percentiles within both the peer group and the Radford Survey. Overall, based on our peer group analysis, annual base compensation for each of our NEOs was generally below the median of similarly situated executives in both our peer group and the Radford Survey.

Our Compensation Committee also reviewed the in-the-money value of current equity holdings of our executive officers against a reference group of recent technology company initial public offerings with post-offering market capitalizations of greater than $500 million.

While our Compensation Committee considered this data in determining executive officer compensation, it did not seek to benchmark our executive compensation to any particular level. The total compensation for our NEOs was not determined based on any pre-set “target” percentile of market. Rather, we sought to compensate our executive officers at a level that would allow us to successfully recruit and retain the best possible talent for our executive team. We relied heavily on the knowledge and experience of our Compensation Committee and management in determining the appropriate compensation levels for our executive officers.

Executive Compensation Program Components

Elements of Executive Compensation. Our executive officer compensation packages generally include:

•	equity-based compensation in the form of stock options;

•	base salary; and

•	cash bonuses.

We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Equity Compensation. We have used stock options as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our long-term interests and allows our executive team to participate in any future appreciation in our common stock. We believe that stock options also serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture. In granting stock options, we customarily considered, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

In 2013, our board of directors did not grant any stock options to our NEOs. In making this determination, our board of directors reviewed our historical stock option grants and the number of shares subject to outstanding stock options held by each of our NEOs and concurred with our Chief Executive Officer’s recommendation that the stock options held by our NEOs, taking into consideration the unvested portion and the value of such stock options, appropriately met our retention and incentive goals, and that no additional stock options were necessary.

In 2014, our Compensation Committee undertook a review of the aggregate stock options held by each NEO. This review involved a comparison of the aggregate equity awards held by our NEOs compared to our peer group, as well as an analysis of each NEO’s total equity holdings in light of the objective of long-term retention. A review of the stock options held by our NEOs showed that a significant portion of the stock options would become vested in 2015 and the remaining unvested portion would be almost entirely vested in 2016. As a result, in February 2014, at the recommendation of our Compensation Committee, our board of directors granted stock options to our NEOs. Our Compensation Committee reviewed the aggregate number of shares subject to stock options held by each of our NEOs, taking into consideration the unvested portion and the value of such stock options, as well as the need to maintain the retention value of unvested stock options. Based on such review, our Compensation Committee recommend, and our board of directors approved, the grant of stock options to purchase 2,701,884, 1,350,944, 665,388, 483,920 and 326,644 shares of our common stock to Mr. Laplanche, Mr. Sanborn, Ms. Dolan, Mr. MacIlwaine and Ms. Chen, respectively. These new awards will vest in 16 quarterly increments beginning one year after the date of grant, for a total vesting period of five years.

Base Salary. In determining base salaries for 2013, our board of directors considered the overall compensation package of our executives and, in particular, the fact that we have assigned greater emphasis on providing compensation in the form of stock options in order to motivate our executive team and foster long-term growth for the benefit of our stockholders. Historically, our executive officers have received base salaries within a very narrow range that was established when we were a smaller company and that was based on our desire to maintain internal pay equity between executive officers. As we have grown, we have gradually increased base salaries for our executive officers with the goal of bringing salaries closer to market over time. In June 2013, our board of directors reviewed executive salaries, including the salaries of our NEOs, and approved a base salary increase from $300,000 per year to $325,000 per year for each Mr. Laplanche, Mr. Sanborn and Ms. Dolan. Ms. Chen’s and Mr. MacIlwaine’s salaries of $270,000 and $300,000 per year, respectively, did not change.

In January 2014, our Compensation Committee reviewed executive salaries. Our Compensation Committee approved base salaries of $461,500, $350,000, $330,000 and $300,000 for Mr. Laplanche, Mr. Sanborn, Ms. Dolan and Ms. Chen, respectively. Mr. MacIlwaine’s base salary did not change. The changes were made in order to bring salaries of each of our NEOs closer to the median of similarly situated executives in our peer group.

Cash Bonuses. Our board of directors approved bonuses for 2013 for our executive officers, including our NEOs, in order to reward our executive officers for achieving our financial and operational goals. Historically, target cash bonuses for executive officers, which had been established as target dollar amounts, varied based on specific negotiations with the individual, usually in connection with the individual’s hiring. In August 2013, our board of directors reviewed and approved an increased bonus target for each of Mr. Sanborn and Ms. Dolan from $100,000 to $125,000. The change was made in order to bring bonus targets more in line with market, which included technology companies headquartered in the San Francisco Bay Area noted in the Radford Survey.

In 2012, we changed our fiscal year end from March 31 to December 31. However, during the 2012 transition year, we still awarded bonuses on a March 31 year-end basis and, therefore, awarded 2012 bonuses based on performance from April 1, 2012 to March 31, 2013 and awarded 2013 bonuses based on performance from April 1, 2013 to December 31, 2013.

Executive bonuses during each of these periods were based on the achievement of corporate performance metrics during such period, with pro-rata payout between 25% and 150% of the target performance level established for each metric. For each of these periods, 100% of our Chief Executive Officer’s bonus was based on the achievement of performance metrics, while 75% of each other executive’s bonus was based on the achievement of performance metrics and 25% of the bonus target was based on individual performance as determined by our Chief Executive Officer.

Corporate Performance Metrics. Our board of directors established total revenue and adjusted EBITDA as the two financial measures to be used as our corporate performance metrics for bonuses. Our total revenue target for the period from April 1, 2013 to December 31, 2013 was $94 million, which was weighted at 60%, and our adjusted EBITDA target was $10 million, which was weighted at 40%. Our total revenue target for the period from April 1, 2012 to March 31, 2013 was $32 million, which was weighted at 60%, and our adjusted EBITDA target was $5 million, which was weighted at 40%. For additional information about adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliations of Non-GAAP Financial Measures.”

At the time these performance metrics were set, our board of directors believed that the corporate performance metrics were challenging and aggressive. In order to reach target payouts, we would have had to achieve an exceptional year-over-year increase in our annual total revenue and adjusted EBITDA. Our board of directors believed that the achievement of the performance metrics at the target levels would require excellent leadership, effective leveraging of our competencies and a clear focus on driving and achieving results throughout the period.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities to achieve results effectively. As a result, each executive officer is evaluated based on his or her overall performance. Our Chief Executive Officer evaluates each executive officer’s individual performance (other than his own) and, for purposes of determining bonuses, made a recommendation to our board of directors or Compensation Committee.

Bonus Payments for the April 1, 2013 to December 31, 2013 Period. In early 2014, our Compensation Committee reviewed our April 1, 2013 to December 31, 2013 corporate performance against our performance metrics and determined that we exceeded our two performance metrics, yielding an aggregate of 131% achievement. This percentage was used to establish the size of the bonuses available to executives, including our NEOs, for the noted period.

The following table summarizes the calculations that were used in determining the cash bonus paid to each of our NEOs for the April 1, 2013 to December 31, 2013 performance period:

	12 Month Bonus Target ($)	Individual Bonus Component (%)	Individual Bonus Achievement (%)	Company Bonus Component (%)	Company Bonus Achievement (%)	Individual Bonus Payout ($)
Renaud Laplanche	150,000	0	100	100	131	147,375
Carrie Dolan	125,000	25	110	75	131	117,891
Scott Sanborn	125,000	25	150	75	131	127,266
John MacIlwaine	100,000	25	110	75	131	94,313
Chaomei Chen	50,000	25	347	75	131	69,328

Bonus Payments for the April 1, 2012 to March 31, 2013 Period. In mid-2013, our board of directors reviewed our April 1, 2102 to March 31, 2013 corporate performance against our performance metrics and determined that we exceeded our two performance metrics, yielding an aggregate of 150% achievement. This percentage was used to establish the size of the bonuses available to executives, including our NEOs, for the noted period.

The following table summarizes the calculations that were used in determining the cash bonus paid to each of our NEOs for the April 1, 2012 to March 31, 2013 performance period:

	12 Month Bonus Target ($)	Individual Bonus Component (%)	Individual Bonus Achievement (%)	Company Bonus Component (%)	Company Bonus Achievement (%)	Individual Bonus Payout ($)
Renaud Laplanche	150,000	0	100	100	150	225,000
Carrie Dolan	100,000	25	100	75	150	137,500
Scott Sanborn	100,000	25	114	75	150	141,000
John MacIlwaine(1)	100,000	25	100	75	150	91,541
Chaomei Chen	50,000	25	100	75	150	68,750

(1)	Mr. MacIlwaine began serving as our Chief Technology Officer on July 31, 2012.

Compensation Governance

Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation programs with long-term stockholder interests. We expect the following practices to be in effect following the completion of this offering:

•	our Compensation Committee will be comprised solely of independent directors under the standards of the exchange on which our common stock is listed;

•	our Compensation Committee will conduct an annual review and approval of our compensation strategy; and

•	our Compensation Committee will retain discretion on bonus payouts to enable it to respond to unforeseen events and adjust bonus payouts as appropriate.

Benefits Programs

Our employee benefit programs, including our 401(k) plan, our ESPP, which will become effective on the date of this prospectus, and health and welfare programs, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Post-Employment Compensation

We intend to enter into new employment agreements with each of our NEOs in connection with this offering. For additional information regarding these employment agreements, see “—Employment Agreements.”

In hiring our executive officers, we recognized that it would be necessary to recruit candidates from outside our company with the requisite experience and skills. Accordingly, we sought to develop competitive compensation packages to attract qualified candidates who could fill our most critical positions. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure, balancing both competitive and internal equity considerations.

The new employment agreements that we intend to enter into with our NEOs will also provide for certain protection in the event of their termination of employment under specified circumstances, including following a change in control. We believe that these protections are necessary to induce these individuals to forego other opportunities. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our company.

For additional information regarding these severance and change in control arrangements, see “—Potential Payments Upon Termination or Change in Control.”

162(m) Tax Deductibility

Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our NEOs to $1 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers on the exercise of qualifying compensatory stock options. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. We believe that, to date, all of our compensation that has been granted has been exempt from the Section 162(m) deduction limitation. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible. Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and stockholders.

Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended December 31, 2013 (FY 2013), the nine months ended December 31, 2012, the year ended March 31, 2012 (FY 2012) and the year ended March 31, 2011 (FY 2011) by each of our NEOs:

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(2)	Option Awards ($)(3)	Total ($)
Renaud Laplanche	FY 2013	314,583	—		203,625	—	518,208
Chief Executive Officer	9 Months 2012	216,667	—		168,750	813,738	1,199,155
	FY 2012	250,000	—		100,000	—	350,000
	FY 2011	218,750	—		93,750	327,394	639,894

Carrie Dolan	FY 2013	314,583	—		152,266	—	466,849
Chief Financial Officer(4)	9 Months 2012	220,833	—		103,125	325,495	649,453
	FY 2012	275,000	—		87,500	—	362,500
	FY 2011	171,875	—		44,100	131,683	347,658

Scott Sanborn	FY 2013	314,583	—		162,516	—	477,099
Chief Operating Officer(5)	9 Months 2012	220,833	—		105,750	406,869	733,452
	FY 2012	275,000	—		90,000	—	365,000
	FY 2011	235,513	—		68,685	198,391	502,589

John MacIlwaine	FY 2013	300,000	87,500	(7)	117,198	—	504,698
Chief Technology Officer(6)	9 Months 2012	126,154	87,500	(7)	68,656	598,901	881,211

Chaomei Chen	FY 2013	270,000	—		86,516	—	356,516
Chief Risk Officer(8)	9 Months 2012	199,167	—		51,563	—	250,730
	FY 2012	208,333	—		34,356	306,786	549,475

(1)	Effective December 31, 2012, we changed our fiscal year end from March 31 to December 31. Amounts in the “FY 2013” row reflect compensation earned from January 1, 2013 to December 31, 2013. Amounts in the “9 Months 2012” row reflect compensation earned from April 1, 2012 to December 31, 2012. Amounts in the “FY 2012” row reflect compensation earned from April 1, 2011 to March 31, 2012. Amounts in the “FY 2011” row reflect compensation earned from April 1, 2010 to March 31, 2011.
(2)	For more information regarding our non-equity incentive plan awards, see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Bonuses.”
(3)	The amounts reported in this column do not reflect the amounts actually received by our NEOs. These amounts instead reflect the aggregate grant date fair value of each stock option granted to our NEOs during the period presented, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 13 to consolidated financial statements included in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs who have received options will only realize compensation with regard to these options to the extent the trading price of our common stock is greater than the exercise price of such options.
(4)	Ms. Dolan began serving as our Chief Financial Officer in August 2010.
(5)	Mr. Sanborn began serving as our Chief Marketing Officer in May 2010 and as our Chief Operating Officer in April 2013.
(6)	Mr. MacIlwaine began serving as our Chief Technology Officer in July 2012.
(7)	Includes two installments of $43,750 each for Mr. MacIlwaine’s starting bonus.
(8)	Ms. Chen began serving as our Chief Risk Officer in June 2011.

Grants of Plan-Based Awards In 2013

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2013. Our NEOs did not receive any equity awards in 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum
Renaud Laplanche	8/13/2013	$37,500	$150,000	$225,000
Carrie Dolan	8/13/2013	31,250	125,000	187,500
Scott Sanborn	8/13/2013	31,250	125,000	187,500
John MacIlwaine	8/13/2013	25,000	100,000	150,000
Chaomei Chen	8/13/2013	12,500	50,000	75,000

(1)	For more information regarding the achievement of these non-equity incentive plan awards, see “—Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Bonuses.”

2013 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2013.

			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Name	Grant Date
Renaud Laplanche	10/16/2012	(1)	500,000	1,500,000	0.70	10/16/2022
	5/28/2010	(2)	4,620,000	660,000	0.10	5/28/2020
Carrie Dolan	10/16/2012	(1)	121,064	600,000	0.70	10/16/2022
	2/23/2011	(3)	166,640	499,928	0.10	2/23/2021
Scott Sanborn	10/16/2012	(1)	250,000	750,000	0.70	10/16/2022
	5/28/2010	(4)	967,120	399,940	0.10	5/28/2020
John MacIlwaine	10/16/2012	(5)	349,224	872,516	0.70	10/16/2022
Chaomei Chen	2/16/2012	(6)	183,736	1,102,400	0.18	2/16/2022

(1)	The holder’s right to purchase the shares subject to the option vests ratably over 16 calendar quarters beginning October 1, 2012.
(2)	The holder’s right to purchase 25% of the shares subject to the options vested on April 1, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters.
(3)	The holder’s right to purchase 25% of the shares subject to the options vested on August 16, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters.
(4)	The holder’s right to purchase 25% of the shares subject to the options vested on May 24, 2011, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters.
(5)	The holder’s right to purchase 25% of the shares subject to the options vested on July 31, 2013, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters.
(6)	The holder’s right to purchase 25% of the shares subject to the options vested on June 1, 2012, and the holder’s right to purchase the remaining shares subject to the option vests ratably over the following 12 calendar quarters.

2013 Option Exercises

The following table sets forth for each of our NEOs the number of shares of our common stock acquired upon the exercise of stock options during 2013 and the aggregate value realized upon exercise.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Renaud Laplanche	—	$—
Carrie Dolan	1,618,636	$2,069,050
Scott Sanborn	1,432,520	$1,702,820
John MacIlwaine	73,600	$204,650
Chaomei Chen	551,200	$1,384,423

(1)	The value realized on exercise was calculated as the difference between the actual sales price to a third party of the shares underlying the options exercised and the applicable exercise price of those options.

Employment Agreements

We intend to enter into new employment agreements with each of our NEOs in connection with this offering. We expect that each of these agreements will provide for at-will employment and include each NEO’s base salary, a discretionary annual incentive bonus opportunity and standard employee benefit plan participation. Each of our NEOs has also executed our standard form of confidential information and invention assignment agreement.

Potential Payments Upon Termination or Change in Control

Under the terms of the new employment agreements that we intend to enter into with each of our NEOs in connection with this offering, we expect that our NEOs will be eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, including following a change in control of our company.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2013.

Renaud Laplanche

	No Change in Control	Change in Control
Benefit	Involuntary Termination	No Termination	Involuntary Termination
Cash severance	$	$	$
Equity vesting acceleration(1)
Total severance and equity vesting acceleration

(1)	Calculated based on the amount by which the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, exceeds the per share exercise price of the applicable stock option.

Carrie Dolan

	No Change in Control	Change in Control
Benefit	Involuntary Termination	No Termination	Involuntary Termination
Cash severance	$	$	$
Equity vesting acceleration(1)
Total severance and equity vesting acceleration

(1)	Calculated based on the amount by which the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, exceeds the per share exercise price of the applicable stock option.

Scott Sanborn

	No Change in Control	Change in Control
Benefit	Involuntary Termination	No Termination	Involuntary Termination
Cash severance	$	$	$
Equity vesting acceleration(1)
Total severance and equity vesting acceleration

(1)	Calculated based on the amount by which the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, exceeds the per share exercise price of the applicable stock option.

John MacIlwaine

	No Change in Control	Change in Control
Benefit	Involuntary Termination	No Termination	Involuntary Termination
Cash severance	$	$	$
Equity vesting acceleration(1)
Total severance and equity vesting acceleration

(1)	Calculated based on the amount by which the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, exceeds the per share exercise price of the applicable stock option.

Chaomei Chen

	No Change in Control	Change in Control
Benefit	Involuntary Termination	No Termination	Involuntary Termination
Cash severance	$	$	$
Equity vesting acceleration(1)
Total severance and equity vesting acceleration

(1)	Calculated based on the amount by which the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, exceeds the per share exercise price of the applicable stock option.

Employee Benefit Plans

2007 Stock Incentive Plan

We previously adopted the 2007 Stock Incentive Plan (2007 Plan). The 2007 Plan provides for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and non-statutory stock options, as well as for the issuance of shares of restricted stock and other stock-based awards. We may grant incentive stock options only to our employees. We may grant non-statutory stock options to our employees, directors and consultants. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum permitted term of options granted under our 2007 Plan is 10 years, except that the maximum permitted term of incentive stock options granted to 10% stockholders is five years. In the event of our merger or consolidation, the 2007 Plan provides that, unless the applicable option agreement provides otherwise, options held by current employees, directors and consultants will vest in full if they are not assumed or substituted and all unexercised options shall expire on the consummation of the merger or consolidation.

As of September 30, 2014, we had reserved 83,954,536 shares of our common stock for issuance under our 2007 Plan, of which 3,359,320 were unissued and remained available for future grant. On October 31, 2014, we reserved an additional 1,400,000 million shares of our common stock for issuance under our 2007 Plan. We will cease issuing awards under our 2007 Plan upon the implementation of our 2014 Equity Incentive Plan (2014 Plan). Our 2014 Plan will be effective on the date immediately prior to the date of this prospectus. As a result, we will not grant any additional options under the 2007 Plan following that date, and the 2007 Plan will terminate at that time. However, any outstanding options granted under the 2007 Plan will remain outstanding, subject to the terms of our 2007 Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms. Options granted under the 2007 Plan have terms similar to those described below with respect to options to be granted under our 2014 Plan.

All shares of our common stock reserved but not issued or subject to outstanding grants under our 2007 Plan on the date of this prospectus will become available for grant and issuance under our 2014 Plan. In addition, shares issued under the 2007 Plan will become available for grant and issuance under our 2014 Plan if they are (i) subject to stock options or other awards that cease to be subject to those options or other awards by forfeiture or otherwise, (ii) issued pursuant to the exercise of options that are forfeited after the date of this prospectus, (iii) repurchased by us at the original issue price or (iv) used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

2014 Equity Incentive Plan

We expect our board of directors to adopt the 2014 Plan, subject to stockholder approval, to become effective on the date immediately prior to the date of this prospectus. The 2014 Plan will terminate in 2024, unless sooner terminated by our board of directors. The purpose of the 2014 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The 2014 Plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Stock Awards. The 2014 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units (RSUs), performance-based stock awards and other forms of equity compensation. In addition, the 2014 Plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees, subject to certain limitation described below. All other awards may be granted to employees, as well as directors and consultants.

The principal features of the 2014 Plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2014 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve. We reserved             shares of our common stock to be issued under our 2014 Plan. The number of shares reserved for issuance under our 2014 Plan will automatically increase on January 1 of each year beginning January 1, 2016 through the termination of the plan by the lesser of 5% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a number determined by our board of directors or Compensation Committee. In addition, shares reserved but not issued or subject to outstanding awards under our 2007 Plan on the date of this prospectus will be available for grant and issuance under our 2014 Plan and the following shares will again be available for grant and issuance under our 2014 Plan:

•	shares subject to options or stock appreciation rights granted under our 2014 Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•	shares subject to awards granted under our 2014 Plan that are subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to awards granted under our 2014 Plan that otherwise terminate without shares being issued;

•	shares surrendered, cancelled or exchanged for cash or a different award (or combination thereof);

•	shares subject to stock options or other awards under our 2007 Plan that cease to be subject to those options or other awards by forfeiture or otherwise;

•	shares issued pursuant to the exercise of options under our 2007 Plan that are forfeited after the date of this prospectus;

•	shares issued under our 2007 Plan that are repurchased by us at the original issue price; and

•	shares subject to awards under our 2007 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

As of the date of this prospectus, no shares of our common stock have been issued under the 2014 Plan. No person may be granted stock awards covering more than             shares of our common stock under the 2014 Plan during any calendar year pursuant to stock options or stock appreciation rights other than a new employee of ours, who will be eligible to receive no more than shares of common stock under the 2014 Plan in the calendar year in which the employee commences employment. Such limitations are designed to help ensure that any deductions to which we would otherwise be entitled with respect to such stock awards will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. The aggregate number of shares of our common stock that may be subject to awards granted to any one non-employee director pursuant to the 2014 Plan in any calendar year shall not exceed 1,500,000.

Administration. Our 2014 Plan will be administered by our Compensation Committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of our Compensation Committee. Our Compensation Committee will have the authority to construe and interpret our 2014 Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2014 Plan.

Our Compensation Committee has the authority to reprice any outstanding stock award (by reducing the exercise price of any outstanding option, canceling an option in exchange for cash or another equity award or any other action that may be deemed a repricing under generally accepted accounting provisions) under the 2014 Plan without the approval of our stockholders.

Stock Options. Incentive and non-statutory stock options are granted pursuant to incentive and non-statutory stock option agreements. Our Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the 2014 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant, except where a higher exercise price is required in the case of certain incentive stock options, as described below.

We anticipate that in general, options will vest over a four-year period. Options may vest based on time or achievement of performance conditions. Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2014 Plan will be 10 years. Our Compensation Committee will determine the term of stock options granted under the 2014 Plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionholder may exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us is terminated for cause, then the option terminates immediately. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within the period (if any) specified in the award agreement following cessation of service, the optionholder or a beneficiary may exercise any vested options for a period of at least six months in the event of disability or death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its maximum term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the Compensation Committee and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of common stock or common stock previously owned by the optionholder, (iv) cancellation of our indebtedness to the optionholder, (v) waiver of compensation due to the optionholder for services rendered and (vi) other legal consideration approved by our Compensation Committee.

Unless our Compensation Committee provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may, however, designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations on Incentive Stock Options. Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock comprising more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions. The price, if any, of a restricted stock award will be determined by our Compensation Committee. Restricted stock awards may be granted in consideration for (i) cash, check, bank draft or money order, (ii) past or future services rendered to us or our affiliates or (iii) any other form of legal consideration determined by our Compensation Committee. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option or forfeiture restriction in our favor in accordance with a vesting schedule to be determined by our Compensation Committee. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by our Compensation Committee. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited or subject to repurchase upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. RSU awards are granted pursuant to RSU award agreements. RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of the holder’s services to us or the holder’s failure to achieve certain performance conditions. If a RSU has not been forfeited, then on the date specified in the RSU agreement, we may deliver to the holder of the RSU whole shares of our common stock, which may be subject to additional restrictions, cash or a combination of our common stock and cash. Our Compensation Committee may also permit the holder of a RSU to defer payment to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation rights agreements. Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the increase in the fair market value of our common stock on the date of exercise from the stated exercise price (subject to any maximum number of shares as may be specified in the award agreement). The payment may occur upon the exercise of a stock appreciation right or deferred with such interest or dividend equivalent, if any, as our Compensation Committee determines, provided that the terms of the stock appreciation right and any deferral satisfy the requirements of Section 409A of the Code. Our Compensation Committee will determine the exercise price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Stock appreciation rights may vest based on time or achievement of performance conditions. Stock appreciation rights expire under the same rules that apply to stock options.

Performance Awards. The 2014 Plan permits the grant of performance stock awards and performance cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code (performance awards). To help ensure that the compensation attributable to performance awards will so qualify, our committee can structure such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. Awards may be made under the 2014 Plan that are based on performance criteria but are not performance awards under this paragraph. The maximum benefit that may be granted to a participant in any calendar year pursuant to a performance award described in this paragraph may not exceed $1.0 million.

Other Stock Awards. Our Compensation Committee may grant other stock awards based in whole or in part on our common stock. Our Compensation Committee will set the number of shares under the stock award and all other terms and conditions of such stock awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (i) the maximum number of shares reserved under the 2014 Plan, (ii) the maximum number of shares subject to options, stock appreciation rights and performance stock awards that can be granted in a calendar year, (iii) the maximum number of shares that may be issued upon exercise of incentive stock options, (iv) the maximum number of shares that may be awarded to a member of our board of directors and (v) the number of shares and exercise price, if applicable, of all outstanding stock awards.

Corporate Transactions. The 2014 Plan provides that, in the event of a sale, lease or other disposition of all or substantially all of our assets or specified types of mergers or consolidations (corporate transaction), outstanding awards under our 2014 Plan may be assumed or replaced by any surviving or acquiring corporation; the surviving or acquiring corporation may substitute similar awards for those outstanding under the 2014 Plan; outstanding awards may be settled for the full value of such outstanding award (whether or not then vested or exercisable) in cash or securities of the successor entity with payment deferred until the date or dates the award would have become exercisable or vested; or outstanding awards may be terminated for no consideration. Our board of directors has the discretion to provide that a stock award under the 2014 Plan will immediately vest as to all or any portion of the shares subject to the stock award at the time of a corporate transaction or in the event a participant’s service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of the corporate transaction. Stock awards held by participants under the 2014 Plan will not vest automatically on such an accelerated basis unless specifically provided in the participant’s applicable award agreement. In the event of a corporate transaction, the vesting of all awards granted to non-employee directors shall accelerate and such awards shall become exercisable (as applicable) in full upon the consummation of the corporate transaction.

Plan Suspension or Termination. Our board of directors has the authority to suspend or terminate the 2014 Plan at any time provided that such action does not impair the existing rights of any participant.

2014 Employee Stock Purchase Plan

We expect our board of directors to adopt the 2014 Employee Stock Purchase Plan (ESPP), subject to stockholder approval, which will become effective on the date of this prospectus. The purpose of the ESPP is to assist us in retaining the services of new employees and securing the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success. When effective, the ESPP will enable eligible employees to purchase shares of our common stock at a discount following this offering. Purchases will be accomplished through participation in discrete offering periods. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Share Reserve. Following this offering, the ESPP authorizes the issuance of             shares of our common stock pursuant to purchase rights granted to our employees or to employees of our subsidiaries. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each year beginning January 1, 2016 through the termination of the plan by the lesser of 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a number determined by our board of directors or Compensation Committee. As of the date hereof, no shares of our common stock have been purchased under the ESPP. The aggregate number of shares issued over the term of our ESPP will not exceed             shares of our common stock, and no other shares may be added to the ESPP without the approval of our stockholders.

Administration. The ESPP will be administered by our Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which not more than 5,000 shares of our common stock may be purchased by any employee participating in the offering. The first offering period will begin on the date of this prospectus and will end approximately six months following the date of this prospectus. Each purchase period will be for six months. An offering may be terminated under certain circumstances. When the initial offering period commences, our employees who meet the eligibility requirements for participation in that offering period will automatically be granted a nontransferable option to purchase shares in that offering period. For subsequent offering periods, new participants will be required to enroll in a timely manner. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon termination of employment for any reason.

Payroll Deductions. Our employees generally are eligible to participate in our ESPP if they are employed by us for at least 20 hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our ESPP, are ineligible to participate in our ESPP. We may impose additional restrictions on eligibility. Under our ESPP, eligible employees will be able to acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees will be able to select a rate of payroll deduction between 1% and 15% of their eligible cash compensation. Unless otherwise determined by our board of directors or Compensation Committee, common stock will be purchased for employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. No holder will have the right to purchase our shares at a rate that, when aggregated with purchase rights under all our employee stock purchase plans that are also outstanding in the same calendar year(s), would have a fair market value of more than $25,000, determined in accordance with Section 423 of the Code, for each calendar year in which that right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP, if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

If we experience a change in control transaction, any offering period that commenced prior to the closing of the change in control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur prior to the closing of the proposed change in control transaction and our ESPP will then terminate on the closing of the proposed change in control.

401(k) Plan

We maintain a retirement plan for the benefit of our employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code, so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $17,500 for 2014. Participants who are at least 50 years old can also make “catch-up” contributions of up to an additional $5,500 above the statutory limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. Our 401(k) plan provides for discretionary matching of employee contributions.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation that we expect be in effect upon the completion of this offering contains provisions that will limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and restated bylaws that we expect to be in effect upon the completion of this offering will require us to indemnify our directors and officers to the maximum extent permitted by the Delaware General Corporation Law and allow us to indemnify other employees and agents as provided for in the Delaware General Corporation Law. Our restated bylaws will also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.

We also intend to enter into new indemnification agreements with our directors and executive officers and certain key employees that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors, executive officers and key employees against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors, executive officers and key employees in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors, executive officers and key employees. Prior to the completion of this offering, we also intend to obtain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws that we expect to be in effect upon completion of this offering may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. Such provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation” and the registration rights described in the section titled “Description of Capital Stock—Registration Rights,” the following is a description of each transaction since April 1, 2010 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Transactions on Our Marketplace

Our executive officers, directors and certain affiliates (including immediate family members) have opened investor accounts with us, made deposits to and withdrawals from their accounts and funded portions of loans. All of these transactions were conducted on terms and conditions that were not more favorable than those obtained by investors not related to us.

The following tables summarize deposits and withdrawals made by our directors and executive officers for the periods indicated. No other related party has made deposits or withdrawals exceeding $120,000.

	Nine Months Ended September 30, 2014
	Deposits	Withdrawals
	(unaudited)
Daniel Ciporin	$500,000	$62,855
John J. Mack	950,000	69,317
Larry Summers	200,000	—

Total	$1,650,000	$132,172

	Year Ended December 31, 2013
	Deposits	Withdrawals
Daniel Ciporin	$600,000	$128,288
Jeffrey Crowe	800,000	444,227
John J. Mack	405,118	617,779
Larry Summers	530,898	—

Total	$2,336,016	$1,190,294

	Nine Months Ended December 31, 2012
	Deposits	Withdrawals
Daniel Ciporin	$500,000	$129,698
Jeffrey Crowe	150,000	—
John J. Mack	529,540	451,617

Total	$1,179,540	$581,315

	Year Ended March 31, 2012
	Deposits	Withdrawals
Daniel Ciporin	$209,500	$158,113
John J. Mack	1,700,000	199,265

Total	$1,909,500	$357,378

	Year Ended March 31, 2011
	Deposits	Withdrawals
Daniel Ciporin	$400,902	$118,331
Jeffrey Crowe	446,000	100,000
Scott Sanborn	134,710	137,861

Total	$981,612	$356,192

Financing Arrangements With Directors and Significant Stockholders

In April 2010, we issued 62,486,436 shares of Series C convertible preferred stock to investors for aggregate gross cash consideration of $24.5 million. In 2011 and 2012, we issued and sold 36,030,712 shares of Series D convertible preferred stock to investors for aggregate gross cash consideration of $32.0 million. In June 2012, we issued and sold 10,000,000 shares of Series E convertible preferred stock to investors for aggregate gross cash consideration of $17.5 million.

The participants in these convertible preferred stock financings included the following directors and holders of more than 5% of our voting securities or entities affiliated with them.

Participants	Series C Convertible Preferred Stock	Aggregate Consideration	Series D Convertible Preferred Stock	Aggregate Consideration	Series E Convertible Preferred Stock	Aggregate Consideration
Norwest Venture Partners X, L.P.(1)	12,451,360	$4,879,999	3,635,264	$3,233,022	—	$—
Canaan VII L.P.	12,038,400	4,718,150	3,800,044	3,379,569	—	—
Morgenthaler Venture Partners IX, L.P.(2)	7,654,524	2,999,999	1,686,624	1,499,999	—	—
Entities affiliated with Foundation Capital(3)	26,663,264	10,450,000	3,004,792	2,672,312	—	—
John J. Mack	—	—	—	—	1,428,572	2,500,001

(1)	Jeffrey Crowe, a member of our board of directors, is an officer of NVP Associates, LLC, the managing member of the general partner of Norwest Venture Partners X, L.P.
(2)	Rebecca Lynn, a member of our board of directors, is a managing member of the general partner of Morgenthaler Venture Partners IX, L.P.
(3)	Represents 294,628 shares of Series C convertible preferred stock and 33,204 shares of Series D convertible preferred stock purchased by Foundation Capital VI Principals Fund, LLC and 26,368,636 shares of Series C convertible preferred stock and 2,971,588 shares of Series D convertible preferred stock purchased by Foundation Capital VI, L.P.

Registration Rights

We have entered into an investor rights agreement with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares following our initial public offering under the Securities Act. For a description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Indemnification Agreements

We also intend to enter into new indemnification agreements with our directors and executive officers and certain key employees that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements and our restated certificate of incorporation and restated bylaws that we expect to be in effect upon the completion of this offering will require us to indemnify our directors and officers to the maximum extent permitted by the Delaware General Corporation Law. Subject to certain very limited exceptions, our restated bylaws will also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see “Executive Compensation—Limitations on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

Our Nominating and Corporate Governance Committee Charter and our Audit Committee Charter require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation-related matters, must be reviewed and approved or ratified by our Nominating and Corporate Governance Committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our Audit Committee.

In connection with this offering, we intend to adopt a formal written related-party transaction policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any of their immediate family members or affiliates, are not permitted to enter into a material related-party transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy will provide that any request for us to enter into a transaction with an executive officer, director, director nominee, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2014, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	all of our directors and executive officers as a group; and

•	each of the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after September 30, 2014. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership prior to this offering based on 310,272,201 shares of common stock outstanding as of September 30, 2014, assuming the conversion of all of our outstanding convertible preferred stock upon completion of this offering. We calculated percentage ownership after this offering based on             shares of common stock outstanding immediately following the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional             shares of common stock from us.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to options and warrants held by that person that are exercisable within 60 days of September 30, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered	Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage		Number	Percentage
Named Executive Officers and Directors:
Renaud Laplanche(1)	14,897,330	4.7%
Carrie Dolan(2)	2,330,266	*
Scott Sanborn(3)	2,509,016	*
John MacIlwaine(4)	411,986	*
Chaomei Chen(5)	1,294,560	*
Daniel Ciporin(6)	1,000,680	*
Jeffrey Crowe(7)	50,822,020	16.4
Rebecca Lynn(8)	28,491,504	9.2
John J. Mack(9)	2,419,528	*
Mary Meeker(10)	14,285,712	4.6
John C. (Hans) Morris(11)	247,500	*
Lawrence Summers(12)	999,316	*
All executive officers and directors as a group (12 persons)(13)	119,709,418	38.5

	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered	Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage		Number	Percentage
5% Stockholders:
Entities Affiliated with Norwest Venture Partners X, L.P.(7)	50,822,020	16.4
Entities Affiliated with Canaan VII L.P.(14)	49,050,512	15.8
Entities Affiliated with Foundation Capital VI, L.P. (15)	39,367,152	12.7
Entities Affiliated with Morgenthaler Venture Partners IX, L.P.(8)	28,491,504	9.2
Other Selling Stockholders:

*	Represents beneficial ownership of less than 1%.
(1)	Represents (i) 4,617,330 shares held by Mr. Laplanche, (ii) 4,000,000 shares held by Laplanche Dmitrieva Family 2012 Irrevocable Trust U/A DTD December 17, 2012 and (iii) 6,280,000 shares underlying stock options exercisable within 60 days of September 30, 2014 held by Mr. Laplanche.
(2)	Represents (i) 1,768,636 shares held by Dolan Family Trust U/A DTD 1/27/2003, (ii) 220,000 shares held by Dolan Family 2014 Irrevocable GST Exempt Trust and (iii) 341,630 shares underlying stock options exercisable within 60 days of September 30, 2014 held by Ms. Dolan.
(3)	Represents (i) 665,956 shares and (ii) 1,843,060 shares underlying stock options exercisable within 60 days of September 30, 2014 held by Mr. Sanborn.
(4)	Represents shares underlying stock options exercisable within 60 days of September 30, 2014 held by Mr. MacIlwaine.
(5)	Represents (i) 559,624 shares and (ii) 734,936 shares underlying stock options exercisable within 60 days of September 30, 2014 held by Ms. Chen.
(6)	Represents (i) 952,408 shares held by Mr. Ciporin and (ii) 48,272 shares held by Daniel Ciporin 2014 Family Trust.
(7)	Represents (i) 50,352,536 shares and (ii) 469,484 shares underlying warrants that are exercisable within 60 days of September 30, 2014 held by Norwest Venture Partners X, L.P. The general partner of Norwest Venture Partners X, L.P. is Genesis VC Partners X, LLC. The managing member of Genesis VC Partners X, LLC is NVP Associates, LLC. Promod Haque, Matthew Howard and Jeffrey Crowe, a member of our board of directors, are officers of NVP Associates, LLC. Each of these individuals has shared voting and investment power over the shares held by Norwest Venture Partners X, L.P. The address of Norwest Venture Partners X, L.P. is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.
(8)	Represents 28,491,504 shares held by Morgenthaler Venture Partners IX, L.P. The general partner of Morgenthaler Venture Partners IX, L.P. is Morgenthaler Management Partners IX, LLC. The managing members of Morgenthaler Management Partners IX, LLC are Robert Bellas, James Broderick, Ralph Christoffersen, Rebecca Lynn, a member of our board of directors, Gary Morgenthaler, Scott Watters, Gary Little, Robert Pavey and Henry Plain. Each of these individuals has shared voting and investment power over the shares held by Morgenthaler Venture Partners IX, L.P. The address of Morgenthaler Venture Partners IX, L.P. is 2710 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(9)	Represents (i) 1,428,572 shares and (ii) 990,956 shares underlying stock options exercisable within 60 days of September 30, 2014 held by Mr. Mack.
(10)	Represents 14,285,712 shares held by KPCB Holdings, Inc., as nominee. The shares are held in the name of “KPCB Holdings, Inc., as nominee” for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (collectively, Funds). Ms. Meeker is a managing member of KPCB DGF Associates, LLC, the managing member of the Funds and, therefore, has shared voting and investment power over the shares held by the Funds.
(11)	Represents shares underlying stock options exercisable within 60 days of September 30, 2014 held by Mr. Morris.
(12)	Represents (i) 499,660 shares held by Mr. Summers, (ii) 180,000 shares held by Lawrence H. Summers 2012 Irrevocable Trust No. 1, (iii) 90,000 shares held by Lawrence H. Summers 2012 Irrevocable Trust No. 2 and (iv) 229,656 shares held by LHS 2014 Qualified Annuity Trust #3L.
(13)	Represents (i) 108,389,866 shares, (ii) 10,850,068 shares underlying stock options exercisable within 60 days of September 30, 2014 and (iii) 469,484 shares underlying warrants exercisable within 60 days of September 30, 2014 held by our executive officers and directors as a group.
(14)	Represents (i) 48,581,028 shares and (ii) 469,484 shares underlying warrants exercisable within 60 days of September 30, 2014 held by Canaan VII L.P. The general partner of Canaan VII L.P. is Canaan Partners VII LLC. The managers of Canaan Partners VII LLC are Brenton Ahrens, John Balen, Stephen Bloch, Wende Hutton, Maha Ibrahim, Deepak Kamra, Gregory Kopchinsky, Guy Russo and Eric Young. Investment and voting decisions with respect to the shares held by Canaan VII L.P. are made by the managers of Canaan Partners VII LLC, collectively. The address of Canaan VII, L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.
(15)	Represents (i) 38,932,144 shares held by Foundation Capital VI, L.P. and (ii) 435,008 shares held by Foundation Capital VI Principals Fund, LLC. The general partner of Foundation Capital VI, L.P. and Foundation Capital VI Principals Fund, LLC is Foundation Capital Management Co. VI, LLC. The managing members of Foundation Capital Management Co. VI, LLC are William Elmore, Paul Koontz, Michael Schuh, Paul Holland, Richard Redelfs, Steve Vassallo, Charles Moldow and Warren Weiss. Each of these individuals has shared voting and investment power over the shares held by Foundation Capital VI, L.P. and Foundation Capital VI Principals Fund, LLC. The address of Foundation Capital Management Co. VI, LLC is 250 Middlefield Road, Menlo Park, CA 94025.

DESCRIPTION OF CAPITAL STOCK

A description of our capital stock and the material terms and provisions of our restated certificate of incorporation and restated bylaws that we expect to be in effect upon the completion of this offering is set forth below. This description is only a summary and does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws that we expect to be in effect upon the completion of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Upon the completion of this offering, our authorized capital stock will consist of             shares, with a par value of $0.01 per share, of which:

•	shares are designated common stock; and

•	shares are designated preferred stock.

As of September 30, 2014, and after giving effect to the conversion of all of our outstanding convertible preferred stock into 249,351,011 shares of common stock upon completion of this offering, there were outstanding:

•	310,272,201 shares of our common stock held by approximately 275 stockholders;

•	54,587,814 shares issuable upon the exercise of outstanding stock options; and

•	1,815,380 shares issuable upon the exercise of outstanding warrants.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy.”

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation that we expect to be in effect upon the completion of this offering. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation that we expect to be in effect upon the completion of this offering establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Pursuant to the provisions of our restated certificate of incorporation that we expect to be in effect upon completion of this offering, all of our outstanding convertible preferred stock will convert into common stock, effective upon the completion of this offering. As a result, each currently outstanding share of convertible preferred stock will be converted into common stock. All series of convertible preferred stock will convert at a ratio of one share of common stock for each share of convertible preferred stock.

Following the completion of this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue convertible preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors may increase or decrease the number of shares of any series of convertible preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of convertible preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of convertible preferred stock.

Options

As of September 30, 2014, we had outstanding options to purchase 54,587,814 shares of our common stock, with a weighted-average exercise price of $2.63 per share.

Warrants

As of September 30, 2014, we had four warrants outstanding to purchase an aggregate of 1,189,392 shares of our Series A preferred stock with an exercise price of $0.266 per share. The warrants have a net exercise provision under which the holder, in lieu of paying the exercise price in cash, can surrender the warrant and receive a net number of shares of Series A preferred stock based on the fair market value of such stock at the time of exercise, after deducting the aggregate exercise price. Of such warrants:

•	Warrants to purchase 938,968 shares of our Series A preferred stock would, unless earlier exercised, expire on January 24, 2015. If these warrants are not exercised prior to the completion of this offering, they will become exercisable for an equivalent number of shares of our common stock.

•	Warrants to purchase 250,424 shares of our Series A preferred stock would, unless earlier exercised, automatically expire immediately prior to the completion of this offering. We expect warrants to purchase 250,424 shares of our Series A preferred stock will be exercised prior to the completion of this offering.

As of September 30, 2014, we had 18 warrants outstanding to purchase 625,988 shares of our common stock, with a weighted-average exercise price of $0.375 per share. The warrants have a net exercise provision under which the holder, in lieu of paying the exercise price in cash, can surrender the warrant and receive a net number of shares of common stock based on the fair market value of such stock at the time of exercise, after deducting the aggregate exercise price. Of such warrants:

•	Warrants to purchase 52,772 shares of our common stock would, unless earlier exercised, expire on the tenth anniversary of their respective issue dates.

•	Warrants to purchase 573,216 shares of our common stock would, unless earlier exercised, automatically expire immediately prior to the completion of this offering. We expect that 545,368 shares of our common stock will be issued upon the exercise of these warrants and that shares of our common stock will be issued upon the automatic net exercise of the remainder of these warrants upon the completion of this offering, based upon the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus.

Registration Rights

Following the completion of this offering, holders of 264,205,934 shares of our common stock, based on the number of shares outstanding as of September 30, 2014, will be entitled to certain registration rights with respect to the sale of such shares under the Securities Act. We refer to these shares as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our investor rights agreement.

Demand Registration Rights

Under our investor rights agreement, upon the written request of the holders of registrable securities that we file a registration statement under the Securities Act with an anticipated aggregate price to the public of at least $10.0 million, we will be obligated to notify all holders of registrable securities of the written request and use our reasonable best efforts to effect, as expeditiously as reasonably possible, the registration of all registrable securities that holders request to be registered. We are not required to effect a registration statement until 180 days after our initial public offering (or such longer period, not to exceed 198 days after our initial public offering, as the underwriters may request) or April 16, 2017, whichever is earlier. We are required to effect no more than two registration statements that are declared or ordered effective, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good-faith judgment of our board of directors such registration would be detrimental to us, and we are not required to effect the filing of a registration statement during the period beginning on the date of the filing of, and ending on a date 180 days following the effective date of, a registration related to an initial public offering initiated by us.

Piggyback Registration Rights

If we register any of our securities for public sale, we are required to afford each holder of registrable securities an opportunity to include in the registration statement all or part of the holder’s registrable securities. Each holder desiring to include all or any part of the registrable securities held by it in any such registration statement is required to notify us within 15 days of being notified by us of the registration. This right does not apply to registration statements relating to demand registrations, for Form S-3 registrations, employee benefit plans, a corporate reorganization or other transaction under Rule 145 of the Securities Act, stock issued upon conversion of debt securities or any registration statements related to the issuance of our notes. The underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 30% of the total shares covered by the registration statement, unless the offering is our initial public offering and the registration statement does not include shares of any other selling stockholders, in which event any or all of the registrable securities of the holders may be excluded by the underwriter.

Form S-3 Registration Rights

The holders of registrable securities can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $1.0 million. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good-faith judgment of our board of directors such registration would be detrimental to us or if we notify holders within 30 days of making the Form S-3 registration request that we intend to make a public offering within 90 days.

Registration Expenses

We will pay all expenses incurred in connection with each of the registrations described above, except for underwriting discounts and commissions. We will not, however, pay for any expenses of any demand or Form S-3 registration if the request is subsequently withdrawn by the participating holders of the registrable securities to be registered, subject to limited exceptions.

Expiration of Registration Rights

The registration rights described above will survive our initial public offering and will terminate after our initial public offering on the earlier of:

•	the three-year anniversary of our initial public offering; and

•	as to each holder of registrable securities, at the time the holder holds less than 1% of our then-outstanding common stock and all of such holder’s registrable securities may be sold pursuant to Rule 144 under the Securities Act during any 90-day period.

Anti-Takeover Provisions

The provisions of Delaware law and our restated certificate of incorporation and restated bylaws that we expect to be in effect upon the completion of this offering could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts may be discouraged or prevented. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of outstanding common stock.

Restated Certificate of Incorporation and Restated Bylaws Provisions

Our restated certificate of incorporation and our restated bylaws that we expect to be in effect upon the completion of this offering include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•	Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•	Classified Board. Our restated certificate of incorporation and restated bylaws will provide that our board of directors will be classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See “Management—Classified Board of Directors.”

•	Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would be unable to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws and restated certificate of incorporation will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions could delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from nominating directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Neither our restated certificate of incorporation nor our restated bylaws will provide for cumulative voting.

•	Directors Removed Only for Cause. Our restated certificate of incorporation will provide that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.

•	Amendment of Charter Provisions. Any amendment of the provisions in our restated certificate of incorporation described above would require approval by holders of at least two-thirds of our outstanding common stock.

•	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Choice of Forum

Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Listing

Our common stock has been authorized for listing on the New York Stock Exchange under the symbol “LC.”

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering, we will have             shares of common stock outstanding, based on the number of shares of outstanding capital stock as of September 30, 2014. This includes             shares of common stock that we and the selling stockholders are selling in this offering, which shares may be resold in the public market immediately after the completion of this offering, and assumes no additional exercise of outstanding options or warrants other than as described in this prospectus.

The remaining             shares of common stock that are not sold in this offering will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 of the Securities Act, which is summarized below.

In addition, substantially all of our security holders have entered into market standoff agreements with us restricting the sale of any shares of our common stock for 180 days after the date of this prospectus or will enter into lock-up agreements with the underwriters under which they will agree, subject to certain exceptions, not to sell any shares of our common stock until at least 180 days after the date of this prospectus, as further described below. As a result of these agreements and the provisions of our investors’ rights agreement described in “Description of Capital Stock—Registration Rights,” subject to the provisions of Rule 144, based on an assumed offering date of                     2014,             shares will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, the shares sold in this offering will be immediately available for sale in the public market; and

•	beginning 180 days after the date of this prospectus, subject to extension as described in “Underwriters,” additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Rule 144

In general, under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the completion of this offering, or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements and Market Stand-Off Provisions

Our officers and directors, the selling stockholders and the holders of substantially all of our outstanding equity securities will agree with the underwriters not to dispose of any of our common stock or securities convertible into or exchangeable for shares of our common stock for 180 days following the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. LLC. In addition, substantially all holders of our common stock, options and warrants have previously entered into market stand-off agreements with us that similarly restrict their ability to sell or otherwise transfer any of their common stock or securities convertible into or exchangeable for common stock.

Additionally, our employees, including our executive officers and directors, may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to this offering described above.

See “Underwriters” for a more complete description of the lock-up agreements with the underwriters.

Registration Rights

Following the completion of this offering, holders of 264,205,934 shares of our common stock, based on the number of shares outstanding as of September 30, 2014, will be entitled to certain registration rights with respect to the sale of such shares under the Securities Act. Registration of the sale of these shares would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information.

Registration Statement

In July 2014, we filed a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to options outstanding, as well as reserved for future issuance, under our 2007 Plan. We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock reserved for future issuance under our 2014 Plan as soon as practicable after the completion of this offering. None of the shares registered on the Form S-8 will, however, be eligible for resale until the expiration of the lock-up agreements to which they are subject.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

This section summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock by “non-U.S. holders” (defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (IRS), might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below.

For purposes of this summary, a “non-U.S. holder” is any holder of our common stock, other than an entity classified as a partnership for U.S. federal income tax purposes, that is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state therein or the District of Columbia;

•	a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate whose income is subject to U.S. income tax regardless of source.

If a partnership or other pass-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax consequences applicable to partnerships that hold our common stock, and any partner in a partnership or owner of a pass-through entity holding shares of our common stock should consult its own tax advisor.

This discussion assumes that a non-U.S. holder will hold our common stock as a capital asset (generally, property held for investment). The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, including, without limitation, if the investor is a former citizen or long-term resident of the United States, “controlled foreign corporation,” “passive foreign investment company,” corporation that accumulates earnings to avoid U.S. federal income tax, real estate investment trust, regulated investment company, dealer in securities or currencies, financial institution, tax-exempt entity, insurance company, person holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, trader in securities that elects to use a mark-to-market method of accounting, person liable for the alternative minimum tax, person who acquired our common stock as compensation for services, or partner in a partnership or beneficial owner of a pass-through entity that holds our common stock. Finally, the summary does not describe the Medicare tax imposed on certain investment income, the effects of any applicable foreign, state or local laws, or except to the limited extent set forth below, the effects of any applicable gift or estate tax laws.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Distributions

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make distributions on shares of our common stock, however, such distributions will constitute dividends for

U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “—Sale of Common Stock.”

Any dividend paid to a non-U.S. holder on our common stock that is not effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might apply at a reduced rate under the terms of an applicable income tax treaty. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a properly executed Form W-8BEN (or other appropriate version of IRS From W-8 or applicable successor form) to us or our paying agent certifying qualification for the reduced rate. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if an income tax treaty is applicable, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at the graduated tax rates described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Common Stock

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale or other taxable disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States);

•	the rules of the Foreign Investment in Real Property Tax Act (FIRPTA) treat the gain as effectively connected with a U.S. trade or business; or

•	the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States (in which case the special rules described below apply).

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, as a “U.S. real property holding corporation” (USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a

USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as “U.S. real property interests” only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at any time within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our common stock, (i) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (ii) if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

The estate of a nonresident alien individual is generally subject to U.S. federal estate tax on property having a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Backup Withholding and Information Reporting

The amount of dividends paid to each non-U.S. holder, and the tax withheld with respect to such dividends generally will be reported annually to the IRS and to each such holder, regardless of whether no withholding was required because such dividends were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury (usually on an IRS Form W-8BEN or applicable successor form) that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act will impose a U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of dividends on and the gross proceeds of dispositions of our common stock, unless such entity satisfies various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities). Final Treasury regulations provide for certain transition rules under which these withholding requirements will only apply for dividend payments made on or after July 1, 2014, and for payments of gross proceeds of dispositions of our common stock made on or after January 1, 2017. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
Allen & Company LLC
Stifel, Nicolaus & Company, Incorporated
BMO Capital Markets Corp.
William Blair & Company, L.L.C.
Wells Fargo Securities, LLC

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The offering of the shares of common stock by the underwriters is subject to the receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares of common stock.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to             additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                  shares of common stock from us.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions payable by us	$	$	$
Underwriting discounts and commissions payable by the selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $        . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. (FINRA) up to $        .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

Our common stock has been authorized for listing on the New York Stock Exchange under the trading symbol “LC.”

We, all of our directors and officers, the selling stockholders and the holders of substantially all of our outstanding equity securities will agree that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, for 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, subject to certain exceptions. In addition, we and each such person will agree that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period, we issue an earnings release or material news event relating to us occurs, or

•	prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period or provide notification to Morgan Stanley & Co. LLC of any earnings release or material news or material event that may give rise to an extension of the initial restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares in excess of their option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Morgan Stanley Senior Funding, Inc., CitiCorp North America Inc. and Credit Suisse AG, which are affiliates of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, respectively, as well as Credit Suisse Securities (USA) LLC, are joint lead arrangers, joint bookrunners, agents and lenders under our credit and guaranty agreement.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments, including loans originated through our marketplace. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to the completion of this offering, there will be no public market for our common stock. The initial public offering price will be determined by negotiations among us, the selling stockholders and the representatives. Among the factors we intend to consider in determining the initial public offering price are prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

Directed Share Program

At our request, the underwriters have reserved       % of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, investors that have invested through our marketplace as of September 30, 2014 and other individuals related to us. Shares purchased by our directors and officers will be subject to a 180-day lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Conflict of Interest

Genesis VC Partners X, LLC (Genesis) is the general partner of Norwest Venture Partners X, L.P., a beneficial owner of more than 10% of our outstanding common stock. The managing member of Genesis is NVP Associates, LLC, which is a subsidiary of an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering. Because of these relationships, Wells Fargo Securities, LLC may be deemed to beneficially own more than 10% of our outstanding common stock, resulting in a “conflict of interest” under FINRA Rule 5121(f)(5). FINRA Rule 5121 permits Wells Fargo Securities, LLC to participate in this offering notwithstanding this conflict of interest because the offering satisfies Rule 5121(a)(1)(A).

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired shares of our common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Japan

Shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California. O’Melveny & Myers LLP, San Francisco, California is acting as counsel to the underwriters. An investment fund affiliated with Fenwick & West LLP owns shares of our convertible preferred stock that will convert upon completion of this offering into shares of common stock representing less than 0.1% of our outstanding common stock as of September 30, 2014.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2013 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of and for the nine months ended December 31, 2012 and fiscal year ended March 31, 2012, have been included in this prospectus in reliance on the reports of Grant Thornton LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

The financial statements of Springstone Financial, LLC as of and for the years ended December 31, 2012 and December 31, 2013, have been included in this prospectus in reliance on the reports of Auerr, Zajac & Associates, LLP, independent auditors, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statements. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with it may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at www.lendingclub.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

LendingClub Corporation

San Francisco, California

We have audited the accompanying consolidated balance sheet of LendingClub Corporation and subsidiaries (the “Company”) as of December 31, 2013, and the related consolidated statement of operations, statement of stockholders’ equity, and statement of cash flows for the year ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of LendingClub Corporation and subsidiaries as of December 31, 2013 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

March 31, 2014 (except for note 1 as it relates to stock splits and note 3, as to which the date is October 17, 2014)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

LendingClub Corporation

We have audited the accompanying consolidated balance sheet of LendingClub Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012 and the related consolidated statements of operations, stockholders’ equity and cash flows for the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management as well, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LendingClub Corporation and subsidiaries as of December 31, 2012 and the results of their operations and their cash flows for the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

San Francisco, California

April 1, 2013 (except as to Note 1 as it relates to stock splits, which is as of October 17, 2014)

LENDINGCLUB CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,		September 30, 2014	Pro Forma Balance Sheet September 30, 2014
	2012	2013
	(audited)		(unaudited)
Assets:
Cash and cash equivalents	$52,551	$49,299	$82,674	$82,674
Restricted cash	7,484	12,208	25,221	25,221
Loans at fair value (includes $396,081, $1,158,302, and $1,580,656 from consolidated Trust, respectively)	781,215	1,829,042	2,533,671	2,533,671
Accrued interest receivable (includes $2,765, $10,061, and $13,849 from consolidated Trust, respectively)	5,521	15,975	22,348	22,348
Property, equipment and software, net	1,578	12,595	23,686	23,686
Intangible assets, net	—	—	37,690	37,690
Goodwill	—	—	72,592	72,592
Other assets	2,366	23,921	16,521	16,521
Due from related parties	115	355	443	443

Total assets	$850,830	$1,943,395	$2,814,846	$2,814,846

Liabilities:
Accounts payable	$1,210	$4,524	$3,354	$3,354
Accrued interest payable (includes $3,347, $11,176, and $15,939 from consolidated Trust, respectively)	6,678	17,741	25,723	25,723
Accrued expenses and other liabilities	3,366	9,128	26,004	26,004
Payable to investors	2,050	3,918	17,366	17,366
Notes and certificates, at fair value (includes $396,081, $1,158,302, and $1,580,656 from consolidated Trust, respectively)	785,316	1,839,990	2,551,640	2,551,640
Term loan	—	—	49,219	49,219

Total liabilities	798,620	1,875,301	2,673,306	2,673,306

Commitments and contingencies (see Note 16)

Stockholders’ Equity:
Preferred stock	$103,023	$103,244	$177,300	$—
Common stock, $0.01 par value; 360,000,000, 360,000,000 and 372,000,000 shares authorized at December 31, 2012, December 31, 2013 and September 30, 2014 (unaudited), respectively; 45,167,448, and 54,986,640 shares issued and outstanding at December 31, 2012 and December 31, 2013, respectively, and 60,921,190 and 310,300,049 shares issued and outstanding as of September 30, 2014 (unaudited), actual and pro forma (unaudited), respectively	123	138	609	3,103
Additional paid-in capital	6,713	15,041	37,817	212,623
Treasury stock (70,560 shares of common stock held at December 31, 2012)	(12)	—	—	—
Accumulated deficit	(57,637)	(50,329)	(74,186)	(74,186)

Total stockholders’ equity	52,210	68,094	141,540	141,540

Total liabilities and stockholders’ equity	$850,830	$1,943,395	$2,814,846	$2,814,846

The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(audited)			(unaudited)
Operating Revenue:
Transaction fees	$13,701	$26,013	$85,830	$55,214	$133,835
Servicing fees	1,222	1,474	3,951	2,485	6,301
Management fees	206	720	3,083	2,083	4,163
Other revenue (expense)	407	720	5,111	4,708	(438)

Total operating revenue	15,536	28,927	97,975	64,490	143,861

Net Interest Income (Expense):
Total interest income	32,660	56,861	187,507	124,771	252,298
Total interest expense	(32,030)	(56,642)	(187,447)	(124,727)	(253,054)

Net interest (expense) income	630	219	60	44	(756)

Benefit/(provision) for losses on loans at amortized cost	(368)	42	—	—	—
Fair valuation adjustments, loans	(6,732)	(18,775)	(57,629)	(37,877)	(84,963)
Fair valuation adjustments, notes and certificates	6,731	18,180	57,596	37,848	84,865

Net interest income (expense) after loss provision and fair value adjustments	261	(334)	27	15	(854)

Total net revenue	15,797	28,593	98,002	64,505	143,007

Operating Expenses:
Sales and marketing	12,571	14,723	39,037	26,577	60,808
Origination and servicing	5,099	6,134	17,217	11,044	26,135
General and administrative	10,071	11,974	34,440	22,434	78,862

Total operating expenses	27,741	32,831	90,694	60,055	165,805

Income (loss) before income taxes	(11,944)	(4,238)	7,308	4,450	(22,798)
Income tax expense	—	—	—	—	1,059

Net income (loss)	$(11,944)	$(4,238)	$7,308	$4,450	$(23,857)

Basic net income (loss) per share attributable to common stockholders	$(0.34)	$(0.10)	$0.00	$0.00	$(0.41)

Diluted net income (loss) per share attributable to common stockholders	$(0.34)	$(0.10)	$0.00	$0.00	$(0.41)

Weighted-average shares of common stock used in computing basic net income (loss) per common share	35,125,628	41,359,676	51,557,136	50,457,948	57,958,838

Weighted-average shares of common stock used in computing diluted net income (loss) per common share	35,125,628	41,359,676	81,426,976	79,153,912	57,958,838

Basic pro forma net income (loss) per share (unaudited)			$0.03		$(0.08)

Weighted-average shares outstanding used to calculate basic pro forma net income (loss) per common share (unaudited)			291,766,192		303,608,800

Diluted pro forma net income (loss) per share (unaudited)			$0.02		$(0.08)

Weighted-average shares outstanding used to calculate diluted pro forma net income (loss) per common share (unaudited)			323,331,550		303,608,800

The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount		Shares	Amount
Balances, March 31, 2012	225,661,228	$84,806	36,444,984	$91	$4,839	—	$—	$(53,399)	$36,337

Exercise of warrants to purchase Series A convertible preferred stock	2,272,292	606	—	—	—	—	—	—	606
Exercise of warrants to purchase Series B convertible preferred stock	1,431,912	267	—	—	(102)	—	—	—	165
Exercise of warrants to purchase common stock	—	—	86,752	10	24	—	—	—	34
Issuance of Series E convertible preferred stock for cash (net of issuance costs of $153)	10,000,000	17,344	—	—	—	—	—	—	17,344
Stock-based compensation	—	—	—	—	1,110	—	—	—	1,110
Issuance of common stock upon exercise of options	—	—	8,635,712	22	842	—	—	—	864
Other	—	—	—	—	—	(70,560)	(12)	—	(12)
Net loss	—	—	—	—	—	—	—	(4,238)	(4,238)

Balances, December 31, 2012	239,365,432	$103,023	45,167,448	$123	$6,713	(70,560)	$(12)	$(57,637)	$52,210

Exercise of warrants to purchase Series A convertible preferred stock	829,356	221	—	—	—	—	—	—	221
Exercise of warrants to purchase common stock	—	—	957,876	2	148	—	—	—	150
Stock-based compensation and warrant expense	—	—	—	—	6,490	—	—	—	6,490
Issuance of common stock upon exercise of options	—	—	8,931,876	23	1,692	—	—	—	1,715
Other	—	—	(70,560)	(10)	(2)	70,560	12	—	—
Net income	—	—	—	—	—	—	—	7,308	7,308

Balances, December 31, 2013	240,194,788	$103,244	54,986,640	$138	$15,041	—	$—	$(50,329)	$68,094

Exercise of warrants to purchase common stock (unaudited)	—	—	295,720	3	99	—	—	—	102
Exercise of warrants to purchase Series A convertible preferred stock	321,737	86	—	—	(86)	—	—	—	—
Stock-based compensation and warrant expense (unaudited)	—	6,405	—	—	20,684	—	—	—	27,089
Issuance of Series F convertible preferred stock for cash (net of issuance costs of $197) (unaudited)	6,390,556	64,803	—	—	—	—	—	—	64,803
Issuance of Series F preferred stock for the acquisition of Springstone (unaudited)	2,443,930	2,762	—	—	—	—	—	—	2,762
Issuance of common stock upon exercise of options (unaudited)	—	—	5,638,830	56	2,941	—	—	—	2,997
Reclassification of early exercise liability related to stock options (unaudited)	—	—	—	—	(622)	—	—	—	(622)
Vesting of early exercise stock options (unaudited)	—	—	—	—	172	—	—	—	172
Par value adjustment for stock splits (unaudited)		—		412	(412)	—	—	—	—
Net loss (unaudited)	—	—	—	—	—	—	—	(23,857)	(23,857)

Balances, September 30, 2014 (unaudited)	249,351,011	$177,300	60,921,190	$609	$37,817	—	$—	$(74,186)	$141,540

The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
				(unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$(11,944)	$(4,238)	$7,308	$4,450	$(23,857)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision (benefit) for loan losses	368	(42)	—	—	—
Fair value adjustments of loans, notes and certificates, net	1	595	33	29	99
Change in loan servicing liability carried at fair value	—	—	936	731	2,776
Change in loan servicing asset carried at fair value	—	—	(534)	(153)	(986)
Stock-based compensation and warrant expense, net	660	1,110	6,490	3,345	25,889
Depreciation and amortization	150	236	1,663	907	6,620
Loss (gain) on sales of loans at fair value	—	(329)	(3,862)	(3,862)	2,110
Other, net	(43)	(118)	30	—	238
Loss on disposal of property, equipment and software	—	—	—	—	212
Purchase of whole loans sold at fair value	—	(9,290)	(442,362)	(246,571)	(1,096,592)
Proceeds from sales of whole loans at fair value	—	9,619	446,224	250,433	1,094,482
Net change in operating assets and liabilities excluding the effects of the acquisition:
Accrued interest receivable	(2,351)	(3,170)	(10,454)	(7,280)	(6,373)
Other assets	(1,468)	(649)	(21,021)	(153)	13,184
Due from related parties	(40)	(75)	(240)	(197)	(88)
Accounts payable	620	330	1,788	1,120	(1,107)
Accrued interest payable	2,604	4,070	11,063	7,871	7,982
Accrued expenses and other liabilities	357	1,558	4,077	5,532	10,806

Net cash provided by (used in) operating activities	(11,086)	(393)	1,139	16,202	35,395

Cash Flows from Investing Activities:
Purchase of loans at fair value	(320,014)	(598,622)	(1,618,404)	(1,115,774)	(1,534,276)
Purchase of loans at amortized cost	(1,064)	—	—	—	—
Principal payments of loans at fair value	105,306	160,787	511,232	341,256	739,505
Principal payments of loans at amortized cost	1,349	345	—	—	—
Proceeds from recoveries and sales of charged-off loans at fair value	—	247	1,716	1,180	5,178
Proceeds from recoveries and sales of charged-off loans at amortized cost	—	22	—	—	—
Payments for business acquisition, net of cash acquired	—	—	—	—	(109,464)
Net change in restricted cash	(4,000)	(2,622)	(4,724)	(1,264)	(11,432)
Purchase of property, equipment and software	(383)	(1,302)	(10,435)	(7,736)	(14,989)

Net cash used in investing activities	(218,806)	(441,145)	(1,120,615)	(782,338)	(925,478)

Cash Flows from Financing Activities:
Payable to investors	533	1,517	1,868	(1,593)	12,933
Proceeds from issuance of notes and certificates	319,704	606,862	1,618,269	1,115,694	1,534,010
Payments on notes and certificates	(101,950)	(163,946)	(504,330)	(339,048)	(732,342)
Payments on charged-off notes and certificates from recoveries/sales of related charged off loans at fair value	—	(219)	(1,669)	(1,139)	(5,153)
Proceeds from term loan, net of discount	—	—	—	—	49,813
Payment for debt issuance cost	—	—	—	—	(1,192)
Principal payments on term loan	—	—	—	—	(625)
Payments on loans payable	(2,601)	(370)	—	—	—
Prepaid offering costs	—	—	—	—	(1,887)
Proceeds from exercise of warrants to acquire Series A convertible preferred stock	10	606	221	—	—
Proceeds from exercise of warrants to acquire Series B convertible preferred stock	—	165	—	—	—
Proceeds from exercise of warrants to acquire common stock	—	34	150	326	101
Proceeds from issuance of Series D convertible preferred stock, net of issuance costs	31,946	—	—	—	—
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs	—	17,344	—	—	—
Proceeds from issuance of Series F convertible preferred stock, net of issuance costs	—	—	—	—	64,803
Repurchase of common stock	—	(12)	—	—	—
Proceeds from stock options exercised	158	864	1,715	1,531	2,997

Net cash provided by financing activities	247,800	462,845	1,116,224	775,771	923,458

Net (decrease) increase in cash and cash equivalents	17,908	21,307	(3,252)	9,635	33,375
Cash and cash equivalents, beginning of period	13,336	31,244	52,551	52,551	49,299

Cash and cash equivalents, end of period	$31,244	$52,551	$49,299	$62,186	$82,674

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$28,063	$52,511	$176,195	$116,746	$244,531
Non-cash exercise of common stock warrants	$2,345	$—	$137	$137	$86
Non-cash exercise of preferred stock B warrants	$—	$102	$—	$—	$—
Reclassification of loans at amortized cost to loans held at fair value	$—	$2,109	$—	$—	$—
Non-cash investing activity—accrual of property, equipment and software, net	$—	$—	$2,275	$—	$1,132
Non-cash financing activities—accruals for prepaid offering costs	$—	$—	$—	$—	$1,053
Non-cash investing and financing activity—issuance of Series F convertible preferred stock for business acquisition	$—	$—	$—	$—	$2,762

The accompanying notes are an integral part of these financial statements.

LENDINGCLUB CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Consolidation

Our consolidated financial statements include LendingClub Corporation and its wholly owned subsidiaries; Springstone Financial, LLC (Springstone) and LC Advisors, LLC, (LCA). “Trust” refers to LC Trust I, an independent Delaware business trust that acquires and holds loans for the sole benefit of certain investors that purchase trust certificates (Certificates) issued by the Trust and that are related to underlying loans. The accompanying consolidated financial statements, have been prepared by LendingClub Corporation (“LendingClub,” “we,” “our,” the “Company” and “us”) in conformity with U.S. generally accepted accounting principles (GAAP) for financial information.

We did not have any items of other comprehensive income (loss) during any of the periods presented in the consolidated financial statements and therefore, we are not required to report comprehensive income (loss).

Subsequent to the issuance of our December 31, 2012 consolidated financial statements, we corrected the classification of our preferred stock to present the preferred stock within permanent stockholders’ equity rather than temporary equity as previously presented. This revision is in accordance with ASC 480—Distinguishing Liabilities from Equity (ASC 480) and resulted in a change to stockholders’ deficit from $50.8 million to stockholders’ equity of $52.2 million as of December 31, 2012. The revision had no effect on our consolidated statements of operations, reported assets and liabilities on the consolidated balance sheet, or the consolidated statements of cash flows.

During the year ended December 31, 2013, we changed the definitions used to classify operating expenses. Operating expenses were formerly classified as sales, marketing and customer service, engineering, and general and administrative. Our new categories of operating expenses are: sales and marketing; origination and servicing; and general and administrative. As a result of the new classification, loan origination and servicing costs which were previously included in sales, marketing and customer service are now included as a separate financial statement line and engineering costs which represent engineering and product development related expenses are categorized within general and administrative expenses. The changes had no impact to the total operating expenses or net income. Prior period amounts have been reclassified to conform to the current presentation. We previously referred to “Transaction Fees” as “Origination Fees” and “General and Administrative—Engineering and Product Development” as “General and Administrative—Technology.”

On April 15, 2014, a 2-for-1 equity stock split approved by our board of directors became effective, in which each outstanding share of each series or class of equity capital stock was split into two outstanding shares of such series or class of equity capital stock. Additionally, another 2-for-1 equity stock split approved by our board of directors became effective on September 5, 2014, in which each outstanding share of each series or class of equity capital stock was split into two outstanding shares of such series or class of equity capital stock. All share and per share data has been adjusted to reflect these stock splits. The par value of each of the outstanding shares remains the same at $0.01.

On April 17, 2014, we acquired all the outstanding limited liability company interests of Springstone. Our interim consolidated financial statements include Springstone’s results of operations and financial position from this date. See “Note 7—Springstone Acquisition.”

Unaudited interim consolidated financial information

The accompanying interim consolidated balance sheet as of September 30, 2014, the interim consolidated statements of operations, and cash flows for the nine months ended September 30, 2013 and 2014, the interim consolidated statement of stockholders’ equity for the nine months ended September 30, 2014, and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, considered necessary to present fairly our financial position as of September 30, 2014 and our results of operations and cash flows for the nine months ended September 30, 2013 and 2014. The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

Unaudited pro forma balance sheet

Immediately prior to the closing of a qualifying initial public offering as defined in Note 12—Stockholders’ Equity, all of the outstanding shares of convertible preferred stock will automatically convert into shares of common stock. In addition, the outstanding preferred stock warrants will automatically be converted into warrants to purchase common stock upon effectiveness of a qualified initial public offering, and certain of these warrants will automatically be net exercised for shares of common stock upon the completion of our initial public offering. The unaudited pro forma balance sheet information, as set forth in the accompanying consolidated balance sheets, gives effect to the automatic conversion of all outstanding shares of convertible preferred stock as of September 30, 2014. The shares of common stock issuable and the proceeds expected to be received in a qualified initial public offering are excluded from such pro forma information.

2. Summary of Significant Accounting Policies

Change in Fiscal Year

On December 19, 2012, our board of directors approved a change in our fiscal year-end from March 31 to December 31. The change was effective as of December 31, 2012.

Revenue Recognition

Revenue primarily results from fees earned. Fees include loan transaction fees paid by issuing banks and service providers, servicing fees paid by investors and management fees paid by certain certificate holders. We also have other smaller sources of revenue reported as other revenue.

Transaction Fees

Transaction fees are paid by the issuing banks to us for the work we perform through our platform in facilitating originations. The amount of these fees is based upon the terms of the loan, including grade, rate, term and other factors. As of March 31, 2012, December 31, 2012 and December 31, 2013, these fees ranged from 1.11% to 5.00% and, as of September 30, 2014, ranged from 1.00% to 6.00% of the initial principal amount of a loan. In addition, with our acquisition of Springstone, transaction fees include fees earned from issuing banks and service providers for education and patient finance loans. Where applicable, the transaction fees are included in the annual percentage rate calculation provided to the borrower and is subtracted from the gross loan proceeds prior to disbursement of the loan funds to the borrower. A loan is considered issued when we record the transfer of funds to the borrower’s account on our platform and we initiate an ACH transaction to transfer funds from our platform’s correspondent bank account to the borrower’s bank account.

Servicing Fees

Investors typically pay us a servicing fee on each payment received from a borrower or on the investors’ month-end principal balance of loans serviced. The servicing fee compensates us for the costs we incur in servicing the related loan, including managing payments from borrowers, payments to investors and maintaining investors’ account portfolios. We record servicing fees paid by note holders and certain certificate holders as a component of operating revenue when received. Servicing fees can be, and have been, modified or waived at management’s discretion.

Management Fees

Accredited investors and qualified purchasers can invest in limited partner interests in funds managed by LCA, a registered investment advisor and our wholly-owned subsidiary. LCA acts as the general partner for six private funds (Funds) in which it has made no capital contributions and does not receive any allocation of the Funds’ income, expenses, gains, losses or any carried interest. Each Fund invests in a certificate pursuant to a set investment strategy. LCA charges limited partners in the Funds a management fee payable monthly in arrears, based on a limited partner’s capital account balance at month end.

LCA also earns management fees on separately managed accounts (SMA), payable monthly in arrears, based on the month-end balances in the SMA accounts.

Management fees are a component of operating revenue in the consolidated statements of operations and are recorded as earned. Management fees can be, and have been, modified or waived at the discretion of LCA.

Other Revenue

Other revenue consists primarily of revenue from gains and losses on sales of whole loans.

Fair Valuation Adjustments of Loans at Fair Value and Notes and Certificates at Fair Value

We include in earnings the estimated unrealized fair value gains or losses during the period on loans, and the offsetting estimated unrealized fair value gains or losses on related notes and certificates. At each reporting period, we recognize fair valuation adjustments for the loans and the related notes and certificates. The fair valuation adjustment for a given principal amount of a loan will be approximately equal to the corresponding estimated fair valuation adjustment on the combined principal amounts of related notes and certificates because the same net cash flows of the loans and the related notes and/or certificates are used in the discounted cash flow valuation calculations.

Whole Loan Sales

From January 1, 2013 through June 30, 2013, transaction fees and direct loan origination and acquisition costs for loans that were subsequently sold to unrelated third-party purchasers and met the accounting requirements for a sale of loans were deferred and included in the overall net investment in the loans purchased. Accordingly, the transaction fees for such loans were not included in transaction fee revenue and the direct loan origination costs for such loans were not included in operating expenses. A gain or loss on the whole loan sales was recorded on the sale date.

Effective July 1, 2013, we elected the fair value option for whole loans acquired and subsequently sold to unrelated third-party purchasers. Under this election, all transaction fees and all direct costs incurred in the origination process are recognized in earnings as earned or incurred and are not deferred. Beginning July 1, 2013, transaction fees for whole loans sold to unrelated third-party purchasers are included in “Transaction Fees” and direct loan origination costs are included in “Origination and Servicing” operating expense on the consolidated statement of operations. Gains and losses from whole loan sales are recorded in “Other Revenue” in the consolidated statements of operations.

As part of the sale agreements, we retained the rights to service these sold whole loans. We calculate a gain or loss on the whole loan sale with servicing retained based on the net proceeds from the whole loan sale, minus the net investment in the loans being sold. The net investment in the loans sold has been reduced or increased by the recording of any applicable net servicing asset or liability respectively. Gains on whole loan sales were previously reported in “Gain from Sales of Loan” and have been reclassified to “Other Revenue” in the consolidated statement of operations.

Additionally, as needed, we will record a liability for significant estimated post-sale obligations or contingent obligations to the purchasers of the loans. No such liability was recorded at December 31, 2012, December 31, 2013 or September 30, 2014.

Servicing Assets and Liabilities at Fair Value

We record servicing assets and liabilities at their estimated fair values when we sell whole loans to unrelated third-party or whole loan buyers or when the servicing contract commences. The gain or loss on a loan sale is recorded in “Other Revenue” while the component of the gain or loss that is based on the degree to which the contractual loan servicing fee is above or below an estimated market rate loan servicing fee is recorded as an offset in servicing assets or liabilities. Servicing assets and liabilities are recorded in “Other Assets” and “Accrued Expenses and Other Liabilities,” respectively, on the consolidated balance sheets. Over the life of the loan, changes in the estimated fair value of servicing assets and liabilities are reported in “Servicing Fees” on the consolidated statement of operations in the period in which the changes occur.

We use a discounted cash flow model to estimate the fair value of the loan servicing asset or liability which considers the contractual servicing fee revenue we earn on the loans, estimated market rate servicing fee to service such loans, the current principal balances of the loans and projected servicing revenues over the remaining terms of the loans.

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits with financial institutions in checking, money market and short-term certificate of deposit accounts. We consider all highly liquid investments with stated maturity dates of three months or less from the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash consists primarily of our funds in certain checking, money market and certificate of deposit accounts that are: (i) pledged to or held in escrow by our correspondent banks as security for transactions processed on or related to our platform; (ii) pledged through a credit support agreement with a certificate holder or (iii) received from investors but not yet applied to their accounts on the platform and transferred to segregated bank accounts that hold investors’ funds.

Loans at Fair Value and Notes and Certificates at Fair Value

We use fair value measurements to record loans, notes and certificates at fair value on a recurring basis and in our fair value disclosures. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Changes in the fair value of the loans and notes and certificates are recognized, on a gross basis, in earnings.

We determine the fair value of the loans, notes and certificates in accordance with the fair value hierarchy that requires an entity to maximize the use of observable inputs. The fair value hierarchy includes the following three levels based on the objectivity of the inputs, which were used for categorizing the assets or liabilities for which fair value is being measured and reported:

Level 1	—	Quoted market prices in active markets for identical assets or liabilities.

Level 2	—	Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).

Level 3	—	Valuation generated from model-based techniques that use inputs that are significant and unobservable in the market. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow methodologies or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation. The fair value election for loans, notes and certificates allows for symmetrical accounting of the timing and amounts recognized for both expected unrealized losses and charge-offs on the loans and the related notes and certificates, consistent with the member payment dependent design of the notes and certificates.

Our and the Trust’s obligation to pay principal and interest on any note or certificate is equal to the pro-rata portion of the payments, if any, received on the related loan subject to applicable fees. The gross effective interest rate associated with notes or certificates is the same as the interest rate earned on the underlying loan. The discounted cash flow methodology used to estimate the notes’ and certificates’ fair values uses the same projected net cash flows as their related loan. The discount rates for the projected net cash flows of the notes and certificates are our estimates of the rates of return, including risk premiums (if significant) that investors in unsecured consumer credit obligations would require when investing in notes issued pursuant to a shelf registration statement and certificates issued by the Trust with cash flows dependent on specific credit grades of loans.

For additional discussion on this topic, including the adjustments to the estimated fair values of loans, notes and certificates, as discussed above, see “Note 4—Fair Value of Financial Instruments Measured at Fair Value.”

Accrued Interest and Other Receivables

Interest income on loans is calculated based on the contractual interest rate of the loan and recorded as interest income as earned. Loans reaching 120 days delinquent are classified as non-accrual loans, and we stop accruing interest and reverse all accrued but unpaid interest as of such date.

Property, Equipment and Software, Net

Property, equipment and software consists of computer equipment and software, office furniture and equipment, construction in progress, leasehold improvements and internal use software and website development costs which are recorded at cost, less accumulated depreciation and amortization.

Computer equipment and software and furniture and fixtures are depreciated or amortized on a straight line basis over two to five years. Costs associated with construction projects are transferred to the leasehold improvement account upon project completion. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life.

Internal use software and website development costs are capitalized when preliminary development efforts are successfully completed and it is probable that the project will be completed and the software will be used as intended. Internal use software and website development costs are amortized on a straight line basis over the project’s estimated useful life, generally three years. Capitalized internal use software development costs consist of salaries and payroll related costs for employees and fees paid to third-party consultants who are directly involved in development efforts. Costs related to preliminary project activities and post implementation activities including training and maintenance are expensed as incurred. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. We evaluate potential impairments of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Events or changes in circumstances that could result in impairment include, but are not limited to, underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for our overall business and significant negative industry or economic trends. Determination of recoverability of long-lived assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value. For the year ended December 31, 2013, the nine months ended December 31, 2012 the year ended March 31, 2012 and for the nine months ended September 30, 2014, there was no impairment of long-lived assets.

Consolidation Policies

Our policy is to consolidate the financial statements of entities in which we have a controlling financial interest. We determine whether we have a controlling financial interest in an entity by evaluating whether the entity is a voting interest entity or variable interest entity (VIE) and if the accounting guidance requires consolidation.

Voting interest entities are entities that have sufficient equity and provide the equity investors voting rights that enable them to make significant decisions relating to the entities’ operations. For these types of entities, our determination of whether we have a controlling financial interest is based on ownership of a majority of the entities’ voting equity interest or through control of management of the entities.

VIEs are entities that, by design, either (i) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (ii) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity. We determine whether we have a controlling financial interest in a VIE by considering whether our involvement with the VIE is significant and whether we are the primary beneficiary of the VIE based on the following:

•	we have the power to direct the activities of the VIE that most significantly impact the entity’s economic performance;

•	the aggregate indirect and direct variable interests held by us have the obligation to absorb losses or the right to receive benefits from the entity that could be significant to the VIE; and

•	qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE.

We believe our beneficial ownership of a controlling financial interest in the Trust has qualified and continues to qualify as an equity investment in a VIE that should be consolidated for financial accounting and reporting purposes. We perform on-going reassessments on the status of the entities and whether facts or circumstances have changed in relation to our involvement in VIEs which could cause our conclusion to change.

All intercompany transactions and balances have been eliminated.

Business Combination (Unaudited)

We use our best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Our estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. In addition, uncertain tax positions and tax-related valuation allowances are initially established in connection with a business combination as of the acquisition date. We continue to collect information and reevaluate these estimates and assumptions quarterly and record any adjustments to our preliminary estimates to goodwill provided that we are within the measurement period. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

Goodwill and Intangible Assets (Unaudited)

Goodwill represents the fair value of acquired businesses in excess of the aggregate fair value of the identified net assets acquired. Goodwill is not amortized but is tested for impairment annually or whenever indications of impairment exist. Our annual impairment testing date is April 1. We can elect to qualitatively assess goodwill for impairment if it is more likely than not that the fair value of a reporting unit (defined as business for which financial information is available and reviewed regularly by management) exceeds its carrying value. A qualitative assessment may consider macroeconomic and other industry-specific factors, such as trends in short-term and long-term interest rates and the ability to access capital or company-specific factors, such as market capitalization in excess of net assets, trends in revenue generating activities and merger or acquisition activity.

If we elect to bypass qualitatively assessing goodwill or it is not more likely than not that the fair value of a reporting unit exceeds its carrying value, we estimate the fair values of our reporting units and compare them to their carrying values. The estimated fair values of the reporting units are generally established using an income approach based on a discounted cash flow model or a market approach which compares each reporting unit to comparable companies in their respective industries.

Intangible assets are amortized over their useful lives in a manner that best reflects their economic benefit. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We do not have any indefinite-lived intangible assets.

Due from Related Parties

Due from related parties represents asset management fees due to LCA from investors in the Funds.

Payable to Investors

Payable to investors primarily represents payments-in-process received from investors and payments on notes, certificates and loan payments that, as of the last day of the period, have not been credited to investors’ accounts on the platform or transferred to the investors’ separate bank accounts.

Sales and Marketing Expense

Sales and marketing costs, including borrower and investor acquisition costs, are expensed as incurred and included in “Sales and Marketing” on the consolidated statement of operations.

Stock-Based Compensation

All stock-based awards made to employees are recognized in the consolidated financial statements based on their respective grant date fair values. Any benefits of tax deductions in excess of recognized compensation cost are reported as a financing cash inflow and cash outflow from operating activities. The stock-based compensation related to awards that are expected to vest is amortized using the straight-line method over the award’s vesting term, which is generally four years.

The fair value of share-option awards is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model considers, among other factors, the underlying fair value of common stock, the expected term of the option award, expected volatility of our common stock and expected future dividends, if any.

Forfeitures of awards are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from initial estimates or if future forfeitures are expected to differ from recent actual or previously expected forfeitures. Stock-based compensation expense is recorded net of estimated forfeitures, such that expense is recorded only for those stock-based awards that are expected to vest.

Share option awards issued to non-employees are recorded at their fair value on the awards’ vesting date. We use the Black-Scholes option pricing model to estimate the fair value of share options granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We account for uncertain tax positions using a two-step process whereby (i) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

We recognize interest and penalties accrued on any unrecognized tax benefits as a component of provision for income tax in the consolidated statement of operations.

Use of Estimates

The preparation of our consolidated financial statements and related disclosures in conformity with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. These judgments, assumptions and estimates include but are not limited to the following: (i) fair value determinations for loans, notes and certificates; (ii) stock-based compensation expense; (iii) provision for income taxes, net of valuation allowance for deferred tax assets; (iv) consolidation of variable interest entities; and (v) fair value determinations for servicing assets and liabilities. These judgments, estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, loans financed directly by us and the related accrued interest receivable, and deposits with service providers. We hold our cash and cash equivalents and restricted cash in accounts at regulated domestic financial institutions. We are exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet exceeds the FDIC insured amounts.

Impact of New Accounting Standards (Unaudited)

In May, 2014, the Financial Accounting Standards Board (FASB) and International Accounting Standards Board issued Accounting Standards Update (ASU) 2014-09 “Revenue from Contracts with Customers” which provides a single comprehensive revenue recognition model for all contracts with customers. The standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. This ASU is effective for annual reporting periods beginning after December 15, 2016 for public entities. Early adoption is not permitted. We are currently evaluating the impact of the new update on our consolidated financial statements.

In August, 2014, FASB issued ASU 2014-13 “Consolidation (Topic 810)—Measuring the Financial Assets and The Financial Liabilities of a Consolidated Collateralized Financing Entity” to amend the existing standards. This ASU provides an alternative to current fair value measurement guidance to an entity that consolidates a collateralized financing entity (CFE) that has elected the fair value option for the financial assets and financial liabilities. If elected, the entity could measure both the financial assets and the financial liabilities of the CFE by using the fair value of the financial assets or financial liabilities, whichever is more observable. The election would effectively eliminate any measurement difference previously reflected in earnings and attributed to the reporting entity in the consolidated statements of operations. The guidance is effective for annual reporting periods beginning after December 15, 2015, and interim periods within those annual periods. Early adoption is permitted as of the beginning of an annual period. We are currently evaluating the impact of the new update on our consolidated financial statements.

3. Net Income (Loss) Per Share and Net Income (Loss) Attributable to Common Stockholders

Basic net income (loss) per share (EPS) is the amount of net income (loss) available to each share of common stock outstanding during the reporting period. Diluted EPS is the amount of net income (loss) available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, convertible preferred stock and warrants. Potentially dilutive common shares are excluded from the computation of dilutive EPS in periods in which the effect would be antidilutive.

We calculate EPS using the two-class method. The two-class method allocates net income that otherwise would have been available to common shareholders to holders of participating securities. We consider all series of our convertible preferred stock to be participating securities due to their non-cumulative dividend rights. As such, net income allocated to these participating securities, which include participation rights in undistributed earnings (see “Note 12—Stockholders’ Equity”), are subtracted from net income to determine total undistributed net income to be allocated to common stockholders. All participating securities are excluded from basic weighted-average common shares outstanding.

The following table details the computation of the basic and diluted net income (loss) per share (dollars in thousands, except shares and per share data):

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
				(unaudited)
Net income (loss)	$(11,944)	$(4,238)	$7,308	$4,450	$(23,857)
Less: Net income allocated to participating securities (1)	—	—	(7,117)	(4,450)	—

Net income (loss) available to common shareholders after required adjustments for the calculation of basic and diluted net income per common share	$(11,944)	$(4,238)	$191	$—	$(23,857)

Basic weighted-average common shares outstanding	35,125,628	41,359,676	51,557,136	50,457,948	57,958,838
Weighted-average effect of dilutive securities:
Stock Options	—	—	28,542,404	27,170,816	—
Warrants	—	—	1,327,436	1,525,148	—

Diluted weighted-average common shares outstanding	35,125,628	41,359,676	81,426,976	79,153,912	57,958,838

Net income (loss) per common share:
Basic	$(0.34)	$(0.10)	$0.00	$—	$(0.41)

Diluted	$(0.34)	$(0.10)	$0.00	$—	$(0.41)

(1)	In a period with net income, both earnings and dividends (if any) are allocated to participating securities. In a period with a net loss, only dividends (if any) are allocated to participating securities.

Unaudited Pro Forma Net Income (Loss) per Share

Pro forma basic and diluted net income (loss) per share were computed to give effect to the automatic conversion of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, Series E convertible preferred stock and Series F convertible preferred stock using the if converted method as though the conversion had occurred as of the beginning of the period presented or the original date of issuance, if later, and the issuance of shares of common stock upon the automatic conversion and exercise of certain warrants to purchase shares of Series A convertible preferred stock and the automatic exercise of certain warrants to purchase common stock upon the completion of our initial public offering.

The unaudited basic and diluted pro forma per common share calculations are presented below (in thousands except share and per share amounts):

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Net income (loss) available to common stockholders, as reported	$7,308	$(23,857)
Weighted-average shares used to compute net income (loss) per share available to common stockholders, basic	51,557,136	57,958,838
Pro forma adjustments to reflect conversion of convertible preferred stock	239,822,864	245,622,114
Pro forma adjustments to reflect conversion of convertible preferred stock warrants and certain common stock warrants(1)	386,192	27,848

Weighted-average shares to compute pro forma net income (loss) per share available to common stockholders, basic	291,766,192	303,608,800
Dilutive effect of stock options	28,542,404	—
Dilutive effect of warrants	3,022,954	—

Weighted-average shares to compute pro forma net income (loss) per share available to common stockholders, diluted	323,331,550	303,608,800

Proforma net income (loss) per common share:
Basic	$0.03	$(0.08)
Diluted	$0.02	$(0.08)

(1)	Assumes the automatic conversion and exercise of warrants to purchase a maximum of 331,616 shares of Series A convertible preferred stock and automatic exercise of warrants to purchase a maximum of 54,576 shares of common stock for the year ended December 31, 2013. Assumes the automatic exercise of warrants to purchase a maximum of 27,848 shares of common stock for the nine months ended September 30, 2014. Upon the completion of our initial public offering, these warrants will automatically be net exercised for common stock, resulting in the issuance of fewer shares.

4. Fair Value of Financial Instruments Measured at Fair Value

Loans, Notes and Certificates

Our marketplace is where borrowers and investors engage in transactions relating to standard or custom program loans. Standard program loans are unsecured, fixed rate, three or five year personal loans in amounts ranging from $1,000 to $35,000 made to borrowers meeting strict credit criteria, including a FICO score of at least 660. Custom program loans are generally new offerings and loans that do not meet the requirements of the standard program and/or loans with longer maturities than we believe to be attractive to most note investors. Currently, custom program loans include small business, education and patient finance loans. Small business loans are unsecured and fixed rate loans in amounts ranging from $15,000 to $100,000, with various maturities between one and five years.

Education and patient finance loans are issued in amounts ranging from $499 to $40,000 with various maturities between 24 and 84 months for term loans as well as a revolving product with a promotional period ranging from six to 24 months that is interest free if the loan balance is paid in full during that period. Loans facilitated by Springstone are originated, owned and serviced by the issuing banks and are therefore not recorded on our consolidated balance sheet nor are the loans’ cash flows recorded on our consolidated statement of cash flows.

Investors can invest in loans that are offered through our marketplace. We issue notes and the Trust issues certificates.

We use fair value measurements to record fair value adjustments to loans and the related notes and certificates that are recorded at fair value on a recurring basis.

Loans and the related notes and certificates do not trade in an active market with readily observable prices. Accordingly, the fair value of loans and the related notes and certificates are determined using a discounted cash flow methodology utilizing assumptions market participants use for credit losses, discount rates, changes in the interest rate environment, and other factors. Fair value measurements of our loans and the related notes and certificates use significant unobservable inputs and, accordingly, we classify them as Level 3.

We have ongoing monitoring procedures in place for our Level 3 assets and liabilities that use such valuation models. These procedures are designed to provide reasonable assurance that models continue to perform as expected after approved. All valuation models are subject to ongoing review by business-unit-level management and the executive management team.

At December 31, 2012, December 31, 2013, and September 30, 2014, loans, notes and certificates measured at fair value on a recurring basis were (in thousands):

	Loans at Fair Value			Notes and Certificates at Fair Value
	December 31,		September 30, 2014	December 31,		September 30, 2014
	2012	2013		2012	2013
			(unaudited)			(unaudited)
Aggregate principal balance outstanding	$791,774	$1,849,042	$2,566,477	$795,842	$1,859,982	$2,584,441
Fair valuation adjustments	(10,559)	(20,000)	(32,806)	(10,526)	(19,992)	(32,801)

Fair value	$781,215	$1,829,042	$2,533,671	$785,316	$1,839,990	$2,551,640

At December 31, 2013, loans underlying notes and certificates had original terms of 36 months or 60 months, had monthly payments with fixed interest rates ranging from 5.42% to 26.06% and had various maturity dates through December 2018. At September 30, 2014, outstanding loans underlying notes and certificates had original maturities between 12 and 60 months, had monthly payments with fixed interest rates ranging from 5.42% to 29.90% and had various maturity dates through September 2019 (unaudited).

Loan Servicing Rights

We record servicing assets and liabilities at their estimated fair values when we sell whole loans to unrelated third-party whole loan buyers or when the servicing contract commences, and on a recurring basis thereafter.

At December 31, 2013, loans underlying loan servicing rights had a total principal balance of $0.41 billion, original terms between 36 months and 60 months and had monthly payments with fixed interest rates ranging from 6.00% to 26.06% and various maturity dates through December, 2018. At September 30, 2014, loans underlying loan servicing rights had a total principal balance of $1.37 billion, original terms between 12 and 60 months, had monthly payments with fixed interest rates ranging from 5.90% to 33.15% and had various maturity dates through September 2019 (unaudited).

We determined the fair values of loans, notes and certificates and servicing assets and liabilities using significant unobservable inputs and methods that are categorized in the fair value hierarchy on Level 3, as follows (in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
December 31, 2012
Assets:
Loans at fair value	$—	$—	$781,215	$781,215

Total assets	$—	$—	$781,215	$781,215

Liabilities:
Notes and certificates	$—	$—	$785,316	$785,316

Total liabilities	$—	$—	$785,316	$785,316

December 31, 2013
Assets:
Loans at fair value	$—	$—	$1,829,042	$1,829,042
Servicing asset			534	534

Total assets	$—	$—	$1,829,576	$1,829,576

Liabilities:
Notes and certificates	$—	$—	$1,839,990	$1,839,990
Servicing liability			936	936

Total liabilities	$—	$—	$1,840,926	$1,840,926

September 30, 2014 (unaudited)
Assets:
Loans at fair value	$—	$—	$2,533,671	$2,533,671
Servicing asset			1,520	1,520

Total assets	$—	$—	$2,535,191	$2,535,191

Liabilities:
Notes and certificates	$—	$—	$2,551,640	$2,551,640
Servicing liability			3,712	3,712

Total liabilities	$—	$—	$2,555,352	$2,555,352

Instruments are categorized in the Level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. Our fair value approach for Level 3 instruments primarily uses unobservable inputs, but may also include observable, actively quoted components derived from external sources. As a result, the realized and unrealized gains and losses for assets and liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs.

The following table presents additional information about Level 3 assets and liabilities measured at fair value on a recurring basis at December 31, 2012, December 31, 2013 and September 30, 2014 (in thousands):

	Loans	Notes and Certificates
Fair value at December 31, 2012	$781,215	$785,316
Purchases of loans	2,064,628	—
Issuances of notes and certificates	—	1,618,269
Principal payments	(511,232)	(504,330)
Whole loan sales	(446,224)	—
Recoveries from sale and collection of charged-off loans	(1,716)	(1,669)

Carrying value before fair value adjustments	1,886,671	1,897,586
Fair valuation adjustments, included in earnings	(57,629)	(57,596)

Fair value at December 31, 2013	$1,829,042	$1,839,990

Purchases of loans (unaudited)	2,628,758	—
Issuances of notes and certificates (unaudited)	—	1,534,011
Whole loan sales (unaudited)	(1,094,482)	—
Principal payments (unaudited)	(739,506)	(732,343)
Recoveries from sale and collection of charged-off loans (unaudited)	(5,178)	(5,153)

Carrying value before fair value adjustments (unaudited)	2,618,634	2,636,505
Fair valuation adjustments, included in earnings (unaudited)	(84,963)	(84,865)

Fair value at September 30, 2014 (unaudited)	$2,533,671	$2,551,640

The fair values of loans and the related notes and certificates are determined using a discounted cash flow model utilizing estimates for credit losses, changes in the interest rate environment, and other factors. For notes and certificates, we also consider risk factors such as our continued profitability, ability to operate on a cash-flow positive basis and liquidity position. The majority of fair valuation adjustments included in earnings is attributable to changes in estimated instrument-specific future credit losses. All fair valuation adjustments were related to Level 3 instruments for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited). A specific loan that is projected to have higher future default losses than previously estimated has lower expected future cash flows over its remaining life, which reduces its estimated fair value. Conversely, a specific loan that is projected to have lower future default losses than previously estimated has increased expected future cash flows over its remaining life, which increases its fair value. Because the payments to holders of notes and certificates directly reflect the payments received on loans, a reduction or increase of the expected future payments on loans will decrease or increase the estimated fair values of the related notes and certificates. Expected losses and actual loan charge-offs on loans are offset to the extent that the loans are financed by notes and certificates that absorb the related loan losses.

The fair value adjustments for loans were largely offset by the fair value adjustments of the notes and certificates due to the member payment dependent design of the notes and certificates and because the principal balances of the loans were very close to the combined principal balances of the notes and certificates. Accordingly, the net fair value adjustment losses for loans, notes and certificates were $0.001 million, $0.6 million, $0.03 million and $0.1 million for the year ended March 31, 2012, the nine months ended December 31, 2012, the year ended December 31, 2013 and the nine months ended September 30, 2014 (unaudited), respectively.

At December 31, 2012, we had 576 loans that were 90 days or more past due (which includes non-accrual loans) or loans where the borrower has filed for bankruptcy or is deceased; these loans had a total outstanding principal balance of $6.4 million, aggregate adverse fair value adjustments totaling $5.7 million and an aggregate fair value of $0.7 million. At December 31, 2013, we had 989 loans that were 90 days or more past due (which includes non-accrual loans) or loans where the borrower has filed for bankruptcy or is deceased; these loans had a total outstanding principal balance of $10.2 million, aggregate adverse fair value adjustments totaling $9.1 million and an aggregate fair value of $1.1 million. At September 30, 2014, we had 1,304 loans that were 90 days or more past due (which includes non-accrual loans) or loans where the borrower has filed for bankruptcy or is deceased; these loans had a total outstanding principal balance of $15.2 million, aggregate adverse fair value adjustments of $13.8 million and an aggregate fair value of $1.4 million. (Unaudited.)

We place loans on non-accrual status upon becoming 120 days past due. At December 31, 2013, we had 111 loans that were over 120 days past due and classified as non-accrual loans, which had a total outstanding principal balance of $1.1 million, aggregate adverse fair value adjustments totaling $0.9 million and an aggregate fair value of $0.2 million. At September 30, 2014, we had 51 loans that were over 120 days past due and classified as non-accrual loans, which had a total outstanding principal balance of $0.5 million, aggregate adverse fair value adjustments of $0.4 million and an aggregate fair value of $0.1 million. (Unaudited.)

Significant Unobservable Inputs

The following table presents quantitative information about the significant unobservable inputs used for our Level 3 fair value measurements at December 31, 2013 and September 30, 2014:

		December 31, 2013
		Range of Inputs
	Unobservable Input	Minimum	Maximum	Weighted Average
Loans, notes & certificates and servicing asset/liability	Discount rate	5.9%	15.9%	10.2%
Loans, notes & certificates and servicing asset/liability	Net cumulative expected loss	2.1%	23.7%	10.1%
Servicing asset/liability	Market servicing rate (% per annum on loan balance)	0.4%	0.4%	0.4%

		September 30, 2014
		Range of Inputs
	Unobservable Input	Minimum	Maximum	Weighted Average
Loans, notes & certificates and servicing asset/liability	Discount rate	5.2%	23.6%	10.6%
Loans, notes & certificates and servicing asset/liability	Net cumulative expected loss	0.3%	21.8%	9.7%
Servicing asset/liability	Market servicing rate (% per annum on loan balance)	0.5%	0.7%	0.5%

The valuation technique used for our Level 3 assets and liabilities, as presented in the previous table, is described as follows:

Loans, Notes and Certificates

Discounted Cash Flow. Discounted cash flow valuation techniques generally consist of developing an estimate of future cash flows that are expected to occur over the life of a financial instrument and then discounting those cash flows at a rate of return that results in the fair value amount.

Significant unobservable inputs presented in the previous table are those we consider significant to the estimated fair values of the Level 3 assets and liabilities. We consider unobservable inputs to be significant, if by their exclusion, the estimated fair value of the Level 3 asset or liability would be impacted by a significant percentage change, or based on qualitative factors such as the nature of the instrument and significance of the unobservable inputs relative to other inputs used within the valuation. Following is a description of the significant unobservable inputs provided in the table.

Discount Rate. Discount rate is a rate of return used to discount future expected cash flows to arrive at a present value, the fair value, of the loans, notes and certificates. The discount rates for the projected net cash flows of loans are our estimates of the rates of return that investors in unsecured consumer credit obligations would require when investing in the various credit grades of loans. The discount rates for the projected net cash flows of the notes and certificates are our estimates of the rates of return that investors in unsecured consumer credit obligations would require when investing in notes issued pursuant to a shelf registration statement and certificates issued by the Trust with cash flows dependent on specific grades of loans. Discount rates for existing loans, notes and certificates are adjusted to reflect the time value of money. A risk premium component is implicitly included in the discount rates to reflect the amount of compensation market participants require due to the uncertainty inherent in the instruments’ cash flows resulting from risks such as credit and liquidity.

Net Cumulative Expected Loss. Net cumulative expected loss is an estimate of the net cumulative principal payments that will not be repaid over the entire life of a new loans, note or certificate, expressed as a percentage of the original principal amount of the loans, note or certificate. The estimated net cumulative loss is the sum of the net losses estimated to occur each month of the life of a new loans, note or certificate. Therefore, the total net losses estimated to occur over the remaining maturity of existing loans, notes and certificates are less than the estimated net cumulative losses of comparable new loans, notes and certificates. A given month’s estimated net losses are a function of two variables:

(i)	estimated default rate, which is an estimate of the probability of not collecting the remaining contractual principal amounts owed and,

(ii)	estimated net loss severity, which is the percentage of contractual principal cash flows lost in the event of a default, net of the average net recovery, expected to be received on a defaulted loans, note or certificate.

Loan Servicing Rights

Discounted Cash Flow. Discounted cash flow valuation techniques generally consist of developing an estimate of future cash flows that are expected to occur over the life of a financial instrument and then discounting those cash flows at a rate of return that results in the fair value amount.

Significant unobservable inputs presented in the table above are those we consider significant to the estimated fair values of the Level 3 assets and liabilities. We consider unobservable inputs to be significant, if by their exclusion, the estimated fair value of the Level 3 asset or liability would be impacted by a significant percentage change, or based on qualitative factors such as the nature of the instrument and significance of the unobservable inputs relative to other inputs used within the valuation.

The following is a description of the significant unobservable inputs provided in the table.

Market Servicing Rate. We estimate an adequate servicing compensation assumption as a measure of what a market participant would earn to service the loans that we sell to third parties. We estimated this market servicing rate based on observable market rates for other loan types in the industry, adjusted for the unique loan attributes that are present in such loans we sell (i.e., unsecured fixed rate fully amortizing loans, ACH loan payments, intermediate terms, prime credit grades and sizes) and a market servicing benchmarking analysis performed by an independent valuation firm.

Discount Rate. Discount rate is a rate of return used to discount future expected cash flows to arrive at a present value, the fair value, of the loan servicing rights. The discount rates for the projected net cash flows of loan servicing rights are our estimates of the rates of return that investors in servicing rights for unsecured consumer credit obligations would require for the various credit grades of the underlying loans. Discount rates for servicing rights on existing loans are adjusted to reflect the time value of money. A risk premium component is implicitly included in the discount rates to reflect the amount of compensation market participants require due to the uncertainty inherent in the instruments’ cash flows resulting from risks such as credit and liquidity.

Net Cumulative Expected Loss. Net cumulative expected loss is an estimate of the net cumulative principal payments that will not be repaid over the entire life of a loan expressed as a percentage of the original principal amount of the loan. The estimated net cumulative loss is the sum of the net losses estimated to occur each month of the life of a new loan. A given month’s estimated net losses are a function of two variables:

(i)	estimated default rate, which is an estimate of the probability of not collecting the remaining contractual principal amounts owed, and

(ii)	estimated net loss severity, which is the percentage of contractual principal cash flows lost in the event of a default, net of the average net recovery, expected to be received on a defaulted loan.

The following table presents additional information about Level 3 servicing assets and liabilities measured at fair value on a recurring basis for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited) (in thousands):

	Servicing Assets	Servicing Liabilities
	(unaudited)
Fair value at December 31, 2012	$—	$—
Additions	587	1,273
Changes in fair value due to:
Realization of expected cash flows	(53)	(337)
Changes in market inputs or assumptions used in the valuation model	—	—

Fair value at December 31, 2013	$534	$936

Additions (unaudited)	1,885	3,464
Changes in fair value due to:
Realization of expected cash flows (unaudited)	(555)	(1,275)
Changes in market inputs or assumptions used in the valuation model (unaudited)	(344)	587

Fair value at September 30, 2014 (unaudited)	$1,520	$3,712

Our and the Trust’s obligation to pay principal and interest on any note or certificate is equal to the pro-rata portion of the payments, if any, received on the related loan subject to applicable fees. The gross effective interest rate associated with notes or certificates is the same as the interest rate earned on the underlying loan. At December 31, 2013 and September 30, 2014, the discounted cash flow methodology used to estimate the notes’ and certificates’ fair values uses the same projected net cash flows as their related loan. The discount rates for the projected net cash flows of the notes and certificates are our estimates of the rates of return, including risk premiums (if significant) that investors in unsecured consumer credit obligations would require when investing in notes issued pursuant to a shelf registration statement and certificates issued by the Trust with cash flows dependent on specific credit grades of loans.

Significant Recurring Level 3 Fair Value Asset and Liability Input Sensitivity

The discounted cash flow technique that we use to determine the fair value of our Level 3 loans, notes and certificates value requires determination of relevant inputs and assumptions, some of which represent significant unobservable inputs as indicated in the preceding table. Accordingly, changes in these unobservable inputs may have a significant impact on fair value. Certain of these unobservable inputs will (in isolation) have a directionally consistent impact on the fair value of the instrument for a given change in that input. Alternatively, the fair value of the instrument may move in an opposite direction for a given change in another input. For example, increases in the discount rate and net cumulative expected loss rate each will reduce the estimated fair value of loans, notes and certificates. When multiple inputs are used within the valuation technique of a loan, note or certificate, a change in one input in a certain direction may be offset by an opposite change in another input.

The discounted cash flow valuation technique we use to determine the fair value of Level 3 loan servicing rights requires certain significant unobservable inputs including adequate servicing compensation, net cumulative loss rates, and discount rates. An increase in any of these unobservable inputs will reduce the fair value of the loan servicing rights and alternatively, a decrease in any one of these inputs would result in the loan servicing rights increasing in value.

5. Property, Equipment and Software, net

Property, equipment and software consist of the following (in thousands):

	December 31,		September 30, 2014
	2012	2013
			(unaudited)
Internally developed software	$358	$4,188	$12,364
Computer equipment	1,104	4,019	7,610
Leasehold improvements	33	2,700	4,488
Construction in progress	35	1,978	126
Purchased software	453	913	2,829
Furniture and fixtures	65	836	2,244
Other	21	26	—

Total property and equipment	2,069	14,660	29,661
Accumulated depreciation and amortization	(491)	(2,065)	(5,975)

Property, equipment and software, net	$1,578	$12,595	$23,686

Depreciation and amortization expense on property, equipment and software for the year ended March 31, 2012, the nine months ended December 31, 2012 and year ended December 31, 2013 was $0.2 million, $0.2 million and $1.7 million, respectively. Depreciation and amortization expense on property, equipment and software for the nine months ended September 30, 2014 and September 30, 2013 was $4.1 million and $0.9 million, respectively (unaudited).

6. Other Assets

Other assets consist of the following (in thousands):

	December 31,		September 30, 2014
	2012	2013
			(unaudited)
Receivable from investors	$—	$18,116	$740
Prepaid expenses	1,538	3,546	3,777
Prepaid compensation	—	—	2,988
Prepaid offering costs	—	—	2,940
Loan servicing assets at fair value	—	534	1,520
Tenant improvement receivable	—	504	—
Accounts receivable	79	439	2,538
Debt issuance costs, net	—	—	993
Deposits	696	193	354
Other	53	589	671

Total other assets	$2,366	$23,921	$16,521

7. Springstone Acquisition (unaudited)

On April 17, 2014, we acquired all of the outstanding limited liability company interests of Springstone Financial, LLC (Springstone). As a result of the closing of the acquisition, Springstone became our wholly owned subsidiary.

Springstone facilitates education and patient finance loans through a network of providers utilizing two issuing banks. Each of Springstone’s issuing banks originates, holds, and services the loans they issue. Springstone earns fee revenue from providers for facilitating loans to their customers. The acquisition of Springstone expands the services we offer. We have included the financial results of Springstone in the consolidated financial statements from the date of acquisition.

Under the terms of the purchase agreement, the sellers received at the closing an aggregate of $113 million in cash and $25 million worth of shares of our Series F convertible preferred stock. In connection with the acquisition, we also paid $2.4 million for transaction costs incurred by Springstone. For accounting purposes, the purchase price was $111.8 million, which was comprised of $109.0 million in cash and shares of Series F convertible preferred stock with an aggregate value of $2.8 million. To secure the retention of certain key employees, a total of $25.6 million comprised of $22.1 million of shares of Series F convertible preferred stock (Escrow Shares) and $3.5 million of cash were placed in a third-party escrow and are subject to certain vesting and forfeiture conditions applicable to these employees continuing employment over a three-year period from the closing. These amounts will be accounted for as a compensation arrangement and expensed over the three-year vesting period. Additionally, $19.0 million of the cash consideration and certain Escrow Shares were placed in a third-party escrow for 15 months from the closing date to secure, in part, the indemnification obligations of the sellers under the purchase agreement.

The cash portion of the consideration was funded by a combination of cash from us and proceeds from a debt financing and Series F convertible preferred stock financing (see Note 10—Term Loan and Note 12—Stockholders’ Equity).

We have completed the allocation of the purchase price to acquired assets and liabilities with the exception of finalizing the determination of certain contingent liabilities and the finalization of any deferred tax asset or liability as of the acquisition date. The preliminary purchase price allocation as of the acquisition date is as follows (in thousands):

Fair Value
Assets:
Cash	$2,256
Restricted cash	1,581
Property, equipment and software	366
Other assets	599
Identified intangible assets	40,200
Goodwill	72,592
Liabilities:
Accounts payable	239
Accrued expenses and other liabilities	5,536

Total purchase consideration	$111,819

The goodwill balance is primarily attributed to the expected operational synergies, the combined workforce and the future development initiative of the combined workforce. Goodwill is expected to be deductible for U.S. income tax purposes.

The amounts of net revenue and earnings (losses) of Springstone included in our consolidated statement of operations from the acquisition date of April 17, 2014 to September 30, 2014 were $10.4 million and $(4.4) million, respectively. We have recognized acquisition-related costs of $2.3 million for the nine months ended September 30, 2014 and have reported this in general and administrative expense. We did not recognize acquisition-related costs for the nine months ended September 30, 2013.

The following pro forma financial information summarizes the combined results of operations for us and Springstone, as though the companies were combined as of January 1, 2013. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have resulted had the acquisition occurred as of January 1, 2013, nor is it indicative of future operating results. The pro forma results presented include interest expense on the debt financing, amortization of acquired intangible assets, compensation expense related to the post-acquisition compensation arrangements entered into with the continuing employees and tax expenses (in thousands):

	Nine Months Ended September 30,
	2014	2013
	(unaudited)
Total net revenue	$148,317	$75,891
Net loss(1)	$(21,403)	$(15,623)
Basic net loss per share attributable to common stockholders	$(0.37)	$(0.31)
Diluted net loss per share attributable to common stockholders	$(0.37)	$(0.31)

(1)	Net loss for the nine months ended September 30, 2013 includes $8.6 million of one-time acquisition-related costs and compensation expenses.

8. Goodwill and Other Intangible Assets (Unaudited)

Goodwill

Goodwill consisted of the following (in thousands):

Balance at December 31, 2013.	$—
Acquisition of Springstone	72,592

Balance at September 30, 2014	$72,592

There was no impairment of goodwill during the nine months ended September 30, 2014. During the third quarter of 2014, we recorded an immaterial amount of adjustment to goodwill for the finalization of the net working capital balance and a revenue refund liability as of the acquisition date.

Intangible Assets

Intangible assets acquired are as follows as of September 30, 2014 (unaudited) (dollars in thousands):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Remaining Useful Life
Customer relationships	$39,500	$(2,382)	$37,118	13.5
Technology	400	(60)	340	2.5
Brand name	300	(68)	232	1.5

Total intangible assets subject to amortization	$40,200	$(2,510)	$37,690	13.3

The customer relationship intangible assets are being amortized on an accelerated basis over a 14 year period. The technology and brand name intangible assets are being amortized straight line over three and two years, respectively. Amortization expense associated with other intangible assets for the nine months ended September 30, 2014 was $2.5 million.

The expected future amortization expense for intangible assets as of September 30, 2014 is as follows (unaudited) (in thousands):

Remainder of 2014	$1,388
2015	5,287
2016	4,801
2017	4,287
2018	3,872
Thereafter	18,055

Total	$37,690

9. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following (in thousands):

	December 31,		September 30,
	2012	2013	2014
			(unaudited)
Accrued compensation	$2,414	$5,243	$8,902
Accrued service fees	952	2,057	7,128
Loan servicing liability at fair value	—	936	3,712
Contingent liabilities	—	—	1,875
Deferred rent	—	653	1,045
Deferred tax liability	—	—	1,004
Transaction fee refund reserve	—	—	682
Deferred revenue	—	—	472
Early stock option exercise liability	—	—	450
Other accrued expenses	—	239	734

Total accrued expenses and other liabilities	$3,366	$9,128	$26,004

10. Term Loan (Unaudited)

In connection with the acquisition of Springstone, we entered into a Credit and Guaranty Agreement with several lenders on April 16, 2014, under which the lenders made a $50.0 million term loan to us. In connection with our entry into the credit agreement, we entered into a Pledge and Security Agreement with Morgan Stanley Senior Funding, Inc. as Collateral Agent.

The term loan matures on April 16, 2017 and requires principal payments of $312,500 per quarter plus interest, with the remaining then-unpaid principal amount payable at maturity. The term loan can be prepaid at any time without premium or penalty, subject to a minimum prepayment of $1.0 million. The term loan is required to be prepaid in certain circumstances, including upon sales of assets other than loans and upon the issuance of debt or redeemable capital stock.

Borrowings under the credit agreement bear interest, which at our option may be either (i) a floating base rate tied to an underlying index plus an additional 1.25% per annum or (ii) a Eurocurrency rate (for an interest period of one, two, three or six months) plus an additional 2.25% per annum. If a Eurocurrency rate loan is selected, customary breakage costs are payable in the case of any prepayment on a date other than the last day of an interest period. The weighted-average interest rate on the term loan was 2.65% for the nine months ended September 30, 2014.

The term loan is also guaranteed by Springstone and LCA and is secured by a first priority lien and security interest in substantially all of our and our subsidiaries’ assets, not otherwise pledged or restricted, subject to certain exceptions.

The credit agreement and pledge and security agreement contain certain affirmative and negative covenants applicable to us and our subsidiaries. These include restrictions on our ability to make certain restricted payments, including restrictions on our ability to pay dividends, incur additional indebtedness, place liens on assets, merge or consolidate, make investments and enter into certain transactions with our affiliates. The credit agreement also requires us to maintain a maximum total leverage ratio (as defined in the credit agreement) of less than 5.50:1 initially, and decreasing to 3.50:1 after September 30, 2015 (on a consolidated basis). The total leverage ratio as of September 30, 2014 was 2.25:1.

As of September 30, 2014, the carrying value of the term loan was $49.2 million. At September 30, 2014, the current portion of the term loan was $1.2 million and the noncurrent portion outstanding was $48.0 million. We did not have a term loan outstanding balance at December 31, 2013.

In connection with the term loan, we capitalized $1.2 million of debt issuance costs. As of September 30, 2014, the net balance of debt issuance costs was $1.0 million. Interest expense on the term loan, including amortization of debt issuance cost, was $0.2 million during the nine months ended September 30, 2014. We did not have interest on the term loan for the nine months ended September 30, 2013.

Future principal payments on the term loan are payable as follows (unaudited, in thousands):

Remainder of 2014	$312
2015	1,250
2016	1,250
2017	46,563

Total principal payments	$49,375

Unamortized discounts, net	(156)

Total	$49,219

11. Related-Party Transactions

Several of our executive officers and directors (including immediate family members) have opened investor accounts with us, made deposits and withdrawals to their accounts and purchased notes and certificates. All note and certificate purchases made by related parties were transacted on terms and conditions that were not more favorable than those obtained by other investors.

The following table summarizes deposits and withdrawals made by related parties whose transactions totaled $120,000 or more for the year ended March 31, 2012, the nine months ended December 31, 2012, the year ended December 31, 2013 and for the nine months ended September 30, 2014.

	Role	Year Ended March 31, 2012
Related Party		Deposits	Withdrawals
Daniel Ciporin	Director	$209,500	$158,113
John J. Mack	Director	1,700,000	199,265

Total		$1,909,500	$357,378

	Role	Nine Months Ended December 31, 2012
Related Party		Deposits	Withdrawals
Daniel Ciporin	Director	$500,000	$129,698
Jeffrey Crowe	Director	150,000	—
John J. Mack	Director	529,540	451,617

Total		$1,179,540	$581,315

	Role	Year Ended December 31, 2013
Related Party		Deposits	Withdrawals
Daniel Ciporin	Director	$600,000	$128,288
Jeffrey Crowe	Director	800,000	444,227
John J. Mack	Director	405,118	617,779
Larry Summers	Director	530,898	—

Total		$2,336,016	$1,190,294

	Role	Nine Months Ended September 30, 2014
Related Party		Deposits	Withdrawals
		(unaudited)
Daniel Ciporin	Director	$500,000	$62,855
John J. Mack	Director	950,000	69,317
Larry Summers	Director	200,000	—

Total		$1,650,000	$132,172

12. Stockholders’ Equity

Convertible Preferred Stock (in thousands, except share and per share amounts) (September 30, 2014 amounts unaudited)

We have shares of preferred stock authorized and outstanding as follows:

	December 31,		September 30, 2014
	2012	2013
			(unaudited)
Preferred stock, $0.01 par value; 246,470,064 total shares authorized at December 31, 2012, December 31, 2013 and 250,614,174 total shares authorized at September 30, 2014:
Series A convertible preferred stock, 68,025,100 shares designated at December 31, 2012, December 31, 2013 and 67,651,596 shares designated at September 30, 2014; 65,270,988, 66,100,340 and 66,422,077 shares issued and outstanding at December 31, 2012, December 31, 2013 and September 30, 2014; aggregate liquidation preference of $17,371, $17,599 and $17,685 at December 31, 2012, December 31, 2013 and September 30, 2014	$17,181	$17,402	$17,487
Series B convertible preferred stock, 65,642,104 shares designated at December 31, 2012, December 31, 2013 and 65,577,300 shares designated at September 30, 2014; 65,577,300 shares issued and outstanding at December 31, 2012, December 31, 2013 and September 30, 2014; aggregate liquidation preference of $12,268 at December 31, 2012, December 31, 2013 and September 30, 2014	12,164	12,164	12,164
Series C convertible preferred stock, 62,486,436 shares designated at December 31, 2012, December 31, 2013 and September 30, 2104; 62,486,436 shares issued and outstanding at December 31, 2012, December 31, 2013 and September 30, 2014; aggregate liquidation preference of $24,490 at December 31, 2012, December 31, 2013 and September 30, 2014	24,388	24,388	24,388
Series D convertible preferred stock, 36,030,712 shares designated at December 31, 2012, December 31, 2013 and September 30, 2014; 36,030,712 shares issued and outstanding at December 31, 2012, December 31, 2013 and September 30, 2014; aggregate liquidation preference of $32,044 at December 31, 2012, December 31, 2013 and September 30, 2014	31,943	31,943	31,943
Series E convertible preferred stock, 14,285,712 shares designated at December 31, 2012, December 31, 2013 and 10,000,000 shares designated at September 30, 2014; 10,000,000 shares issued and outstanding at December 31, 2012, December 31, 2013 and September 30, 2014; aggregate liquidation preference of $17,500 at December 31, 2012, December 31, 2013 and September 30, 2014	17,347	17,347	17,347
Series F convertible preferred stock, 0, 0 and 8,868,130 shares designated at December 31, 2012, December 31, 2013 and September 30, 2014; 0, 0 and 8,834,486 shares issued and outstanding at December 31, 2012, December 31, 2013 and September 30, 2014; aggregate liquidation preference of $0, $0 and $89,858 at December 31, 2012, December 31, 2013 and September 30, 2014	—	—	89,661

Subtotal	$103,023	$103,244	$192,990

Unamortized compensation associated with Series F convertible preferred stock	—	—	(15,690)

Total preferred stock	$103,023	$103,244	$177,300

At December 31, 2013 and September 30, 2014, we had 1,635,760 and 1,189,392 shares of Series A convertible preferred stock subject to outstanding warrants and reserved for future issuance, respectively. Warrants to purchase Series A convertible preferred stock are fully exercisable with an exercise price of $0.2663 per share. The warrants expire in 2015 and 2018.

In June 2012, we issued 10.0 million shares of Series E convertible at $1.75 per share for aggregate gross cash consideration of $17.5 million. The shares are convertible into shares of our common stock, par value $0.01 per share, initially on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of the our certificate of incorporation. The two investors in the Series E convertible preferred stock were KPCB Holdings, Inc., as nominee (KPCB), and John J. Mack, a member of the our board of directors. In conjunction with the Series E financing, our board of directors appointed Mary Meeker, General Partner of KPCB, as a director. In connection with our private placement of Series E convertible preferred stock, we incurred transaction expenses of $0.2 million that were recorded as a reduction to gross proceeds.

In connection with the sale of Series E convertible preferred stock in June 2012, we filed an Amended and Restated Certificate of Incorporation with the State of Delaware, which reduced the total number of shares that we were authorized to issue from 632,184,352 shares to 606,470,064 shares, 360,000,000 shares of which were designated as common stock, and 246,470,064 shares of which were designated as preferred stock. Of the total shares of preferred stock, 68,025,100 shares were designated as Series A Preferred Stock, 65,642,104 shares were designated as Series B Preferred Stock, 62,486,436 shares were designated as Series C Preferred Stock, 36,030,712 shares were designated as Series D Preferred Stock and 14,285,712 shares were designated as Series E Preferred Stock. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of our preferred stock and common stock (voting together as a single class on an as-converted to common stock basis).

In connection with the Springstone acquisition, we sold an aggregate of 6,390,556 shares of our Series F convertible preferred stock, par value $0.01 per share (Financing Shares) for aggregate gross proceeds of approximately $65.0 million, pursuant to a Series F Preferred Stock Purchase Agreement. We sold the Financing Shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended; all investors in the financing were “accredited investors” (as defined under Rule 501 of Regulation D) and we made no general solicitation for the sale of the Financing Shares. The Financing Shares are convertible into shares of common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of our Restated Certificate of Incorporation. (Unaudited.)

In connection with the sale of Series F convertible preferred stock in April 2014, we filed a Restated Certificate of Incorporation with the State of Delaware, which increased the total number of shares that we were authorized to issue from 606,470,064 shares to 622,614,174, 372,000,000 shares of which were designated as common stock and 250,614,174 shares of which were designated as preferred stock. Of the total shares of preferred stock, 67,651,596 shares were designated as Series A Preferred Stock, 65,577,300 shares were designated as Series B Preferred Stock, 62,486,436 shares were designated as Series C Preferred Stock, 36,030,712 shares were designated as Series D Preferred Stock, 10,000,000 shares were designated as Series E Preferred Stock and 8,868,130 were designated as Series F Preferred Stock. (Unaudited.)

As part of the Springstone acquisition, the sellers received shares of our Series F convertible preferred stock having an aggregate value of $25 million (Share Consideration). $22.1 million of the Share Consideration is subject to certain vesting and forfeiture conditions over a three-year period for key continuing employees. This is accounted for as a compensation arrangement and expensed over the three-year vesting period. For the nine months ended September 30, 2014, we recognized $6.4 million of compensation expense, which is reported in general and administrative expenses related to this arrangement. (Unaudited.)

The outstanding shares of convertible preferred stock are not mandatorily or otherwise redeemable. The sale of all, or substantially all, of our assets, a consolidation or merger with another company, or a transfer of voting control in excess of 50% our voting power are all events that are deemed to be a liquidation and would trigger the payment of liquidation preferences under the preferred stock agreements. All such events require approval of our board of directors. However, in such events all holders of equal or more subordinate equity instruments would also be entitled to also receive the same form of consideration after any liquidation preferences. Therefore, based on the guidance of ASC 480-10-S99, the non-redeemable convertible preferred stock has been classified within stockholders’ equity on the consolidated balance sheet. See further discussion of the revision to the classification of our preferred stock from temporary equity to permanent stockholders’ equity in Note 2—Summary of Significant Accounting Policies—Reclassifications. The significant terms of outstanding Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock are as follows:

Conversion—Each share of convertible preferred stock is convertible, at the option of the holder, initially, into one share of common stock (subject to adjustments for events of dilution). Each share of convertible preferred stock will automatically be converted upon the earlier of: (i) the closing of an underwritten public offering of our common stock with aggregate gross proceeds that are at least $30.0 million; or (ii) the consent of the holders of a 55% majority of outstanding shares of convertible preferred stock, voting together as a single class, on an as-converted to common stock basis. Our preferred stock agreements contain certain anti-dilution provisions, whereby if we issue additional shares of capital stock for an effective price lower than the conversion price for a series of preferred stock immediately prior to such issue, then the existing conversion price of such series of preferred stock will be reduced. We determined that while our convertible preferred stock contains certain anti-dilution features, the conversion feature embedded within its convertible preferred stock does not require bifurcation under the guidance of ASC 815, Derivatives and Hedging Activities.

Liquidation preference—Upon any liquidation, winding up or dissolution of us, whether voluntary or involuntary (Liquidation Event), before any distribution or payment shall be made to the holders of any common stock, the holders of convertible preferred stock shall, on a pari passu basis, be entitled to receive by reason of their ownership of such stock, an amount per share of Series A convertible preferred stock equal to $0.2663 (as adjusted for stock splits, recapitalizations and the like) plus all declared and unpaid dividends (Series A Preferred Liquidation Preference), an amount per share of Series B convertible preferred stock equal to $0.1871 (as adjusted for stock splits, recapitalizations and the like) plus all declared and unpaid dividends (Series B Preferred Liquidation Preference), an amount per share of Series C convertible preferred stock equal to $0.3919 (as adjusted for stock splits, recapitalizations and the like), an amount per share of Series D convertible preferred stock equal to $0.8894, an amount per share of Series E convertible preferred stock equal to $1.75 and an amount per share of Series F convertible preferred stock equal to $10.17 (unaudited) (as adjusted for stock splits, recapitalizations and the like). However, if upon any such Liquidation Event, our assets shall be insufficient to make payment in full to all holders of convertible preferred stock of their respective liquidation preferences, then the entire assets of ours legally available for distribution shall be distributed with equal priority between the preferred holders based upon the amounts such series was to receive. Any excess assets, after payment in full of the liquidation preferences to the convertible preferred stockholders, are then allocated to the holders of common and preferred stockholders, pro-rata, on an as-if-converted to common stock basis.

Dividends—If and when declared by the Board, the holders of Series A, Series B, Series C, Series D and Series E convertible preferred stock, on a pari passu basis, will be entitled to receive non-cumulative dividends at a rate of 6% per annum in preference to any dividends on common stock (subject to adjustment for certain events). The holders of Series A, Series B, Series C, Series D, Series E and Series F convertible preferred stock are also entitled to receive with common stockholders, on an as-if-converted basis, any additional dividends issued by us. As of December 31, 2013 and September 30, 2014, we have not declared any dividends.

Voting rights—Generally, preferred stockholders had one vote for each share of common stock that would have been issuable upon conversion of preferred stock. Voting as a separate class, and on an as-converted to common stock basis, the Series A convertible preferred stockholders were entitled to elect two members of our board of directors and the holders of Series B convertible preferred stockholders were entitled to elect one member of our board of directors. The Series C and Series D convertible preferred stockholders were not entitled to elect any members of our board of directors. The Series E convertible preferred stockholders were entitled to nominate members to our board of directors, and any nominee was subject to the vote of all convertible preferred stockholders. The holders of common stock, voting as a separate class, were entitled to elect one member of our board directors. The remaining directors were elected by the convertible preferred stockholders and common stockholders voting together as a single class on an as-converted to common stock basis.

In connection with the filing our Restated Certificate of Incorporation in April 2014, the Series A convertible preferred stockholders, voting together as a separate class on an as-converted to common stock basis, are entitled to elect two members of our board of directors and the holders of Series B convertible preferred stockholders, voting together as a separate class on an as-converted to common stock basis, are entitled to elect one member of our board of directors. The Series C, Series D, Series E and Series F convertible preferred stockholders are not entitled to elect any members of our board of directors. The holders of preferred stock, voting together as a separate class on an as-converted to common stock basis, are entitled to elect one member of our board of directors. The holders of common stock, voting together as a separate class, are entitled to elect one member of our board of directors. The remaining directors are elected by the convertible preferred stockholders and common stockholders voting together as a single class on an as-converted to common stock basis. (Unaudited.)

Common Stock

We have shares of common stock authorized and reserved for future issuance as follows as of:

	December 31, 2013	September 30, 2014
		(unaudited)
Options to purchase common stock	43,314,728	54,587,814
Options available for future issuance	7,756,492	3,359,320
Common stock warrants	780,940	625,988

Total common stock authorized and reserved for future issuance	51,852,160	58,573,122

During the year ended December 31, 2013, we issued 8,931,876 shares of common stock in exchange for proceeds of $1.7 million upon the exercise of employee stock options. During the nine months ended September 30, 2014, we issued 5,638,830 shares of common stock in exchange for proceeds of $3.0 million upon the exercise of employee stock options (unaudited). During the year ended December 31, 2013, we issued 957,876 shares of common stock for proceeds of $0.2 million upon the exercise of warrants to purchase common stock. During the nine months ended September 30, 2014, we issued 295,720 common shares for proceeds of $0.1 million upon the exercise of common stock warrants (unaudited). Common stock warrants are fully exercisable with exercise prices of $0.01 to $0.3919 per share and expire in 2021.

13. Stock-Based Compensation and Other Employee Benefit Plans

Stock Incentive Plan

Under our 2007 Stock Incentive Plan (Option Plan), we may grant options to purchase shares of common stock to employees, executives, directors and consultants at exercise prices not less than the fair market value on the date of grant for incentive stock options and not less than 85% of the fair market value on the date of grant for non-statutory options. As of September 30, 2014 (unaudited), we had reserved 83,954,536 shares of our common stock for issuance under our 2007 Plan, of which 3,359,320 were issued and remained available for future grant. The options granted through September 30, 2014 are stock options that generally expire ten years from the date of grant and generally vest 25% 12 months from the date of grant, and quarterly thereafter, provided the grantee remains continuously employed by us through each vesting date (service-based options); however, our board of directors retains the authority to grant options with different terms. As discussed further below, certain stock options with ten year terms vest immediately upon achievement of specified performance goals provided the grantee remains continuously employed by us through each performance measurement date (performance-based options). As of December 31, 2013 and September 30, 2014 (unaudited), there were no performance-based options outstanding.

For the year ended March 31, 2012, we granted stock options to purchase a total of 14,333,676 shares of common stock with a weighted-average exercise price of $0.18 per share, a weighted-average grant date fair value of $0.11 per share and a total estimated fair value of approximately $1.5 million. Of the total stock option granted, 12,006,348 were service-based stock options and 2,327,328 were performance-based stock options.

For the nine months ended December 31, 2012, we granted stock options to purchase a total of 15,244,944 shares of common stock with a weighted-average exercise price of $0.60 per share, a weighted-average grant date fair value of $0.35 per share and a total estimated fair value of approximately $10.6 million. All of these stock options were service-based stock options.

For the year ended December 31, 2013, we granted stock options to purchase a total of 12,707,000 shares of common stock with a weighted-average exercise price of $2.44 per share, a weighted-average grant date fair value of $2.71 per share and a total estimated fair value of approximately $34.4 million. All of these stock options were service-based stock options.

For the nine months ended September 30, 2014, we granted service-based stock options to purchase 18,511,572 shares of common stock with a weighted-average exercise price of $5.91 per share, a weighted-average grant date fair value of $4.37 per share and a total estimated fair value of approximately $81.0 million (unaudited).

The fair value of the shares of common stock underlying stock options has historically been established by the board of directors primarily based upon a valuation provided by an independent third-party valuation firm. Because there is no public market for our common stock, our board of directors has relied upon this independent valuation and other factors, including, but not limited to, the current status of the technical and commercial success of our operations, our financial condition, the stage of our product design and development, and competition to establish the fair value of our common stock at the time of grant of the option.

We used the Black-Scholes option pricing model to estimate the fair value of stock options granted with the following assumptions:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
				(unaudited)
Assumed forfeiture rate (annual %)	8.0%	5.0%	5.0%	5.0%	5.0%
Expected dividend yield	—	—	—	—	—
Weighted-average assumed stock price volatility	63.5%	63.5%	59.1%	63.5%	54.0%
Weighted-average risk-free rate	1.15%	1.01%	1.46%	1.10%	1.90%
Weighted-average expected life (years)	6.26	6.28	6.30	6.25	6.38

The assumed forfeiture rate is the annual percentage of unvested stock options that are assumed to be forfeited or cancelled due to grantees discontinuing employment with us. Because service-based stock options normally vest over a four year period, the forfeiture assumption is used to estimate the number of stock options that are expected to vest in future periods, which affects the estimate of the forfeiture-adjusted aggregate stock-based compensation expense related to the stock options. The forfeiture assumption was developed considering our actual annual forfeiture rates for unvested stock options over the past four years and analyzing the distribution of unvested stock options held by executive officers, senior managers and other employees as of

December 31, 2013 and September 30, 2014 (unaudited). Holding other assumptions constant, a higher forfeiture rate reduces the number of options expected to vest in future periods, which lowers the estimated forfeiture-adjusted aggregate stock-based compensation expense related to any affected stock options.

We have paid no cash dividends and do not anticipate paying any cash dividends in the foreseeable future and, therefore, used an expected dividend yield of 0.0% in our option-pricing model.

The stock price volatility assumption is derived using a set of peer group public companies. For the year ended March 31, 2012 and the nine months ended December 31, 2012, the peer group companies were small- or micro-capitalization companies that conduct business in the consumer finance or investment management sectors. For the year ended December 31, 2013, we updated the set of peer group public companies used to derive the stock price volatility assumption. The new peer group included small-, mid- and large-capitalization companies that conduct business in the consumer finance, investment management and technology sectors. The weighted-average historical stock price volatility of the set of peer companies used in the fiscal year ended December 31, 2013 was substantially the same as the weighted-average historical stock price volatility, measured over the same time periods, as the peer companies used in the nine months ended December 31, 2012 and the year ended December 31, 2012. The change in this option valuation assumption did not have a material impact on the valuation of the stock options granted during the year ended December 31, 2013.

The expected life represents the period of time that stock options are estimated to be outstanding, giving consideration to the contractual terms of the awards, vesting schedules and expectations of future exercise patterns and post-vesting employee termination behavior. Given our limited operating history, the simplified method was applied to calculate the expected term. The risk-free interest rate is based on the U.S. treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

Options activity under the Option Plan is summarized as follows:

	Stock Options Issued and Outstanding	Weighted- Average Exercise Price
Balances, December 31, 2012	41,020,888	$0.30
Shares subject to options:
Granted	12,707,000	$2.44
Exercised	(8,931,876)	$0.19
Forfeited or expired	(1,481,284)	$0.48

Balances, December 31, 2013	43,314,728	$0.94

Shares subject to options:
Granted (unaudited)	18,511,572	$5.91
Exercised (unaudited)	(5,638,830)	$0.53
Forfeited or expired (unaudited)	(1,599,656)	$2.41

Outstanding at September 30, 2014 (unaudited)	54,587,814	$2.63

Options to purchase 8,931,876 shares with a total intrinsic value (fair value less exercise price) of $26.2 million were exercised during the year ended December 31, 2013. Options to purchase 5,638,830 shares (unaudited) of common stock with a total instrinsic value of $40.4 million (unaudited) were exercised during the nine months ended September 30, 2014. We capitalized $1.2 million (unaudited) of stock-based compensation expense associated with the cost of developing software for internal use during the nine months ended September 30, 2014. The total fair value of stock options vested during the nine months ended September 30, 2014 was $14.7 million (unaudited).

A summary of outstanding options, vested options and options vested and expected to vest at December 31, 2013, is as follows:

	Shares Subject to Stock Options Issued and Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price
Shares subject to:
Options outstanding	43,314,728	8.07	$0.94
Vested options	15,502,936	6.93	$0.24
Options vested and expected to vest	41,451,548	8.03	$0.91

A summary of outstanding options, vested options and options vested and expected to vest at September 30, 2014, is as follows:

	Shares Subject to Stock Options Issued and Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price
		(unaudited)
Shares subject to:
Options outstanding	54,587,814	8.16	$2.63
Vested options	20,138,530	6.84	$0.58
Options vested and expected to vest	51,863,779	8.11	$2.53

Stock-Based Compensation Expense

Total stock-based compensation expense recorded for stock options, warrants and Escrow Shares related to the Acquisition is summarized as follows:

	Year Ended March 31, 2012	Nine Months Ended December 31, 2012	Year Ended December 31, 2013	Nine Months Ended September 30,
				2013	2014
	(in thousands) (unaudited)
Stock-Based Compensation Expense:
Sales and marketing	$152	$216	$1,313	$767	$5,029
Origination and servicing	31	60	424	170	1,427
General and administrative:
Engineering and product development	95	406	2,171	1,019	3,487
Other	382	428	2,375	1,390	15,946

Total stock-based compensation expense	$660	$1,110	$6,283	$3,346	$25,889

In the nine months ended September 30, 2014, stock-based compensation included $3.0 million of expense for the accelerated vesting of stock options for a terminated employee that was accounted for as a stock option modification (unaudited).

As of December 31, 2013 and September 30, 2014, total unrecognized compensation cost was $35.1 million and $97.8 million (unaudited), and these costs are expected to be recognized over the next 3.4 years and 3.6 years, respectively.

No net income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options.

401(k) Plan

We maintain a 401(k) defined contribution plan that covers substantially all of our employees. Participants may elect to contribute their annual compensation up to the maximum limit allowed by federal tax law. In the second quarter of 2014, we approved an employer 401(k) match of up to 3% of an employee’s eligible compensation with a maximum annual match of $5,000 per employee. Total 401(k) match expense for the nine months ended September 30, 2014 was $0.6 million (unaudited). For the fiscal year 2014 401(k) match, the match will be retroactively applied to employees’ eligible contributions from January 1, 2014.

14. Income Taxes

For the year ended March 31, 2012 and the nine months ended December 31, 2012, we recorded no benefit for income taxes on the taxable losses due to the full valuation allowance. For the year ended December 31, 2013, we recorded income taxes related to pre-tax income due to the availability of deferred tax assets subject to a full valuation allowance to offset current year income.

Our effective tax rate differs from the statutory federal rate for the year ended March 31, 2012, the nine months ended December 31, 2012, and year ended December 31, 2013, as follows (in thousands):

	Year Ended March 31, 2012		Nine Months Ended December 31, 2012		Year Ended December 31, 2013
Pretax Income (Loss)	$(11,944)		$(4,238)		$7,308
Tax at federal statutory rate	$(4,061)	34.00%	$(1,441)	34.00%	$2,485	34.00%
State tax, net of federal tax benefit	(855)	7.16%	(151)	3.56%	563	7.70%
Share-based compensation expense	181	(1.52)%	(314)	7.41%	(593)	(8.11)%
Tax credits	(140)	1.17%	—	0.00%	(459)	(6.28)%
Change in valuation allowance	5,409	(45.28)%	1,934	(45.63)%	(2,534)	(34.67)%
Change in unrecognized tax benefit	—	0.00%	150	(3.54)%	518	7.09%
Other	(534)	4.47%	(178)	4.20%	20	0.27%

	$—	0.00%	$—	0.00%	$—	0.00%

The significant components of our deferred tax assets and liabilities at December 31, 2012 and 2013 are as follows (in thousands):

	December 31,
	2012	2013
Deferred tax assets
Net operating loss carryforwards	$21,856	$18,818
Reserves and accruals	1,365	2,804
Organizational and start-up costs	529	516
Credits & California incentives	254	216

Gross deferred tax asset	24,004	22,354
Valuation allowance	(23,939)	(22,338)

Net deferred tax assets	$65	$16

Deferred tax liability
Depreciation and amortization	$(65)	$(16)

Net deferred tax liability	$(65)	$(16)

Our management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, as of December 31, 2013, a full valuation allowance of $22.3 million has been recorded to recognize only deferred tax assets that are more likely than not to be realized.

At December 31, 2013, we had federal and state net operating loss (NOL) carry-forwards of approximately $43.9 million and $40.7 million, respectively, to offset future taxable income. Our federal and state net operating loss carry-forwards will begin expiring in 2027 and 2016, respectively. Additionally, at December 31, 2013, we had federal and state research and development (R&D) tax credit carry-forwards of approximately $0.6 million and $0.5 million, respectively. The federal credit carry-forwards will begin expiring in 2016 and the state credits may be carried forward indefinitely.

In general, a corporation’s ability to utilize its NOL and R&D carry-forwards may be substantially limited due to ownership changes that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (Code), as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carry-forwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the capital (as defined) of a company by certain stockholders or public groups.

The following is a reconciliation of our unrecognized tax benefits (in thousands):

	Nine Months Ended December 31, 2012	Year Ended December 31, 2013
Balance as of the beginning of the calendar/fiscal year	$240	$367
Additions for tax positions related to the prior year	—	523
Additions for tax positions related to the current year	127	190

Balance as of the end of the calendar/fiscal year	$367	$1,080

If the cumulative unrecognized tax benefit is recognized, there will be no effect on our effective tax rate due to the full valuation allowance.

Due to the nature of the unrecognized tax benefits and the existence of tax attributes, we have not accrued any interest or penalties associated with unrecognized tax benefits in the consolidated statement of operations nor have we recognized a liability in the consolidated balance sheet.

We do not believe the total amount of unrecognized benefit as of December 31, 2013 will increase or decrease significantly in the next 12 months.

We file income tax returns in the United States and various state jurisdictions. As of December 31, 2013, our federal tax returns for 2009 and earlier and our state tax returns for 2008 and earlier were no longer subject to examination by the taxing authorities. However, our tax attribute carry-forwards from closed tax years may be subject to examination to the extent utilized in an open tax year.

For the nine months ended September 30, 2014, we recorded $1.1 million for income tax expense. The $1.1 million of income tax expense relates to the amortization of tax deductible goodwill from the acquisition of Springstone, which gives rise to an indefinite-lived deferred tax liability. There was no income tax benefit recorded on the pre-tax loss due to an increase in deferred tax asset valuation allowance. We recorded no income taxes for the nine months ended September 30, 2013. (Unaudited.)

15. Fair Value of Financial Instruments Not Measured at Fair Value on a Recurring Basis in the Balance Sheet

Following are descriptions of the valuation methodologies used for estimating the fair values of financial instruments not recorded at fair value on a recurring basis in the balance sheet; these financial instruments are carried at historical cost or amortized cost in the balance sheets.

Short-term financial assets: Short-term financial assets include cash and cash equivalents, restricted cash, and accrued interest. These assets are carried at historical cost. The carrying amount approximates fair value due to the short term nature of the financial instruments.

Short-term financial liabilities: Short-term financial liabilities include accounts payable, accrued interest payable, and payables to investors. These liabilities are carried at historical cost. The carrying amount approximates fair value due to the short term nature of the financial instruments.

Term loan: Based on the frequent interest reset feature of the term loan, we consider the carrying value of the term loan to be approximately its fair value as of September 30, 2014. (Unaudited.)

16. Commitments and Contingencies

Commitments

Operating Leases

Corporate Headquarters. We have several lease agreements for space at 71 Stevenson Street in San Francisco, California, where our corporate headquarters is located. These leases commenced in April 2011, September 2012, June 2013, December 2013 and August 2014. These leases expire June 30, 2022 with a renewal option that would extend the lease for five years.

Other Real Estate. In December 2012, we renewed the lease for a New York City office for a one year term that expired on January 31, 2014. We also have an operating lease agreement for space in Westborough, Massachusetts where Springstone is headquartered. On September 15, 2014, we amended our lease agreement to lease additional office space. This lease expires in January 31, 2020 with a renewal option that would extend the lease for five years.

Total facilities rental expense for the nine months ended September 30, 2014 was $2.5 million. Total facilities rental expense for the nine months ended September 30, 2013 was $1.3 million. We did not have any sublease rental expense for the nine months ended September 30, 2014. Sublease rental expense for the nine months ended September 30, 2013 was $0.4 million. Minimum rental expense for the nine months ended September 30, 2014 and September 30, 2013 were $2.2 million and $1.1 million, respectively. (Unaudited.)

Total facilities rental expense for the year ended March 31, 2012, the nine months ended December 31, 2012, and the year ended December 31, 2013 was $0.5 million, $0.6 million, and $1.9 million, respectively. Sublease rental expense for the year ended March 31, 2012, the nine months ended December 31, 2012, and the year ended December 31, 2013 was $0.4 million, $0.5 million, and $0.6 million, respectively. Minimum rental expense for the year ended March 31, 2012, the nine months ended December 31, 2012, and the year ended December 31, 2013 was $0.1 million, $0.1 million, and $1.3 million, respectively. As part of these lease agreements, we currently have pledged $0.2 million of cash and arranged for $0.2 million letter of credit as security deposits.

At December 31, 2013, the future minimum lease payments payable under the contracts for leased premises is as follows (in thousands):

Year-Ended December 31,	Future Minimum Lease Payments
2014	$2,748
2015	3,293
2016	3,379
2017	3,598
2018	3,808
Thereafter	1,925

Total	$18,751

Contingencies

Loan Funding Commitments

For loans listed on the platform as a result of direct marketing efforts, we have committed to invest in such loans if investors do not provide funding for all or a portion of such loans. At September 30, 2014, there were 722 such loans on the platform with an unfunded balance of $9.0 million. All of these loans were fully funded by investors by October 8, 2014 (unaudited).

In connection with transitional activities related to the acquisition of Springstone, in June 2014, we entered into a contingent loan purchase agreement with an issuing bank that originates loans facilitated by Springstone and a third-party investor that has agreed to purchase certain of those loans from such bank. The contingent loan purchase commitment provides that we will purchase such loans from the bank if the third-party investor defaults on its loan purchase obligations to the bank through December 31, 2014. The contingent loan purchase commitment limits the aggregate amount of such loan originations from inception of the contingent loan purchase commitment through December 31, 2014 to a maximum of $5.0 million. As of September 30, 2014, the amount remaining under the overall limit on the cumulative amount of such loan originations through December 31, 2014 was $2.2 million. We were not required to purchase any such loans pursuant to the contingent loan purchase commitment during the quarter ended September 30, 2014. We do not expect we will be required to purchase any such loans under the contingent loan purchase commitment through its expiration on December 31, 2014. (Unaudited.)

Credit Support Agreement

We are subject to a credit support agreement with a certificate investor. The credit support agreement requires us to pledge and restrict cash in support of its contingent obligation to reimburse the investor for credit losses on loans underlying the investor’s certificate that are in excess of a specified aggregate loss threshold. We are contingently obligated to pledge cash, not to exceed $5.0 million, to support this contingent obligation and which cash balance is premised upon the investor’s certificate purchase volume. As of December 31, 2012 and December 31, 2013, approximately $2.3 million and $3.4 million, respectively, was pledged and restricted to support this contingent obligation. As of September 30, 2014, approximately $3.4 million was pledged and restricted to support this contingent obligation (unaudited).

As of December 31, 2012 and December 31, 2013 and as of September 30, 2014 (unaudited), the credit losses pertaining to the investor’s certificate have not exceeded the specified threshold, nor are future credit losses expected to exceed the specified threshold, and thus no expense or liability has been recorded. We currently do not anticipate recording losses resulting from our contingent obligation under this credit support agreement. If losses related to the credit support agreement are later determined to be likely to occur and are estimable, our results of operations could be affected in the period in which such losses are recorded.

Legal (2014 amounts unaudited)

In the second quarter of 2014, we offered to settle a dispute with a consultant that previously performed work for us. The dispute arose over how much compensation for the work performed was to be provided in cash and in equity and as to equity what valuations were to be used. In the third quarter of 2014, we amended our offer to the claimant for 120,000 shares of our common stock and cash consideration of $215,000. Subsequent to September 30, 2014, this offer was further amended to 80,000 shares of our common stock, an option to purchase 40,000 shares of our common stock, and cash consideration of $215,000.

During the second quarter of 2014, we also received notice from the California Employment Development Department (“EDD”) that it had commenced an examination of our records concerning the employment relationship of certain individuals who performed services for us from 2011 through 2014. Based on the EDD’s determination, certain of these individuals should have been classified as employees with appropriate tax withholding and employer related taxes incurred and paid. The EDD has completed its examination and issued a Final Notice of Assessment, which serves as the EDD’s official notice of its determination relating to this matter. We intend to pay the assessment during the fourth quarter of 2014 and have recorded a liability for this payment as of September 30, 2014.

Additionally, during the third quarter, we settled a claim, which arose in a prior quarter by a former employee who had asserted a claim of wrongful termination.

In connection with these matters, we recorded an additional net charge to operations of $0.2 million during the third quarter of 2014. As of September 30, 2014, the accrued liability for these matters was $1.9 million. This aggregate amount represents the probable estimate of tax and settlement liabilities. As settlements have been agreed upon, for the matters indicated above, during the quarter or subsequent to the quarter-end, we do not believe the ultimate liability for such matters will be significantly different from the accrued aggregate liability at September 30, 2014.

We received a Civil Investigative Demand from the Consumer Financial Protection Bureau (“CFPB”) dated June 5, 2014 related to the operations of Springstone. The purpose of the investigation is to determine whether Springstone is engaging in unlawful acts or practices in connection with the marketing, issuance, and servicing of loans for healthcare related financing. As of September 30, 2014, we had provided all of the documents requested by the CFPB. We are continuing to evaluate this matter. As of September 30, 2014, there are no probable or estimable losses related to this matter.

In addition to the foregoing, we may be subject to legal proceedings and regulatory actions in the ordinary course of business. We do not anticipate that the ultimate liability, if any, arising out of any such matter will have a material effect on our financial condition, results of operations or cash flows.

17. Segment Reporting

We report segment information using the “management approach.” Under this approach, operating segments are identified in substantially the same manner as they are reported internally and used by us for purposes of evaluating performance and allocating resources. Based on this approach, we have one reportable segment. Our management reporting process is based on our internal operating structure, which is subject to change and is not necessarily similar to that of other comparable companies.

18. Subsequent Events (Unaudited)

On October 17, 2014, we entered into a lease agreement to lease additional office space at our corporate headquarters. The lease agreement commences in the fourth quarter of 2014 with a lease term of 4.5 years and an option to extend the leases for five years. The annual lease payments for this additional lease are approximately $1.2 million.

INDEPENDENT AUDITOR’S REPORT

To the Members

Springstone Financial, LLC

Westborough, MA 01581

We have audited the accompanying financial statements of Springstone Financial, LLC which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Springstone Financial, LLC as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the 2012 financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

/s/ Auerr, Zajac & Associates, LLP

Certified Public Accountants

March 28, 2014

SPRINGSTONE FINANCIAL, LLC

BALANCE SHEETS

(See Notes to Financial Statements)

	December 31, 2012	December 31, 2013
ASSETS
Current Assets
Cash and Cash Equivalents	$7,385,889	$7,804,060
Loan Origination Fees Receivable	590,843	414,121
Prepaid Expenses	62,135	105,977
Due From Officers	85,930	171,860
Other Receivables	149,391	625

Total Current Assets	8,274,188	8,496,643

Property and Equipment
Property and Equipment—Cost	597,910	953,225
Less Accumulated Depreciation	445,950	550,473

Net Property and Equipment	151,960	402,752

Other Assets
Intangible Assets	6,731	6,731
Less Accumulated Amortization	3,142	3,590

Net Intangibles	3,589	3,141

Restricted Cash—See Note 5	1,312,358	1,399,732
Security Deposits	27,378	57,378

Total Other Assets	1,343,325	1,460,251

Total Assets	$9,769,473	$10,359,646

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts Payable	$149,072	$345,138
Alliance Rebate Payable	221,829	494,416
Accrued Expenses	107,929	106,063
Accrued Salaries and Payroll Taxes	415,021	551,098
Loan Funding Payables	178,399	323,299
Current Portion of Deferred Rent	—	4,725

Total Current Liabilities	1,072,250	1,824,739

Long Term Liabilities
Loan Loss Contingency—See Note 6	1,189,681	1,189,681
Deferred Rent	—	22,839

Total Long Term Liabilities	1,189,681	1,212,520

Total Liabilities	2,261,931	3,037,259
Members’ Equity	7,507,542	7,322,387

Total Liabilities and Members’ Equity	$9,769,473	$10,359,646

SPRINGSTONE FINANCIAL, LLC

STATEMENTS OF OPERATIONS

(See Notes to Financial Statements)

	For Years Ended December 31,
	2012	2013
Fee Income	$14,840,780	$19,401,918
Fee Refunds	428,658	916,198

Net Fee Income	14,412,122	18,485,720
Operating Expenses	7,380,232	9,861,710

Income From Operations	7,031,890	8,624,010
Other Income
Interest Income	3,077	2,543

Net Income	$7,034,967	$8,626,553

SPRINGSTONE FINANCIAL, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(See Notes to Financial Statements)

	NBT Capital Corp	Premier Payment Solutions	Total
Balance Beginning of the Period	$3,056,958	$302,509	$3,359,467
Net Income	1,434,173	5,736,693	7,034,967
Distributions To Members	(577,378)	(2,309,514)	(2,886,892)

Members Equity December 31, 2012	$3,913,753	$3,729,688	$7,507,542

Net Income	1,725,311	6,901,242	8,626,553
Distributions To Members	(1,762,342)	(7,049,366)	(8,811,708)

Members Equity December 31, 2013	$3,876,722	$3,581,564	$7,322,387

SPRINGSTONE FINANCIAL, LLC

STATEMENTS OF CASH FLOWS

(See Notes to Financial Statements)

	Years Ended December 31,
	2012	2013
Cash Provided By (Used In)
Operating Activities
Net Income	$7,034,967	$8,626,553
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities
Depreciation and Amortization	102,864	123,421
Assets Abandoned In Office Relocation	—	26,246
Security Deposits	—	(30,000)
(Increase) Decrease In
Loan Origination Fees Receivable	(402,337)	176,722
Prepaid Expenses	17,662	(43,842)
Due From Officers	(85,930)	(85,930)
Other Receivables	(143,852)	148,766
(Decrease) Increase In
Accounts Payable	22,519	196,066
Alliance Rebate Payable	221,829	272,587
Accrued Expenses	12,498	(1,866)
Accrued Salaries and Payroll Taxes	197,159	136,077
Loan Funding Payables	58,111	144,900
Loan Loss Contingency	(33,253)	—
Deferred Rent	—	27,564

Total Adjustments	(32,730)	1,090,711

Net Cash Provided by Operating Activities	7,002,237	9,717,264

Investing Activities
Restricted Cash	(89,424)	(87,374)
Purchase of Equipment and Software	(81,383)	(400,011)

Net Cash Used In Investing Activities	(170,807)	(487,385)

Financing Activities
Distributions to Members	(2,886,892)	(8,811,708)

Net Cash Used In Investing Activities	(2,886,892)	(8,811,708)

Net Increase in Cash	3,944,538	418,171
Cash—Beginning of the Period	3,441,351	7,385,889

Cash—End of the Period	$7,385,889	$7,804,060

See Note 7 for supplemental disclosures of noncash transactions.

SPRINGSTONE FINANCIAL, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Note 1—Summary of Significant Accounting Policies

Nature of Operations

The Company provides services related to the origination and processing of personal loans. The loans are used to fund elective medical, fertility and dental procedures, as well as tuition at private educational institutions and tutoring at learning centers for pre-post secondary age students.

Revenues and Expenses

The Company earns revenue by originating and placing personal loans with funding institutions. Revenue consists of fees from service providers and loan origination fees from the funding institutions. Revenue is recognized when the loans are funded.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual results could differ from those estimates.

Property and Equipment

Property and equipment additions are recorded at cost. Maintenance, repairs, and renewals are expensed, and additions and improvements are capitalized. Depreciation is computed using both straight-line and accelerated methods over useful lives of 5 - 7 years.

Depreciation expense for the years ended December 31, 2013 and 2012 was $122,973 and $102,416, respectively.

The Components of Property and Equipment are as follows:

	December 31, 2013	December 31, 2012
Computers and office equipment	$148,696	$118,465
Furniture and fixtures	237,540	56,543
Leasehold improvements	110,259	24,775

	496,495	199,783
Less accumulated depreciation	179,354	146,496

	$317,141	$53,287

Software and Website Costs

Computer software and web site development costs include packaged software, customized software for website operations, and costs related to major website enhancements. These costs are amortized using the straight-line method over three year lives. Operating expenses related to web site hosting and routine maintenance are expensed as incurred.

The components of capitalized software and website costs are as follows:

	December 31, 2013	December 31, 2012
Software	$136,865	$131,095
Website Costs	319,865	267,032

	456,730	398,127
Less Accumulated Depreciation	371,119	299,454

	$85,611	$98,673

Marketing and Advertising

The Company currently markets loans to the following demographic markets: (1) high quality medical and dental professional service providers for funding of elective medical, fertility and dental procedures, and (2) private educational institutions and learning centers for funding of private K-12 school tuition and tutoring.

The Company expenses advertising as incurred. Advertising expense for the years ended December 31, 2013 and 2012 was $190,112 and $109,141, respectively.

Concentrations of Credit Risk

The Company maintains demand deposits with several high quality financial institutions. Periodically, cash balances exceed the federally insured bank deposit limits. The Company had approximately $9,068,000 and $9,818,000 in uninsured cash, as of December 31, 2013 and 2012, respectively.

Credit Policies

The Company follows practices standard in the consumer lending/loan servicing industries. Loan applications are processed through various fraud shield databases and credit checks are run for all loan applicants. Loan proceeds are sent directly to the medical or dental service provider or educational institution, and not to the borrower.

Limited Liability Company/Income Taxes

As a limited liability company, each member’s liability is limited to amounts reflected in their respective member accounts.

The Company files its income tax returns as a partnership for federal and state income tax purposes. As such, the Company will not pay any federal or state income taxes, because any income or loss will be passed through to the federal and state tax returns of the members of the Company. Accordingly, no provision is made for federal or state income taxes in the financial statements.

Following are the differences between the financial statements and how the Company reports in its income tax returns: The financial statements include a provision for loss reserves based on management’s estimate of its exposure to potential loan defaults whereas the tax reporting allows deductions only when losses are realized. Organizational expenses were expensed in full on the financial statements, whereas for income tax reporting organizational costs are amortized over five years. Meals and entertainment are expensed in full on the financial statements, whereas for income tax reporting these costs are only 50% deductible.

The Company files income tax returns in the U.S. federal jurisdiction and the states of Massachusetts, Pennsylvania, New Jersey and Ohio. Management believes that all positions taken in its tax returns would be sustained in the event of review. The Company’s tax returns are no longer subject to review for years before 2010.

Note 2—Correction of Error

The Company has restated the 2012 financial statements in order to reflect the following corrections:

In 2009, the Company entered into an agreement with World Financial Capital Bank (now known as Comenity Bank) under which it would refund excess margin earned from provider fees, as calculated in accordance with the terms of the agreement. In 2012, the margin specified in the agreement was exceeded which resulted in the accrual of a rebate in the amount of $221,829 and referred to in the financial statements as “Alliance Rebate”.

The Company has been providing supplemental life insurance and disability benefits to its officers. It was subsequently determined that the cost of the benefits should be reimbursed by the officers. As a result, the Company has accrued a receivable from the officers in the amount of $85,930.

Note 3—Lease Commitments

Operating Lease

In 2013, the Company entered into a lease for new office space. The lease is for a period of 73 months beginning February, 2014, with an option to renew for an additional five years.

The Company occupied the new space on October 1, 2013, and paid rent of $1,848 for the months of October through December under the early occupancy provision in the lease. The difference between the rent paid for these months and the fair value of the rent as determined from the lease terms has been recorded as rent expense and a liability for deferred rent, which will be amortized over the term of the lease. Rent expense for office space for the years ended December 31, 2013 and 2012 was $172,532 and $134,085, respectively.

Future minimum annual payments under the lease are as follows:

2014	$154,057
2015	213,463
2016	221,780
2017	230,097
2018	238,413
Thereafter	266,598

$1,324,408

Note 4—Related-Party Transactions

One of the Company’s funding sources, NBT Bank, N.A. (an FDIC insured banking institution) is a subsidiary of a member of the Company, NBT Capital Corp. NBT Bank, N.A. (NBT) takes the risk of loss on default for a large majority of the loans that it funds.

In addition, the Company also has several bank accounts on deposit with NBT.

Three of the Company’s senior managers are stockholders of Premier Payment Solutions, Inc., the other member of the Company.

Note 5—Restricted Cash

Restricted cash represents reserves set aside by NBT to cover potential defaults on selected loan portfolios. No withdrawals may be made from these accounts without written approval from NBT.

Note 6—Loan Loss Contingency

Loan loss contingency represents management’s estimate of the potential contingent liability to cover losses on the following loan portfolios:

“Pool B”—This portfolio consists of loans, funded by the primary banking partner, made to borrowers with credit scores lower than normally required by the bank, but high enough to satisfy the Company’s credit worthiness requirements, based on senior management’s previous experience in the consumer loan market.

The total amount of loans outstanding in this portfolio as of December 31, 2013 and 2012 was approximately $6,240,000 and $5,624,000, respectively. For the years ended December 31, 2013 and 2012, the total amount of loan defaults realized from this portfolio was $468,358 and $356,595, respectively.

“Over $25K”—The 2nd portfolio consists of loans over $25,000, made to individuals with higher than normal credit scores. The Company bears the burden of risk of loss on such loans that were made before September 1, 2012. The Company’s potential liability is based on the ratio of the amount of the original loan balance over $35,000 to the total original loan amount. At December 31, 2013 and 2012, the Company’s exposure on this portfolio was approximately $2,986,000 and $5,402,000, respectively. For the years ended December 31, 2013 and 2012, actual defaults realized from this portfolio were $44,008 and $31,602, respectively.

“ClearChoice Reserve Program”—Loans in this portfolio commenced in July, 2012 and are used to pay for the cost of dental and orthodontic procedures. The Company bears the risk of loss at 1.54% of the outstanding loan balance. At December 31, 2013 and 2012, the Company’s exposure on this portfolio was approximately $62,000 and $32,000, respectively. For the years ended December 31, 2013 and 2012, actual defaults realized from this portfolio were $29 and none, respectively.

Management believes that the loan loss contingency balance is sufficient to cover any future loan defaults on these portfolios.

Note 7—Statement of Cash Flows—Summary of Non-Cash and Other Items

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

There were no income taxes paid for the years ended December 31, 2013 and December 31, 2012.

There were no payments of interest for the years ended December 31, 2013 and December 31, 2012.

In the year ended December 31, 2013 fully depreciated property and equipment in the amount $18,465 of was written off.

Note 8—Retirement Plan

The Company has a 401(k) profit sharing plan which covers substantially all employees. Participating employees may contribute, on a tax-deferred basis, a portion of their compensation in accordance with section 401(k) of the Internal Revenue Code. The plan provides for a safe harbor matching contribution by the Company. For the years ended December 31, 2013 and 2012, the Company’s matching contributions were $95,086 and $80,727, respectively.

Note 9—Compensated Absences

Employees of the Company are entitled to paid time off (PTO) which accrues up to a maximum of 160 hours. Paid time off can be used as vacation time, sick time, or personal time. Employees cannot carry over more than 40 hours of PTO into the next calendar year. As of December 31, 2013 and 2012, there were no accrued compensated absences.

Note 10—Significant Concentrations

The Company is fully dependent on third party funding sources such as banks or private placement financing organizations. As of December 31, 2013, there were two banks with which the Company has an arrangement to fund the loans it originates. Until those loan portfolios grow significantly, the Company is unlikely to pursue other major lending sources, and therefore has a concentration in terms of readily available lenders.

The loan origination industry is subject to certain economic factors such as interest rates, and the overall health of the economy.

Note 11—Regulatory Matters

The Company is subject to various regulations common in the financing industry and continually monitors its responsibilities with regard to regulatory and licensing requirements. The Company is satisfied that it is fully compliant with all requirements

Additionally, each of the Company’s banking partners has a contractual right to review its policies and procedures related to regulatory matters to insure that the Company is in compliance.

Note 12—Subsequent Events

In late 2013 the Company entered into negotiations with LendingClub Corporation (LendingClub) to be acquired. The discussions have continued into 2014, with no definitive terms yet set. Management expects that the Company and LendingClub will agree to terms and that the acquisition will be completed early in the second quarter of 2014.

The Company has evaluated all subsequent events through March 28, 2014, the date the financial statements were available to be issued.

Note 13—Subsequent Events

Certain amounts in the 2012 financial statements and schedules have been reclassified to conform to the 2013 statement presentation.

INDEPENDENT AUDITOR’S REPORT ON SUPPLEMENTARY INFORMATION

To the Members

Springstone Financial, LLC

Westborough, MA 01581

We have audited the financial statements of Springstone Financial, LLC as of and for the years ended December 31, 2013 and 2012, and our report thereon dated March 28, 2014, which expressed an unqualified opinion on those financial statements, appears on page three. Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The schedule of operating expenses is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Auerr, Zajac & Associates, LLP

Certified Public Accountants

March 28, 2014

SPRINGSTONE FINANCIAL, LLC

SCHEDULE OF OPERATING EXPENSES

(See auditor’s report on supplemental information and notes to financial statements)

	Years Ended December 31,
	2013	2012
Salaries and Payroll Taxes	$4,524,719	$3,602,641
Advertising and Marketing Expense	799,862	499,375
Consultants	297,784	347,254
Printing and Reproduction	115,204	223,984
Information Technology and Website Hosting	272,064	202,584
Rent Expense	172,532	134,085
Professional Fees	441,534	150,484
Travel and Entertainment	39,661	14,004
Depreciation and Amortization	123,421	102,864
Postage and Delivery	142,294	129,061
Insurance	148,137	86,671
Office Supplies and Expense	27,243	34,745
Telephone and Utilities	96,001	80,924
Training and Education	67,252	50,332
Charitable Contributions	2,139	4,470
Employee Retirement Benefits	95,086	80,727
Credit Reports	270,047	194,735
Alliance Rebate	272,587	221,829
Provider Rebates and Chargebacks	1,187,734	716,660
Provision for Loss Contingency	525,605	388,197
Fraud Losses	121,243	93,109
Bank Service Charges	18,727	11,947
Office Relocation Expense	78,184	—
Miscellaneous	22,650	9,550

Total Operating Expenses	$9,861,710	$7,380,232

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

To the Members

Springstone Financial, LLC

Westborough, MA 01581

We have reviewed the accompanying balance sheets of Springstone Financial, LLC as of March 31, 2014 and 2013, and the related statements of operations, changes in members’ equity, and cash flows for the three months then ended. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Our responsibility is to conduct the reviews in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance that there are no material modifications that should be made to the financial statements. We believe that the results of our procedures provide a reasonable basis for our report.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Auerr, Zajac & Associates, LLP
Certified Public Accountants
June 17, 2014

SPRINGSTONE FINANCIAL, LLC

BALANCE SHEETS

(See Notes to Financial Statements)

	March 31, 2014	March 31, 2013
ASSETS
Current Assets
Cash and Cash Equivalents	$10,019,977	$3,720,276
Loan Origination Fees Receivable	661,051	340,175
Prepaid Expenses	174,068	109,695
Due From Officers	171,860	101,997
Other Receivables	490	490

Total Current Assets	11,027,446	4,272,633

Property and Equipment
Property and Equipment—Cost	1,002,101	632,470
Accumulated Depreciation	(584,990)	(467,217)

Net Property and Equipment	417,111	165,253

Other Assets
Intangible Assets	6,731	6,731
Accumulated Amortization	(3,702)	(3,254)

Net Intangibles	3,029	3,477

Restricted Cash—See Notes 4 and 11	1,535,538	1,393,790
Security Deposits	49,901	27,378

Total Other Assets	1,588,468	1,424,645

Total Assets	$13,033,025	$5,862,531

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts Payable	$735,654	$945,164
Alliance Rebate Payable	60,559	286,856
Accrued Expenses	53,374	101,771
Accrued Salaries and Payroll Taxes	276,107	169,357
Distributions Payable To Members	767,150	—
Loan Funding Payables	937,491	360,656
Current Portion of Deferred Rent	6,410	—

Total Current Liabilities	2,836,745	1,863,804

Long Term Liabilities
Loan Loss Contingency—See Notes 5 and 11	1,189,681	1,189,681
Deferred Rent	30,981	—

Total Long Term Liabilities	1,220,662	1,189,681

Total Liabilities	4,057,407	3,053,485
Members’ Equity	8,975,618	2,809,046

Total Liabilities and Members’ Equity	$13,033,025	$5,862,531

SPRINGSTONE FINANCIAL, LLC

STATEMENTS OF OPERATIONS

(See Notes to Financial Statements)

	Three Months Ended March 31,
	2014	2013
Fee Income	$5,970,113	$4,418,804
Fee Refunds	271,578	179,606

Net Fee Income	5,698,535	4,239,198
Operating Expenses	2,879,268	2,428,442

Income From Operations	2,819,267	1,810,756
Other Income
Interest Income	1,114	1,006

Net Income	$2,820,381	$1,811,762

SPRINGSTONE FINANCIAL, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(See Notes to Financial Statements)

	Three Months Ended March 31,
	2014	2013
Balance Beginning of the Period	$7,322,387	$7,507,542
Net Income	2,820,381	1,811,762
Distributions To Members—See Note 6	(1,167,150)	(6,510,258)

Balance End of the Period	$8,975,618	$2,809,046

SPRINGSTONE FINANCIAL, LLC

STATEMENTS OF CASH FLOWS

(See Notes to Financial Statements)

	Three Months Ended March 31,
	2014	2013
Cash Provided By (Used In)
Operating Activities
Net Income	$2,820,381	$1,811,762
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities
Depreciation and Amortization	34,629	21,379
Security Deposits	7,477	—
(Increase) Decrease In
Loan Origination Fees Receivable	(246,930)	250,668
Prepaid Expenses	(68,091)	(47,560)
Due From Officers	—	(16,067)
Other Receivables	135	148,901
(Decrease) Increase In
Accounts Payable	390,516	796,092
Alliance Rebate Payable	(433,857)	65,027
Accrued Expenses	(52,689)	(6,158)
Accrued Salaries and Payroll Taxes	(274,991)	(245,664)
Loan Funding Payables	614,192	182,257
Deferred Rent	9,827	—

Total Adjustments	(19,782)	1,148,875

Net Cash Provided by Operating Activities	2,800,599	2,960,637

Investing Activities
Restricted Cash	(135,806)	(81,432)
Purchase of Equipment and Software	(48,876)	(34,560)

Net Cash Used In Investing Activities	(184,682)	(115,992)

Financing Activities
Distributions to Members	(400,000)	(6,510,258)

Net Cash Used In Investing Activities	(400,000)	(6,510,258)

Net Increase in Cash	2,215,917	(3,665,613)
Cash—Beginning of the Period	7,804,060	7,385,889

Cash—End of the Period	$10,019,977	$3,720,276

See Note 6 for supplemental disclosures of noncash transactions.

SPRINGSTONE FINANCIAL, LLC

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2014 AND 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Company provides services related to the origination and processing of consumer loans. The loans are used to fund elective medical, fertility and dental procedures, as well as tuition at private educational institutions and tutoring at learning centers for pre-post secondary age students.

Revenues and Expenses

The Company earns revenue by originating and placing consumer loans with funding institutions. Revenue consists of fees from service providers and loan origination fees from the funding institutions. Revenue is recognized when the loans are funded.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual results could differ from those estimates.

Property and Equipment

Property and equipment additions are recorded at cost. Maintenance, repairs, and renewals are expensed, and additions and improvements are capitalized. Depreciation is computed using both straight-line and accelerated methods over useful lives of 5 - 7 years.

Depreciation expense for the three months ended March 31, 2014 and 2013 was $34,517 and $21,267, respectively.

The Components of Property and Equipment are as follows:

	March 31, 2014	March 31, 2013
Computers and Office Equipment	$167,793	$121,341
Furniture and Fixtures	238,935	62,852
Leasehold Improvements	110,259	24,775

	516,987	208,968
Accumulated Depreciation	(199,354)	(151,009)

	$317,633	$57,959

Software and Website Costs

Computer software and web site development costs include packaged software, customized software for website operations, and costs related to major website enhancements. These costs are amortized using the straight-line method over three year lives. Operating expenses related to web site hosting and routine maintenance are expensed as incurred.

The components of capitalized software and website costs are as follows:

	March 31, 2014	March 31, 2013
Software	$145,024	$136,345
Website Costs	340,090	287,157

	485,114	423,502
Accumulated Depreciation	(385,636)	(316,208)

	$99,478	$107,294

Marketing and Advertising

The Company currently markets loans to the following demographic markets: (1) high quality medical and dental professional service providers for funding of elective medical, fertility and dental procedures, and (2) private educational institutions and learning centers for funding of private K-12 school tuition and tutoring.

The Company expenses advertising as incurred. Advertising expense for the three months ended March 31, 2014 and 2013 was $102,984 and $27,548, respectively.

Concentrations of Credit Risk

The Company maintains demand deposits with several high quality financial institutions. Periodically, cash balances exceed the federally insured bank deposit limits. The Company had approximately $11,687,000 and $4,897,000 in uninsured cash, as of March 31, 2014 and 2013, respectively.

Credit Policies

The Company follows practices standard in the consumer lending/loan servicing industries. Loan applications are processed through various fraud shield databases and credit checks are run for all loan applicants. Loan proceeds are sent directly to the medical or dental service provider or educational institution, and not to the borrower.

Limited Liability Company/Income Taxes

As a limited liability company, each member’s liability is limited to amounts reflected in their respective member accounts.

The Company files its income tax returns as a partnership for federal and state income tax purposes. As such, the Company will not pay any federal or state income taxes, because any income or loss will be passed through to the federal and state tax returns of the members of the Company. Accordingly, no provision is made for federal or state income taxes in the financial statements.

Following are the differences between the financial statements and how the Company reports in its income tax returns: The financial statements include a provision for loss reserves based on management’s estimate of its exposure to potential loan defaults whereas the tax reporting allows deductions only when losses are realized. Organizational expenses were expensed in full on the financial statements, whereas for income tax reporting organizational costs are amortized over five years. Meals and entertainment are expensed in full on the financial statements, whereas for income tax reporting these costs are only 50% deductible.

The Company files income tax returns in the U.S. federal jurisdiction and the states of Massachusetts, Pennsylvania, New Jersey and Ohio. Management believes that all positions taken in its tax returns would be sustained in the event of review. The Company’s tax returns are no longer subject to review for years before 2010.

NOTE 2—LEASE COMMITMENTS

Operating Lease

In 2013, the Company entered into a lease for new office space. The lease is for a period of 73 months beginning January, 2014, with an option to renew for an additional five years.

The Company occupied the new space on October 1, 2013, and paid rent of $1,848 for the months of October through December under the early occupancy provision in the lease and paid no rent for the month of January, 2014. The difference between the rent paid for these four months and the fair value of the rent as determined from the lease terms has been recorded as rent expense in the applicable periods and a liability for deferred rent, which is being amortized over the term of the lease. Rent expense for office space for the three months ended March 31, 2014 and 2013 was $32,687 and $32,918, respectively.

Future minimum annual payments under the lease for the 12 month periods ending March 31, are as follows:

2015	$184,563
2016	215,542
2017	223,859
2018	232,176
2019	239,800
Thereafter	205,609

$1,301,549

NOTE 3—RELATED PARTY TRANSACTIONS

One of the Company’s funding sources, NBT Bank, N.A. (an FDIC insured banking institution) is a subsidiary of a member of the Company, NBT Capital Corp. NBT Bank, N.A. (NBT) takes the risk of loss on default for a large majority of the loans that it funds.

In addition, the Company also has several bank accounts on deposit with NBT.

Three of the Company’s senior managers are stockholders of Premier Payment Solutions, Inc., the other member of the Company.

NOTE 4—RESTRICTED CASH

Restricted cash represents reserves set aside by NBT to cover potential defaults on selected loan portfolios. No withdrawals may be made from these accounts without written approval from NBT. See Note 11.

NOTE 5—LOAN LOSS CONTINGENCY

Loan loss contingency represents management’s estimate of the potential contingent liability to cover losses on the following loan portfolios. See Note 11:

“Pool B”—This portfolio consists of loans, funded by the primary banking partner, made to borrowers with credit scores lower than normally required by the bank, but high enough to satisfy the Company’s credit worthiness requirements, based on senior management’s previous experience in the consumer loan market.

The total amount of loans outstanding in this portfolio as of March 31, 2014 and 2013 was approximately $6,677,000 and $5,620,000, respectively. For the three months ended March 31, 2014 and 2013, the total amount of loan defaults realized from this portfolio was $117,558 and $140,366, respectively.

“Over $25K”—The 2nd portfolio consists of loans over $25,000, made to individuals with higher than normal credit scores. The Company bears the burden of risk of loss on such loans that were made before September 1, 2012. The Company’s potential liability is based on the ratio of the amount of the original loan balance over $25,000 to the total original loan amount. At March 31, 2014 and 2013, the Company’s exposure on this portfolio was approximately $2,604,000 and $4,532,000, respectively. For the three months ended March 31, 2014 and 2013, actual defaults realized from this portfolio were $20,209 and $15,574, respectively.

“ClearChoice Reserve Program”—Loans in this portfolio commenced in July, 2012 and are used to pay for the cost of dental and orthodontic procedures. The Company bears the risk of loss at 1.54% of the outstanding loan balance. At March 31, 2014 and 2013, the Company’s exposure on this portfolio was approximately $71,000 and $39,000, respectively. For the three months ended March 31, 2014 and 2013, actual defaults realized from this portfolio were none and $29, respectively.

Management believes that the loan loss contingency balance is sufficient to cover any future loan defaults on these portfolios.

NOTE 6—STATEMENT OF CASH FLOWS – SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES AND OTHER ITEMS

Cash used in investing activities for the three months ended March 31, 2014, does not include distributions payable to members at March 31, 2014, in the amount of $767,150 as it did not have an impact on cash flows for the period.

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

There were no income taxes paid for the three months ended March 31, 2014 and 2013.

There were no payments of interest for the three months ended March 31, 2014 and 2013.

NOTE 7—RETIREMENT PLAN

The Company has a 401(k) profit sharing plan which covers substantially all employees. Participating employees may contribute, on a tax-deferred basis, a portion of their compensation in accordance with section 401(k) of the Internal Revenue Code. The plan provides for a safe harbor matching contribution by the Company. For the three months ended March 31, 2014 and 2013, the Company’s matching contributions were $26,389 and $27,940, respectively.

NOTE 8—COMPENSATED ABSENCES

Employees of the Company are entitled to paid time off (PTO) which accrues up to a maximum of 160 hours. Paid time off can be used as vacation time, sick time, or personal time. Employees cannot carry over more than 40 hours of PTO into the next calendar year. Accrued PTO in the amounts of $51,600 and $34,400 are included in accrued salaries and payroll taxes at March 31, 2014 and 2013, respectively.

NOTE 9—SIGNIFICANT CONCENTRATIONS

The Company is fully dependent on third party funding sources such as banks or private placement financing organizations. As of March 31, 2014, there were two banks with which the Company has an arrangement to fund the loans it originates. Until those loan portfolios grow significantly, the Company is unlikely to pursue other major lending sources, and therefore has a concentration in terms of readily available lenders.

The loan origination industry is subject to certain economic factors such as interest rates, and the overall health of the economy.

NOTE 10—REGULATORY MATTERS

The Company is subject to various regulations common in the financing industry and continually monitors its responsibilities with regard to regulatory and licensing requirements. The Company is satisfied that it is fully compliant with all requirements.

Additionally, each of the Company’s banking partners has a contractual right to review its policies and procedures related to regulatory matters to insure that the Company is in compliance.

NOTE 11—SUBSEQUENT EVENTS

On April 17, 2014, the Company was acquired by LendingClub Corporation for a total consideration of $140 million in cash and stock.

The Company has entered into an agreement with NBT which provides that it will return to NBT the balances as of April 17, 2014, in the restricted cash accounts which are meant to cover potential loan defaults in the Pool B and Over 25K loan portfolios. The agreement also provides that the Company will have no liability for any losses arising from loans in these portfolios in existence on April 17, 2014. The combined balances for restricted cash and for the loan loss contingency for these loan portfolios at April 17, 2014, were $1,523,598 and $1,189,681, respectively. The Company will incur a charge to expense equal to the excess of the combined restricted cash balance over the loan loss contingency balances in the amount of $333,917.

The Company has evaluated all subsequent events through June 17, 2014, the date the financial statements were available to be issued.

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

ON SUPPLEMENTARY INFORMATION

To the Members

Springstone Financial, LLC

Westborough, MA 01581

Our report on our review of the basic financial statements of Springstone Financial, LLC for the three months ended March 31, 2014 and 2013 appears on page 3. That review was made primarily for the purpose of expressing a conclusion that there are no material modifications that should be made to the financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America. The supplementary information included in the accompanying schedule of operating expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements, and we did not become aware of any material modifications that should be made to such information.

/s/ Auerr, Zajac & Associates, LLP
Certified Public Accountants
June 17, 2014

SPRINGSTONE FINANCIAL, LLC

SCHEDULE OF OPERATING EXPENSES

(See auditor’s report on supplemental information and notes to financial statements)

	Three Months Ended March 31,
	2014	2013
Salaries and Payroll Taxes	$1,305,663	$1,033,275
Advertising and Marketing Expense	323,023	153,847
Consultants	86,425	97,570
Printing and Reproduction	979	3,958
Information Technology and Website Hosting	67,067	70,469
Rent Expense	32,687	32,918
Professional Fees	70,715	105,650
Travel and Entertainment	15,673	7,536
Depreciation and Amortization	34,629	21,379
Postage and Delivery	75,353	37,558
Insurance	1,794	667
Office Supplies and Expense	9,426	8,084
Telephone and Utilities	35,985	17,606
Training and Education	14,711	14,259
Charitable Contributions	454	350
Employee Fringe Benefits	95,118	67,926
Employee Retirement Benefits	26,389	27,940
Credit Reports	62,030	77,484
Alliance Rebate	89,240	65,027
Provider Rebates and Chargebacks	386,799	360,183
Provision for Loss Contingency	135,393	155,968
Fraud Losses	—	45,683
Bank Service Charges	6,537	4,070
Office Relocation Expense	—	7,500
Miscellaneous	3,178	11,535

Total Operating Expenses	$2,879,268	$2,428,442

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

On April 17, 2014 (Closing Date), LendingClub Corporation (Lending Club or Company) entered into an Interest Purchase Agreement (Purchase Agreement) with Springstone Financial, LLC, a Delaware limited liability company (Springstone), Premier Payment Solutions, Inc., a Massachusetts corporation (PPS), NBT Capital Corp., a New York corporation (together with PPS, the Sellers), and James P. Donovan, as the Sellers’ representative thereunder, pursuant to which Lending Club acquired all of the outstanding limited liability company interests of Springstone from the Sellers in a simultaneous signing and closing.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014 give effect to the acquisition as if it had occurred on January 1, 2013. The unaudited pro forma condensed combined statements of operations are derived from the historical statements of operations of LendingClub and Springstone for the year ended December 31, 2013 and the nine months ended September 30, 2014.

The purchase was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total purchase price, as described in Note 3 to the unaudited pro forma condensed statements of operations, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition, based on their estimated fair values as of the acquisition date. The areas of the purchase price allocation that are not yet finalized relate to the determination of certain contingent liabilities, a revenue refund liability, a deferred tax asset or liability and the net working capital balance as of the acquisition date.

In addition, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014 reflect (i) the automatic conversion of all of our convertible preferred stock and (ii) the automatic conversion and exercise of certain warrants to purchase shares of our common stock, both upon the completion of our initial public offering as if these transactions had occurred as of the beginning of the period presented or the original date of issuance, if later.

The unaudited pro forma condensed combined statements of operations are not intended to represent or be indicative of the consolidated results of operations of LendingClub that would have been reported had the acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations of the combined entity.

LendingClub Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except for share and per share data)

	Historical
	LendingClub Corporation	Springstone Financial, LLC	Pro Forma Adjustments	Notes		Pro Forma Combined
Operating Revenue:
Transaction fees	$85,830	$17,316	$—			$103,146
Servicing fees	3,951	—	—			3,951
Management fees	3,083	—	—			3,083
Other revenue	5,111	—	—			5,111

Total Operating Revenue	97,975	17,316	—			115,291

Net Interest Income (Expense):
Total interest income	187,507	3	—			187,510
Total interest expense	(187,447)	—	(1,749)	a)		(189,196)

Net Interest Income (Expense)	60	3	(1,749)			(1,686)

Fair valuation adjustments, loans	(57,629)	—	—			(57,629)
Fair valuation adjustments, notes and certificates	57,596	—	—			57,596

Net Interest Income (Expense) after Fair Value Adjustments	27	3	(1,749)			(1,719)

Total Net Revenue	98,002	17,319	(1,749)			113,572

Operating Expenses:
Sales and marketing	39,037	3,484	—			42,521
Origination and servicing	17,217	2,331	—			19,548
General and administrative	34,440	2,877	15,335	d)		58,202
	—	—	5,550	e)

Total Operating Expenses	90,694	8,692	20,885			120,271

Income (Loss) before Income Taxes	7,308	8,627	(22,634)			(6,699)
Income tax expense	—	—	2,021	f)		2,021

Net Income (Loss)	$7,308	$8,627	$(24,655)			$(8,720)

Net Income (Loss) per share:
Basic net loss per share attributable to common shareholders	$0.00					$(0.03)
Diluted net loss per share attributable to common shareholders	$0.00					$(0.03)
Weighted-average shares of common stock used in computing net loss per share:
Basic	—		8,834,486	g)		—
	51,557,136		240,209,056	h	)	300,600,678

Diluted	81,426,976		219,173,702	h)		300,600,678

LendingClub Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2014

(In thousands, except for share and per share data)

	Historical
	LendingClub Corporation (1)	Springstone Financial, LLC (2)	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating Revenue:
Transaction fees	$133,835	$5,894	$—		$139,729
Servicing fees	6,301	—	—		6,301
Management fees	4,163	—	—		4,163
Other revenue	(438)	1	—		(437)

Total Operating Revenue	143,861	5,895	—		149,756

Net Interest Income (Expense):
Total interest income	252,298	—	—		252,298
Total interest expense	(253,054)	—	(454)	a)	(253,508)

Net Interest Income (Expense)	(756)	—	(454)		(1,210)

Fair valuation adjustments, loans	(84,963)	(131)	—		(85,094)
Fair valuation adjustments, notes and certificates	84,865	—	—		84,865

Net Interest Income (Expense) after Fair Value Adjustments	(854)	(131)	(454)		(1,439)

Total Net Revenue	143,007	5,764	(454)		148,317

Operating Expenses:
Sales and marketing	60,808	1,212	(358)	c)	61,662
Origination and servicing	26,135	840	(384)	c)	26,591
General and administrative	78,862	5,152	(2,288)	b)	79,952
	—	—	(3,168)	c)
	—	—	24	d)
	—	—	1,370	e)

Total Operating Expenses	165,805	7,204	(4,804)		168,205

Income (Loss) before Income Taxes	(22,798)	(1,440)	4,350		(19,888)
Income tax expense	1,059	—	456	f)	1,515

Net Income (Loss)	$(23,857)	$(1,440)	$3,894		$(21,403)

Net Income (Loss) per share:
Basic net loss per share attributable to common shareholders	$(0.41)				$(0.07)
Diluted net loss per share attributable to common shareholders	$(0.41)				$(0.07)
Weighted-average shares of common stock used in computing net loss per share:
Basic	—		8,834,486	g)
	57,958,838		240,245,716	h)	307,039,040

Diluted	57,958,838		249,080,202	h)	307,039,040

(1)	Includes the results of operations of Springstone Financial, LLC for the period from April 18, 2014 to September 30, 2014.
(2)	Includes the results of operations of Springstone Financial, LLC for the period from January 1, 2014 through April 17, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

Note 1 – Description of Transactions

Springstone Acquisition

On April 17, 2014 (Closing Date), LendingClub Corporation (Lending Club or Company) entered into an Interest Purchase Agreement (Purchase Agreement) with Springstone Financial, LLC, a Delaware limited liability company (Springstone), Premier Payment Solutions, Inc., a Massachusetts corporation (PPS), NBT Capital Corp., a New York corporation (together with PPS, Sellers), and James P. Donovan, as the Sellers’ representative thereunder, pursuant to which Lending Club acquired all of the outstanding limited liability company interests of Springstone from the Sellers in a simultaneous signing and closing. We refer to the purchase by Lending Club and the sale by the Sellers pursuant to the Purchase Agreement as the “Acquisition.” As a result of the closing of the Acquisition, Springstone became a wholly owned subsidiary of Lending Club.

Under the terms of the purchase agreement, the sellers received at the closing an aggregate of $113 million in cash and $25 million worth of shares of our Series F convertible preferred stock. In connection with the acquisition, we also paid $2.4 million for transaction costs incurred by Springstone. For accounting purposes, the purchase price was $111.8 million, which was comprised of $109.0 million in cash and shares of Series F convertible preferred stock with an aggregate value of $2.8 million. To secure the retention of certain key employees, a total of $25.6 million comprised of $22.1 million of shares of Series F convertible preferred stock (Escrow Shares) and $3.5 million of cash were placed in a third-party escrow and are subject to certain vesting and forfeiture conditions applicable to these employees continuing employment over a three-year period from the closing. These amounts will be accounted for as a compensation arrangement and expensed over the three-year vesting period. Additionally, $19.0 million of the cash consideration and certain Escrow Shares were placed in a third-party escrow for 15 months from the closing date to secure, in part, the indemnification obligations of the sellers under the purchase agreement. The cash portion of the consideration was funded by a combination of cash from Lending Club and proceeds of the Debt Financing and Preferred Stock Financing (each as described below). Both the Debt Financing and the Preferred Stock Financing closed just prior to the Acquisition.

The Purchase Agreement contains representations, warranties and covenants of the Company, Springstone and the Sellers. The Purchase Agreement also contains customary indemnification provisions whereby the Sellers will indemnify Lending Club and affiliated parties for certain losses arising out of any inaccuracy in the representations and warranties, or breaches of the covenants, of Springstone or the Sellers under the Purchase Agreement and certain other matters.

The Debt Financing

In connection with the Acquisition, on April 16, 2014, Lending Club entered into a Credit and Guaranty Agreement (Credit Agreement) with joint lead arrangers and joint bookrunners led by Morgan Stanley Senior Funding, Inc., along with Credit Suisse Securities (USA) LLC, Silicon Valley Bank, Citicorp North America Inc., and JPMorgan Chase Bank, N.A. (Lenders), under which the Lenders agreed to make a $50.0 million term loan to Lending Club (Term Loan).

Also in connection with the Credit Agreement, on April 16, 2014, Lending Club entered into a Pledge and Security Agreement with Morgan Stanley Senior Funding, Inc. as Collateral Agent (Pledge and Security Agreement).

The Term Loan is to be drawn in a single borrowing to finance the Acquisition and pay related fees and expenses, including fees and expenses related to the Credit Agreement. The Company may request that the Lenders establish new term loan facilities, provided that the aggregate principal amount of all new term loan facilities do not exceed $75.0 million. No additional amounts are available for borrowing. We refer to the borrowing by Lending Club and the lending by the Lenders pursuant to the Credit Agreement as the “Debt Financing.”

The Term Loan matures three years after the Closing Date, or April 16, 2017 and amortizes at the rate of $312,500 per quarter, with the remaining principal amount payable at maturity. The Term Loan can be prepaid at any time at the Company’s option without premium or penalty, subject to a minimum prepayment of $1.0 million. If a Eurodollar Rate loan is selected (as defined below), customary breakage costs are payable in the case of any prepayment on a date other than the last day of an interest period. The Term Loan is required to be prepaid in certain circumstances, including upon sales of assets other than loans and upon the issuance of debt or redeemable capital stock.

Borrowings under the Credit Agreement bear interest, which at the option of the Company may be either (a) a floating base rate tied to an underlying index plus an additional 1.25% per annum (Base Rate Loan) or (b) a Eurodollar rate (for an interest period of one, two, three or six months) plus an additional 2.25% per annum (Eurodollar Rate Loan).

The Preferred Stock Financing

In connection with the Acquisition, on April 16, 2014, Lending Club sold an aggregate of 6,390,556 shares of its Series F Preferred Stock, par value $0.01 per share (Financing Shares) to certain new investors for an aggregate gross proceeds to Lending Club of approximately $65.0 million, pursuant to a Series F Preferred Stock Purchase Agreement dated April 16, 2014 (Preferred Stock Purchase Agreement). Lending Club sold the Financing Shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended; all investors in the Preferred Stock Financing were “accredited investors” (as defined under Rule 501 of Regulation D) and Lending Club made no general solicitation for the sale of the Financing Shares. The Financing Shares are convertible into shares of Lending Club common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of the Lending Club Restated Certificate of Incorporation. We refer to the sale by Lending Club and the purchase by the investors of the Financing Shares pursuant to the Preferred Stock Purchase Agreement as the “Preferred Stock Financing.”

Note 2 – Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results. We have completed the allocation of the purchase price to acquired assets and liabilities with the exception of finalizing the determination of certain contingent liabilities and the finalization of a revenue refund liability, and deferred tax asset or liability and the net working capital balance as of the acquisition date. Accordingly, the pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the transactions.

Note 3 – Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to Springstone’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of April 17, 2014, the acquisition date.

We have completed the allocation of the purchase price to acquired assets and liabilities with the exception of finalizing the determination of certain contingent liabilities and the finalization of any deferred tax asset or liability as of the acquisition date. The preliminary purchase price allocation is as follows (in thousands):

Fair Value
Assets:
Cash	$2,256
Restricted cash	1,581
Property, equipment and software	366
Other assets	599
Identified intangible assets	40,200
Goodwill	72,592
Liabilities:
Accounts payable	239
Accrued expenses and other liabilities	5,536

Total purchase consideration	$111,819

Note 4 – Acquired Intangible Assets

The identified intangible assets include customer relationship, technology and brand name intangible assets with estimated fair values of $39.5 million, $0.4 million and $0.3 million, respectively. The customer relationship intangible asset is being amortized on an accelerated basis over a 14 year period. The brand name and technology intangible assets are being amortized on a straight line basis over 2 and 3 year periods, respectively.

Note 5 – Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma condensed combined statements of operations assume (i) the Acquisition occurred on January 1, 2013 and (ii) the automatic conversion of our convertible preferred stock as if the automatic conversion occurred on January 1, 2013 or the original date of issuance of the shares, if later, and the automatic conversion and exercise of our warrants. The specific pro forma adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

a)	Represents the estimated interest expense based on the annual interest rate of 2.57% on the $50 million ($49.8 million net of discount) Term Loan entered into in connection with the acquisition and quarterly principal payments of $0.3 million made on regular basis. Additionally, this amount includes the amortization of debt issuance costs related to the Term Loan.

b)	Includes $2.3 million of acquisition of acquisition-related expenses which were incurred during the nine months ended September 30, 2014. As these are non-recurring charges directly related to the Acquisition, we excluded these charges for the nine months ended September 30, 2014.

c)	Includes $3.9 million of compensation expenses which were incurred during the nine months of 2014. As these are non-recurring charges directly related to the Acquisition, we excluded these charges for the nine months ended September 30, 2014.

d)	Includes the amortization of stock based compensation in the amount of $22.1 million and $3.5 million in a cash compensation arrangement for the year ended December 31, 2013 and nine months ended September 30, 2014. This compensation is subject to forfeiture and vesting conditions of key continuing employees over a three year service performance period on a graded vesting basis.

e)

Represents the amortization of intangible assets acquired. The estimated fair value of the customer relationship intangible assets of $39.5 million has a useful life of 14 years and will be amortized on an accelerated basis. The estimated fair value of the technology and brand name intangible assets totaling $0.7 million have a useful life of 2 to 3 years and will be amortized on straight-line basis. The annual amortization expense for the customer relationship intangible assets for the five years following the acquisition date will be approximately $5.3 million, $4.9 million, $4.5 million, $4.1 million and $3.8 million, respectively.

f)	Represents the tax expense related to the amortization of the tax deductible goodwill from the Acquisition, which gives rise to an indefinite-lived deferred tax liability. There is no income tax benefit recorded on the pretax loss due to an increase in our deferred tax asset valuation allowance.

g)	Represents shares of Series F preferred stock issued in connection with the Acquisition, which was automatically converted into our common stock.

h)	Represents shares of common stock from the automatic conversion of our convertible preferred stock as if the conversion occurred on January 1, 2013 or the original date of issuance of the shares, if later, and the automatic conversion and exercise of our warrants. For details, see Note 6 – Pro Forma Net Loss Per Common Share below.

Note 6 – Pro Forma Net Loss Per Common Share

The pro forma basic and diluted net loss per common share reflects the automatic conversion of all our outstanding preferred stock as if the conversion had occurred as of January 1, 2013 or the original date of issuance, if later, and the automatic conversion and exercise of certain warrants to purchase our common stocks upon the completion of our initial public offering. No shares of common stock were issued as consideration in the Acquisition.

The following table details the pro forma adjustments and the computation of the unaudited pro forma basic and diluted net income (loss) per share (dollars in thousands, except shares and per share data):

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Pro forma net income (loss)	$(8,720)	$(21,403)
Less: Net income allocated to participating securities(1)	—	—

Net income (loss) available to common shareholders	$(8,720)	$(21,403)

Pro forma weighted-average shares used to compute net income (loss) per shares available to common stockholders, basic(2):
Basic weighted-average shares common stock outstanding, as reported	51,557,136	57,958,838
Pro forma adjustment to reflect the portion of the Series F preferred stock in connection with the Acquisition	8,834,486	8,834,486
Pro forma adjustment to reflect conversion of our convertible preferred stock	239,822,864	240,217,868
Pro forma adjustment to reflect conversion of certain convertible preferred stock warrants and certain common stock warrants(3)	386,192	27,848

Total pro forma adjustments	249,043,542	249,080,202

Pro forma weighted-average shares used to compute pro forma net loss per share available to common stockholders, basic	300,600,678	307,039,040

Pro forma weighted-average shares used to compute net income (loss) per shares available to common stockholders, diluted(2):
Pro forma weighted-average shares used to compute pro forma net loss per share available to common stockholders, basic	300,600,678	307,039,040
Pro forma weighted average effect of dilutive securities:
Diluted effect of stock options	—	—
Diluted effect of warrants	—	—

Pro forma weighted-average shares used to compute pro forma net loss per share available to common stockholders, diluted	300,600,678	307,039,040

Pro forma net income (loss) per common stock:
Basic	$(0.03)	$(0.07)
Diluted	$(0.03)	$(0.07)

(1)	In a period with net loss, only dividends, if any, are allocated to participating securities.
(2)	In April 2014, our board of directors approved a two-for-one stock split of our outstanding capital stock and in August 2014, our board of directors approved another two-for-one split of our outstanding capital stock, which became effective in September 2014. All share and per share data in this table has been adjusted to reflect these stock splits.
(3)	Assumes the automatic conversion and exercise of warrants to purchase a maximum of 331,616 shares of Series A convertible preferred stock for the year ended December 31, 2013. In addition, the pro forma adjustments include the automatic exercise of common stock warrants to purchase a maximum of 54,576 shares and 27,848 shares of common stock for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. Upon the completion of our initial public offering, these warrants will automatically be net exercised for common stock, resulting in the issuance of fewer shares.

Borrowers
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Transparency and Fairness
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Funds and Managed Accounts
Whole Loan Purchases
Investors
Access to a New Asset Class
Attractive Risk-Adjusted Returns
Transparency
Easy-to-Use Tools

FOOTNOTES

[1] As of September 30, 2014.

[2] As of September 30, 2014. To be included in the historical returns (Historical Returns) calculation, a standard program loan must have been originated prior to March 31, 2013. Historical Returns are Lending Club's adjusted net annualized returns (Adjusted NAR) for standard program loans with Grades A through C. Adjusted NAR is based on actual borrower payments received each month net of Lending Club's service fees, actual charge offs, recoveries, and estimated future losses. To estimate future losses, we apply a loss rate estimate to the outstanding principal of any standard program loans that are past-due but not charged off. The loss rate estimate is based on historical charge off rates by loan status over a 9-month period. Historical Returns are not a promise of future results. Lending Club loans are not insured or guaranteed and investors may have negative returns. Individual portfolio results may be impacted by, among other things, the diversity of the portfolio, exposure to any single loan or group of loans, as well as macroeconomic conditions.

[3] All loans made by WebBank, a Utah-chartered Industrial Bank, Member FDIC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee.

SEC registration fee		$64,400
FINRA filing fee		75,500
Stock exchange listing fee		250,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (Securities Act).

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation to be effective upon the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock repurchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws to be effective upon the completion of this offering provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

The Registrant intends to enter into amended and restated indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding indemnification. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of the Registrant and controlling persons of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

From October 1, 2011 through October 1, 2014, the Registrant issued the following unregistered securities:

In January 2012, the Registrant issued 6,795,880 shares of Series D convertible preferred stock for aggregate cash consideration of approximately $6.0 million to 14 accredited investors. These securities were sold in reliance on the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act.

In June 2012, the Registrant issued 10,000,000 shares of Series E convertible preferred stock for aggregate cash consideration of approximately $17.5 million to two accredited investors. These securities were sold in reliance on the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act.

In April 2014, the Registrant issued 6,390,556 shares of Series F convertible preferred stock for aggregate cash consideration of approximately $65.0 million to 32 accredited investors and 2,443,930 shares of Series F convertible preferred stock as consideration for the acquisition of Springstone Financial, LLC worth approximately $25.0 million to two accredited investors. These securities were issued in reliance on the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act.

From October 1, 2011 to July 22, 2014, the Registrant issued an aggregate of 4,813,000 shares of common stock to employees and consultants upon the exercise of stock options for aggregate consideration of approximately $0.3 million. The shares of common stock issued upon the exercise of the options were issued in reliance on the exemption from the registration requirements set forth in Rule 701 promulgated under the Securities Act.

From October 1, 2011 to July 22, 2014, the Registrant issued an aggregate of 18,114,262 shares of common stock to employees and consultants upon the exercise of stock options for aggregate consideration of approximately $4.6 million. The shares of common stock issued upon the exercise of the options were issued in reliance on the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act.

From October 1, 2011 to October 1, 2014, the Registrant issued an aggregate of 1,398,892 shares of common stock upon the exercise of warrants for aggregate consideration of approximately $0.4 million. The shares of common stock were issued in reliance on the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act.

From October 1, 2011 to October 1, 2014, the Registrant issued an aggregate of 3,423,381 shares of Series A convertible preferred stock upon the exercise of warrants for aggregate consideration of approximately $1.2 million. The shares of Series A convertible preferred stock were issued in reliance on the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act.

From October 1, 2011 to October 1, 2014, the Registrant issued an aggregate of 1,496,720 shares of Series B convertible preferred stock upon the exercise of warrants for aggregate consideration of approximately $0.3 million. The shares of Series B convertible preferred stock were issued in reliance on the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act.

Share and per share amounts contained in this Item 15 reflect the two-for-one stock split of our common stock, which became effective on September 5, 2014.

Item 16. Exhibits

(a) Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement

2.1	Interest Purchase Agreement, dated as of April 17, 2014, by and among LendingClub Corporation, Springstone Financial, LLC, Premier Payment Solutions, Inc., NBT Capital Corp. and James P. Donovan	8-K	000-54752	2.1	April 17, 2014

3.1	Restated Certificate of Incorporation of LendingClub Corporation	8-K	000-54752	3.1	April 17, 2014

3.2	Amendment to Restated Certificate of Incorporation	8-K	000-54752	3.1	September 9, 2014

3.3*	Form of Restated Certificate of Incorporation of LendingClub Corporation, to be in effect upon the completion of this offering

3.4	Amended and Restated Bylaws of LendingClub Corporation	10-K	333-151827	3.2	June 17, 2009

3.5*	Form of Restated Bylaws of LendingClub Corporation, to be in effect upon the completion of this offering

4.1	Form of Three-Year Member Payment Dependent Note (included as Exhibit A to Exhibit 4.6)	S-1, Amendment No. 1	333-198393	4.1	October 20, 2014

4.2	Form of Five-Year Member Payment Dependent Note (included as Exhibit B to Exhibit 4.6)	S-1, Amendment No. 1	333-198393	4.2	October 20, 2014

4.3	Form of Indenture by and between LendingClub Corporation and Wells Fargo Bank, National Association	S-1, Amendment No. 3	333-151827	4.2	October 9, 2008

4.4	First Supplemental Indenture, dated as of July 10, 2009, by and between LendingClub Corporation and Wells Fargo Bank, National Association	S-1, Post- Effective Amendment No. 3	333-151827	4.3	July 23, 2009

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

4.5	Second Supplemental Indenture, dated as of May 5, 2010, by and between LendingClub Corporation and Wells Fargo Bank, National Association	S-1, Post- Effective Amendment No. 5	333-151827	4.5	May 6, 2010

4.6	Third Supplemental Indenture, dated as of October 3, 2014, by and between LendingClub Corporation and Wells Fargo Bank, National Association.	S-1, Amendment No. 1	333-198393	4.6	October 20, 2014

4.7	Amended and Restated Investor Rights Agreement, dated as of April 16, 2014, by and among LendingClub Corporation and the investors named therein	8-K	000-54752	4.1	April 17, 2014

4.8	Form of Common Stock Certificate of LendingClub Corporation					X

4.9*	Forms of Warrants to Purchase Common Stock

4.10*	Forms of Warrants to Purchase Series A Convertible Preferred Stock

5.1*	Opinion of Fenwick & West LLP

10.1*	Form of Indemnity Agreement

10.2	Form of Loan Agreement	S-1	333-177230	10.1	October 7, 2011

10.3	Form of Borrower Membership Agreement	S-1	333-177230	10.2	October 7, 2011

10.4	LendingClub Corporation 2007 Stock Incentive Plan, as amended	S-1	333-151827	10.5	June 20, 2008

10.5	Amendment No. 3 to LendingClub Corporation 2007 Stock Incentive Plan	10-K	333-151827	10.8	June 17, 2009

10.6*	2014 Equity Incentive Plan, to become effective upon the completion of this offering, and forms of stock option award agreement, restricted stock agreement and restricted stock unit award agreement thereunder

10.7*	2014 Employee Stock Purchase Plan, to become effective upon the completion of this offering, and form of enrollment agreement thereunder

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

10.8+	Seconded Amended and Restated Loan Sale Agreement, dated as of February 28, 2014, by and between LendingClub Corporation and WebBank	10-K	000-54752	10.6	March 31, 2014

10.9+	Second Amended and Restated Loan Account Program Agreement, dated as of February 28, 2014, by and between LendingClub Corporation and WebBank	10-K	000-54752	10.7	March 31, 2014

10.10	Hosting Services Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc.	10-K	333-151827	10.15	June 17, 2009

10.11	Services Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc.	S-1, Amendment No. 1	333-198393	10.11	October 20, 2014

10.12	License Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc.	10-K	333-151827	10.17	June 17, 2009

10.13	Backup and Successor Servicing Agreement, dated as of September 15, 2011, by and between Portfolio Financial Servicing Company and LendingClub Corporation	S-1, Amendment No. 1	333-198393	10.13	October 20, 2014

10.14	Form of Partner Agreement	S-1/A	333-177230	10.28	March 19, 2012

10.15*	Employment Agreement between LendingClub Corporation and Renaud Laplanche, dated , 2014

10.16*	Employment Agreement between LendingClub Corporation and Carrie Dolan, dated , 2014

10.17*	Employment Agreement between LendingClub Corporation and Scott Sanborn, dated , 2014

10.18*	Employment Agreement between LendingClub Corporation and John MacIlwaine, dated , 2014

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

10.19*	Employment Agreement between LendingClub Corporation and Chaomei Chen, dated , 2014

10.20	Credit and Guaranty Agreement, dated as of April 16, 2014, among LendingClub Corporation, the guarantors party thereto, the lenders party thereto and Morgan Stanley Senior Funding, Inc.	S-1, Post- Effective Amendment No. 4	333-177230	10.23	April 29, 2014

10.21	Pledge and Security Agreement, dated April 16, 2014, by and among LendingClub Corporation, the guarantors referred to therein and Morgan Stanley Senior Funding, Inc.	S-1, Post- Effective Amendment No. 4	333-177230	10.24	April 29, 2014

10.22	Lease Agreement, dated as of May 17, 2013, by and between LendingClub Corporation and Forward One, LLC, as amended					X

10.23	Assignment and Assumption of Lease, dated as of October 17, 2014, by and between LendingClub Corporation and Teachscape, Inc.					X

10.24	Form of Fund Subscription Agreement	S-1, Amendment No. 1	333-198393	10.24	October 20, 2014

10.25	Form of Investment Advisory Agreement	S-1, Amendment No. 1	333-198393	10.25	October 20, 2014

10.26	Form of Loan Purchase Agreement	S-1, Amendment No. 1	333-198393	10.26	October 20, 2014

10.27	Form of Loan Servicing Agreement	S-1, Amendment No. 1	333-198393	10.27	October 20, 2014

10.28	Form of Investor Agreement	S-1, Amendment No. 1	333-198393	10.28	October 20, 2014

21.1	List of Subsidiaries	S-1	333-198393	21.1	August 27, 2014

23.1	Consent of Deloitte & Touche LLP					X

23.2	Consent of Grant Thornton LLP					X

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

23.3	Consent of Auerr, Zajac & Associates, LLP					X

23.4*	Consent of Fenwick & West LLP (included in Exhibit 5.1)

24.1	Power of Attorney	S-1	333-198393	24.1	August 27, 2014

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

+	Confidential treatment requested.
*	To be filed by amendment.

(b) Financial Statement Schedules.

No financial statement schedules have been provided because the information called for is not required or is shown either in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 17th day of November 2014.

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Renaud Laplanche Renaud Laplanche	Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2014

/s/ Carrie Dolan Carrie Dolan	Chief Financial Officer (Principal Financial and Accounting Officer)	November 17, 2014

* Jeffrey Crowe	Director	November 17, 2014

* Daniel Ciporin	Director	November 17, 2014

* Rebecca Lynn	Director	November 17, 2014

* John J. Mack	Director	November 17, 2014

* Mary Meeker	Director	November 17, 2014

* John C. (Hans) Morris	Director	November 17, 2014

* Lawrence Summers	Director	November 17, 2014

* By:	/s/ Carrie Dolan
Attorney-in-fact

Exhibit Index

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement

2.1	Interest Purchase Agreement, dated as of April 17, 2014, by and among LendingClub Corporation, Springstone Financial, LLC, Premier Payment Solutions, Inc., NBT Capital Corp. and James P. Donovan	8-K	000-54752	2.1	April 17, 2014

3.1	Restated Certificate of Incorporation of LendingClub Corporation	8-K	000-54752	3.1	April 17, 2014

3.2	Amendment to Restated Certificate of Incorporation	8-K	000-54752	3.1	September 9, 2014

3.3*	Form of Restated Certificate of Incorporation of LendingClub Corporation, to be in effect upon the completion of this offering

3.4	Amended and Restated Bylaws of LendingClub Corporation	10-K	333-151827	3.2	June 17, 2009

3.5*	Form of Restated Bylaws of LendingClub Corporation, to be in effect upon the completion of this offering

4.1	Form of Three-Year Member Payment Dependent Note (included as Exhibit A to Exhibit 4.6)	S-1, Amendment No. 1	333-198393	4.1	October 20, 2014

4.2	Form of Five-Year Member Payment Dependent Note (included as Exhibit B to Exhibit 4.6)	S-1, Amendment No. 1	333-198393	4.2	October 20, 2014

4.3	Form of Indenture by and between LendingClub Corporation and Wells Fargo Bank, National Association	S-1, Amendment No. 3	333-151827	4.2	October 9, 2008

4.4	First Supplemental Indenture, dated as of July 10, 2009, by and between LendingClub Corporation and Wells Fargo Bank, National Association	S-1, Post- Effective Amendment No. 3	333-151827	4.3	July 23, 2009

4.5	Second Supplemental Indenture, dated as of May 5, 2010, by and between LendingClub Corporation and Wells Fargo Bank, National Association	S-1, Post- Effective Amendment No. 5	333-151827	4.5	May 6, 2010

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

4.6	Third Supplemental Indenture, dated as of October 3, 2014, by and between LendingClub Corporation and Wells Fargo Bank, National Association.	S-1, Amendment No. 1	333-198393	4.6	October 20, 2014

4.7	Amended and Restated Investor Rights Agreement, dated as of April 16, 2014, by and among LendingClub Corporation and the investors named therein	8-K	000-54752	4.1	April 17, 2014

4.8	Form of Common Stock Certificate of LendingClub Corporation					X

4.9*	Forms of Warrants to Purchase Common Stock

4.10*	Forms of Warrants to Purchase Series A Convertible Preferred Stock

5.1*	Opinion of Fenwick & West LLP

10.1*	Form of Indemnity Agreement

10.2	Form of Loan Agreement	S-1	333-177230	10.1	October 7, 2011

10.3	Form of Borrower Membership Agreement	S-1	333-177230	10.2	October 7, 2011

10.4	LendingClub Corporation 2007 Stock Incentive Plan, as amended	S-1	333-151827	10.5	June 20, 2008

10.5	Amendment No. 3 to LendingClub Corporation 2007 Stock Incentive Plan	10-K	333-151827	10.8	June 17, 2009

10.6*	2014 Equity Incentive Plan, to become effective upon the completion of this offering, and forms of stock option award agreement, restricted stock agreement and restricted stock unit award agreement thereunder

10.7*	2014 Employee Stock Purchase Plan, to become effective upon the completion of this offering, and form of enrollment agreement thereunder

10.8+	Seconded Amended and Restated Loan Sale Agreement, dated as of February 28, 2014, by and between LendingClub Corporation and WebBank	10-K	000-54752	10.6	March 31, 2014

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

10.9+	Second Amended and Restated Loan Account Program Agreement, dated as of February 28, 2014, by and between LendingClub Corporation and WebBank	10-K	000-54752	10.7	March 31, 2014

10.10	Hosting Services Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc.	10-K	333-151827	10.15	June 17, 2009

10.11	Services Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc.	S-1, Amendment No. 1	333-198393	10.11	October 20, 2014

10.12	License Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc.	10-K	333-151827	10.17	June 17, 2009

10.13	Backup and Successor Servicing Agreement, dated as of September 15, 2011, by and between Portfolio Financial Servicing Company and LendingClub Corporation	S-1, Amendment No. 1	333-198393	10.13	October 20, 2014

10.14	Form of Partner Agreement	S-1/A	333-177230	10.28	March 19, 2012

10.15*	Employment Agreement between LendingClub Corporation and Renaud Laplanche, dated , 2014

10.16*	Employment Agreement between LendingClub Corporation and Carrie Dolan, dated , 2014

10.17*	Employment Agreement between LendingClub Corporation and Scott Sanborn, dated , 2014

10.18*	Employment Agreement between LendingClub Corporation and John MacIlwaine, dated , 2014

10.19*	Employment Agreement between LendingClub Corporation and Chaomei Chen, dated , 2014

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

10.20	Credit and Guaranty Agreement, dated as of April 16, 2014, among LendingClub Corporation, the guarantors party thereto, the lenders party thereto and Morgan Stanley Senior Funding, Inc.	S-1, Post- Effective Amendment No. 4	333-177230	10.23	April 29, 2014

10.21	Pledge and Security Agreement, dated April 16, 2014, by and among LendingClub Corporation, the guarantors referred to therein and Morgan Stanley Senior Funding, Inc.	S-1, Post- Effective Amendment No. 4	333-177230	10.24	April 29, 2014

10.22	Lease Agreement, dated as of May 17, 2013, by and between LendingClub Corporation and Forward One, LLC, as amended					X

10.23	Assignment and Assumption of Lease, dated as of October 17, 2014, by and between LendingClub Corporation and Teachscape, Inc.					X

10.24	Form of Fund Subscription Agreement	S-1, Amendment No. 1	333-198393	10.24	October 20, 2014

10.25	Form of Investment Advisory Agreement	S-1, Amendment No. 1	333-198393	10.25	October 20, 2014

10.26	Form of Loan Purchase Agreement	S-1, Amendment No. 1	333-198393	10.26	October 20, 2014

10.27	Form of Loan Servicing Agreement	S-1, Amendment No. 1	333-198393	10.27	October 20, 2014

10.28	Form of Investor Agreement	S-1, Amendment No. 1	333-198393	10.28	October 20, 2014

21.1	List of Subsidiaries	S-1	333-198393	21.1	August 27, 2014

23.1	Consent of Deloitte & Touche LLP					X

23.2	Consent of Grant Thornton LLP					X

23.3	Consent of Auerr, Zajac & Associates, LLP					X

23.4*	Consent of Fenwick & West LLP (included in Exhibit 5.1)

Exhibit Number		Incorporated by Reference				Filed Herewith
	Description	Form	File No.	Exhibit	Filing Date

24.1	Power of Attorney	S-1	333-198393	24.1	August 27, 2014

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

+	Confidential treatment requested.
*	To be filed by amendment.